  As filed with the Securities and Exchange Commission on October 15, 1996

                                                      REGISTRATION NO. 333-12573


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                AMENDMENT NO. 1

                                      TO

                                   FORM S-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          --------------------------

                         QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                                  8731                              56-1714315
   (State or other jurisdiction                (Primary standard industrial               (I.R.S. Employer
of incorporation or organization)                classification code no.)                Identification No.)


                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           DENNIS B. GILLINGS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         QUINTILES TRANSNATIONAL CORP.
                             4709 CREEKSTONE DRIVE
                         RIVERBIRCH BUILDING, SUITE 300
                       DURHAM, NORTH CAROLINA 27703-8411
                                 (919) 941-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ----------------

                                   COPIES TO:

           GERALD F. ROACH, ESQ.                      DANIEL H. MACCOBY, ESQ.
           AMY J. MEYERS, ESQ.                        STEVEN M. KAUFMAN, ESQ.
           SMITH, ANDERSON, BLOUNT, DORSETT,          HOGAN & HARTSON L.L.P.
            MITCHELL & JERNIGAN, L.L.P.               555 THIRTEENTH ST., N.W.
           2500 FIRST UNION CAPITOL CENTER            WASHINGTON, D.C. 20004
           RALEIGH, NORTH CAROLINA 27601              (202) 637-5600
           (919) 821-1220

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and upon consummation of the transaction described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

                      -----------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            BRI INTERNATIONAL, INC.
                             1300 NORTH 17TH STREET
                                   SUITE 300
                           ARLINGTON, VIRGINIA 22209


______________________________, 1996

TO THE SHAREHOLDERS OF BRI INTERNATIONAL, INC.:


         You are cordially invited to attend a Special Meeting of Shareholders of BRI International, Inc. ("BRI") on Thursday, November 21, 1996, at 4:00 p.m., local time, at 1300 North 17th Street, Suite 300, Arlington, Virginia 22209 (together with any adjournment or postponement thereof, the "Special Meeting").



         As described in the enclosed Proxy Statement/Prospectus, at the Special Meeting, the holders of common stock, par value $.10 per share, of BRI ("BRI Common Stock"), will be asked to approve and adopt the Merger Agreement (the "Merger Agreement"), including the Plan of Merger (the "Plan of Merger") attached as Exhibit A thereof, dated as of September 16, 1996, among Quintiles Transnational Corp., a North Carolina corporation ("Quintiles"), Quintiles BRI, Inc. (formerly known as BRI Acquisition Corp.), a North Carolina corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Quintiles ("Acquisition"), and BRI, and the transactions contemplated thereunder, including a merger (the "Merger") pursuant to which BRI would be merged with and into Acquisition, with Acquisition being the surviving corporation in the Merger. Copies of the Merger Agreement and Plan of Merger are attached as Appendix A and Appendix B, respectively, to the Proxy Statement/Prospectus.


         In connection with the Merger, (i) each share of BRI Common Stock issued and outstanding as of the Effective Time (as defined in the Merger Agreement), other than shares as to which dissenters' rights have been perfected under the Virginia Stock Corporation Act and shares held in BRI's treasury, would be converted into the right to receive 4.3013 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Quintiles ("Quintiles Common Stock"); and (ii) any stock option to purchase shares of BRI Common Stock outstanding prior to the Effective Time would become an option to purchase Quintiles Common Stock, all subject to and in accordance with the terms and conditions of the Merger Agreement and Plan of Merger. Cash would be paid in lieu of fractional shares of Quintiles Common Stock.

         After the Merger, the assets and business of BRI would continue to be owned and operated by Acquisition, which would be a wholly-owned subsidiary of Quintiles.

         In approving the Merger Agreement and Plan of Merger, BRI's Board of Directors has unanimously determined that the proposed Merger is in the best interests of BRI and BRI's shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF BRI VOTE IN FAVOR OF THE MERGER AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER.

         Smith Barney Inc. ("Smith Barney"), BRI's financial advisor, has delivered to the BRI Board of Directors a written opinion dated September 16, 1996 to the effect that, as of the date of such opinion and based upon and subject to certain matters set forth therein, the Exchange Ratio was fair, from
a financial point of view, to the holders of BRI Common Stock.   A copy of Smith
Barney's opinion is attached as Appendix D to the Proxy Statement/Prospectus and should be read carefully in its entirety.


         The close of business on October 7, 1996 has been fixed by the BRI Board of Directors as the record date (the "BRI Record Date") for the determination of shareholders entitled to vote at the Special Meeting. The affirmative vote of the holders of at least two-thirds (2/3) of the BRI Common Stock outstanding on the BRI Record Date is necessary to approve the Merger Agreement and Plan of Merger and the transactions contemplated thereunder, including the Merger. BRI has agreed to use best efforts to cause its shareholders to vote in favor of the Merger.


         A Notice of Special Meeting of Shareholders, Proxy Statement/Prospectus and proxy card are enclosed for your review. The Proxy Statement/Prospectus contains a detailed description of the terms of the Merger Agreement and Plan of Merger and the transactions contemplated thereunder, and includes a description of the respective businesses of BRI and Quintiles, summary financial information of BRI and Quintiles, a description of the Quintiles Common Stock to be received in connection with the Merger and additional information regarding the proposed Merger.


         YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED AND PRE-PAID ENVELOPE SO THAT IT WILL BE RECEIVED NO LATER THAN WEDNESDAY, NOVEMBER 20, 1996. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                   Sincerely,



                                   James T. Ogle
                                   President and Chief Executive Officer

                            BRI INTERNATIONAL, INC.
                             1300 NORTH 17TH STREET
                                   SUITE 300
                           ARLINGTON, VIRGINIA 22209

                             _______________ , 1996


                          NOTICE OF SPECIAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON NOVEMBER 21, 1996


TO THE SHAREHOLDERS OF BRI INTERNATIONAL, INC.:


         A Special Meeting of Shareholders of BRI International, Inc. ("BRI") will be held at 1300 North 17th Street, Suite 300, Arlington, Virginia 22209 on November 21, 1996, at 4:00 p.m., local time, (together with any adjournment or postponement thereof, the "Special Meeting").



1.       FOR THE HOLDERS OF COMMON STOCK, PAR VALUE $.10 PER SHARE, OF BRI
         ("BRI COMMON STOCK"), TO CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT (THE "MERGER AGREEMENT"), INCLUDING THE PLAN OF MERGER (THE "PLAN OF MERGER") ATTACHED AS EXHIBIT A THERETO, DATED AS OF SEPTEMBER 16, 1996, AMONG QUINTILES TRANSNATIONAL CORP.,
         A NORTH CAROLINA CORPORATION ("QUINTILES"), QUINTILES BRI, INC. (FORMERLY KNOWN AS BRI ACQUISITION CORP.), A NORTH CAROLINA CORPORATION WHICH HAS NOT ENGAGED IN ANY MATERIAL OPERATIONS SINCE ITS INCORPORATION AND IS A WHOLLY-OWNED SUBSIDIARY OF QUINTILES ("ACQUISITION"), AND BRI, AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING A MERGER (THE "MERGER") PURSUANT TO WHICH BRI WOULD BE MERGED WITH AND INTO ACQUISITION, WITH ACQUISITION BEING THE SURVIVING CORPORATION IN THE MERGER. Copies of the Merger Agreement and Plan of Merger are attached as Appendix A and Appendix B, respectively, to the accompanying Proxy Statement/Prospectus. In connection with the Merger, (i) each share of BRI Common Stock issued and outstanding as of the Effective Time (as defined in the Merger Agreement), other than shares as to which dissenters' rights have been perfected under the Virginia Stock Corporation Act and shares held in BRI's treasury, would be converted into the right to receive 4.3013 shares of common stock, par value $.01 per share, of Quintiles ("Quintiles Common Stock"); and (ii) any stock option to purchase shares of BRI Common Stock outstanding prior to the Effective Time would become an option to purchase Quintiles Common Stock, all subject to and in accordance with the terms and conditions of the Merger Agreement and Plan of Merger. Cash would be paid in lieu of fractional shares of Quintiles Common Stock.


2. To transact such other business as may properly come before the Special Meeting.


         The close of business on October 7, 1996 has been fixed by the BRI Board of Directors as the record date (the "BRI Record Date") for the determination of shareholders entitled to vote at the Special Meeting. The affirmative vote of the holders of at least two-thirds (2/3) of the BRI Common Stock outstanding on the BRI Record Date is necessary to approve the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger. BRI has agreed to use best efforts to cause its shareholders to vote in favor of the Merger and the transactions contemplated by the Merger Agreement. A complete list of shareholders entitled to vote at the Special Meeting will be available for examination by any BRI shareholder, for any purpose germane to the Special Meeting, at the office of the Secretary of BRI, BRI International, Inc., 1300 North 17th Street, Suite 300, Arlington, Virginia 22209 for a period of at least ten (10) days preceding the Special Meeting.



         All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR approval and adoption of the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger. Shareholders of BRI who do not vote in favor of or otherwise consent to approval and adoption of the Merger Agreement, the Plan of Merger and the Merger and who otherwise comply with the provisions of Sections 13.1-730 through 741 of the Virginia Stock Corporation Act, will have the right, if the Merger is consummated, to dissent and to demand an appraisal of the fair value of their shares. A copy of Sections 13.1-730 through 741 is attached to the Proxy Statement/Prospectus as Appendix F. See "RIGHTS OF DISSENTING BRI SHAREHOLDERS" in the Proxy Statement/Prospectus for a description of how to properly exercise dissenters' rights.

         The accompanying Proxy Statement/Prospectus contains a detailed description of the terms of the Merger Agreement and Plan of Merger and the transactions contemplated thereunder, and includes a description of the respective businesses of BRI and Quintiles, summary financial information of BRI and Quintiles, a description of the Quintiles Common Stock to be received in connection with the Merger and additional information regarding the proposed Merger. YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED AND PRE-PAID ENVELOPE SO THAT IT WILL BE RECEIVED NO LATER THAN WEDNESDAY, NOVEMBER 20, 1996. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER.



                                   By Order of the BRI Board of Directors,



                                   James T. Ogle
                                   President and Chief Executive Officer

Arlington, Virginia
__________ __, 1996

                            BRI INTERNATIONAL, INC.
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                               NOVEMBER 21, 1996


                            ------------------------

                         QUINTILES TRANSNATIONAL CORP.
                                   PROSPECTUS
                            FOR 1,951,027 SHARES OF
                                  COMMON STOCK


         This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the shareholders of BRI International, Inc., a Virginia corporation (unless the context otherwise requires, together with its subsidiaries "BRI"), in connection with the solicitation of proxies by the Board of Directors of BRI for use at its Special Meeting of Shareholders to be held on November 21, 1996 in connection with the approval of the proposed merger of BRI with and into Quintiles BRI, Inc. (formerly known as BRI Acquisition Corp.) ("Acquisition"), a North Carolina corporation and a wholly-owned subsidiary of Quintiles Transnational Corp., a North Carolina corporation ("Quintiles"). Quintiles has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 1,951,027 shares of Quintiles Common Stock, par value $0.01 per share ("Quintiles Common Stock"), issuable to the shareholders of BRI in connection with the merger of BRI with and into Acquisition (the "Merger"). This Proxy Statement/Prospectus also constitutes the Prospectus of Quintiles filed as part of the Registration Statement.


         The Board of Directors of BRI has unanimously determined that the Merger is in the best interests of the shareholders of BRI and recommends that they vote their BRI shares FOR approval of the Merger Agreement.

         This Proxy Statement/Prospectus is first being mailed to shareholders of BRI on or about ____________________________, 1996.


             SEE "RISK FACTORS" COMMENCING ON PAGE 15 HEREOF FOR
                       A DISCUSSION OF CERTAIN FACTORS
        TO BE CONSIDERED BY SHAREHOLDERS IN CONNECTION WITH THEIR VOTE

                           ------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
    UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -----------------

The date of this Proxy Statement/Prospectus is __________, 1996.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY QUINTILES OR BRI. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF QUINTILES COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH A PERSON. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

         Quintiles is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Quintiles may be inspected and copied at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following regional offices: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511.
Copies of such material may also be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Quintiles. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.


         Quintiles has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete; and with respect to each such contract or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, each such statement being qualified in all respects by such reference. For further information with respect to Quintiles and the Quintiles Common Stock, reference is made to the Registration Statement and exhibits thereto. The information so omitted, including exhibits, may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fees, or may be inspected without charge at the Public Reference Facilities of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Quintiles' Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, the current reports on Form 8-K dated April 16, 1996 and October 6, 1996 filed with the Commission and the description of Quintiles' Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 11, 1994 are hereby incorporated by reference in this Proxy Statement/Prospectus. All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus except as so modified or superseded.


         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, QUINTILES TRANSNATIONAL CORP., 4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 300, DURHAM, NORTH CAROLINA 27703-8411 OR BY TELEPHONE AT (919) 941-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS BEFORE THE SPECIAL MEETING.

                               TABLE OF CONTENTS



SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     The Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Restrictions Applicable to Certain BRI Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Recommendation of BRI's Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Opinion of BRI's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Federal Income Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Market Prices and Dividend Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Selected Historical and Unaudited Pro Forma Combined Financial Data  . . . . . . . . . . . . . . . . . . . .  11

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Dependence on Certain Industries and Clients . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Loss of Large Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Competition; Industry Consolidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Indemnification Obligations of BRI Shareholders Pursuant to the Merger Agreement . . . . . . . . . . . . . .  16
     Fixed Exchange Ratio; No Protection Against Adverse Change; Volatility of Stock Price  . . . . . . . . . . .  17
     No Assurance of Expected Business Benefits of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Variation in Quarterly Operating Results . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Acquisition Risks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Management of Growth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Dependence on Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Potential Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Uncertainty in Health Care Industry and Proposed Health Care Reform  . . . . . . . . . . . . . . . . . . . .  19
     Exchange Rate Fluctuations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Dependence on Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Risks of Certain Litigation Involving BRI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Possible Loss of Tax-Free Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SPECIAL MEETING OF BRI SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Voting Information for BRI Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Summary of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Recommendation of BRI Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . .  24
     Reasons for the Merger and Recommendation of the Board of Directors  . . . . . . . . . . . . . . . . . . . .  24
     Opinion of BRI's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     The Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     Federal Income Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements  . . . . . .  42
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

INTERESTS OF CERTAIN PERSONS IN THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Stock Ownership, Stock Options of BRI Directors and Executive Officers . . . . . . . . . . . . . . . . . . .  43
     Employment and Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

RIGHTS OF DISSENTING BRI SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

CERTAIN INFORMATION CONCERNING QUINTILES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


CERTAIN INFORMATION CONCERNING BRI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         The CRO Industry . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         BRI's Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Sales and Marketing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Clients  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Contractual Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Backlog  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Government Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Potential Liability and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Facilities and Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Management's Discussion and Analysis of Financial Condition and Results of Operations
                 of BRI International, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Beneficial Ownership of Management and Certain Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .  61

COMPARISON OF THE RIGHTS OF HOLDERS OF QUINTILES COMMON STOCK AND BRI COMMON STOCK  . . . . . . . . . . . . . . . . .  63
         Authorized Capital Stock; Blank Stock Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Size of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Classified Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Cumulative Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Removal of Directors; Filling Vacancies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Amendment of Charter and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Power to Call Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Shareholder Action Without Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Shareholder Approval of Certain Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Directors Standard of Care . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Indemnification and Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Dividends and Repurchases of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

FORWARD LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDIX A -- MERGER AGREEMENT

APPENDIX B -- FORM OF PLAN OF MERGER

APPENDIX C -- FORM OF ESCROW AGREEMENT

APPENDIX D -- OPINION OF SMITH BARNEY INC.

APPENDIX E -- OPINION OF COOPERS & LYBRAND L.L.P.

APPENDIX F -- VIRGINIA STOCK CORPORATION ACT SECTIONS 13.1-730 THROUGH 741


                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus and in the Appendices hereto, which the shareholders are urged to read in their entirety.

         Information contained or incorporated by reference in this Proxy Statement/Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. See "FORWARD LOOKING STATEMENTS." The matters set forth under the caption "RISK FACTORS" in this Proxy Statement/Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

THE COMPANIES


    Quintiles


         Quintiles Transnational Corp. ("Quintiles") is a North Carolina corporation which provides drug development and health information management services to a range of public and private sector clients around the world. Quintiles believes that it is one of only three contract research organizations ("CROs") with fiscal 1995 revenue exceeding $100 million and one of a few capable of providing global services. Quintiles complements the research and development departments of pharmaceutical and biotechnology companies by offering services designed to assure a high quality product for the sponsor company and reduce drug development time and cost. In addition, Quintiles' integrated services and extensive information technology capabilities furnish clients with broad experience and expertise in global drug development and provide clients with an outsourced variable-cost alternative to the fixed costs associated with internal drug development. Quintiles' professional services include clinical trials management, data management, biostatistical analysis, formulation and packaging of drugs for clinical trials, centralized clinical laboratory services, pre-clinical and Phase I testing, study design and strategic, regulatory and health economics consulting. In 1995, Quintiles generated approximately 79% of its net revenue from its clinical services and approximately 21% from its pre-clinical, laboratory services and formulation and packaging services. Quintiles has 41 operating units in 19 countries. Quintiles maintains its principal executive office at 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina, 27703-8411 and its telephone number is (919) 941-2000.


         On October 6, 1996, Quintiles, Innovex Limited, a company organized under the laws of England and Wales ("Innovex"), and the shareholders of Innovex, signed a definitive agreement, dated as of October 4, 1996 (the "Exchange Agreement"), by which Quintiles will exchange up to 10 million shares of its common stock for all of the outstanding ordinary shares and cumulative participating preferred ordinary shares ("Innovex Shares") of Innovex (the "Exchange"). See "CERTAIN INFORMATION CONCERNING QUINTILES--Recent Events."


    Acquisition

        Quintiles BRI, Inc. (formerly known as BRI Acquisition Corp.) ("Acquisition"), a North Carolina Corporation, is a wholly-owned subsidiary of Quintiles formed for the purpose of consummating the Merger. The principal executive office and telephone number of Acquisition are the same as Quintiles.


    BRI


         BRI International, Inc., a Virginia corporation ("BRI"), is a provider of CRO services on a global basis for the pharmaceutical, biotechnology and medical device industries. BRI provides regulatory consulting and clinical testing services which complement the research and development departments of client companies, emphasize a high quality product and reduce product development time and cost. Founded in 1971, BRI is one of the world's oldest CRO's. BRI believes that it is one of the largest CRO's in the world, based on fiscal 1995 revenues, and that it is the world's leading provider of CRO services to the medical device industry. BRI has assisted 12 of the 15 largest pharmaceutical companies as ranked by the size of their research and development operations, and BRI has served 48 of the world's 100 largest medical device and diagnostic companies as ranked by 1995 revenue. BRI has a diverse client base with no single client providing more than 10% of expected annual revenue for fiscal 1996. BRI provides services internationally from 13 offices in 4 countries: the U.S., the United Kingdom, France and Belgium.

BRI is headquartered at 1300 North 17th Street, Suite 300, Arlington, Virginia 22209-3801, and its telephone number is (703) 276-0400.

THE MERGER

         If the Merger is effected, BRI will be merged with and into Acquisition, a wholly-owned subsidiary of Quintiles. After the Merger, Acquisition, as the surviving corporation in the Merger, will own and operate the assets and business BRI currently owns and operates.

         Upon consummation of the Merger, holders of BRI Common Stock will cease to have any direct equity interest in BRI. The Quintiles Common Stock to be received by holders of BRI Common Stock upon consummation of the Merger will provide those holders with an opportunity to have a continuing equity interest in the combined operations of Quintiles and BRI.

         Quintiles will issue up to 1,951,027 shares of Quintiles Common Stock to BRI Shareholders. Each share of BRI Common Stock issued and outstanding immediately prior to the Effective Time will be converted into 4.3013 shares (the "Exchange Ratio") of Quintiles Common Stock.

         It is the intention of the parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger as soon as possible following adoption and approval of the Merger Agreement and the Plan of Merger by the shareholders of BRI and satisfaction of all covenants and conditions to the parties' respective obligations to consummate the Merger (or, to the extent permitted, waiver thereof) or at such other time as designated in writing by Quintiles and BRI. The Merger will become effective at the time specified in the articles of merger which will be filed with the Secretary of State of North Carolina and the State Corporation Commission of the Commonwealth of Virginia contemporaneously with the closing of the transactions contemplated by the Merger Agreement.

         In the Merger, each share of BRI Common Stock issued and outstanding immediately prior to the Effective Time will cease to be outstanding and (other than shares of BRI Common Stock held by a BRI Shareholder who exercises dissenter's rights under Virginia law and shares of BRI Common Stock held in BRI's treasury) will be converted into 4.3013 shares of Quintiles Common Stock, subject to possible adjustments as described in Section 1.1(d) of the Merger Agreement. No fractional shares of Quintiles Common Stock will be issued by Quintiles upon the conversion of BRI Common Stock in the Merger. In lieu of any such fractional shares, each holder of shares of BRI Common Stock who would otherwise have been entitled to receive a fraction of a share of Quintiles Common Stock will be entitled to receive instead an amount in cash equal to such fraction multiplied by the closing price of a share of Quintiles Common Stock on the Closing Date. Each share of Acquisition common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. The rights of Quintiles Shareholders, including the former BRI Shareholders who will become holders of Quintiles Common Stock, will be governed by the Articles of Incorporation and Bylaws of Quintiles and the laws of the State of North Carolina. See "COMPARISON OF THE RIGHTS OF HOLDERS OF QUINTILES COMMON STOCK AND BRI COMMON STOCK."

         Pursuant to the Merger Agreement and the Plan of Merger, options to obtain BRI Common Stock will be exchanged for options to obtain Quintiles Common Stock. At the Effective Time, each BRI Option to obtain one share of BRI Common Stock will be converted into the right to receive Quintiles Options to obtain 4.3013 shares of Quintiles Common Stock. The per share exercise price for any Quintiles Options so received will equal the per share exercise price of the BRI Options exchanged for such Quintiles Options divided by
4.3013. Each Quintiles Option will otherwise be subject to the same terms and conditions as apply to related BRI Options, except that all such Quintiles Options will be fully vested and immediately exercisable as of the Effective Time, as provided in the related BRI Options.

         In issuing shares of Quintiles Common Stock to the BRI Shareholders in accordance with the Merger Agreement and Plan of Merger, Quintiles will withhold from each BRI Shareholder and deliver to the Escrow

Agent 10% of the shares of Quintiles Common Stock issuable pursuant to Section 1.1(c) of the Merger Agreement and the Plan of Merger (the "Escrow Fund"), to be issued in the name of, held and transferred by Branch Banking and Trust Company, as Escrow Agent, pursuant to the terms of the Merger Agreement and the Escrow Agreement, attached hereto as Appendix C. None of the Quintiles Options nor any of the shares of Quintiles Common Stock issuable upon the exercise of Quintiles Options shall be contributed to the Escrow Fund. Furthermore, the Merger Agreement provides that, by virtue of the Merger and the resolutions to be adopted by the BRI Shareholders at the Special Meeting, James T. Ogle shall be irrevocably appointed attorney-in-fact, and authorized and empowered to act, for and on behalf of any or all of the BRI Shareholders in connection with the indemnity provisions of Article VIII of the Merger Agreement as they relate to the BRI Shareholders generally, the Escrow Agreement, and such other matters reasonably necessary for consummation of the transactions contemplated by the Merger Agreement. The sole recourse of Quintiles or any other Indemnitee for any indemnification pursuant to Section 8.2 of the Merger Agreement shall be from, out of, and to the extent of the Escrow Fund. If the indemnification provisions of the Merger Agreement are triggered, BRI Shareholders may lose some or all of the Quintiles Common Stock deposited into escrow which constitutes a portion of the consideration received by the BRI Shareholders in exchange for their BRI Common Stock in the Merger. See "THE MERGER -- The Merger Agreement -- Shareholder's Representative" and "THE MERGER -- The Escrow Agreement."


         Pursuant to Section 8.2 of the Merger Agreement, from and after Closing, Quintiles, Acquisition and their affiliates and all of their respective officers, directors, employees (other than certain key employees), agents and shareholders (other than BRI Shareholders) shall be defended, indemnified and held harmless from and against any and all losses, claims, actions, damages, liabilities, costs and expenses arising in connection with
(i) any misrepresentation, or failure to satisfy any representation, warranty, covenant, obligation or agreement made by BRI in the Merger Agreement or any of the documents related to the Merger Agreement or otherwise required to consummate the Merger, (ii) any litigation, action, claim, proceeding or investigation of any third party arising out of the business or operations of BRI (or any affiliate of BRI) prior to the Closing Date, (iii) certain acknowledged claims described pursuant to Section 8.2 of the Merger Agreement, including, without limitation, certain pending or threatened litigation against BRI or (iv) Quintiles' enforcement of its indemnification rights under Section
8.2 of the Merger Agreement. Subject to the limitations set forth in Section 8.2(b) of the Merger Agreement, each Indemnitee will be advanced or reimbursed out of the Escrow Fund on demand and prior to a final determination pursuant to the Merger Agreement and the Escrow Agreement, for any and all expenses reasonably incurred by such Indemnitee in investigating, preparing for, defending or taking any other action in respect of any loss described above or any proceeding related thereto, whether or not such Indemnitee is a party to such proceeding. See "THE MERGER -- The Merger Agreement -- Indemnification."

         The Merger Agreement may be terminated by the parties at any time by mutual consent in writing. Quintiles, Acquisition or BRI may terminate the Merger Agreement if the transactions contemplated thereby, including, but not limited to, the Merger, are not consummated before December 31, 1996 or if any court or government instrumentality of competent jurisdiction takes any action to prevent such transactions. Quintiles may terminate the Merger Agreement upon the material breach of any of the representations, warranties or covenants provided by BRI under the Merger Agreement. BRI may terminate the Merger Agreement upon the material breach of any of the representations, warranties or covenants provided by Quintiles or Acquisition thereunder. See "THE MERGER--The Merger Agreement--Amendment, Waiver and Termination."

         Consummation of the Merger is subject to the satisfaction of certain conditions. See "THE MERGER -- The Merger Agreement -- Conditions to Consummation." In addition, the parties have agreed to certain covenants in connection with the Merger Agreement, including, without limitation, a provision that may require BRI to pay an overbid fee of $3.5 million to Quintiles in the event that BRI enters into a transaction with a third party pursuant to an Acquisition Proposal within two years from the date of the Merger Agreement and the Merger Agreement is terminated under specified circumstances. See "THE MERGER--The Merger Agreement--Certain Covenants."

RESTRICTIONS APPLICABLE TO CERTAIN BRI SHAREHOLDERS

         Affiliates of BRI who exchange their shares of BRI Common Stock in the Merger will be subject to certain restrictions on resale of the Quintiles Common Stock received in the Merger. See "THE MERGER -- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements."

RECOMMENDATION OF BRI'S BOARD OF DIRECTORS

         The Board of Directors of BRI has unanimously determined that the Merger is in the best interests of the shareholders of BRI and approved the Merger Agreement and Plan of Merger, and recommends that the BRI Shareholders vote "FOR" approval of the Merger Agreement and Plan of Merger.

OPINION OF BRI'S FINANCIAL ADVISOR

         Smith Barney Inc. ("Smith Barney") has delivered to the Board of Directors of BRI a written opinion dated September 16, 1996 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of BRI Common Stock. The full text of the written opinion of Smith Barney dated September 16, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. See "THE MERGER--Opinion of BRI's Financial Advisor."

SHAREHOLDER APPROVAL


         The Boards of Directors of Quintiles and BRI have approved the transaction. A special meeting (the "Special Meeting") of the BRI Shareholders will be held on November 21, 1996 at which shareholders will consider and vote on a proposal to approve the Merger pursuant to the terms of the Merger Agreement and Plan of Merger.


THE SPECIAL MEETING


         The close of business on October 7, 1996 has been fixed by the BRI Board of Directors as the record date (the "BRI Record Date") for the determination of shareholders entitled to vote at the Special Meeting. As of the BRI Record Date, there were 375,448.04 issued and outstanding shares of BRI Common Stock. The affirmative vote of the holders of at least two-thirds of the BRI Common Stock outstanding on the BRI Record Date is necessary to approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger. Any other matter properly considered and acted upon at the Special Meeting must be approved by the affirmative vote of at least a majority of the votes attributable to the aggregate issued and outstanding shares of BRI Common Stock entitled to vote and be represented at the Special Meeting (whether in person or by proxy), except for such matters which by law, the Articles of Incorporation of BRI, as amended, or the Bylaws of BRI, as amended (the "BRI Bylaws"), require otherwise.


         Each holder of BRI Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders. The presence at the Special Meeting, in person or by proxy, of the holders of more than fifty percent (50%) of the outstanding shares of BRI Common Stock entitled to vote at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because the proposals to be voted on at the Special Meeting require the affirmative vote of a percentage of the outstanding shares, abstentions will be equivalent to votes cast against the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger.

DISSENTERS' RIGHTS


         Shareholders of BRI who do not vote in favor of or otherwise consent to approval and adoption of the Merger Agreement, the Plan of Merger and the Merger and who otherwise comply with the provisions of Sections 13.1-730 through 741 of the Virginia Stock Corporation Act will have the right, if the Merger is consummated, to dissent and to demand an appraisal of the fair value of their shares. A copy of Sections 13.1-730 through 741 is attached to the Proxy Statement/Prospectus as Appendix F. See "RIGHTS OF DISSENTING BRI SHAREHOLDERS" in the Proxy Statement/Prospectus for a description of how to properly exercise dissenters' rights.


REGULATORY APPROVALS


         Quintiles and BRI have submitted filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger. The expiration or other satisfactory termination of the requisite waiting period under the HSR Act is a condition to the parties' obligations under the Merger Agreement. Quintiles and BRI are not aware of any other governmental or regulatory approvals required for consummation of the Merger, except for compliance with applicable state securities laws and the filing of articles of merger with the Secretary of State of North Carolina and the State Corporation Commission of the Commonwealth of Virginia.


ACCOUNTING TREATMENT

         It is intended that the Merger will be treated as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles. As a condition to the obligations of Quintiles, Acquisition and BRI pursuant to the Merger Agreement, they must receive, on the Closing Date, the opinions of Ernst & Young LLP and Coopers & Lybrand L.L.P., respectively, regarding the ability of these entities to enter into a transaction to be accounted for as a pooling of interests as contemplated by the Merger Agreement. See "THE MERGER--Accounting Treatment."

FEDERAL INCOME TAX CONSIDERATIONS


         As a condition to the obligation of BRI to consummate the Merger, BRI is to receive the opinion of Coopers & Lybrand L.L.P., to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by the BRI Stockholders upon their receipt of Quintiles Common Stock in the Merger. A copy of the opinion of Coopers & Lybrand L.L.P. is attached to the Proxy Statement/Prospectus as Appendix E. See "THE MERGER--Federal Income Tax Considerations" and "RISK FACTORS--Possible Loss of Tax-Free Treatment."

MARKET PRICES AND DIVIDEND POLICIES

         Quintiles Common Stock has traded publicly on the Nasdaq National Market System under the symbol "QTRN" since April 20, 1994, the date that Quintiles Common Stock was first offered to the public. The market price of Quintiles Common Stock has been and may continue to be subject to wide fluctuations. See, "RISK FACTORS--Fixed Exchange Ratio; No Protection Against Adverse Change; Volatility of Stock Price." The following table sets forth the high and low per share sales prices of Quintiles Common Stock for the periods indicated as reported by the Nasdaq National Market System:



                                              HIGH               LOW
                                              ----               ---
  Year ended December 31, 1994              $ 10.25            $ 8.125
  Second Quarter (from April 20, 1994) (1)    15.125             8.75
  Third Quarter (1)                           15.375            12.00
  Fourth Quarter (1)

  Year ended December 31, 1995
  First Quarter (1)                          $19.438           $ 14.50
  Second Quarter (1)                          24.125             17.25
  Third Quarter (1)                           32.125             22.00
  Fourth Quarter                              46.00              26.25


  Year ended December 31, 1996
  First Quarter                              $ 69.25           $ 37.00
  Second Quarter                               82.00             56.50
  Third Quarter                                83.25             52.50


---------------------------------------

(1) Adjusted to reflect two-for-one split effected as a 100% stock dividend on November 27, 1995.

         On July 30, 1996, the last full trading day prior to public announcement of the letter of intent to effect the Merger, the reported closing sales price per share of Quintiles Common Stock on the Nasdaq National Market System was $67.00. On _____________, 1996, the last full trading day prior to the date of this Proxy Statement/Prospectus, the reported closing sales price per share on the Nasdaq National Market System was $_____________.

         There is no public market for the BRI Common Stock.

         Quintiles has never paid any cash dividends on Quintiles Common Stock, and its existing domestic credit facility prohibits the payment of dividends without the prior consent of the lender. Quintiles does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business.

         BRI has never paid any cash dividends on BRI Common Stock and its existing domestic credit facility prohibits the payment of dividends without the prior consent of the lender. BRI does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         Selected Consolidated Financial Data of Quintiles

         The summary of consolidated operations data set forth below for each of the years in the five-year period ended December 31, 1995 and the consolidated balance sheet data set forth below as of December 31, 1991, 1992, 1993, 1994, and 1995 are derived from the consolidated financial statements of Quintiles and notes thereto which have been audited by Ernst & Young LLP. The selected consolidated financial data provided as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are derived from unaudited consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus, and in the opinion of management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair statement of the results of such periods. The selected consolidated financial data presented below is a summary and is qualified in its entirety by and should be read in conjunction with Quintiles' audited and unaudited consolidated financial statements and notes thereto incorporated by reference herein. The results for the first half of fiscal 1996 are not necessarily indicative of results to be expected for the full year.


                                                                YEAR ENDED                           SIX MONTHS ENDED
                                                                DECEMBER 31,                             JUNE 30,
                                          -----------------------------------------------------      ----------------
                                            1991      1992       1993        1994        1995        1995        1996
                                            ----      ----       ----        ----        ----        ----        ----
                                                    (in thousands, except per share data)

  CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Net revenue . . . . . . . . . . . .     $29,515    $44,296    $61,704     $90,067     $156,437    $68,260     $117,772

  Income from operations  . . . . . .       3,104      4,764      6,010       9,499       15,394      6,605       12,334

  Income before income taxes  . . . .       2,394      4,272      5,822      10,178       17,162      7,283       13,552

  Net income  . . . . . . . . . . . .     $ 1,445    $ 2,650     $3,842     $ 6,672     $ 11,259    $ 4,637     $  9,261

  Net income per common share(1)  . .     $  0.14    $  0.23     $ 0.28     $  0.38     $   0.56    $  0.24     $   0.42

  Weighted average common
    shares outstanding(1) . . . . . .      10,405     11,622     13,535      17,557       20,028     19,293       22,288

                                                                  DECEMBER 31                            JUNE 30, 1996
                                          ----------------------------------------------------------    -----------------
                                                                (in thousands)

                                           1991        1992        1993         1994         1995
                                           ----        ----        ----         ----         ----
  CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents . . . . . . $ 4,203     $ 1,911     $ 9,184    $  39,353     $ 69,146             $130,213
  Working capital . . . . . . . . . . .   5,706       4,373      16,446       50,961       94,246              203,479
  Total assets  . . . . . . . . . . . .  26,074      46,496      66,815      110,631      221,290              391,798
  Long term debt including current
    portion . . . . . . . . . . . . . .   4,075       6,270       5,005        1,385          671              140,593
  Shareholders' equity  . . . . . . . . $12,149     $19,659     $35,120      $78,846     $158,539             $168,431


  --------------------------------------

(1)      Restated to reflect 1995 two-for-one stock split.

         Selected Consolidated Financial Data of BRI

         The summary of consolidated operations data set forth below for fiscal years 1994 and 1995 and the consolidated balance sheet data set forth below as of November 30, 1994 and 1995 are derived from the consolidated financial statements and notes thereto of BRI which have been audited by Coopers & Lybrand L.L.P. The selected consolidated financial data as of May 31, 1996 and for the six months ended May 31, 1996 are derived from the consolidated financial statements of BRI and notes thereto which have been audited by Ernst & Young LLP. The summary of consolidated operations data provided for fiscal years 1991, 1992 and 1993 and the six months ended May 31, 1995 and the consolidated balance sheet data provided as of November 30, 1991, 1992 and 1993 are derived from unaudited financial statements, and in the opinion of BRI's management, include all adjustments, consisting only of normal accruals, necessary for a fair statement of the results of such periods. The selected consolidated financial data presented below is a summary and is qualified in its entirety by and should be read in conjunction with the information provided in "CERTAIN INFORMATION CONCERNING BRI -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of BRI and the notes thereto included elsewhere in this Proxy Statement/Prospectus. Results for the interim periods are not necessarily indicative of results for the full year.


                                                                YEAR ENDED                           SIX MONTHS ENDED
                                                                NOVEMBER 30,                              MAY 31,
                                          ------------------------------------------------------      ---------------
                                            1991      1992       1993        1994        1995        1995        1996
                                            ----      ----       ----        ----        ----        ----        ----
                                                    (in thousands, except per share data)

  CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Net revenue . . . . . . . . . . . .     $11,977    $16,184    $17,824     $24,771      $38,200    $18,035      $23,967

  Income from operations  . . . . . .       1,010        128        401         719        2,444      1,011        1,743

  Income before income taxes and
  change in accounting method . . . .         824          1        249         530        2,125        817        1,553

  Income (loss) before change in
    accounting method . . . . . . . .         501        (23)       178         292        1,001        385          971

  Net income (loss) . . . . . . . . .     $   501    $   (23)        20     $   292      $ 1,001    $   385      $   971

  Net income (loss) per common share.     $  1.70    $ (0.08)   $  0.07     $  0.94      $  2.91    $  1.12      $  2.42

  Weighted average common
    shares outstanding  . . . . . . .         294        298        306         311          344        343          401


                                                                  NOVEMBER 30,                            MAY 31, 1996
                                          ----------------------------------------------------------    ----------------
                                           1991        1992        1993         1994         1995
                                           ----        ----        ----         ----         ----
                                                                (in thousands)
  CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents . . . . . .  $   37      $  343      $  177      $   491      $   331              $   267
  Working capital . . . . . . . . . . .     690         276       1,236          (33)       1,232                2,090
  Total assets  . . . . . . . . . . . .   3,846       5,460       6,174       13,626       16,219               21,670
  Long term debt including current
    portion . . . . . . . . . . . . . .   1,968       1,742       1,782        2,719        2,433                3,156
  Shareholders' equity [deficit]. . . .  $ (620)     $ (295)     $  673      $ 1,314      $ 3,277              $ 5,121

             Selected Pro Forma Combined Financial Data (Unaudited)


         Set forth below are selected unaudited pro forma financial data of Quintiles and BRI combined, and selected unaudited pro forma financial data of Quintiles, BRI and Innovex combined. The proposed transactions with BRI and Innovex are reflected under the pooling of interests method of accounting. See "CERTAIN INFORMATION CONCERNING QUINTILES--Recent Developments" for further discussion of the Innovex transaction. Audited financial statements of Innovex have been incorporated by reference from Quintiles' Form 8-K, dated October 6, 1996, See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." This information is not necessarily indicative of the results that actually would have occurred and should be read in conjunction with the pro forma combined financial statements included elsewhere in this Proxy Statement/Prospectus. The selected unaudited pro forma combined financial data presented below is a summary and is qualified in its entirety by and should be read in conjunction with the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. All amounts have been derived based upon BRI's fiscal year which ends on November 30, Quintiles' fiscal year which ends on December 31 and Innovex's fiscal year which ends on March 31; conforming BRI's and Innovex's year end to that of Quintiles would not materially impact the amounts set forth below.





                                                           YEAR ENDED                   SIX MONTHS ENDED
                                                           DECEMBER 31                      JUNE 30
                                                --------------------------------     ---------------------
                                                  1993       1994        1995           1995       1996
                                                  ----       ----        ----           ----       ----
                                                        (in thousands, except per share data)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue
    Quintiles and BRI pro forma                $ 79,528    $114,838    $194,637      $ 86,295   $141,739
    Quintiles, BRI and Innovex pro forma        141,923     195,901     323,692       136,178    237,402

Income from operations
    Quintiles and BRI pro forma                   6,411      10,218      17,838         7,616     14,077
    Quintiles, BRI and Innovex pro forma         10,507      14,824      23,526        11,280     18,205

Income before income taxes
    Quintiles and BRI pro forma                   6,071      10,708      19,287         8,100     15,105
    Quintiles, BRI and Innovex pro forma          7,618      13,630      22,082        10,566     17,401

Net income
    Quintiles and BRI pro forma                $  3,862    $  6,964    $ 12,260       $ 5,022   $ 10,232
    Quintiles, BRI and Innovex pro forma          4,188       9,045      13,901         6,712     11,197

Net income per common share
    Quintiles and BRI pro forma                $   0.26    $   0.37    $   0.57       $  0.24   $   0.43
    Quintiles, BRI and Innovex pro forma           0.17        0.32        0.45(3)       0.22       0.34(4)

Weighted average common
  shares outstanding
    Quintiles and BRI pro forma(1)               14,851      18,893      21,506        20,766     24,014
    Quintiles, BRI and Innovex pro forma(2)      23,972      28,043      30,705        29,944     33,228





                                                       JUNE 30, 1996
                                                     -----------------
                                                       (in thousands)
  CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents
    Quintiles and BRI pro forma                          $130,480
    Quintiles, BRI and Innovex pro forma                   86,357

  Working capital
    Quintiles and BRI pro forma                          $203,569
    Quintiles, BRI and Innovex pro forma                  138,928

  Total assets
    Quintiles and BRI pro forma                          $413,468
    Quintiles, BRI and Innovex pro forma                  462,613

  Long term debt including current portion
    Quintiles and BRI pro forma                          $143,749
    Quintiles, BRI and Innovex pro forma                  143,749

  Shareholders' equity
    Quintiles and BRI pro forma                          $171,552
    Quintiles, BRI and Innovex pro forma                  148,751



-----------

(1) The pro forma weighted average common shares outstanding are calculated by combining the weighted average shares outstanding of Quintiles with the weighted average shares outstanding of BRI adjusted by the agreed upon exchange ratio of 4.3013.

(2) The pro forma weighted average common shares outstanding are calculated by combining the weighted average shares outstanding of Quintiles with the weighted average shares outstanding of BRI and Innovex adjusted by the respective agreed upon exchange ratios.

(3) Pro forma net income per share would have been $0.58 per share for the year ended December 31, 1995 if Innovex had not incurred the $2.3 million of non-recurring costs relating to its reorganization and the $2.3 million of special pension contributions.

(4) Pro forma net income per share would have been $0.45 per share for the six months ended June 30, 1996 if Innovex had not incurred the $2.3 million of non-recurring costs, relating to its reorganization and the $2.3 million of special pension contributions.

         Comparative Per Share Data


         The following table sets forth certain unaudited historical per share data of Quintiles and BRI and combined per share data on an unaudited pro forma basis after giving effect to the merger of Quintiles and BRI. In addition, this table presents certain unaudited per share data for Quintiles, BRI and Innovex on a pro forma combined basis. The proposed transactions will be accounted for on a pooling of interests basis, and pro forma data is derived in accordance with such method. See "CERTAIN INFORMATION CONCERNING QUINTILES--Recent Developments" for a further discussion of the Innovex transaction. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of each of the periods presented and should not be construed as representative of future operations. The BRI and the BRI and Innovex pro forma equivalent amounts are presented with respect to each set of pro forma information. The BRI equivalent pro forma per share amounts are computed by multiplying the Quintiles and BRI pro forma per share amounts by the exchange ratio of 4.3013:1. The BRI and Innovex pro forma equivalent amounts are computed by multiplying the Quintiles, BRI and Innovex pro forma amounts by the same ratio. The periods presented for BRI are the fiscal years ended November 30, 1995, 1994 and 1993 and the six months ended May 31, 1996.






                                     Historical Per Share Data                                         Quintiles          BRI
                                  -------------------------------   Quintiles           BRI             BRI and       and Innovex
                                    Quintiles          BRI           and BRI         Equivalent         Innovex        Equivalent
                                  Transnational   International     Pro Forma        Pro Forma         Pro Forma       Pro Forma
                                       Corp.           Inc.       Per Share Data   Per Share Data   Per Share Data   Per Share Data
                                   ------------   -------------   --------------   --------------   --------------   --------------

Year ended December 31, 1995
         Net income                  $0.56           $ 2.91            $0.57           $ 2.45            $0.45(1)       $ 1.94(1)
         Book value                  $7.41           $10.12            $6.95           $29.89            $4.48          $19.27

Year ended December 31, 1994
         Net income                  $0.38           $ 0.94            $0.37           $ 1.59            $0.32          $ 1.38

Year ended December 31, 1993
         Net income                  $0.28           $ 0.07            $0.26           $ 1.12            $0.17          $ 0.73

Six months ended June 30, 1996
         Net income                  $0.42           $ 2.42            $0.43           $ 1.85            $0.34(2)       $ 1.46(2)
         Book value                  $7.73           $13.68            $7.33           $31.53            $4.45          $19.14



------------
(1) Pro forma net income per share would have been $0.58 per share and the BRI and Innovex equivalent pro forma net income per share would have been $2.49 per share for the year ended December 31, 1995 if Innovex had not incurred the $2.3 million of non-recurring costs relating to its reorganization and the $2.3 million of special pension contributions.

(2) Pro forma net income per share would have been $0.45 per share and the BRI and Innovex equivalent pro forma net income per share would have been $1.94 per share for the six months ended June 30, 1996 if Innovex had not incurred the $2.3 million of non-recurring costs relating to its reorganization and the $2.3 million of special pension contributions.

                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Proxy Statement/Prospectus, shareholders of BRI should consider the following factors carefully in evaluating the Merger. To the extent that these factors apply to the CRO industry in general, such risk factors apply to BRI's business as well.

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

         Quintiles' revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. Quintiles has benefited to date from the growing tendency of pharmaceutical and biotechnology companies to engage independent outside organizations to conduct large clinical research projects. Quintiles' operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of research and development expenditures. In 1995, two clients each accounted for approximately 15% of Quintiles' consolidated net revenue. Quintiles has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or clients. Concentrations of business in the CRO industry are not uncommon and are increasing as large pharmaceutical companies are outsourcing larger clinical trial projects to fewer full-service CROs. Quintiles is likely to experience such concentration in the remainder of 1996 and in future years. The loss of any such client could materially and adversely affect Quintiles' net revenue.

LOSS OF LARGE CONTRACTS

         Most of Quintiles' contracts are terminable upon 15-90 days' notice by the client. Although the contracts typically permit payment of certain fees for winding down the study and, in some cases, a termination fee, the loss of a large contract or the loss of multiple contracts could materially and adversely affect Quintiles' future revenue and profitability. Contracts may be terminated for a variety of reasons, including the failure of a product to satisfy safety requirements, unexpected or undesired results of the product, the client's decision to forego a particular study or insufficient patient enrollment or investigator recruitment. Quintiles undertakes to recruit large numbers of patients in many of its studies. There can be no assurance that Quintiles will always be able to satisfy recruitment targets, particularly in large studies for which there is little precedent.

COMPETITION; INDUSTRY CONSOLIDATION

         The market for Quintiles' services is extremely competitive. The CRO industry consists of several hundred small, limited service providers, several medium-sized CROs, and a few full-service global drug development companies. The CRO industry is consolidating and, in recent years, several large, full-service competitors have emerged. This trend of industry consolidation may result in greater competition among the larger CROs for clients and acquisition candidates. Quintiles competes against other CROs and the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. Competitive factors include previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. The CRO industry also has attracted the attention of the investment community which could lead to greater competition by increasing the availability of financial resources for CROs. Increased competition may lead to price and other forms of competition that may affect Quintiles' margins.

INDEMNIFICATION OBLIGATIONS OF BRI SHAREHOLDERS PURSUANT TO THE MERGER
AGREEMENT

         Under the Merger Agreement, from and after closing Quintiles, Acquisition and their affiliates and all of their respective officers, directors, employees (other than certain key employees), agents and shareholders (other than BRI Shareholders) (each an "Indemnitee") will be defended, indemnified and held harmless pursuant to the Merger Agreement and the Escrow Agreement from and against any and all losses, claims, actions, damages, liabilities, costs and expenses arising in connection with (i) any misrepresentation, or failure to satisfy any representation, warranty, covenant, obligation or agreement made by BRI in the Merger Agreement or any of the documents related to the Merger Agreement or otherwise required to consummate the Merger, (ii) any litigation, action, claim, proceeding or investigation of any third party arising out of the business or operations of BRI (or any affiliate controlled by BRI) prior to the Closing Date, (iii) certain acknowledged claims as described in Section 8.2 of the Merger Agreement, including, without limitation, certain threatened or potential litigation against BRI, or (iv) Quintiles' enforcement of its indemnification rights pursuant to Section 8.2 of the Merger Agreement, or any litigation, proceeding or investigation relating to any of the foregoing. The Merger Agreement calls for an Escrow Fund to be established with 10% of the Quintiles shares issued in the Merger to be deposited into such Escrow Fund. Subject to the limitations set forth in Section 8.2(b) of the Merger Agreement, each Indemnitee will be advanced or reimbursed out of the Escrow Fund on demand and prior to a final determination pursuant to the Merger Agreement and the Escrow Agreement for any and all expenses reasonably incurred by such Indemnitee in investigating, preparing for, defending or taking any other action in respect of any loss described above or any proceeding related thereto, whether or not such Indemnitee is a party to such proceeding.

         The sole recourse for any indemnification of Quintiles and the other Indemnitees pursuant to Section 8.2 of the Merger Agreement shall be from, out of, and to the extent of the Escrow Fund. If such indemnification provisions of the Merger Agreement are triggered, BRI Shareholders may lose some or all of the Quintiles Common Stock deposited into escrow which constitutes a portion of the consideration received by the BRI Shareholders in exchange for their BRI Common Stock in the Merger. There can be no assurance that the indemnification provisions of the Merger Agreement will not require disbursement of shares out of the Escrow Fund or that the amount of such disbursements will not deplete the Escrow Fund in its entirety. Subject to the resolution of timely asserted claims, the Escrow Fund shall terminate and be released to the BRI Shareholders within five business days of the date which is three hundred and sixty-five days after the Closing Date. Nevertheless, in connection with the indemnification for certain acknowledged claims described above, none of the Escrow Fund can be released to the BRI Shareholders at any time unless and until Quintiles and the Shareholder's Representative agree that no claims or potential claims remain against the Escrow Fund with respect to such acknowledged claims. There can be no assurance that Quintiles and the Shareholder's Representative will agree to allow the release to the BRI Shareholders of any of the Quintiles Common Stock out of the Escrow Fund and, given the uncertainty associated with the acknowledged claims, the Escrow Fund is likely to remain outstanding for the foreseeable future.

         The Merger Agreement provides that, by virtue of the Merger and the resolutions to be adopted at the Special Meeting, James T. Ogle (the "Shareholder's Representative") shall be irrevocably appointed attorney-in-fact, and authorized and empowered to act, for and on behalf of any or all of the BRI Shareholders in connection with the indemnity provisions of
Article VIII of the Merger Agreement as they relate to the BRI Shareholders generally, the Escrow Agreement and such other matters reasonably necessary to consummate the transactions contemplated by the Merger Agreement, including to act as the representative of the BRI Shareholders to review and authorize all claims authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Quintiles any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as authorized in the Merger Agreement. Consequently, the BRI Shareholders will not be able to contest, question or negotiate any claims for indemnification in their own right and will be bound by the decisions of the Shareholder's Representative. There can be no assurance that the indemnification provisions will not be triggered, or, if triggered, that the amount of indemnity paid will not deplete the Escrow Fund.

FIXED EXCHANGE RATIO; NO PROTECTION AGAINST ADVERSE CHANGE; VOLATILITY OF STOCK PRICE

         Under the terms of the Merger Agreement, each share of BRI Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 4.3013 shares of Quintiles Common Stock. The Merger Agreement does not contain any provisions for adjustment of this exchange ratio based on fluctuations in the price of Quintiles Common Stock or changes to Quintiles' business or financial condition. Accordingly, the value of the consideration to be received by shareholders of BRI upon the Merger will depend on the market price of Quintiles Common Stock at the Effective Time and the subsequent performance by Quintiles in pursuing its business and the business of the combined companies. On July 30, 1996, the date the Letter of Intent was signed, the closing price of Quintiles Common Stock was $67.00. On September 16, 1996, the date the Merger Agreement was signed, the closing price of Quintiles Common Stock was $66.50. There can be no assurance that the market price of Quintiles Common Stock on or after the Effective Time will not be lower than either such price. The market price of Quintiles Common Stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts and market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have an adverse effect on the market price of Quintiles Common Stock.

NO ASSURANCE OF EXPECTED BUSINESS BENEFITS OF MERGER

         The Merger involves the combination of two companies that have previously operated independently. Among the factors considered by the Boards of Directors of Quintiles and BRI in connection with their approval of the Merger Agreement were the potential synergies and increased attractiveness of the combined company to clients due to its increased capacity, experience and international presence. There can be no assurance that such benefits will be obtained.



ACQUISITION RISKS


         Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the expenses incurred in connection with the acquisition and subsequent assimilation of operations and products, the diversion of management's attention from other business concerns, and the potential loss of key employees of the acquired company. The Merger and the proposed Innovex combination are significant transactions and are therefore particularly susceptible to such risks. See "CERTAIN INFORMATION CONCERNING QUINTILES--Recent Developments." Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. There can be no assurance that Quintiles' past and any future acquisitions will be successfully integrated into its operations. Quintiles reviews many acquisition candidates in the ordinary course of business and, in addition to acquisitions already made, Quintiles continually is evaluating new acquisition opportunities. In view of the industry consolidation which is occurring (see, "--Competition, Industry Consolidation"), Quintiles expects to compete for suitable acquisition candidates. There can be no assurance that Quintiles will successfully complete future acquisitions nor that acquisitions, if completed, will contribute favorably to Quintiles' operations and future financial condition.

MANAGEMENT OF GROWTH

         Quintiles has experienced rapid growth over the past ten years. Quintiles believes that its sustained growth places a strain on operational, human and financial resources. In order to manage its growth, Quintiles must continue to improve its operating and administrative systems and to attract and retain qualified management and professional, scientific and technical operating personnel. Foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. Quintiles has a transnational organizational structure, comprised of independent international business units performing complementary functions with a holding company performing management functions. While this structure has successfully supported Quintiles' growth to date, there can be no assurance that it will continue to be effective if the scale of Quintiles' business changes. Failure to manage growth effectively could have a material adverse effect on Quintiles' business.


VARIATION IN QUARTERLY OPERATING RESULTS

         Quintiles' results of operations can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of start-up expenses for new offices, acquisitions, the completion or commencement of significant contracts, mix of services and foreign exchange fluctuations. Quintiles believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.


DEPENDENCE ON PERSONNEL

         Quintiles relies on a number of key executives, including Dennis B. Gillings, Ph.D., its Chairman of the Board of Directors and Chief Executive Officer. Quintiles maintains key man life insurance on Dr. Gillings in the amount of $3 million. Quintiles' performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff. The loss of the services of any key executives could have a material adverse effect on Quintiles. There can be no assurance that Quintiles will be able to continue to attract and retain qualified staff.

POTENTIAL LIABILITY

         Quintiles contracts with physicians, also referred to as investigators, to conduct clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury or death to volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered.
Although Quintiles does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that Quintiles could be held liable for the claims and expenses arising from any professional malpractice of the investigators with which it contracts or in the event of personal injury or death of persons participating in clinical trials.
Quintiles also could be held liable for errors or omissions in connection with the services it performs. In addition, as a result of its recent acquisition of a Phase I clinical trials facility, Quintiles could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. Quintiles believes that its risks are reduced by contractual indemnification provisions with clients and investigators (the scope of which varies from client to client and the performances of which are not secured), insurance maintained by clients and investigators and by Quintiles, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not protect Quintiles against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial. The financial performance of these indemnities is not secured. Therefore, Quintiles bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. Quintiles maintains professional liability insurance that covers worldwide territories in which Quintiles currently does business and includes drug safety issues as well as data processing errors and omissions. There can be no assurance that Quintiles will be able to maintain such insurance coverage on terms acceptable to Quintiles. Quintiles could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations.

UNCERTAINTY IN HEALTH CARE INDUSTRY AND PROPOSED HEALTH CARE REFORM

         The health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. During 1994, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals was adopted, health care reform may again be addressed by the U.S. Congress. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies which could decrease the business opportunities available to Quintiles. Management is unable to predict the likelihood of such or similar legislation being enacted into law or the effects such legislation would have on Quintiles.

EXCHANGE RATE FLUCTUATIONS

         Approximately 27%, 28%, 36%, 38% and 48% of Quintiles' net revenue for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and 53% for the six months ended June 30, 1996, were derived from Quintiles' operations outside the United States. Quintiles' operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of Quintiles' foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the United States dollar will subject Quintiles to currency translation risk with respect to the reported results of its foreign operations as well as to risks sometimes associated with international operations. There can be no assurance that Quintiles will not experience fluctuations in revenues from Quintiles' operations outside the United States.

DEPENDENCE ON GOVERNMENT REGULATION

         Quintiles' business has benefited from the extensive governmental regulation of the drug development process. In the United States, the general trend has been in the direction of continued or increased substantive regulation. In Europe, the general trend has been towards establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. The level of regulation is generally less burdensome outside the United States. A relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures could decrease the business opportunities available to Quintiles.

RISKS OF CERTAIN LITIGATION INVOLVING BRI


         As of August 1996, BRI was named as a defendant in a number of lawsuits involving the pedicle screw, a medical device used in spinal fixation surgery. The suits alleged, among other things, that BRI conspired with the manufacturers of the pedicle screw in misrepresenting the effectiveness of the device, and thereby knowingly was involved in a conspiracy which caused the pedicle screw to be misused and injured the plaintiffs. On or about August 23, 1996, the court hearing the consolidated cases dismissed without prejudice claims filed by the various plaintiffs against parties not involved in the design, manufacture or sale of the pedicle screw, including all of the claims against BRI. However, the court allowed the plaintiffs until September 30, 1996 to re-state such claims and later extended the deadline by an additional thirty days. BRI has notified its professional liability insurance carrier and has asserted a claim for indemnification under its contract with certain of the pedicle screw manufacturers. While BRI does not believe the pedicle screw claims are likely to result in significant liability against it, the claims are in their earliest stages and there can be no assurance that the cases will not have a materially adverse result. See "CERTAIN INFORMATION REGARDING BRI--Legal Proceedings."



POSSIBLE LOSS OF TAX-FREE TREATMENT

         Although the Merger has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code (the "Code"), the Internal Revenue Service (the "IRS") has not provided a ruling on the matter, and the opinion of Coopers and Lybrand L.L.P neither binds the IRS nor prevents the IRS from adopting a contrary position. Moreover, the tax-free treatment is premised on the BRI Shareholders' satisfying a "continuity of interest" requirement, which requires them to refrain from disposing such number of BRI shares (or Quintiles shares after the Merger) pursuant to a plan or intent formed before the Merger that they would no longer hold in the aggregate a substantial portion of the entire consideration received by them in the Merger. While certain BRI Shareholders have expressed their present intention not to transfer their shares, a subsequent decision by these or other BRI Shareholders to sell a sufficient number of shares could result in a loss of tax-free treatment. If this occurs, then each BRI Shareholder would recognize gain or loss on each BRI share surrendered in the amount of the difference between the shareholder's basis in such share and the fair market value of the Quintiles shares received in exchange therefor at the time of the Merger. See "THE MERGER--Federal Income Tax Considerations."

                      SPECIAL MEETING OF BRI SHAREHOLDERS

         This Proxy Statement/Prospectus is being furnished by BRI to its shareholders in connection with the solicitation of proxies by the Board of Directors of BRI for use at the Special Meeting. At the Special Meeting, the holders of BRI Common Stock will be asked to approve and adopt the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger.

VOTING INFORMATION FOR BRI SHAREHOLDERS


         The close of business on October 7, 1996, has been fixed by the BRI Board of Directors as the BRI Record Date. As of the BRI Record Date, there were issued and outstanding 375,448.04 shares of BRI Common Stock. The affirmative vote of the holders of at least two-thirds (2/3) of the BRI Common Stock outstanding on the BRI Record Date is necessary to approve the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger. Any other matter properly considered and acted upon at the Special Meeting must be approved by the affirmative vote of at least a majority of the votes attributable to the aggregate issued and outstanding shares of BRI Common Stock on the BRI Record Date entitled to vote and be presented at the Special Meeting (whether in person or by proxy), except for such matters which by law, the BRI Articles of Incorporation or the BRI Bylaws require otherwise.


         Each holder of BRI Common Stock is entitled to one (1) vote for each share on all matters submitted to a vote of shareholders. The presence at the Special Meeting, in person or by proxy, of the holders of more than fifty percent (50%) of the outstanding shares of BRI Common Stock entitled to vote at such meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because the proposals to be voted on at the Special Meeting require the affirmative vote of a percentage of the outstanding shares, abstentions will be equivalent to votes cast against the Merger Agreement and the Plan of Merger and the transactions contemplated thereunder, including the Merger.


         Shareholders of BRI who do not vote in favor of or otherwise consent to approval and adoption of the Merger Agreement and the Plan of Merger and who otherwise comply with the provisions of Sections 13.1-730 through 741 of the Virginia Stock Corporation Act will have the right, if the Merger is consummated, to dissent and to demand an appraisal of the fair value of their shares. A copy of Sections 13.1-730 through 741 is attached to this Proxy Statement/Prospectus as Appendix F. See "RIGHTS OF DISSENTING BRI SHAREHOLDERS."


SOLICITATION OF PROXIES

         The accompanying proxy sent to BRI Shareholders is being solicited by the BRI Board of Directors. All proxies in the enclosed form of proxy that are properly executed and returned to BRI prior to commencement of voting at the Special Meeting will be voted at the Special Meeting in accordance with the instructions thereon. All executed but unmarked BRI proxies will be voted FOR approval and adoption of the Merger Agreement, the Plan of Merger and the transactions contemplated thereunder, including the Merger. A shareholder may revoke a proxy at any time before it is voted by filing with the Secretary of BRI either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Such filing should be sent to the Corporate Secretary of BRI, at BRI International, Inc., 1300 North 17th Street, Suite 300, Arlington, Virginia 22209. Attendance at the Special Meeting will not by itself revoke the proxy. At the Special Meeting, shareholder votes will be tabulated by persons appointed by the BRI Board of Directors to act as inspectors of election.

                        BRI SHAREHOLDERS SHOULD NOT SEND
                                                ---
                THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS

         The management of BRI does not know of any other matters other than those set forth herein which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, it is intended that the persons named in the applicable form of proxy will vote on such matters as determined by the majority of the BRI Board of Directors.

         In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of BRI, without additional remuneration, by personal interviews, telephone, telegraph or otherwise.

IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER, THE BRI BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BRI AND ALL OF BRI'S SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF BRI VOTE IN FAVOR OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREUNDER, INCLUDING THE MERGER.


                                   THE MERGER

         The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement and the Plan of Merger, is qualified in its entirety by reference to the Merger Agreement and the Plan of Merger, copies of which are attached hereto as Appendix A and Appendix B, respectively, and are incorporated herein by reference.

SUMMARY OF THE TRANSACTION

         If the Merger is effected, BRI will be merged with and into Acquisition, which will become a wholly-owned subsidiary of Quintiles. After the Merger, Acquisition, as the surviving corporation in the Merger, will continue to own and operate the assets and business BRI currently owns and operates.

         Upon consummation of the Merger, holders of BRI Common Stock will cease to have any direct equity interest in BRI. The Quintiles Common Stock to be received by holders of BRI Common stock upon consummation of the Merger will provide those holders with an opportunity to have a continuing equity interest in the combined operations of Quintiles and BRI.

         Up to 1,951,027 shares of Quintiles Common Stock will be issued to BRI Shareholders. Each share of BRI Common Stock issued and outstanding at the Effective Time will be converted into 4.3013 shares (the "Exchange Ratio") of Quintiles Common Stock.

BACKGROUND OF THE MERGER

         BRI's Growth Plan

         During 1991, BRI identified a need to grow in size and increase its capabilities, expertise and geographic presence to remain competitive in the CRO industry, which was consolidating as large pharmaceutical and biotechnology companies increasingly sought to outsource large, multi-national projects. To respond to these developments, BRI (i) established its first overseas operation in Belgium in 1991; (ii) acquired two companies in Europe, Brookwood Statistics Limited (in the United Kingdom) and Healthcare Research and Statistical Services, n.v. (in Belgium), in 1994; and (iii) established a subsidiary in France in 1995. As BRI established multi-national operations, it made significant capital investments in new areas, particularly information technology and equipment, developing a wide area network in order to better assist its clients.

         During this period, CRO industry consolidation was continuing and competition was intensifying among the large, global CROs. Other large CROs were expanding their international operations and increasing their service offerings. In addition, several CROs sought financing from the public markets to pursue these activities. (In April 1994 Quintiles conducted an IPO.) Based on these developments in the industry, and BRI's existing financial situation (BRI had only limited amounts of equity and cash on hand and was thinly capitalized, which left it at a disadvantage compared to the newly recapitalized CROs with regard to acquisitions and limited the amount of internal growth that could be funded), BRI's management concluded that it needed to take further action to remain competitive with the large, multi-national CROs capable of assisting large pharmaceutical, medical device and biotechnology companies with research and development on a world-wide basis.

         The October 1995 Board Meeting

         At a meeting on October 21, 1995, BRI's Board of Directors (the "BRI Board") focused on BRI's long range plans and the various alternatives for remaining competitive. At this meeting, the BRI Board reviewed an analysis, prepared by a consultant, of the CRO industry which discussed the trends in the industry, compared BRI with its competitors across a broad range of service offerings, and outlined the strategic options available to BRI. The BRI Board also reviewed a financial comparison of BRI with certain leading publicly traded CROs and reviewed the prospectuses and publicly available reports of certain of those CROs.

         Based on this information and management's advice, the BRI Board identified and evaluated three possible alternatives for BRI. First, BRI could focus solely on internal growth. Second, BRI could pursue a public offering and acquisition strategy which would involve (i) conducting an initial public offering ("IPO") of its capital stock, which would both raise capital and create a market for BRI's capital stock, and (ii) pursuing the acquisition of smaller CROs which would expand BRI's service offerings and geographical presence, using the cash raised in the IPO and BRI's publicly traded stock. Third, BRI could merge with a strategic partner, particularly a company of similar or greater size, to establish a significantly expanded company and improve its presence as a broad-based, global CRO.

         The BRI Board and management generally concluded that the internal growth alternative would take significant time and effort and that, given the pace at which competitors were growing, BRI might well fall further behind some of the other large CROs. In reviewing the other possible alternatives, the BRI Board considered a number of factors, including increased liquidity for shareholders, need for additional capital and facilitation of future financings, and the effect on BRI's employees (which represent not only the majority of BRI's shareholders, including through an employee stock purchase plan, but also, in management's view, BRI's principal assets). The BRI Board discussed possible acquisition candidates, the possible valuation in an IPO and potential strategic partners. The BRI Board concluded that management should analyze both the strategic partner alternative and a possible IPO followed by acquisitions of smaller CROs, and report back to the Board.

         Exploration of the IPO and Strategic Partner Alternatives

         Following the October 21, 1995 Board meeting, BRI's management evaluated a number of smaller, limited-service CROs and commenced discussions with several possible acquisition candidates. These discussions resulted in consideration of Medical Technology Consultants Europe, Ltd. ("MTCE") as a possible acquisition candidate. MTCE is a European CRO primarily engaged in regulatory consulting regarding medical devices in Europe, a business which management believed complemented BRI's U.S. expertise in this area.

         Management also conducted an extensive search for an appropriate investment banking firm to advise the Board regarding a potential IPO, and held discussions with several firms. In addition, management began preliminary discussions with some potential strategic partners. During early 1996 management conducted extensive discussions with a large European company that expressed an interest in acquiring BRI. As discussions progressed, both parties expressed strong interest, and BRI and the European company conducted significant due diligence on one another's operations.

         At a meeting on February 24, 1996, the BRI Board approved the acquisition of MTCE (which was consummated shortly after the meeting), reviewed the capabilities of the various investment banking firms which management had evaluated, and also reviewed the indication of interest from the European company. In addition, the BRI Board reviewed other potential acquisition candidates and the valuations of certain publicly traded CROs. The BRI Board concluded that management should continue to pursue a possible IPO and identify additional acquisition candidates, and continue the discussions with the European company.

         As discussions with the European company progressed, BRI's management began to be concerned about the integration of BRI and its employees as a full strategic partner in the European company's operations, and about whether the European company would pay the price that had been discussed. Following additional discussions and consideration of the matter with members of the BRI Board, by early April of 1996, BRI's management and the European company abandoned their discussions.

         On March 25, 1996, BRI engaged Smith Barney to serve as BRI's financial advisor to assist in its search for a strategic partner or serve as managing underwriter of an IPO. BRI initially directed Smith Barney to solicit potential partners which were not CROs and which could provide know-how on global operations, capital and information technology to fuel BRI's growth, particularly in the Far East. BRI emphasized that a non-CRO partner must possess an understanding of the CRO industry and a commitment to BRI's growth as an independent entity under its existing management. BRI did not pursue discussions with CROs at this stage because it believed that other CROs would have different operational philosophies, that integration of its business with another CRO could be difficult and that as a company in a service business that relied heavily on the knowledge and experience of its employees, ability to integrate business was a critical matter. BRI received several indications of interest from non-CRO entities, but did not find these indications attractive because the offered consideration did not reflect what BRI perceived to be the rising valuations of the CRO industry. BRI concluded that a CRO which was benefiting from these rising valuations might be more willing to offer BRI a higher value, and subsequently directed Smith Barney to search for potential strategic partners within the CRO industry.

         The Proposed Merger with Quintiles

         In early March of 1996, prior to the engagement of Smith Barney, BRI was approached by Quintiles regarding a possible business combination. Subsequently, Quintiles' Chairman contacted BRI's Chairman and commenced preliminary discussions regarding a possible combination of the two companies. These discussions continued on April 27, 1996, when BRI's Chairman and President met with Quintiles' Chairman and Executive Vice President in Chapel Hill, North Carolina. The parties held a general discussion of their respective companies' capabilities, culture and vision and determined that further discussions should be held. In determining to pursue discussions, BRI's management concluded that the two companies had similar cultures and visions, and that many of the concerns they had about integrating BRI's business with that of another CRO were not likely to apply to a combination with Quintiles. Periodic discussions between BRI and Quintiles continued, and, in May, Quintiles commenced a preliminary due diligence review of BRI's operations. In late June 1996, Quintiles expressed an interest in an exchange of its common stock for all of BRI's stock in a merger transaction.

         Final Consideration of Options; Decision to Combine with Quintiles

         During April and May of 1996, BRI also had continued to prepare for a possible IPO and pursued discussions with a number of acquisition candidates.

         At a meeting on June 22, 1996, BRI's Board reviewed the status of discussions with Quintiles, as well as, preliminary indications of interest from several potential strategic partners. The BRI Board also considered the current market conditions for an IPO and reviewed three specific acquisition candidates. Based on management's recommendations and its own consideration of the attractiveness of the various alternatives, the BRI Board decided to pursue the business combination with Quintiles. See "--Reasons for the Merger and Recommendation of the Board of Directors" for a discussion of various factors considered by the BRI Board in reaching this decision. The BRI Board directed management to continue discussions with Quintiles and to seek an increase in the price range being discussed, which subsequently was obtained. The BRI Board also directed management to continue to prepare for an IPO in the event that BRI could not reach agreement with Quintiles.

         After further negotiations, Quintiles and BRI entered into a non-binding letter of intent with respect to the Merger on July 31, 1996.

         On September 11, 1996, the BRI Board held a meeting, with certain members of management and outside counsel present, to discuss the definitive Merger Agreement and the transactions contemplated in connection with the Merger. The BRI Board considered the financial and business implications of the transaction and reviewed its fiduciary duties under Virginia law with its outside counsel. Also at this meeting, BRI's outside financial advisor, Smith Barney Inc., reviewed the transaction process to date, presented an analysis of the financial aspects of the Merger and rendered a fairness opinion (described more fully below under the caption "--Opinion of BRI's Financial Adviser"). Following extensive discussion, the BRI Board concluded (for the reasons discussed below under the caption "Reasons for the Merger and Recommendation of the Board of Directors") that the Merger is in the best interests of BRI and its shareholders. All board members present at the meeting unanimously adopted resolutions, among other things, authorizing the officers of BRI to enter into and perform the Merger Agreement, subject to approval by shareholders, and recommending to the BRI shareholders that they vote in favor of approval of the Merger Agreement. The one director not present at this Board meeting subsequently concurred with the Board's decision.

RECOMMENDATION OF BRI BOARD OF DIRECTORS

         The Board of Directors of BRI has unanimously approved the Merger Agreement and Plan of Merger and unanimously recommends a vote "FOR" the approval of the Proposal to approve and adopt the Merger Agreement and Plan of Merger. BRI's Board of Directors believes that the Merger is fair to and in the best interests of BRI Shareholders.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

         In approving the Merger Agreement and Plan of Merger and the transactions contemplated thereby, and in recommending that BRI's shareholders approve the same, BRI's Board of Directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including the following:

         (i) BRI's long term goal of growing in size and increasing its capabilities, expertise and geographic presence to remain competitive in a consolidating industry in which the large pharmaceutical and biotechnology companies are increasingly looking for CROs that can handle large, multi-national projects;

         (ii) BRI's assessment that growth involved either (1) the raising of significant additional equity capital to support existing indebtedness and to finance the growth of BRI in a manner that would maximize shareholder value, the acquiring of several other companies, and the need to offer target companies cash or liquidity in the form of publicly traded stock, or (2) a transaction with another CRO as its strategic partner that would complement BRI's strengths;

         (iii) Management's assessment that the internal growth option through an IPO and acquisitions involved significant risks for BRI, including risks relating to the volatility of the IPO market, risks inherent in acquisitions, the time required to complete an IPO, the time and difficulties involved in integrating other companies, and similar factors;

         (iv) Management's assessment of Quintiles' business, market presence, current business strategy and competitive position in the CRO industry, the opportunities for joint business development between BRI and Quintiles in both the combined company's existing geographic markets and in potential new markets, and the receptivity of Quintiles management to the mission and values of BRI and its employees and the continued ability to satisfy the needs of the clients which BRI serves;

         (v) The structure, form and amount of consideration to be paid in the Merger;

         (vi) The opportunity, through the Merger, for BRI's shareholders to have increased liquidity in their investment as holders of publicly traded stock with a substantial trading volume;

         (vii)   The terms of the Merger Agreement and Plan of Merger;

         (viii) The financial resources which would be made available to the consolidated company after the Merger to deal with uncertainties and changes which may result from the ongoing consolidation and maturation of the CRO industry;

         (ix) The ability, through the Merger, to recognize value from the strategic assets which BRI has developed, including its methods of operations, reputation, market presence and capabilities; and

         (x) The opinion of Smith Barney delivered to the BRI Board as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of BRI Common Stock. See "THE MERGER -- Opinion of BRI's Financial Advisor."

         In unanimously approving the Merger Agreement and Plan of Merger, the BRI Board of Directors has determined that the Merger is in the best interests of BRI and BRI's shareholders and recommends that the shareholders of BRI vote in favor of the Merger Agreement and Plan of Merger and the transactions contemplated thereunder, including the Merger. The names of the members of the BRI Board of Directors and the holdings of such persons and certain information regarding their interests in the Merger are set forth elsewhere in this Proxy Statement/Prospectus. See "-- INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "CERTAIN INFORMATION CONCERNING BRI -- Beneficial Ownership of BRI Common Stock."

         The Quintiles Board of Directors believes that the Merger is in the best interests of Quintiles and its shareholders. In reaching such determination, the Quintiles Board of Directors considered a number of factors including, but not limited to, (i) information pertaining to Quintiles' and BRI's respective businesses, prospects, historical and projected financial performances, financial condition and operations; (ii) analyses of the respective projected contributions to net revenue, operating profit and net income of each company; (iii) reports from management on Quintiles' due diligence investigation of BRI; and (iv) the business reputation and capabilities of the management of BRI, as well as the comparability of the managements and corporate cultures of Quintiles and BRI. In its deliberations concerning the Merger, the Board of Directors of Quintiles also considered various additional considerations and risk factors, including, but not limited to (i) the historical financial performance of BRI; (ii) the percentage of ownership reduction to Quintiles Shareholders resulting from the issuance of Quintiles Common Stock to the BRI Stockholders, (iii) the risk that the public market price of Quintiles Common Stock might be adversely affected by the announcement of the Merger; (iv) the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenue; (v) the risk that other benefits sought to be obtained by the Merger will not be obtained; (vi) the cost of integration of the operations of Quintiles and BRI and its impact on the combined results of the combined company after the Merger; and (vii) other risks described under "RISK FACTORS."

OPINION OF BRI'S FINANCIAL ADVISOR

         Smith Barney was retained by BRI to act as its financial advisor in connection with certain transactions involving BRI. In connection with such engagement, BRI requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of BRI Common Stock of the consideration to be received by such holders in the Merger. On September 11, 1996, at a meeting of the Board of Directors of BRI held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated September 16, 1996) to the Board of Directors of BRI to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of BRI Common Stock.

         In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of BRI and certain senior officers of Quintiles concerning the businesses, operations and prospects of BRI and Quintiles.
Smith Barney examined certain publicly available business and financial information relating to BRI and Quintiles as well as certain financial forecasts and other information and data for BRI and Quintiles which were provided to or otherwise discussed with Smith Barney by the respective managements of BRI and Quintiles, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Quintiles Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of BRI and Quintiles. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of BRI and Quintiles. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Quintiles. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

         In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of BRI and Quintiles advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of BRI and Quintiles and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of BRI, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion, as set forth therein, relates to the relative values of BRI and Quintiles. Smith Barney did not express any opinion as to what the value of the Quintiles Common Stock actually will be when issued to BRI Shareholders pursuant to the Merger or the price at which the Quintiles Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BRI or Quintiles nor did Smith Barney make any physical inspection of the properties or assets of BRI or Quintiles. Smith Barney was not requested to, and did not, participate in the negotiation or structuring of the Merger. In connection with its engagement, Smith Barney was requested on a limited basis to approach, and hold discussions with third parties to solicit indications of interest in a possible acquisition of BRI. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between BRI and Quintiles. No other limitations were imposed by BRI on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

         The full text of the written opinion of Smith Barney dated September 16, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix D and is incorporated herein by reference. Holders of BRI Common Stock are urged to read this opinion carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the BRI Special Meeting. The summary of the opinion of Smith Barney set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

         In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to BRI, Quintiles, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BRI and Quintiles. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the BRI Board in its evaluation of the Merger and should not be viewed as determinative of the views of BRI's Board or management with respect to the Exchange Ratio or the proposed Merger.

         The following is a summary of the material analyses performed by Smith Barney in connection with its opinion to the BRI Board:


         Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of the following selected publicly traded companies in the contract research industry: Applied BioScience International, Inc., ClinTrials Research Inc. ("ClinTrials"), Corning Inc. (Corning Pharmaceutical Services), IBAH, Inc., Pharmaceutical Product Development Inc., Phoenix International Life Sciences, Inc., PAREXEL International Corp. ("PAREXEL") and Quintiles (the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, estimated calendar 1996 and 1997 net income, and adjusted market values (equity market values, plus total debt and the book value of preferred stock, less cash and cash equivalents) as multiples of, among other things, latest 12 months revenue. Net income projections for the Selected Companies (including Quintiles) were based on estimates of selected investment banking firms and net income projections for BRI were based on internal estimates of the management of BRI. All multiples were based on closing stock prices as of September 6, 1996. For purposes of such analysis, Smith Barney focused primarily on the multiples of ClinTrials and PAREXEL, applying a 10% to 30% discount to the average of such multiples to account for certain differences in the compatibility of such companies and BRI. Applying adjusted multiples for ClinTrials and PAREXEL of latest 12 months net income and estimated calendar 1996 and 1997 net income of 54.6x to 70.2x, 43.2x to 55.6x and 31.7x to 39.8x, respectively, and latest 12 months revenue of 2.9x to 3.8x to corresponding financial data for BRI resulted in an equity reference range for BRI of approximately $116.8 million to $149.4 million, as compared to the equity value implied by the Exchange Ratio of approximately $130.1 million based on a closing stock price of Quintiles Common Stock on September 6, 1996 of $68.50 per share.


                 Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction multiples paid or proposed to be paid in the following selected transactions in the contract research industry (acquiror/target); Pharmaceutical Product Development Inc./Applied BioScience International, Inc. and Bio-Research Laboratories Ltd./ClinTrials Research Inc. (the "Selected Transactions"). Smith Barney compared the purchase prices in such transactions as a multiple of latest 12 months net income and transaction values as a multiple of, among other things, latest 12 months revenue. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying multiples for the Selected Transactions of latest 12 months net income of 24.2x and latest 12 months revenue of 2.0x to 2.4x to corresponding financial data for BRI resulted in an equity reference range for BRI of approximately $69.6 million to $113.7 million, as compared to the equity value implied by the Exchange Ratio of approximately $130.1 million based on the closing stock price of Quintiles Common Stock on September 6, 1996 of $68.50 per share.

                 No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to BRI, Quintiles or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

                 Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of BRI for the fiscal years 1997 through 2001, based on internal estimates of the management of BRI. The stand-alone discounted cash flow analysis of BRI was determined by
(i) adding (x) the present value of projected free cash flows over the five-year period from 1997 to 2001 and (y) the present value of BRI's terminal value in year 2001 and (ii) subtracting the current net debt of BRI. The range of terminal values for BRI at the end of the five-year period was calculated by applying terminal multiples ranging from 18.0x to 22.0x to BRI's projected 2002 unlevered net income, representing BRI's estimated value beyond the year 2001. The cash flows and terminal values of BRI were discounted to present value using discount rates ranging from 15.0% to 20.0% (with particular focus on a discount rate of 17.5%). Based on such terminal value multiples and a discount rate of 17.5%, this analysis resulted in an equity reference range for BRI of approximately $106.8 million to $127.8 million.

                 Contribution Analysis. Smith Barney analyzed the respective contributions of BRI and Quintiles to the estimated revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") and net income of the combined company for fiscal years 1996 through 1998, based on, in the case of BRI, internal estimates of the management of BRI and, in the case of Quintiles, on estimates of selected investment banking firms. This analysis indicated that (i) in fiscal year 1996, BRI would contribute approximately 17.5% of revenue, 14.2% of EBITDA, 15.0% of EBIT and 11.8% of net income, and Quintiles would contribute approximately 82.5% of revenue, 85.8% of EBITDA, 85.0% of EBIT and 88.2% of net income of the combined company, (ii) in fiscal year 1997, BRI would contribute approximately 18.7% of revenue, 13.5% of EBITDA, 13.3% of EBIT and 11.3% of net income, and Quintiles would contribute approximately 81.3% of revenue, 86.5% of EBITDA, 86.7% of EBIT and 89.0% of net income, of the combined company, and
(iii) in fiscal year 1998, BRI would contribute approximately 18.2% of revenue, 12.7% of EBITDA, 12.3% of EBIT and 10.7% of net income, and Quintiles would contribute approximately 81.8% of revenue, 87.3% of EBITDA, 87.7% of EBIT and 89.5% of net income of the combined entity. In fiscal years 1997 and 1998, a reduction to net income of approximately 0.3% and 0.2%, respectively, was attributed to Merger related expenses. Immediately following consummation of the Merger, shareholders of BRI and Quintiles would own approximately 7.9% and 92.1%, respectively, of the combined company.

                 Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of Quintiles for fiscal years 1996 through 2000, based on estimates of selected investment banking firms. The results of the pro forma merger analysis suggested that the Merger could be accretive to the EPS of Quintiles in each of the fiscal years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                 Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) preliminary indications of interest received from third parties other than Quintiles; (ii) BRI's and Quintiles' historical and projected financial results; (iii) the history of trading prices and volume for Quintiles Common Stock and the relationship between movements of such Common Stock, movements of the common stock of the Selected Companies and movements in the S&P 500 Index;
(iv) selected published
analysts' reports on Quintiles, including analysts' estimates as to the earnings growth potential of Quintiles; and (v) the pro forma ownership of the combined company.

         Pursuant to the terms of Smith Barney's engagement, BRI has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $800,000. BRI has also agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

         Smith Barney has advised BRI that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of BRI and Quintiles for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to Quintiles unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with BRI and Quintiles.

         Smith Barney is a nationally recognized investment banking firm and was selected by BRI based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

THE MERGER AGREEMENT

         The statements and descriptions contained in this Proxy Statement/Prospectus with respect to the terms and conditions of the Merger Agreement are intended only as a general discussion of the Merger Agreement and are qualified in their entirety by reference to the detailed provisions set forth in the Merger Agreement attached hereto as Appendix A and incorporated herein by reference. Each shareholder of BRI is advised to read the Merger Agreement carefully.


         General. The Merger Agreement and the Plan of Merger provide that, following the performance and fulfillment of all covenants, conditions and obligations to the Merger (other than those waived in accordance with the terms of the Merger Agreement), BRI will merge with and into Acquisition in accordance with the Plan of Merger, attached hereto as Appendix B, the separate corporate existence of BRI shall cease, and Acquisition will be the surviving corporation (sometimes referred to as the "Surviving Corporation") and a wholly-owned subsidiary of Quintiles and shall continue its existence as a North Carolina corporation. The name of the Surviving Corporation will be Quintiles BRI, Inc. The Merger will be effected by filing articles of merger with the Secretary of State of North Carolina and the State Corporation Commission of the Commonwealth of Virginia, respectively. The articles of merger will be filed contemporaneously with the closing of the Merger which will occur as soon as practicable after the satisfaction (or waiver if permissible) of the conditions set forth in the Merger Agreement or at such other date designated by Quintiles and BRI in writing (such specified or other date, the "Closing Date"). The Merger will become effective at the date and time specified in the articles of merger (the "Effective Time").


         Effective Time of the Merger. It is the intention of the parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the Plan of Merger (the "Closing") as soon as possible following adoption and approval of the Merger Agreement by the shareholders of BRI and satisfaction of all covenants and conditions to the parties' respective obligations to consummate the Merger (or, to the extent permitted, waiver thereof) or at such other time as designated in writing by Quintiles and BRI. The Merger will become effective upon the later to occur of the filing of the articles of merger with the Secretary of State of North Carolina or the State Corporation Commission of the Commonwealth of Virginia (the "Effective Time").

         Conversion of BRI Common Stock. In the Merger, each share of BRI Common Stock issued and outstanding ("BRI Common Stock") immediately prior to the Effective Time will cease to be outstanding and will be converted into
4.3013 shares of Quintiles Common Stock (subject to possible adjustments as described in Section 1.1(d) of the Merger Agreement), except for shares of BRI Common Stock held by a BRI Shareholder who exercises dissenter's rights under the Virginia Stock Corporation Act and shares of BRI Common Stock held in BRI's treasury. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

         Treatment of Outstanding BRI Stock Options. Pursuant to the Merger Agreement and Plan of Merger, Quintiles has agreed to exchange options to obtain BRI Common Stock ("BRI Options") for options to obtain Quintiles Common Stock ("Quintiles Options"). At the Effective Time, each BRI Option to obtain one share of BRI Common Stock will be converted into the right to receive Quintiles Options to obtain 4.3013 shares of Quintiles Common Stock. The per share exercise price for any Quintiles Options so received will equal the per share exercise price of the BRI Options exchanged for such Quintiles Options divided by 4.3013. Each Quintiles Option will otherwise be subject to the same terms and conditions as apply to related BRI Options, except that all such Quintiles Options will be fully vested and immediately exercisable as of the Effective Time, as provided in the related BRI Options.


         Payments Into Escrow. In issuing shares of Quintiles Common Stock to the BRI Shareholders in accordance with the Merger Agreement and Plan of Merger, Quintiles will withhold from each BRI Shareholder and deliver to the Escrow Agent 10% of the shares of Quintiles Common Stock issuable pursuant to Section 1.1(c) of the Merger Agreement and the Plan of Merger, will be issued in the name of, held and distributed by Branch Banking and Trust Company, as Escrow Agent, in accordance with the terms of the Merger Agreement and the Escrow Agreement, attached hereto as Appendix C (such escrow sometimes referred to as the "Escrow Fund"). The Escrow Agent will hold such shares in accordance with the Escrow Agreement and (to the extent legally permissible and provided that written instructions in form and substance satisfactory to the Escrow Agent have been provided by the BRI Shareholders) shall vote such shares in accordance with the written instructions of the BRI Shareholder for whose account such shares are held. Any cash or other taxable dividends paid with respect to such shares shall be paid to the BRI Shareholders in accordance with each BRI Shareholder's respective proportionate interest in the shares being held in escrow. None of the Quintiles Options nor any of the shares of Quintiles Common Stock issuable upon the exercise of Quintiles Options shall be contributed to the Escrow Fund.


         Appointment of Shareholder's Representative. The Merger Agreement provides that, by virtue of the Merger and the resolutions to be adopted by the BRI Shareholders at the Special Meeting, James T. Ogle shall be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any and all BRI Shareholders in connection with the indemnity provisions of Article VIII of the Merger Agreement as they relate to the BRI Shareholders generally, the Escrow Agreement and such other matters as reasonably necessary to consummate the transactions contemplated by the Merger Agreement, including, without limitation, to act as the representative of the BRI Shareholders to review and authorize all claims authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Quintiles any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in the Merger Agreement (the above named representative, as well as any subsequent representative of the BRI Shareholders appointed by him or after his death or incapacity elected by vote of holders of a majority of BRI Common Stock outstanding immediately prior to the Effective Time referred to as the "Shareholder's Representative"). The Shareholder's Representative shall not be liable to any BRI Shareholder, Quintiles, the Surviving Corporation or their respective affiliates or any other person with respect to any action taken or failed to be taken by the Shareholder's Representative under or in connection with the Merger Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholder's Representative; provided, however, the Shareholder's Representative will not be liable to any BRI Shareholder in the event that in the exercise of the Shareholder's Representative's reasonable judgment he believes there will not be adequate resources available to cover his potential costs and expenses to contest a claim made by Quintiles against the Escrow Fund. Each BRI

Shareholder who votes in favor of the Merger pursuant to the terms of the Merger Agreement, by such vote, without further action, and each BRI Shareholder who receives shares of Quintiles Common Stock in connection with the Merger, by acceptance thereof, confirms such appointment and authority of the Shareholder's Representative and acknowledges and agrees that such appointment is irrevocable and coupled with an interest.

         In accordance with the Escrow Agreement, the Shareholder's Representative will be reimbursed out of the Escrow Fund for all costs and expenses up to $250,000 in the aggregate (the "Escrow Expense Basket") incurred in connection with his duties as such. Certain costs and expenses of the Escrow Agent are payable by the BRI Shareholders first out of the Escrow Expense Basket. If the Shareholder's Representative reasonably believes that he will not have adequate resources available to cover his potential costs and expenses or those of the Escrow Agent, the Shareholder's Representative must consult with the holders of a majority of the BRI Common Stock, as of the date of the Merger Agreement, to make alternative arrangements. Absent an agreement to the contrary, the BRI Shareholders are obligated to pay costs and expenses of the Escrow Agent in excess of the Escrow Expense Basket in accordance with each BRI Shareholder's pro rata interest of the Escrow Fund as determined on the Closing Date.

         Representations and Warranties of BRI. The Merger Agreement requires BRI to make certain representations and warranties with respect to its business. The rights of Quintiles, Acquisition and their affiliates to indemnification under the Merger Agreement depend, in part, upon the absence of any misrepresentation or any non-fulfillment of BRI's representations, warranties, covenants, obligations and agreements made in or pursuant to the Merger Agreement or in certain other documents or agreements delivered to Quintiles in connection with the Merger. Such representations and warranties of BRI include, but are not limited to: (i) its power and authority to enter into the Merger Agreement and the other transactions contemplated thereby; (ii) the validity of its financial statements, including the absence of (a) any material adverse changes and (b) any changes, other than in the ordinary course, which in the aggregate would cause BRI's consolidated net worth to fall below $5.2 million; (iii) its good faith estimate that the anticipated consolidated net revenue to be collected by BRI and its subsidiaries for the fiscal year ending November 30, 1996 will be at least $48.6 million and the anticipated consolidated operating profit for the same period will be at least $4.05 million; (iv) its having good and marketable title to all of its properties and assets (as well as its subsidiaries' good and marketable title to their respective properties and assets) and the absence of any encumbrances or liens on such properties except for certain Permitted Liens (as that term is defined in Section 2.8 of the Merger Agreement), (v) its compliance with all leases to which BRI or any subsidiary is a party; (vi) its compliance with the terms of all existing contracts of BRI and its subsidiaries and the absence of any default or circumstances which would lead to a default thereunder; (vii) subject to the satisfaction of certain matters as specified in Section 2.13 of the Merger Agreement, the absence of any conflict with the articles of incorporation or bylaws of BRI or any state or federal laws arising from BRI's execution and performance of the Merger Agreement; (viii) the absence of any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or any rights of termination, amendment, acceleration, cancellation of, creation of a lien or encumbrance on any of the properties or assets of BRI pursuant to any note, bond, mortgage, indenture, contract, agreement, lease or other instrument of obligation to which BRI is a party by reason of BRI's execution of and performance under the Merger Agreement; (ix) the absence of any pending or threatened litigation or other proceedings against BRI or its subsidiaries or affiliates, except as specified pursuant to Section 2.14 of the Merger Agreement, or any basis therefor, which could affect the right or ability of BRI or any subsidiary to carry on its business as it is currently conducted or which would affect its condition, financial or otherwise, or properties; (x) its payment of all taxes; (xi) the absence of any liabilities, obligations or indebtedness of or claims against BRI or any subsidiary, whether known or unknown, due or not yet due, asserted or unasserted (whether or not probable of assertion), actual or potential, choate or inchoate, fixed, contingent or otherwise, arising from, or in connection with, or based upon acts, omissions, events, things, facts, conditions, matters or occurrences existing, occurring or taking place on or before the Closing Date, whether or not discovered, known, asserted, expected or contemplated by any party or third party, or in any way choate on the Closing Date from which Quintiles could suffer or be subject to any loss for which it would be entitled to indemnification under the Merger Agreement, whether such loss arises before or after the Closing Date, except for those liabilities set forth in BRI's balance sheet of May 31, 1996, or in the notes thereto, and liabilities occurring thereafter and prior to the Closing Date in the ordinary course of business to the extent that all such liabilities, when applied to BRI's balance sheet as of such date, do not cause BRI's consolidated net worth to fall below $5.2 million; (xii) the performance and compliance of BRI and its subsidiaries with all the terms of all existing indebtedness and all instruments and agreements relating thereto, and, except as specified pursuant to Section 2.17 of the Merger Agreement, no default, or event or condition which, with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or combination of the foregoing, would constitute such a default or event of default, exists with respect to such indebtedness; (xiii) its maintenance of adequate insurance coverage in full force and effect, free from any right of termination on the part of the applicable insurance carriers; (xiv) the absence of any Losses, as that term is defined in Section 8.2 of the Merger Agreement, due to the failure of any investigator, contract monitor or other independent monitor selected by BRI or any subsidiary or of any persons employed by such to perform services for BRI or any subsidiary, to maintain appropriate levels of medical malpractice insurance coverage or to be otherwise adequately insured by appropriate contract endorsements or other means, and any such losses incurred by (a) BRI, after the date of the Merger Agreement and before the Closing Date, or (b) Quintiles or the Surviving Corporation from and after the Closing Date as a result of such failure existing prior to the Closing Date, shall be deemed to be a breach of this representation and warranty; (xv) its ownership of all intellectual property rights and licenses necessary or required to conduct business and the absence of any threatened or asserted claim against such rights; (xvi) the absence of any event, occurrence, condition or act which would constitute a violation of any applicable law, regulation, order, judgment or decree; (xvii) the sufficiency of its working capital to cover operations to be conducted over the next year, as currently conducted, and the absence of any material adverse change in the amount of accounts receivable or other debts due BRI or the allowances with respect thereto, or accounts payable of BRI since May 31, 1996; (xviii) the substantial compliance with all labor and employment laws and the absence of any labor complaint, grievance or dispute against BRI or any subsidiary, or any material adverse change in relations with employees arising out of any announcement of the transactions contemplated by the Merger Agreement, except as specified pursuant to Section 2.14 of the Merger Agreement; (xix) the compliance of the employee benefit plans of BRI and its subsidiaries with ERISA in all material respects and the absence of any government investigations, termination proceedings or other claims, suits or proceedings involving any of such employee benefit plans or assertions of rights or claims to benefits which could give rise to any liability to BRI, any subsidiary or any of their employee benefit plans; (xx) to the best of its knowledge, subject to any exceptions identified pursuant to Section 2.25 of the Merger Agreement, the compliance of BRI and its subsidiaries with all applicable Environmental Laws (as that term is defined in Section 2.25 of the Merger Agreement) and the absence of any facts or circumstances that could form the basis for the assertion of any claim against BRI or any subsidiary relating to environmental matters, which might have an adverse effect on the business, results of operations, financial condition or prospects of BRI or any subsidiary; (xxi) to the best of BRI's knowledge, the absence of (a) any liens arising under or pursuant to any Environmental Laws on BRI's Facilities (as that term is defined in Section 2.25 of the Merger Agreement), (b) any actions by governmental authorities which likely would subject the Facilities to such liens, or (c) any requirement to place any notice or restriction relating to the presence of any Hazardous Materials (as that term is defined in Section
2.25 of the Merger Agreement) at the Facilities or in any deed to the Facilities; (xxii) the absence of certain changes in financial condition (as specified in Section 2.28 of the Merger Agreement), other than in the ordinary course of business, without the prior permission of Quintiles, since May 31, 1996; (xxiii) the absence of any untrue statement of material fact or omission of any statement of a material fact necessary in order to make the statements made in BRI's disclosures to Quintiles pursuant to the Merger Agreement not misleading; (xxiv) the enforceability of employment agreements executed by certain key employees of BRI, and the accuracy of the representations and warranties made by such key employees in the employment agreements; (xxv) the absence of any event, occurrence, condition or act, which with the giving of notice, the lapse of time or other happening of any further event or condition would constitute a breach of or cause any of BRI's representations and warranties to become untrue; (xxvi) to the best of BRI's knowledge, the absence of any debarment investigations or actions by the U.S. Food and Drug Administration (the "FDA") against BRI, any subsidiary or any of their employees, subcontractors or investigators (or persons employed by such subcontractors or investigators to perform any study project); (xxvii) the absence of any material complaint regarding the services rendered by BRI or any subsidiary to the 20 clients which accounted for the largest portion of BRI's consolidated net revenue for the fiscal year ended November 30, 1995, nor any indication of any such client's desire to reduce the level of services or terminate any contracts with BRI or its subsidiaries; and (xxviii) the receipt of the opinion of Smith Barney to the effect that the Exchange Ratio is fair, from a financial point of view, to the BRI Shareholders.

         In addition, the Merger Agreement requires BRI to make certain representations and warranties with respect to the BRI Shareholders. Specifically, BRI represents and warrants that (i) as of the Closing Date, the BRI Shareholders are the lawful owners of the BRI Common Stock to be transferred, free and clear of all liens and encumbrances, restrictions and claims of every kind, and such shares owned by the BRI Shareholders shall represent not less than 90.1% of all issued and outstanding BRI Common Stock as of such time, (ii) each BRI Shareholder has the full legal right, power and authority to enter and deliver any documents necessary to effect the transaction to which such BRI Shareholder is a party, perform such BRI Shareholder's obligations thereunder and consummate the transactions contemplated thereby and (iii) any documents to which any BRI Shareholder is a party constitute the valid and legally binding obligations of such BRI Shareholder, enforceable against such BRI Shareholder in accordance with their respective terms. The Merger Agreement also requires BRI to represent and warrant that the delivery of BRI Common Stock to Quintiles for cancellation pursuant to the provisions of the Merger Agreement and Plan of Merger will constitute the surrender of all of BRI's capital stock, other than shares of BRI Common Stock held by a BRI Shareholder who exercises dissenter's rights under applicable Virginia law and shares held in BRI's treasury, free and clear of all liens, encumbrances, restrictions and claims of every kind.


         THE PRECEDING PARAGRAPHS REPRESENT A SUMMARY OF CERTAIN REPRESENTATIONS AND WARRANTIES MADE BY BRI IN ARTICLE II OF THE MERGER AGREEMENT. BRI SHAREHOLDERS SHOULD CAREFULLY REVIEW THE PROVISIONS OF ARTICLE II SINCE THE REPRESENTATIONS AND WARRANTIES CONTAINED THEREIN FORM THE BASIS FOR THE INDEMNIFICATION PROVISIONS OF THE MERGER AGREEMENT WHICH ARE TO BE SECURED BY SHARES OF QUINTILES COMMON STOCK ISSUABLE TO THE BRI SHAREHOLDERS AND DEPOSITED INTO ESCROW PURSUANT TO THE ESCROW AGREEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A.


         Conditions to Consummation of the Merger. The obligations of Quintiles and Acquisition to consummate the Merger are subject to the satisfaction or waiver of a number of conditions, including the following: (i) receipt of the legal opinions of Sherman Meehan & Curtin, P.C., Hogan & Hartson L.L.P., and Kent & McBride P.C.; (ii) the absence of any material adverse change in the assets or liabilities or condition, financial or otherwise, or results of operations, or prospects of BRI and its subsidiaries consolidated, that would be reasonably likely to diminish the value of BRI as part of the Surviving Corporation by more than $250,000; (iii) the accuracy in all material respects of the representations and warranties made by BRI in the Merger Agreement; (iv) the performance in all material respects of all agreements of BRI pursuant to the Merger Agreement prior to the Closing Date; (v) the substantial consistency of the actual financial performance of BRI and its subsidiaries with the minimum projected consolidated net revenue of $48.6 million and minimum consolidated operating profit of $4.05 million for the fiscal year ending November 30, 1996; (vi) the absence of any action, proceeding or claim that seeks to restrain or prohibit any of the transactions contemplated by the Merger Agreement; (vii) BRI's delivery of a letter in a form satisfactory to the parties regarding "pooling of interests" to Quintiles' accountants; (viii) the delivery by the independent accountants to the parties of certain opinions related to the appropriateness of pooling of interests accounting for the Merger; (ix) the receipt of all governmental and other material consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement and expiration or termination of all applicable waiting periods to Quintiles' satisfaction; (x) the receipt of a letter executed by all affiliates of BRI as of the date of the Special Meeting;
(xi) the execution of the Escrow Agreement by all parties thereto; (xii) the receipt of resignations of certain officers and directors of BRI and its subsidiaries; (xiii) except as specified pursuant to Section 5.14 of the Merger Agreement, the repayment in full of any intra-company debt among BRI, its officers and directors and its subsidiaries; (xiv) the absence of any indication that any employee or group of employees, whose departure could be likely to have a material adverse effect on the business or financial condition of BRI or any subsidiary, intends to leave or has any grievance with BRI or its subsidiaries; (xv) no exercise of dissenters' rights pursuant to Sections 13.1-730 et seq. of the Virginia Code by BRI Shareholders representing more than 9.9% of BRI's outstanding Common Stock; (xvi) the approval and adoption of the Merger Agreement and Plan of Merger by the BRI Shareholders; and (xvii) the absence of any issued or pending stop-order with respect to the Registration Statement.

         The obligations of BRI pursuant to the Merger Agreement are dependent on a number of conditions, including the following: (i) the delivery of an opinion of Quintiles' counsel; (ii) the accuracy in all material respects of the representations and warranties made by Quintiles and Acquisition; (iii) the receipt of all governmental and other approvals necessary to consummate the transactions contemplated by the Merger Agreement and the expiration or other termination of all applicable waiting periods to BRI's satisfaction; (iv) no exercise of dissenters' rights pursuant to Sections 13.1-730 et seq. of the Virginia Code by BRI Shareholders representing more than 9.9% of BRI's outstanding Common Stock; (v) the approval and adoption of the Merger Agreement and Plan of Merger by the BRI Shareholders; (vi) the execution of certain employment agreements by Acquisition; (vii) the compliance in all material respects by Quintiles and Acquisition with all agreements required to be performed by them prior to the closing date specified in the Merger Agreement;
(viii) the absence of any issued or pending stop-order with respect to the Registration Statement; (ix) the receipt of evidence that Quintiles Common Stock to be issued in the Merger shall be quoted on the Nasdaq National Market System;
(x) the absence of any action, proceeding or claim that seeks to restrain or prohibit the transactions contemplated by the Merger Agreement; (xi) the receipt of satisfactory letters from the independent accountants of the parties regarding the appropriateness of pooling of interest accounting; (xii) the execution of the Escrow Agreement by Quintiles and the Escrow Agent; and (xiii) the receipt of a written opinion from Coopers & Lybrand L.L.P. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") and that no gain or loss will be recognized by the BRI Shareholders upon their receipt of Quintiles Common Stock in the Merger.

         No assurances can be provided as to when or if all of the conditions to the Merger can or will be satisfied (or waived by the party permitted to do so). In the event the Merger is not consummated on or before December 31, 1996, the Merger Agreement may be terminated by Quintiles or BRI. See "--Amendment, Waiver and Termination."

         Certain Covenants. The Merger Agreement requires each of BRI and its subsidiaries to conduct their operations only in the ordinary course of business and to preserve intact its business organization, make reasonable efforts to maintain the services of its officers and employees, make reasonable efforts to maintain satisfactory relationships with third parties and perform all of its existing obligations. In particular, prior to the Closing Date and with the exception of certain pre-approved transactions, BRI and each of its subsidiaries must: (i) maintain its organizational documents and bylaws in their forms as of the date of the Merger Agreement; (ii) maintain the compensation payable or to become payable to each officer, employee or agent at the levels existing on the date of the Merger Agreement; (iii) refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that already have been accrued; (iv) refrain from entering any contract or commitment valued more than $50,000, other than to provide "tail" insurance coverage for BRI's officers and directors who are currently covered by directors' and officers' insurance; (v) refrain from changing any banking or power of attorney arrangements; (vi) refrain from issuing or selling, or issuing any rights to purchase or subscribe for, or subdividing or otherwise changing in any respect any shares of the capital stock of BRI or its subsidiaries, except for any issuances of BRI Common Stock upon the exercise of BRI Options; and (vii) refrain from taking any actions or agreeing to take actions that would affect the financial or capital structure of BRI or its subsidiaries other than in the ordinary course of business. Additionally, BRI has agreed not to take or omit to take any actions which would cause the representations and warranties provided under Article II of the Merger Agreement and summarized above to become untrue or incorrect.

         Neither Quintiles, Acquisition, BRI nor any of their respective officers, directors or shareholders may take any actions that would disqualify the transactions contemplated by the Merger Agreement from pooling of interests accounting treatment or treatment as a tax-free reorganization of BRI within the meaning of Section 368(a) of the Code.

         Quintiles and BRI have agreed that prior to the earlier of the Effective Time or the termination of the Merger Agreement, neither party shall solicit, induce or recruit any of the other party's employees to leave their employment. The Merger Agreement provides that if the BRI employees who have entered into employment agreements with Acquisition breach the non-competition provisions of such agreements in any material respect, Quintiles may seek indemnification from the Escrow Fund for any Losses incurred by Quintiles as a result of such breach, as long as (i) Quintiles has demanded in writing that the employee cease and desist such breach and reimburse Quintiles for Losses sustained, which has not been satisfied or resolved during the following 90-day period, and (ii) to the extent that funds are paid, the Shareholder's Representative shall have rights to subrogation and other rights of contribution, reimbursement, exoneration or indemnity against the employee.

         Quintiles has agreed to file a registration statement on Form S-8 with the Commission to register the shares of Quintiles Common Stock issuable with respect to the Quintiles Options within 10 days following the Closing Date and to use its best efforts to cause such registration statement to become effective promptly thereafter, and to remain effective for as long as such Quintiles Options are outstanding.

         BRI has agreed to take any actions reasonably requested by Quintiles in order to facilitate a merger of BRI's employee share ownership plan into Quintiles' employee share ownership plan.

         The Merger Agreement also requires BRI, its officers, directors and affiliates to refrain from taking any action directly or indirectly to encourage, initiate or engage in discussions with or provide information to any third party concerning any Acquisition Proposal. "Acquisition Proposal" means any proposal for (i) the sale of all or substantially all of the assets or a majority of the voting common stock of BRI, whether by merger or other business combination involving BRI, or (ii) the issuance of an additional number of shares of BRI Common Stock such that immediately after such issuance(s), any person, together with persons controlled by or under common control with such persons, shall own, in the aggregate, a majority of BRI's voting common stock.

         BRI has agreed to notify Quintiles immediately of any Acquisition Proposal, or if any request for confidential information regarding BRI in connection with any Acquisition Proposal is received, and will provide Quintiles with any information regarding such Acquisition Proposal or request as Quintiles shall request, provided, however, that nothing in Section 4.2 of the Merger Agreement will require BRI to violate any binding confidentiality agreements entered into with third parties and effective prior to July 1, 1996, so long as BRI immediately rejects any Acquisition Proposal or request for information required to be held confidential pursuant to any such confidentiality agreement and complies with the other terms of the Merger Agreement.

         If the BRI Shareholders or BRI enter into any transaction pursuant to any Acquisition Proposal within two years from the date of the Merger Agreement, other than the transactions contemplated by the Merger Agreement, and (i) the Merger Agreement is terminated or abandoned as a result of the failure of the BRI Shareholders to approve the Merger at the Special Meeting,
(ii) the Merger Agreement is terminated as a result of the dissent of more than 9.9% of the BRI Shareholders, or (iii) the Merger Agreement is terminated as a result of (A) BRI's intentional and material breach of any binding agreement contained in Articles I, IV, VII or VIII of the Merger Agreement, (B) BRI's intentional and material breach of any representation, warranty or covenant contained in the Merger Agreement, or (C) BRI's intentional failure to satisfy or cause the satisfaction of any condition stated in Article V of the Merger Agreement, then BRI shall pay to Quintiles, immediately upon consummation of such transaction, an overbid fee of $3.5 million. BRI will not be liable under this provision where such triggering event occurs following a termination of the Merger Agreement (i) by BRI due to the material breach by Quintiles or Acquisition of any of their respective obligations under the Merger Agreement,
(ii) by Quintiles or BRI due to the failure to receive any necessary regulatory approval, or (iii) by Quintiles or Acquisition based upon one or more breaches by BRI which, in the aggregate, are not reasonably likely to diminish the value of BRI as part of the Surviving Corporation by an amount greater than $250,000.

         Amendment, Waiver and Termination. The Merger Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the parties thereto.

         The Merger Agreement may be terminated by the parties at any time by mutual written consent. Any party may terminate the Merger Agreement by written notice prior to the Closing Date if any court or other government instrumentality of competent jurisdiction takes any action to restrain, enjoin or otherwise prohibit the transactions contemplated by the Merger Agreement.

         Quintiles may terminate the Merger Agreement by written notice to BRI at any time prior to the Closing Date if BRI breaches in any material respect any representation, covenant or warranty provided by BRI under the Merger Agreement or if the consummation of the transactions contemplated thereby have not occurred on or before December 31, 1996.

         BRI may terminate the Merger Agreement upon written notice to Quintiles and Acquisition on or prior to the Closing Date if Quintiles or Acquisition breach in any material respect any representation, warranty or covenant contained in the Merger Agreement or if the consummation of the transactions contemplated thereby have not occurred on or before December 31, 1996.

         Indemnification. From and after Closing, Quintiles, Acquisition and their affiliates and all of their respective officers, directors, employees (other than certain key employees), agents and shareholders (other than the BRI Shareholders) (each, an "Indemnitee") will be defended, indemnified and held harmless pursuant to the Merger Agreement and the Escrow Agreement from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (collectively "Losses") in connection with (i) any misrepresentation, or failure to satisfy any representation, warranty, covenant, obligation or agreement made by BRI in or pursuant to the Merger Agreement or any of the documents related to the Merger Agreement or otherwise required to consummate the Merger, (ii) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of BRI (or any affiliate controlled by BRI) prior to the Closing Date, (iii) certain acknowledged claims as described in Section 8.2 of the Merger Agreement, including without limitation, certain threatened or potential litigation against BRI, and (iv) Quintiles' enforcement of its indemnification rights under Section 8.2 of the Merger Agreement. Each Indemnitee will be advanced or reimbursed out of the Escrow Fund on demand for expenses reasonably incurred in connection with preparing for, defending or taking any other action with respect to any such Loss or any related proceeding, provided that any amounts so advanced or reimbursed will be returned upon the actual and final judicial determination that such Indemnitee is not entitled to indemnification under the Merger Agreement or the Escrow Agreement. The maximum aggregate recourse of an Indemnitee is limited to the aggregate market value, calculated as of the Closing Date, of the Quintiles Common Stock deposited into escrow. In addition, the Indemnitees will not be entitled to indemnification for any amount unless and until the aggregate of all amounts for which Quintiles and its affiliates would be entitled to be indemnified exceeds $250,000. The sole recourse of any Indemnitee for indemnification pursuant to Section 8.2 of the Merger Agreement is from the Escrow Fund. See "--The Escrow Agreement" for a description of the procedure for claims against the Escrow Fund.

         BRI shall be liable for any Losses arising from the events described in the preceding paragraph prior to the Closing Date and from and after any termination of the Merger Agreement. Following the Closing Date, BRI shall have no liability for indemnification and BRI Shareholders will be prohibited from seeking contribution from BRI with respect to any amounts payable in accordance with the indemnification provisions of the Merger Agreement.

         The Indemnitees' rights of indemnification survive the consummation of the transactions contemplated by the Merger Agreement and will be secured by the Escrow Fund in accordance with the terms of Escrow Agreement.

         BRI's representations and warranties in the Merger Agreement and its attachments will remain in full force and effect until the date 365 days after the Closing Date (such period referred to as the

"Representations Period"). The Indemnitees may not make any claim for indemnification after the expiration of the Representations Period, other than claims made in good faith in writing prior to such expiration (including the acknowledged claims identified in Section 8.2 of the Merger Agreement), whether or not any action or proceeding is instituted with respect to such claims prior to the expiration of the Representations Period. Any and all Losses arising after expiration of the Representations Period will be recoverable upon notice properly given prior to the expiration of the Representations Period.

         Quintiles has agreed to indemnify and hold harmless BRI's officers, directors and shareholders from and after the Closing Date from and against any and all losses, claims, actions, damages, liabilities, costs and expenses relating to and arising out of or based on Quintiles' breach of any representation or warranty that the information furnished by and with respect to Quintiles or Acquisition in the Registration Statement, of which this Proxy Statement/Prospectus is a part, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. To the extent that any such losses to BRI arise out of or are based upon, any untrue statement or alleged untrue statement or omission (or alleged omission) based upon information furnished to Quintiles by BRI or its officers, directors, employees, agents or representatives for inclusion in the Registration Statement, Quintiles will not be liable for such losses. Furthermore, Quintiles' aggregate liability for any losses, claims, actions, damages, liabilities, costs or expenses that may be incurred by BRI or the BRI Shareholders due to any breach or breaches of Quintiles will not exceed 10% of the aggregate value (calculated with reference to the closing price on the Closing Date) of the Quintiles Common Stock to be issued in connection with the Merger (except that this shall not purport to limit any anti-fraud common law or statutory rights which any BRI officer, director or shareholder may have).

         Expenses. The Merger Agreement provides that each party will pay all of its own expenses relating to the transactions contemplated by the Merger Agreement.

THE ESCROW AGREEMENT


         Treatment of Accumulation of Escrow Shares. Pursuant to the Escrow Agreement, Branch Banking and Trust Company, as Escrow Agent, will hold the shares of Quintiles Common Stock deposited into escrow pursuant to Section 1.2 of the Merger Agreement (the "Escrow Shares") in safe keeping and dispose thereof only in accordance with the terms of the Escrow Agreement. At any time after the date of the Escrow Agreement and prior to the distribution of the Escrow Shares in accordance with the Escrow Agreement, if any of the BRI Shareholders become entitled to receive or receive in connection with the Escrow Shares any (i) non-taxable distribution of securities of Quintiles or of any other entity; (ii) any non-taxable distribution of stock options, warrants or rights; or (iii) non-taxable stock dividend or other non-taxable distribution payable in securities or property of any description, all of the shares of capital stock, or other property resulting from any such distribution, stock option, warrant, right or stock dividend will be deemed to be Escrow Shares and will be subject to the terms of the Escrow Agreement to the same extent as the original Escrow Shares. Any cash dividends and any taxable stock dividends paid with respect to the Escrow Shares will be paid to the BRI Shareholders in accordance with their respective proportionate interests in the Escrow Shares and any taxable stock dividends. The Escrow Agent may treat the Shareholder's Representative as the duly authorized agent and representative of the BRI Shareholders with respect to any additional property related to the Escrow Shares. The Escrow Agent will hold the Escrow Shares in accordance with the Escrow Agreement and shall (to the extent legally permissible and provided that written instructions in form and substance satisfactory to the Escrow Agent have been provided by the BRI Shareholder) vote the Escrow Shares in accordance with the written instructions of the BRI Shareholder for whose account such Escrow Shares are held.


         Escrow Expense Basket. A portion of the Escrow Shares equal to $250,000, as determined by the closing price of the Quintiles Common Stock on the Closing Date, will be set aside by the Escrow Agent from the Escrow Shares (the "Escrow Expense Basket") to satisfy obligations of the BRI Shareholders under the Escrow Agreement, other than as to Losses, and to reimburse permitted expenses of the Shareholder's Representative under the Escrow Agreement. The Shareholder's Representative will instruct the Escrow Agent and Quintiles as to the use of the Escrow Expense Basket. If the Escrow Expense Basket is exhausted, no claim against the Escrow Shares may be made for obligations and expenses covered thereby, and the BRI Shareholders will be responsible for any excess expenses of the Escrow Agent according to their pro rata share in the Escrow Fund as determined on the Closing Date.


         Distribution of Escrow Shares Upon Termination. Quintiles will not be entitled to assert any claim against the Escrow Shares after such date which is 365 days following the Closing Date (the "Claims Deadline"); provided, however, that any claim made in good faith in writing on or prior to the Claims Deadline (including, without limitation the acknowledged claims and whether or not formal legal action has been taken at that time) will continue, subject to final resolution as provided in the Escrow Agreement. The Escrow Agreement will terminate upon complete distribution of the Escrow Shares in accordance with the Escrow Agreement. Within five business days after the Claims Deadline, the Escrow Agent will deliver to the BRI Shareholders that portion of the Escrow Shares not previously distributed or otherwise subject to claims pursuant to
Article IV of the Escrow Agreement, in proportion to the initial deposits of shares made on their behalf by Quintiles. Thereafter, the balance of the Escrow Shares will continue to be held by the Escrow Agent pursuant to the Escrow Agreement until all claims asserted against the Escrow Shares are finally resolved in accordance with Article IV of the Escrow Agreement. At that time, the balance of the Escrow Shares will be distributed to the BRI Shareholders.
In the event that the Escrow Agent would be required to deliver fractional interests in the Escrow Shares to the BRI Shareholders, Quintiles will have the option to purchase from the Escrow Agent a number of Escrow Shares (or fractional interests therein) as necessary to eliminate the fractional interests, at a purchase price equal to the closing price of the Quintiles Common Stock on the Closing Date as certified to the Escrow Agent by Quintiles. In such event, the Escrow Agent will distribute to the BRI Shareholders who otherwise would have been entitled to fractional interests, the cash equivalent of such fractional shares.


         Claims Against Escrow Shares. If Quintiles (on its own behalf or on behalf of any other Indemnitee) at any time on or prior to the Claims Deadline asserts a claim for indemnification pursuant to Article VIII of the Merger Agreement, Quintiles must submit to the Escrow Agent and the Shareholder's Representative a written claim in good faith signed by an executive officer of Quintiles stating the details specified in Section 4.1 of the Escrow Agreement, including the facts alleged as the basis for the claim, the amount of Losses incurred or reasonably expected to be incurred and, if the Losses have been incurred, the number of Escrow Shares to which the Indemnitee is entitled with respect to such Losses. If the claim is for Losses which the Indemnitee reasonably believes it may incur, Quintiles' written claim shall state a reasonable estimate of such Losses, in which event a claim shall be deemed to have been asserted against the Escrow Shares on behalf of Quintiles in the amount of such estimated Losses, but no payment or distribution shall be made by the Escrow Agent until such Losses have actually been incurred and Quintiles submits a notice to the Escrow Agent and the Shareholder's Representative pursuant to Section 4.2(ii) of the Escrow Agreement, whether or not the Losses are incurred prior to the Claims Deadline.


         Resolution of Asserted Claims Against the Escrow Shares. If, within 25 business days after (i) Quintiles provides the appropriate notice of an asserted claim that an Indemnitee has incurred Losses, or (ii) with respect to any claim which, when asserted, covered Losses the Indemnitee reasonably believes it may incur, Quintiles delivers to the Escrow Agent and the Shareholder's Representative a notice indicating that the Indemnitee has incurred Losses and the amount of such Losses, the Shareholder's Representative fails to notify the Escrow Agent and Quintiles in writing that the Shareholder's Representative disputes, in good faith, the right of Quintiles to indemnity in respect to the asserted claim, then the Escrow Agent, at the expiration of the 25 business day period will make immediate payment to Quintiles out of the Escrow Shares of the amount of the asserted claim. Quintiles will have a right of indemnification for Losses which arise from acknowledged claims, as described in Section 8.2 of the Merger Agreement, and no further notice need be given under Section 4.1 of the Escrow Agreement with respect to acknowledged claims except and until a Loss has occurred with respect to any such acknowledged claim, at which time Quintiles will, in order to be indemnified, submit a notice pursuant to Section 4.2(ii) of the Escrow Agreement with respect to such Losses and at which time the Shareholder's Representative will have the right to submit a notice to the Escrow Agent and Quintiles contesting in good faith whether the Losses are related to any acknowledged claim and the amount of such Losses. None of the Escrow Shares are to be released to the BRI Shareholders by the Escrow Agent until Quintiles and the Shareholder's Representative agree and notify the Escrow Agent in writing that no claim or potential claim remains against

BRI or any other Indemnitee as to any acknowledged claims (as defined in the Merger Agreement), provided that Quintiles and the Shareholder's Representative are required to act reasonably and in good faith in evaluating whether any such claims or potential claims remain. If any such claims or potential claims do remain, the number of Escrow Shares which shall remain in escrow will be based on Quintiles' good faith determination of the amount of potential Losses which are alleged or could be alleged with respect to such claims or potential claims, and not upon a determination of the likelihood of actual Losses. Quintiles must notify the Escrow Agent and the Shareholder's Representative of the number of shares to remain in escrow pursuant to the preceding sentence. On or prior to the Claims Deadline, Quintiles also will be able to assert claims pursuant to
Section 4.1 of the Escrow Agreement (as described above) with respect to matters other than the acknowledged claims, and the Escrow Shares subject to such claims will not be released until any dispute with respect to the release has been resolved as provided in the Escrow Agreement.

         Resolution of Disputed Claims Against Escrow Shares. If within the 25 business day period, the Shareholder's Representative notifies the Escrow Agent and Quintiles in writing that the Shareholder's Representative disputes or denies in good faith the asserted claim made by Quintiles against the Escrow Shares, then the Shareholder's Representative and Quintiles will use their reasonable best efforts to effect a settlement and compromise of such asserted claim. Any liability, loss, damage or expense established by reason of any such settlement and compromise will be certified in writing to the Escrow Agent by the Shareholder's Representative and Quintiles, and the Escrow Agent will pay to Quintiles any resulting amount due by transfer to Quintiles of a number of Escrow Shares set forth in such certification. If there is no amount that is due and owing to Quintiles under the asserted claim, then the Escrow Agent will treat the asserted claim as rejected by mutual agreement of the parties, and the Escrow Agent will totally disregard it as the subject of assertion against the Escrow Shares.

         Unresolved Claims Against Escrow Shares. If Quintiles and the Shareholder's Representative are unable to settle and compromise any disputed claim asserted against the Escrow Shares, the Escrow Agent may not make any payment or distribution out of the Escrow Shares with respect to such claim unless and until the Escrow Agent has received either: (a) a certificate of Quintiles and the Shareholder's Representative certifying the amount of the asserted claim in dispute and directing payment thereof; (b) a certified copy of an award of an arbitrator, as referred to in Article VII of the Escrow Agreement, determining the amount of the asserted claim in dispute; or (c) a certified copy of a final judgment of a court of competent jurisdiction determining the amount of the asserted claim in dispute, certified by the party providing such copy as being binding and nonappealable. Upon receipt of any such certification, the claim will be treated as a resolved asserted claim, and the Escrow Agent will pay and distribute Escrow Shares in the manner described in Section 4.2 of the Escrow Agreement.

         Certain Rights of the Escrow Agent. In the event of any disagreement between any of the parties to the Escrow Agreement or between them or any one of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrow Agreement, or in the event the Escrow Agent in good faith is in doubt as to what action it should take thereunder, the Escrow Agent will have the right (i) to refrain from complying with any claims or demands asserted on it as the Escrow Agent or (ii) to refuse to take any other action under the Escrow Agreement, for as long as such disagreement continues or exists, and in either such event, the Escrow Agent will not be or become liable in any way to any person for the Escrow Agent's failure to act, and the Escrow Agent will be entitled to continue to refrain from acting, until (x) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction or (y) the Escrow Agent has been notified in writing that all differences have been adjusted and all doubts resolved by agreement among all of the interested parties. From and at all times after the date of this Escrow Agreement, Quintiles and the BRI Shareholders (collectively, the "Indemnifying Parties") shall, to the fullest extent permitted by law, jointly and severally indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) ("Losses") incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, any Indemnifying Party, whether threatened or initiated, asserting a claim for any legal or equitable remedy under any statute or regulation, including, but not limited to, any federal or state securities law, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of the Escrow Agreement or any transactions contemplated thereunder, whether or not any such Indemnifying Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified pursuant to the Escrow Agreement for any liability finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The BRI Shareholders (in accordance with their pro rata interest in the Escrow Shares) and Quintiles will be jointly and severally liable for these obligations; provided, however, that as between Quintiles and the BRI Shareholders, fifty percent (50%) of the indemnified amount will be paid from the Escrow Expense Basket, if any remains (and otherwise pursuant to Section 2.5 of the Escrow Agreement), and fifty percent (50%) will be paid by Quintiles.

         If, at any time, there shall exist any dispute with respect to the holding or disposition of any portion of the Escrow Shares or any other obligations of the Escrow Agent under the Escrow Agreement, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Shares or the Escrow Agent's proper actions with respect to its obligations hereunder, or if Quintiles and the Shareholder's Representative have not within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to
Section 5.4 of the Escrow Agreement, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions: (i) hold and decline to make further disbursements of the Escrow Shares that the Escrow Agent would otherwise be obligated to make under the Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent is appointed (as the case may be); (ii) petition (by means of an interpleader action or any other appropriate method) the Superior Court for Wake County, North Carolina, or if such Court should be without subject matter jurisdiction or should decline to exercise jurisdiction, any other state or federal court of competent jurisdiction in North Carolina, for instructions with respect to such dispute or uncertainty, and pay into such court all Escrow Shares for holding and disposition in accordance with the instructions of such court.

         The Escrow Agent shall have no liability to Quintiles, the BRI Shareholders or any other person with respect to any such actions taken pursuant to section 5.1(j) of the Escrow Agreement, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Shares or any delay in or with respect to any other action required or requested of the Escrow Agent, except for any Losses resulting from the gross negligence or willful misconduct of the Escrow Agent.

         The Escrow Agent will receive a fee of $2,000 per year for its services under the Escrow Agreement. In addition, the Escrow Agent will be entitled to reimbursement for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by the Escrow Agent in accordance with any of the provisions.

of the Escrow Agreement, excluding any expense, disbursement or advance that may arise from its own gross negligence or wilful misconduct. Such compensation and reimbursement will be paid by the BRI Shareholders and Quintiles. Quintiles will have the option to pay any compensation and reimbursement due to the Escrow Agent in satisfaction of BRI Shareholders' obligations thereunder, and upon any such payment, Quintiles may treat the amount of such payment as an immediate liquidated claim against the Escrow Shares. Quintiles will be severally liable for 50% of such compensation and reimbursement, and the BRI Shareholders will be liable (in accordance with their pro rata interest in the Escrow Fund) for the other 50%, to be paid from the Escrow Expense Basket, to the extent funds remain. The Escrow Agent has the right to set aside or hold Escrow Shares to satisfy any unpaid compensation or reimbursement obligations of Quintiles or the Shareholder's Representative under the Escrow Agreement.


         The Escrow Agent or any successor may at any time resign by giving thirty (30) days notice in writing to the Shareholder's Representative and Quintiles. In the event of any such resignation, a successor Escrow Agent will be appointed by written consent of the Shareholder's Representative and Quintiles.


         The Shareholder's Representative. The Shareholder's Representative may be removed and a new Shareholder's Representative(s) may be appointed at any time by the written agreement of all the BRI Shareholders. Any such removal and appointment will be effective upon receipt by the Escrow Agent and Quintiles of the written instrument appointing the new Shareholder's Representative. The Shareholder's Representative will have no liability to the BRI Shareholders with respect to any action taken by him or her under the Escrow Agreement, except with respect to his or her gross negligence or willful misconduct. The Shareholder's Representative will not be liable to any BRI Shareholder in the event that in the exercise of his reasonable judgment, he believes there will not be adequate resources available to cover his potential costs and expenses to contest a claim made by Quintiles or any Indemnitee under the Escrow Agreement. The Shareholder's Representative may act in reliance upon the advice of counsel in reference to any matter in connection with the Escrow Agreement and will not incur any liability to the other BRI Shareholders, or any one of them, for any action taken in good faith in accordance with such advice. All BRI Shareholders (including the Shareholder's Representative) will jointly and severally indemnify the Shareholder's Representative, ratably according to the respective number of shares of Quintiles Common Stock to be received by each BRI Shareholder, from and against any and all damages, losses, demands, claims, costs, liabilities, judgments, deficiencies or expenses incurred in connection with the Shareholder Representative's actions under the Escrow Agreement or by virtue of acting in his capacity as the Shareholder's Representative, except to the extent resulting from his negligence or wilful misconduct. The Shareholder's Representative will be reimbursed out of the Escrow Expense Basket for all costs and expenses incurred by him in connection with serving as such. The Escrow Agent will from time to time sell such amount of the Escrow Shares which is necessary to pay such costs and expenses, to the extent required. In the event that the Shareholder's Representative reasonably believes that he will not have adequate resources to cover his potential costs and expenses, he will consult with the BRI Shareholders who hold a majority of the BRI Common Stock as of the Closing Date in order to make alternative arrangements for the costs and expenses of the Shareholder's Representative.


         Arbitration. Any unresolved dispute under the Escrow Agreement with respect to any matter that is the subject of an asserted claim against the Escrow Shares must be submitted to and settled by binding arbitration in accordance with the commercial rules, existing at the date thereof, of the American Arbitration Association. The dispute will be submitted to an arbitrator agreed to by the Shareholder's Representative and Quintiles or, if they cannot agree on a single arbitrator, by three arbitrators selected in accordance with the above-referenced rules and will be heard in Raleigh, North Carolina. See "RISK FACTORS--Indemnification obligations of BRI Shareholders Pursuant to the Merger Agreement."

ACCOUNTING TREATMENT


         It is intended that the Merger will be treated as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles. As a condition to the obligations of Quintiles, Acquisition and BRI pursuant to the Merger Agreement, they must receive, on the Closing Date, the opinions of Ernst & Young LLP and Coopers & Lybrand L.L.P., respectively, regarding the ability of these entities to enter into a transaction to be accounted for as a pooling of interests as contemplated by the Merger Agreement. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF QUINTILES, BRI AND INNOVEX."

FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes certain federal income tax consequences of the Merger to holders of BRI Common Stock. The discussion does not address all aspects of federal income taxation that may be relevant to particular shareholders and may not be applicable to shareholders who are not citizens or residents of the United States, or who will acquire the Quintiles Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that BRI shareholders hold their BRI Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The following discussion is based on the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Quintiles, BRI and their respective shareholders.


         In the opinion of Coopers & Lybrand L.L.P., accountants to BRI, the Merger should, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code and Quintiles, Acquisition, and BRI should each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Coopers & Lybrand L.L.P. has relied upon written representations and covenants of Quintiles and BRI. A copy of the opinion of Coopers & Lybrand L.L.P. is attached to the Proxy Statement/Prospectus as Appendix E.


         As a tax-free reorganization, the Merger should have the following federal income tax consequences for shareholders, BRI, Acquisition and
Quintiles:

         1. No gain or loss should be recognized by holders of BRI Common Stock upon their receipt in the Merger of Quintiles Common Stock solely in exchange for BRI Common Stock.

         2. The tax basis of the shares of Quintiles Common Stock received by each shareholder of BRI should equal the tax basis of such shareholder's shares of BRI Common Stock (reduced, if any, by an amount allocable to fractional share interests for which cash is received) exchanged in the Merger.

         3. The holding period for the shares of Quintiles Common Stock received by each shareholder of BRI should include the holding period for the shares of BRI Common Stock of such shareholder exchanged in the Merger.

         4. Neither Quintiles, Acquisition, nor BRI should recognize gain or loss as a result of the Merger.

         The parties are not requesting a ruling from the IRS in connection with the Merger. The opinion of Coopers & Lybrand referred to herein neither binds the IRS nor precludes the IRS from adopting a contrary position, and is subject to certain assumptions and qualifications and the accuracy of certain representations made by Quintiles and BRI and including representations to be delivered to Coopers & Lybrand L.L.P. by the respective managements of Quintiles and BRI. In providing their opinion, Coopers & Lybrand L.L.P. has relied on certain assumptions and representations relating to the "continuity of interest" requirement from Quintiles and BRI.

         To satisfy the continuity of interest requirement, BRI Shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their BRI Common Stock in anticipation of the Merger or (ii) the Quintiles Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the BRI Shareholders, as a group, would no longer have a significant equity interest in the BRI business conducted after the Merger. Planned Dispositions include, among other things, dispositions of shares pursuant to the exercise of dissenters' rights. BRI Shareholders will generally be regarded as having retained a significant equity interest as long as the Quintiles Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the BRI Shareholders in the Merger. If the continuity of interest requirement were not satisfied, the Merger would not be treated as a "reorganization".

         A successful IRS challenge to the "reorganization" status of the Merger (as a result of the failure of the "continuity of interest" requirement or otherwise) would result in each BRI Shareholder recognizing gain or loss with respect to each share of BRI Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Quintiles Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Quintiles Common Stock so received would equal its fair market value and his holding period for such stock would begin the day after the Merger.

         Even if the Merger qualifies as a "reorganization", a recipient of shares of Quintiles Common Stock may recognize income or gain to the extent that such shares were considered to be received in exchange for services or property (other than solely BRI Common Stock). All or a portion of such income or gain may be taxable as ordinary income. In addition, gain or loss would be recognized to the extent that BRI Shareholder was treated as receiving (directly or indirectly) consideration other than Quintiles Common Stock in exchange for the shareholder's BRI Common Stock.

RESTRICTIONS ON RESALES OF QUINTILES COMMON STOCK; POOLING CONSIDERATIONS; AFFILIATE AGREEMENTS

         All shares of Quintiles Common Stock to be issued at the Effective Time pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who is an "affiliate" of BRI prior to the Merger. Affiliates are persons who control, are controlled by or under common control with BRI at the time the BRI Shareholders vote on the Merger, none of whom will be affiliates of Quintiles at or shortly after the Effective Time, and generally include BRI's directors and executive officers. Such affiliates may not sell their shares of Quintiles Common Stock acquired in the Merger without (i) the further registration of such shares under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act, which permits resales under certain conditions, as discussed in more detail below, or (iii) the availability of another exemption from such further registration. Under Rule 145, a person who was an affiliate of BRI, but who is not an affiliate of Quintiles after the Merger, may publicly sell shares acquired in the Merger where the person (1)(a) sells during any period the number of shares permitted under Rule 144(e) promulgated under the Securities Act; (b) sells in a "broker's transaction", (c) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker, and (d) sells at a time when there is adequate current public information about Quintiles; or (2)(a) holds such shares for at least two years and (b) sells at a time when there is adequate public information about Quintiles; or (3) holds the shares for at least three years. As a condition to the Merger, each person who has been identified by BRI as an affiliate of BRI is required to have entered into an agreement with Quintiles acknowledging the restrictions set forth above (each, an "Affiliate Agreement").

         Pooling of interests accounting treatment requires that affiliates of BRI who receive shares of Quintiles Common Stock in the Merger and affiliates of Quintiles must not sell or otherwise reduce their risk relative to their shares of Quintiles Common Stock until Quintiles has published consolidated financial statements including the combined operations of Quintiles and the Surviving Corporation for a period of at least 30 days following the Effective Time. As a condition to the Merger, Quintiles must receive an Affiliate Agreement signed by all persons who were, at the record date for the meeting of BRI Shareholders, affiliates of BRI evidencing their agreement not to sell their shares of Quintiles Common Stock until such period has expired.

         In order to help ensure that the Merger will qualify as a reorganization under Section 368(a) of the Tax Code, the Affiliate Agreements to be executed by each affiliate of BRI contain a representation that such affiliate (i) has no plan or intention to sell any of the shares of Quintiles Common Stock received by such affiliate in the Merger, and (ii) is not aware of, or participating in, any plan or intent on the part of BRI Shareholders to engage in sales of Quintiles Common Stock received in the Merger, such that the aggregate fair market value, as of the Effective Time, of the shares of Quintiles Common Stock subject to such sales would exceed fifty percent (50%) of the aggregate fair market value of all outstanding BRI Common Stock immediately prior to the Merger.

REGULATORY APPROVALS


         Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated unless certain information has been filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period under the HSR Act has expired or been terminated by the FTC and the Antitrust Division. Quintiles and BRI have submitted the applicable filings under the HSR Act, and the expiration or other termination of the waiting period satisfactory to Quintiles and BRI, is a condition to consummation of the Merger.


         At any time before or after the Effective Time, and notwithstanding the termination of the HSR Act waiting period, the Antitrust Division, the FTC or a private person could seek to use the antitrust laws, among other things, to enjoin the merger or to cause Quintiles to divest itself, in whole or in part, of BRI or of other business conducted by Quintiles. Based upon the information available to them, Quintiles and BRI believe that the Merger can be consummated in compliance with the antitrust laws. However, there can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Quintiles and BRI will prevail. The absence of any claim or action to restrain or prohibit the Merger is a condition to the parties' obligations under the Merger Agreement.

         Quintiles and BRI are aware of no other material governmental or regulatory requirements that remain to be compiled with in connection with the Merger, other than applicable securities and "blue sky" laws of the various states and the filing of articles of merger, setting forth the principal terms of the Merger Agreement and Plan of Merger, with the Secretary of State of North Carolina and the State Corporation Commission of the Commonwealth of Virginia.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER


STOCK OWNERSHIP, STOCK OPTIONS OF BRI DIRECTORS AND EXECUTIVE OFFICERS


         As of the BRI Record Date, the directors and executive officers of BRI as a group beneficially owned an aggregate of 134,741 shares of BRI Common Stock and held options to purchase 28,082 shares of BRI Common Stock. All of those shares will be treated in the Merger in the same manner as the shares of BRI Common Stock held by other shareholders of BRI, and all of those options will be treated in the Merger in the same manner (other than for restrictions on transfer due to pooling restrictions - see "THE MERGER -- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements") as options to purchase BRI Common Stock held by other employees of BRI. To the best of BRI's knowledge, each of the BRI directors and executive officers who owns shares of BRI Common Stock intends to vote those shares in favor of the Merger. Each director and executive officer of BRI will enter into an agreement restricting his or her sale of Quintiles shares for a period following the effectiveness of the Merger. See "THE MERGER -- The Merger Agreement -- Restrictions on Resales of Quintiles Common Stock; Pooling Considerations; Affiliate Agreements."

EMPLOYMENT AND NONCOMPETITION AGREEMENTS


         Contemporaneous with the execution of the Merger Agreement, Acquisition entered into employment agreements with certain employees, including Dr. Frank Hurley and James T. Ogle, to become effective at Closing. The employment agreement of Dr. Hurley initially provides for a three year term and an annual base salary of $240,000, and that of Mr. Ogle initially provides for a two year term and an annual base salary of $200,000. The employment agreements also permit participation in the Quintiles Executive Compensation Plan and all employee benefit plans or programs made available to employees of the applicable level of the Surviving Corporation, and incorporate certain non-compete and confidentiality provisions, including in the case of Dr. Hurley a requirement that he not compete with the Surviving Corporation and its affiliates for the longer of five years and the period ending one year following the expiration of his employment, and for Mr. Ogle a requirement that he not compete with the Surviving Corporation and its affiliates for the longer of three years and the period ending one year following the expiration of his employment.


         Approximately 60 of the BRI employees who will become employees of Quintiles or Acquisition following the Merger, including those entering into employment agreements with Acquisition as provided above, will receive an aggregate of 200,000 options to purchase Quintiles common stock as an incentive for future performance with Quintiles or Acquisition. The number of Quintiles options granted to the individual BRI employees ranges from 100 to 25,000 (in the cases of Dr. Hurley and Mr. Ogle), and the BRI executives will receive approximately half of the options.

                     RIGHTS OF DISSENTING BRI SHAREHOLDERS


         Any holder of shares of BRI Common Stock who objects to the adoption of the Merger Agreement and Plan of Merger (a "Dissenting Shareholder") may elect to be paid the fair value of those shares. The rights of Dissenting Shareholders are governed by Sections 13.1-730 through 741 of the Virginia Stock Corporation Act. The following description summarizes the material provisions of Sections 13.1-730 through 741 of the Virginia Stock Corporation Act. The following description is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 13.1-730 through 741, which is set forth in Appendix F to this Proxy Statement/Prospectus.


         If any holder of BRI Common Stock wishes to elect to dissent from the Merger and demand payment, such holder must first satisfy each of the following conditions:

                 (i) Such holder must deliver to BRI, before the taking of the vote with respect to the Merger, a written notice of his intent to demand payment for his shares of BRI Common Stock if the Merger is consummated ("Intent to Demand Payment"). This Intent to Demand Payment must be in addition to and separate from any proxy or vote against the Merger; neither voting against the Merger nor failing to vote for the Merger will constitute an Intent to Demand Payment within the meaning of Section 13.1-733.

                 (ii) Such holder must not vote in favor of the Merger. A failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of such holder's right to dissent and will nullify any previously filed written demand for appraisal.

         If any holder of shares of BRI Common Stock fails to comply with either of these conditions and the Merger becomes effective, such holder will have no dissenters' rights with respect to those shares.

         All written notices of Intent to Demand Payment should be delivered to BRI International, Inc., 1300 North 17th Street, Suite 300, Arlington, Virginia 22209, Attention: Corporate Secretary, before the taking of the vote on the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record.

         Within ten (10) days after the date of the shareholder approval of the Merger, BRI must give written notice (the "Dissenters Notice") that the Merger has become effective to each shareholder who has filed an Intent to Demand Payment and who did not vote in favor of the Merger. The Dissenters Notice must (i) state where a demand for payment must be sent and the procedure for depositing shares, (ii) inform holders of uncertificated shares about certain transfer restrictions, (iii) provide a form for demanding payment, which shall include (A) the date of the first announcement to news media or to shareholders of the terms of the proposed Merger (the "Announcement Date") and (B) a requirement that the person asserting dissenters rights must certify whether or not he acquired beneficial ownership of the shares before or after the

Announcement Date, (iv) provide a copy of Article 15 of Chapter 9 of the Virginia Stock Corporation Act, and (v) set a date for receipt of demands for payment not less than thirty (30) and not more than sixty (60) days after the date of the Dissenters Notice.

         The shareholder's demand for payment must certify that he acquired beneficial ownership of the shares on or before the Announcement Date. Also the shareholder must deposit his or her certificates in accordance with the terms of the Dissenters Notice. A shareholder who deposits his shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the Merger. Any shareholder who does not demand payment and deposit his certificates where required by the date set forth in the Dissenters Notice, is not entitled for payment for his shares under Article 15 of Chapter 9 of the Virginia Stock Corporation Act.

         Within thirty (30) days of receipt of a demand for payment, BRI must pay the Dissenting Shareholder the fair value of his shares, plus accrued interest. In addition BRI must supply the Dissenting Shareholder with an explanation of the fair value calculation, a balance sheet of the most recent fiscal year ending not more than sixteen months before the effective date of the Merger, an income statement for that year, a statement of changes in shareholders' equity for that year, the latest available interim financial statements, an explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated, a statement regarding procedures to dispute BRI's fair value calculation, and a copy of Chapter 9 of
Article 15 of the Virginia Stock Corporation Act.

         If a Dissenting Shareholder disagrees with the fair value of shares paid or offered by BRI or the amount of accrued interest due, the Dissenting Shareholder may notify BRI of his or her own estimate of the fair value of his shares and amount of accrued interest and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Dissenter's Estimate"). The Dissenting Shareholder must notify BRI of the Dissenter's Estimate within thirty (30) days after the date BRI makes or offers to make payment to the Dissenting Shareholder. Within sixty (60) days after receiving the Dissenter's Estimate, BRI must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or BRI must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the circuit court must determine all costs of the proceeding and must assess those costs against BRI, except that the circuit court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenter's Estimate.


         THE FOREGOING DISCUSSION IS A SUMMARY OF THE MATERIAL PROVISIONS OF
ARTICLE 15. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO REVIEW CAREFULLY THE FULL TEXT OF ARTICLE 15, WHICH IS INCLUDED AS APPENDIX F TO THIS PROXY STATEMENT/PROSPECTUS. THE PROVISIONS OF ARTICLE 15 ARE TECHNICAL AND COMPLEX, AND A SHAREHOLDER FAILING TO COMPLY STRICTLY WITH THEM MAY FORFEIT HIS DISSENTING SHAREHOLDER'S RIGHTS. ANY SHAREHOLDER WHO INTENDS TO DISSENT FROM THE MERGER SHOULD REVIEW THE TEXT OF THOSE PROVISIONS CAREFULLY AND ALSO SHOULD CONSULT WITH HIS ATTORNEY. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO BRI SHAREHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.


         Any Dissenting Shareholder who perfects his right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "THE MERGER--Federal Income Tax Considerations."

         Because the North Carolina Business Corporation Act does not require that the shareholders of Quintiles approve the Merger Agreement, Quintiles' shareholders will not have dissenters' rights in connection with the Merger.

                    CERTAIN INFORMATION CONCERNING QUINTILES

GENERAL


         Quintiles Transnational Corp. ("Quintiles") is a North Carolina corporation which provides drug development and health information management services to a range of public and private sector clients around the world. Quintiles believes that it is one of only three contract research organizations ("CROs") with fiscal 1995 revenue exceeding $100 million and one of a few capable of providing global services. Quintiles compliments the research and development departments of pharmaceutical and biotechnology companies by offering services designed to assure a high quality product for the sponsor company and reduce drug development time and cost. In addition, Quintiles' integrated services and extensive information technology capabilities furnish clients with broad experience and expertise in global drug development and provide clients with an outsourced variable-cost alternative to the fixed costs associated with internal drug development. Quintiles' professional services include clinical trials management, data management, biostatistical analysis, formulation and packaging of drugs for clinical trials, centralized clinical laboratory services, pre-clinical and Phase I testing, study design and strategic, regulatory and health economics consulting. In 1995, Quintiles generated approximately 79% of its net revenue from its clinical services, and approximately 21% from its pre-clinical, laboratory services and formulation and packaging services. Quintiles maintains its principal executive office at 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, North Carolina, 27703-8411 and its telephone number is (919) 941-2000.


         Information about the business of Quintiles, its directors and executive officers, their business history, stock ownership, compensation and direct or indirect interests in certain transactions with Quintiles, information about the principal holders of Quintiles Common Stock and additional financial information not contained in this Proxy
Statement/Prospectus is incorporated herein by reference from reports Quintiles files with the Commission. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECENT DEVELOPMENTS

         On October 6, 1996, Quintiles, Innovex Limited, a company organized under the laws of England and Wales ("Innovex"), and the shareholders of Innovex, signed a definitive agreement, dated as of October 4, 1996 (the "Exchange Agreement"), by which Quintiles will exchange up to 10 million shares of its common stock for all of the outstanding ordinary shares and cumulative participating preferred ordinary shares ("Innovex Shares") of Innovex (the "Exchange"). Innovex is believed to be the largest privately held contract pharmaceutical organization in the world with more than 3,200 employees in the U.K., continental Europe and the United States. The company's core competencies focus on supplementing the sales and marketing of drugs for many of the leading 25 pharmaceutical companies on a global basis. Innovex's clinical research and contract-selling activities are concentrated during the peri-marketing phase of two years pre- and two years post-regulatory approval.


         The Exchange Agreement provides that, following the performance and fulfillment of all covenants, conditions and obligations to the Exchange (other than those waived in accordance with the terms of the Exchange Agreement), Quintiles will acquire all of the outstanding Innovex Shares from the shareholders of Innovex and Innovex will become a wholly-owned subsidiary of Quintiles and continue its existence as a company under the laws of the United Kingdom. On the closing date of the Exchange, for an aggregate amount of approximately $60 million (the source of which is expected to be Quintiles' working capital), Quintiles would also (i) purchase all outstanding Innovex cumulative redeemable preference shares from the holders of such shares for L1.00 each, plus accrued and unpaid dividends thereon and (ii) advance cash to Innovex sufficient to satisfy certain indebtedness of Innovex. The Exchange will be effected by the delivery at Closing by the Innovex shareholders of duly executed stock transfer forms in respect of all of their Innovex Shares together with certificates representing such shares in exchange for shares of Quintiles Common Stock. The Exchange will become effective at the date and time specified in the Exchange Agreement (the "Exchange Closing Date").

         Pursuant to the Exchange Agreement, Quintiles has agreed to substitute options to acquire Innovex ordinary shares ("Innovex Options") for options to acquire shares of Quintiles Common Stock ("Quintiles Options"). On the Exchange Closing Date, each Innovex Option will be cancelled and a new Quintiles Option to acquire shares of Quintiles Common Stock will be substituted therefor. The exercise price for any Quintiles Options so received will equal the exercise price of the Innovex Options exchanged for such Quintiles Options divided by the exchange ratio of 0.7981 applicable in the Exchange. Each Quintiles Option will otherwise be subject to equivalent terms and conditions as apply to the corresponding Innovex Option. The total number of shares of Quintiles Common Stock issuable in the Exchange and upon exercise of the substituted options is 10 million.

         On the Exchange Closing Date and pursuant to an escrow agreement among the parties, two and one-half percent of the total number of shares of Quintiles Common Stock to be issued in the Exchange will be delivered pro rata by the Innovex shareholders to the escrow agent under the escrow agreement to be held by such escrow agent for the purpose of securing the obligations of the Innovex shareholders pursuant to the indemnification provisions of the Exchange Agreement.

         In addition, on the Exchange Closing Date, Barrie S. Haigh, currently the Chairman of Innovex, will execute an employment agreement with Quintiles on terms similar to his existing service agreement and also providing for a noncompetition covenant restricting Mr. Haigh for a period ending on the date he reaches age 65 or, if later, two years after his employment with Quintiles ends. In addition, certain other senior executive officers of Innovex will execute employment agreements with Quintiles which will include terms satisfactory to the parties as well as noncompetition covenants. Mr. Haigh and Paul Knott, currently Group Finance Director of Innovex, will also be appointed to the Board of Directors of Quintiles.

         The shares of Quintiles Common Stock to be received by the shareholders of Innovex in the Exchange will be issued by Quintiles without registration under the Securities Act pursuant to the exemptions from registration contained in Section 4(2) of, and Regulation S under, the Securities Act. As a result, the acquired shares may be transferred only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration. Quintiles has agreed to provide the Innovex shareholders with certain rights, which are subject to market conditions and other customary limitations, to have the acquired shares registered under the Securities Act pursuant to a Registration Rights Agreement. Under the Registration Rights Agreement, which would be executed when the Exchange is consummated, Quintiles has (i) agreed to file a registration statement for an underwritten offering to include up to 2.7 million of the acquired shares and granted to the Innovex shareholders rights to demand registration until an aggregate of 2.7 million shares are sold,
(ii) agreed to file a shelf registration statement to allow the Innovex shareholders to sell in the market up to 500,000 shares every 90 days for a period of approximately three years and (iii) granted rights to the Innovex shareholders to participate with Quintiles in certain underwritten offerings that Quintiles may file over the next approximately three years. The rights granted to the Innovex shareholders terminate when, among other things, the acquired shares may be sold within the limitations set forth in Rule 144 under the Securities Act or if the holder thereof transfers the acquired shares to an ineligible person.

         It is the intention of Quintiles and the other parties to the Exchange Agreement to consummate the Exchange and the other transactions contemplated by the Exchange Agreement as soon as possible following the satisfaction of all covenants and conditions to the parties' respective obligations to complete the Exchange (or, to the extent permitted, waiver thereof). See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "SUMMARY -- Selected Pro Forma Combined Financial Data (Unaudited)," "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF QUINTILES, BRI AND INNOVEX" and "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF QUINTILES AND INNOVEX."


                       CERTAIN INFORMATION CONCERNING BRI

GENERAL

         BRI is a provider of CRO services on a global basis for the pharmaceutical, biotechnology and medical device industries. BRI provides regulatory consulting and clinical testing services which complement the research and development departments of client companies, emphasize a high quality product and reduce product development time and cost. Founded in 1971, BRI is one of the world's oldest CROs. BRI believes that it is one of the largest CROs in the world, based on 1995 net revenue, and that it is the world's leading provider of CRO services to the medical device industry. BRI has assisted 12 of the 15 largest pharmaceutical companies, as ranked by the size of their research and development operations, and BRI has served 48 of the world's 100 largest medical device and diagnostic companies as ranked by 1995 revenue.

         BRI was founded as a provider of clinical services to large, established pharmaceutical companies. As medical device regulations developed and became more stringent, BRI expanded its scope to assist companies with their medical device registrations. Subsequently, as the biotechnology industry developed, BRI again expanded its services to assist those companies with product development and registration. BRI's current operations can be broadly grouped into three categories: Biopharmaceutical Development and Consulting Services, Medical Device Services and Quality/Regulatory Systems.

         BRI's net revenue has grown from approximately $13 million in fiscal 1991 to $38 million in fiscal 1995. BRI has a diverse client base with no single client providing more than 10% of expected annual net revenue for fiscal 1996. BRI provides services internationally from 13 offices in 4 countries: the U.S., the United Kingdom, France and Belgium. For the fiscal year ended November 30, 1995, approximately 72% of net revenue was attributed to BRI's U.S. operations and 28% to international operations.

THE CRO INDUSTRY

         The CRO industry provides independent product development services for the pharmaceutical, biotechnology and medical device industries. Generally, CROs derive substantially all of their revenue from the research and development expenditures of these industries. The CRO industry has evolved from providing primarily pre-clinical services in the 1970s to a full-service industry today offering pre-clinical and clinical services as well as post-marketing research. CROs manage clinical trials, provide scientific evaluations and analyze results according to good clinical and laboratory practices as required by the applicable regulatory authorities.

                 New Drug Development

         Before a new drug may be marketed, it must generally undergo extensive testing and regulatory review to determine that it is safe and effective. This development process consists of two stages, pre-clinical and clinical. In the pre-clinical stage, the sponsor of the new drug conducts laboratory analysis and animal tests, generally over a one to three year period, to determine the basic biologic activity and safety of the drug. Upon successful completion of the pre-clinical phase, the drug undergoes a series of clinical tests in humans, often including healthy volunteers as well as subjects with the targeted disease, generally over an eight to twelve year period. In the U.S., pre-clinical and clinical testing must comply with a set of requirements generally referred to as Good Clinical Practice ("GCP") and other standards promulgated by the Food and Drug Administration ("FDA") and other federal and state governmental authorities. GCP stipulates procedures designed to ensure the quality and integrity of data obtained from clinical testing and to protect the rights and safety of clinical subjects. The FDA pioneered the use of clinical trials in the regulation of new drug development, and the agency's approval process has shaped much drug regulation worldwide. In recent years, the FDA and corresponding regulatory agencies of the major industrial countries (Canada, Japan and the European Community ("EC")) commenced discussions for the purpose of developing common standards for both the conduct of pre-clinical and clinical studies and the format and content of applications for new drug approvals. Data from multinational studies adhering to GCP are now generally acceptable to the FDA and the governments within the EC.

         For a drug manufactured in the U.S., a sponsor must file an investigational new drug application ("IND") with the FDA before the commencement of human testing of the drug. The IND includes pre-clinical testing results and sets forth the sponsor's plans for conducting human clinical trials. The design of these clinical trials is included in the study protocol, and is critical to the success of the drug development effort because the protocol must correctly anticipate the data and results the FDA will require before approving the drug. In the absence of any comments from the FDA, human trials may begin 30 days after the IND is filed. Human trials usually start on a small scale to assess safety and then expand to larger trials to test efficacy. Trials are usually grouped into four phases, with multiple trials generally conducted within each phase.

     Phase 1. Phase 1 trials are conducted on healthy volunteers, typically 20 to 80 persons, to develop basic safety data relating to toxicity, metabolism, absorption and other pharmacological actions. These trials last an average of six months to one year.

     Phase 2. Phase 2 trials are conducted on a small number of subjects, typically 100 to 200 subjects, who suffer from the drug's targeted disease or condition. Phase 2 trials offer the first evidence of clinical efficacy, as well as additional safety data. These trials last an average of two years.

     Phase 3. Phase 3 trials are conducted on a significantly larger population of several hundred to several thousand subjects, some of whom suffer from the targeted disease or condition and some of whom are healthy. Phase 3 trials are designed to measure efficacy on a large scale as well as long-term side effects. These trials involve numerous sites and generally last two to three years.

     Phase 4. As a condition of granting marketing approval, the FDA may require that a sponsor continue to conduct additional clinical trials, known as Phase 4 trials, to monitor long-term risks and benefits, study different dosage levels, or evaluate different safety and efficacy parameters in target patient populations. Phase 4 trials have increased in importance, which has resulted in increasing complexity in the scope of the trials (i.e., the number of subjects tested) and the manner in which they are conducted (i.e., the number of sites at which testing is performed). Phase 4 trials generally last one to four years.

         Clinical trials can last from eight to twelve years and represent the most expensive and time consuming part of the overall drug development process. The information generated during these trials is critical for gaining marketing approval from the FDA or other regulatory agencies. After the successful completion of Phase 3 trials, the sponsor of a new drug must submit a New Drug Application ("NDA") to the FDA. The NDA is a lengthy filing that includes, among other things, the results of all pre-clinical and clinical studies, information about the drug's composition and the sponsor's plans for producing, packaging and labeling the drug. Most of the clinical data contained in an NDA are generated during the Phase 2 and 3 trials. The average NDA filed between 1989 and 1992 contained 90,650 pages. The FDA's review of an NDA can last from several months to several years depending on the priority assigned to the drug by the FDA, with the average review lasting two and one-half years. Drugs that successfully complete this review may be marketed in the U.S., subject to the conditions imposed by the FDA in its approval. The FDA has been subject to increasing pressure to allow drugs to reach the public more quickly. As a result, in some instances the FDA has expedited the review process by granting conditional approval of lifesaving drugs or those for conditions for which there is no current treatment so that they can be marketed while Phase 4 trials are being conducted. In recent years, the FDA has encouraged the use of computer assisted NDAs ("CANDAs") in an effort to expedite the approval process.

                 New Medical Device Development

         In addition to its regulations covering marketed devices, the FDA also regulates the clinical investigation and marketing approval of all medical devices in the U.S. To obtain approval to clinically investigate a significant risk medical device, the sponsor, or sponsor/investigator, must submit an Investigational Device Exemption ("IDE") application to the FDA for approval. The IDE must include a scientifically valid protocol, provisions for informed consent, and, where appropriate, pre-clinical in vitro and animal testing to justify the clinical study. The clinical study protocol must also be approved by the institutional review board ("IRB") at each of the institutions where the study will be conducted.

         Marketing approval is obtained by one of two processes. If the device is substantially equivalent to a marketed device (that reached the market by other than the pre-market approval ("PMA") process (discussed below)), then the manufacturer submits a pre-market notification (otherwise known as a 510(k) notice) to the FDA for approval. To be found substantially equivalent, the device must be equivalent to the marketed device in terms of its indication for use and its safety and performance. Safety and performance are generally documented by in vitro testing, and possibly animal and/or clinical testing. The FDA generally tries to respond to 510(k) submissions within 90 days, but the entire process (i.e., responding to questions from the FDA and waiting for further review and a decision) may take seven to nine months or longer.

         If the device is not substantially equivalent to a marketed device (that reached the market by other than the PMA process), then a PMA application must be submitted to, and approved by, the FDA. A PMA must generally include in-vitro, animal, and clinical data which provide reasonable assurance that the device is safe and effective. PMAs are reviewed not only by the FDA, but generally also by an advisory committee consisting of outside medical and scientific experts. The entire review and approval process may take from 18 months to 40 months or longer.

                 Industry Structure

         The CRO industry consists of several hundred small, limited-service providers, several medium-sized CROs and a few full-service CROs with global operations. Although there are few barriers to entry for small, limited-service providers, BRI believes there are significant barriers to becoming a full-service CRO with global capabilities. Some of these barriers include the cost and experience necessary to develop complex information technology systems, multiple international offices to serve the global demands of clients, the expertise to manage complex clinical trials in numerous countries involving thousands of subjects, the preparation of flexible regulatory submissions on a multinational basis and broad therapeutic expertise. BRI believes barriers to entry for a full-service CRO are increasing as a result of consolidation in the pharmaceutical industry because, once consolidated, many pharmaceutical companies aggressively manage costs by outsourcing larger scale, more comprehensive and sophisticated drug development programs on a global basis. BRI believes that only a few CROs are capable of providing these types of global services.

         The CRO industry, as a whole, derives substantially all of its revenue from research and development expenditures by the pharmaceutical, biotechnology and medical device industries. The global pharmaceutical and biotechnology industry spent an estimated $28 billion in 1994 on research and development, of which an estimated $17 billion was spent on the type of services offered by BRI. Of this amount, approximately $3.5 billion was outsourced, of which approximately $1.5 billion was outsourced to CROs. These expenditures are primarily for pre-clinical testing and clinical trials. Although research and development expenditures for the publicly traded medical device companies were approximately $5.3 billion in 1995, estimates of outsourcing are less well defined than for the pharmaceutical and biotechnology industry.

                 Trends Affecting the CRO Industry

         BRI believes that the following trends have been affecting the CRO industry in recent years and will continue to do so:

         Cost Containment Pressures. Recently, drug companies have faced cost containment pressures stemming from patent expirations, market acceptance of generic drugs and regulatory pressures to reduce drug prices. BRI believes that the pharmaceutical industry is responding by reducing jobs, decentralizing the research and development process, consolidating, and outsourcing to CROs, thereby reducing the fixed costs associated with internal drug development.
The CRO industry is often able to perform the needed services with a higher level of expertise or specialization, more quickly and at a lower cost than the client could perform the services internally.

         Globalization of the Marketplace. Pharmaceutical and biotechnology companies are increasingly attempting to expand the market for new drugs by pursuing regulatory approvals in multiple countries simultaneously rather than sequentially as they have in the past. Expanding the market for a drug is particularly important to the industry because of limited periods of patent protection and high development costs of new drugs. In order to gain access to the global marketplace, pharmaceutical and biotechnology companies are increasingly outsourcing to CROs that are deployed in key geographical markets worldwide and are capable of coordinating concurrent regulatory approvals. In addition, these companies are increasingly using CROs that have the technology systems in place to compile and analyze large volumes of complex data from multinational clinical trials and prepare regulatory submissions simultaneously on a multinational basis.

         Consolidation in the Pharmaceutical Industry. The pharmaceutical industry is consolidating as companies seek to reduce costs. Recent consolidations include some of the largest multinational pharmaceutical companies in the world, such as American Home Products-American Cyanamid Company, Glaxo-Wellcome, and Roche-Syntex. Once consolidated, many pharmaceutical companies aggressively manage costs by reducing jobs, decentralizing the research and development process, and outsourcing to CROs in an effort to reduce the fixed costs associated with internal drug development. BRI believes that the full-service global CROs will benefit from this trend.

         Increasingly Stringent Regulation. Increasingly stringent regulatory requirements throughout the world have increased the volume of data required for regulatory filings and complicated data collection and analysis during the drug development process. As a result, the pharmaceutical and biotechnology industries are outsourcing to global CROs to take advantage of their data management expertise, technological capabilities and geographic presence. BRI believes that CROs which stay abreast of technological innovations and the changing regulatory requirements in multiple international jurisdictions will have a competitive advantage.

         Product Pipeline Pressures. BRI believes that research and development expenditures have increased as a result of pressure to develop a pipeline of products for an aging population and for the treatment of chronic disorders and life-threatening conditions such as AIDS, Alzheimer's disease and arthritis. The development of therapies for such conditions and disorders requires complex clinical trials to demonstrate a therapy's effectiveness and long-term side effects.

         Biotechnology Industry Growth. The U.S. biotechnology industry has grown rapidly over the last ten years and is introducing significant numbers of new drugs which require regulatory approval. Many biotechnology companies do not have the necessary staff, in-house expertise or financial resources to conduct clinical trials. Accordingly, many biotechnology companies have chosen to outsource to CROs rather than expend significant time and resources to develop an internal clinical development capability. In addition, as a result of recent product development setbacks encountered by some biotechnology companies, BRI believes that many biotechnology companies are turning to certain CROs for sophisticated regulatory expertise. Moreover, the biotechnology industry is expanding into Europe, and BRI believes that significant opportunities exist for CROs with a global presence.

         Medical Device Industry Growth. The medical device industry in both the United States and abroad has grown rapidly over the last two decades and now offers a range of safe, effective and cost-efficient products. Many new products and technologies are currently in development, and the speed with which these products reach the market is greater than in either the pharmaceutical or biotechnology industries, particularly in foreign countries. BRI believes medical device development companies are increasingly relying on CROs for supplemental resources and for their expertise in complex technologies, global program management, and reimbursement and consulting compliance. BRI believes that CROs with global capabilities in these areas will be able to compete more effectively for outsourced business from the growing medical device industry.

BRI'S SERVICES

                 BRI provides its services in the U.S. and internationally through five operating divisions, some of which are in wholly owned subsidiaries:

                 Pharmaceutical Development Services. The Pharmaceutical Development Services ("U.S. Pharmaceutical Development") division is based in the U.S. and is BRI's largest division. U.S. Pharmaceutical Development assists clients with the design, implementation and management of drug or biologic clinical research studies by providing clients with high quality information to support regulatory submissions or post-marketing activities. U.S. Pharmaceutical Development can manage a study or program through the entire process from initial application to final submission, or through any particular segment of that process. U.S. Pharmaceutical Development's staff consists of project managers, clinical research associates, medical monitors, data managers, biostatisticians and drug development strategists who work with each other and with clients to design study plans and monitor studies on a continuing basis. U.S. Pharmaceutical Development's services include: design of clinical programs to validate claims; protocol design and review; case report form design and printing; investigator identification and meetings; qualification and coordination; project management of global clinical trials using multi-lingual staff; worldwide clinical monitoring of all study phases; clinical trials supplies, management and distribution; patient recruitment; database design and construction; data entry and review/verification; worldwide data management; review and incorporation of multinational data for global submissions; central laboratory selection and evaluation; medical monitoring and serious adverse event management; statistical design and programming; medical writing; and computer assisted regulatory submissions.

                 BRI International, Ltd. BRI International, Ltd. ("BRI International") is BRI's second largest operating division and is based in Europe. BRI International operates through several subsidiaries as a pan-European organization and offers substantially the same services to the pharmaceutical and biotechnology industries in Europe as U.S. Pharmaceutical Development offers to those industries in the U.S. BRI International serves European clients through its own capabilities and resources and assists U.S. Pharmaceutical Development in serving U.S. clients with their European studies and regulatory submissions. BRI International consists of four revenue-generating units: Clinical Operations, Biometrics, Regulatory Affairs, and Pharmacoeconomics. BRI International's service offerings include:
clinical trials management and monitoring; medical writing; data management; statistical analysis and reporting; statistical consulting; project management; regulatory affairs; and pharmacoeconomics.

                 Quality Regulatory Alliance. BRI's Quality Regulatory Alliance division offers clients a wide range of regulatory compliance and quality-related services. These services are designed to ensure regulatory compliance and quality in manufacturing operations, laboratory research, clinical research, product approval submissions, and commercial product distribution. Quality Regulatory Alliance can audit a client's research and development operations and adjust and implement existing or new quality systems specific to a client's working practices. Quality Regulatory Alliance also offers procedures designed to ensure efficient compliance with relevant national and international regulations and standards, including GLP, GCP, GMP and ISO 9000.

                 MTC-BRI International. BRI's recent integration of MTCE's European medical device consulting service into its own U.S. medical device consulting service has produced MTC-BRI International, which the Company believes is the world's largest medical device consulting organization.
MTC-BRI International's service offerings include: review of global strategies for device development and introduction; identifying regulatory requirements in targeted markets; clinical study design and planning; data management; statistical analysis and report preparation; global clinical trial management and monitoring capabilities; consultation on quality control and quality assurance issues; IDE, 510(k) and PMA guidance and preparation; compliance with European and European Union regulations relating to medical devices; long-range planning for multinational product launches; compliance with legislative requirements for market access; post marketing requirements; managing relationships with national governments and regulatory authorities; European pricing strategies; and European personnel and recruitment services.

                 Biopharmaceutical Consulting Services. BRI's Biopharmaceutical Consulting Services division assists clients in navigating the regulatory approval process governing the development of pharmaceutical and biological drugs and biotechnology products. Biopharmaceutical Consulting Services can assist clients in the design and implementation of product development plans from the initial product concept through product marketing. Biopharmaceutical Consulting Services' service offerings include: strategic regulatory planning for product development and approval; clinical research study design to generate data for approvable indications; design and implementation of the Phase 1 and clinical programs; GMP audits and preparation for inspections; preparation and review of regulatory submissions; coordination of scheduling and agendas with regulatory authorities; assisting at regulatory meetings; in-house training programs in clinical research, regulatory affairs and manufacturing activities; evaluation of pre-clinical research programs to support human clinical trials; and health economics and outcome research.

SALES AND MARKETING

         BRI markets and sells its services primarily through the following means:

         Field Sales. BRI currently has 14 sales and marketing professionals, six of whom are focused on major account development in the U.S., U.K. and Europe, with the remainder focused on the specialty areas of biostatistics, regulatory services, devices, and biopharmaceuticals. During 1995, additional field sales professionals were recruited globally from both the pharmaceutical industry and other CROs to target large, multinational clinical trial opportunities. BRI establishes account executives for each of its client accounts. Each account executive possesses a different area of expertise (e.g., Phase 1, 2, 3 or 4 devices, monitoring services or contract administration), and is responsible for a geographic region, country or countries with specific target accounts. BRI coordinates efforts between U.S., European and Asian account executives.

         In-house Sales. Historically, much of BRI's business has been initiated by telephone inquiries from potential clients. These contacts have typically been generated from other consultants with prior knowledge of BRI (e.g., regulatory law firms) and from responses to media advertising, conference exhibits and presentations. Senior sales staff are assigned to handle these inquiries and try to generate business opportunities from them.

         Media Advertising. BRI conducts annual (or more frequent) media campaigns, each of which has a theme. The 1996 campaign is focused on BRI's global capabilities.

         Conferences and Exhibits. Industry conferences have become an important sales outlet. This medium has been exploited by competitors, and in recent years has been of increasing importance to BRI.

         Corporate Target Accounts. As the industry emphasis is shifting to large, multinational, clinical studies, BRI is focusing on becoming an integral part of the large pharmaceutical companies.

CLIENTS

         BRI serves many of the leading pharmaceutical, biotechnology, and medical device companies in the U.S. and the EC. BRI has assisted 12 of the 15 largest pharmaceutical companies as ranked by the size of their research and development operations, and BRI has served 48 of the world's 100 largest medical device and diagnostic companies as ranked by 1995 revenue. For the year ended November 30, 1995, BRI recognized revenue on contracts with 569 clients, and realized approximately 69% of revenue from pharmaceutical and biotechnology clients, 21% from medical device clients and 10% from quality systems and regulatory affairs. For the fiscal year ended November 30, 1995, approximately 72% of net revenue was attributed to U.S. operations and 28% to international operations. BRI has a diverse client base with no single client providing more than 10% of expected annual revenue for fiscal 1996.

CONTRACTUAL ARRANGEMENTS

         BRI generally is awarded contracts based, among other things, upon its response to requests for proposal ("RFP") received from pharmaceutical, biotechnology and medical device companies. The contract may require BRI to design a protocol, conduct the trial, analyze the results of one or more of the trials, prepare and submit an NDA or CANDA to the FDA, or perform any combination or all of these services. Most contracts are time and materials (a majority of contracts) or fixed price. They are fixed task, multi-year contracts that require a portion of the contract amount to be paid at or near the time the trial is initiated. BRI generally bills its clients monthly in the case of time and material contracts or upon the completion of negotiated performance requirements (in the case of fixed price contracts). Frequently, BRI obtains additional revenue as a result of change orders to existing contracts. Project managers initiate change orders, subject to client approval, as additional tasks or requirements are determined over the course of the contract. BRI's contracts generally may be terminated with or without cause upon a specified notice period (usually 30 days) by the client. In the event of termination, BRI is typically entitled to all sums owed for work performed through the notice of termination and all costs associated with termination of the study. Some of BRI's contracts provide for an early termination fee, the amount of which usually declines as the trial progresses. Loss of a large contract could adversely affect the Company's future revenue and profitability. Termination or delay in the performance of a contract occurs for various reasons, including, but not limited to, unexpected or undesired results, inadequate patient enrollment or investigator recruitment, production problems resulting in shortages of the drug, adverse patient reactions to the drug, or the client's decision to de-emphasize a particular trial.

BACKLOG

         Backlog consists of anticipated net revenue from letters of intent and contracts that have not been completed. Once work under a letter of intent or contract commences, net revenue is recognized over the life of the contract.
In certain cases, BRI will work on a project prior to finalizing a letter of intent or contract, but backlog does not include anticipated net revenue for projects for such project until a definitive letter of intent or contract has been executed. BRI believes that its backlog as of any date is not necessarily an accurate indicator of future results because backlog can be affected by a number of factors, including the size and duration of multi-year projects. Also, BRI enters into many general consulting agreements which do not specify dollar minimums or limits. Therefore, only anticipated net revenue which is reasonably expected over the near term is included in backlog. Clinical trials under contracts included in backlog are subject to termination or delay at any time by the client or regulatory authorities; delayed contracts remain in BRI's backlog pending determination of whether to continue, modify or cancel the contract. Accordingly, and no assurance can be given that BRI will be able to realize the net service revenue included in backlog. At May 31, 1996, BRI's backlog was $60 million.

COMPETITION

                 BRI competes primarily with the pharmaceutical companies' in-house research departments, other CROs, universities and teaching hospitals, many of which have substantially greater financial and other resources than BRI. The CRO industry is highly fragmented, with approximately 20 full-service CROs and many small, limited-service providers. In recent years, however, competitive pressures have resulted in an increasing consolidation of the CRO industry, which is likely to produce heightened competition among the larger CROs for clients. Several large, full-service competitors have emerged, some of which have substantially greater capital and other resources, are better known and have more experienced personnel than BRI. BRI's competitors include Quintiles; G.H. Besselaar and Associates, a subsidiary of Corning, Inc.; Pharmaco, a subsidiary of Applied Bioscience International, Inc.; ClinTrials Research, Inc.; Parexel International Corp.; IBAH, Inc.; and Pharmaceutical Product Development, Inc.

         The CRO industry is not capital intensive and the financial costs of entry into this industry as a small, limited service provider are relatively low. However, the resources and expertise required to become a full-service CRO with global capabilities are significant and include highly trained personnel, offices in several countries, sophisticated information systems and expertise in managing complex clinical trials in multiple countries. BRI believes that clients choose a CRO based on several factors, the most important of which is the historical quality of the work performed for existing and former clients. Other factors include references from existing clients, ability to provide the services required for projects in specific therapeutic areas, and the price for the services performed. While the contract price is an important consideration, BRI believes the more important considerations are experience, reputation, availability of resources and timely completion.

GOVERNMENT REGULATION

         The clinical investigation of new pharmaceutical, biotechnology and medical device products is highly regulated by governmental agencies. The purpose of U.S. federal regulations is to ensure that only those products which have been proven to be safe and effective are made available to the public.
The FDA has set forth regulations and guidelines that pertain to applications to initiate trials of products, approval and conduct of studies, report and record retention, informed consent, applications for the approval of new products, and post-marketing requirements. Pursuant to FDA regulations, CROs that assume obligations of a drug sponsor are required to comply with applicable FDA regulations and are subject to regulatory action for failure to comply with such regulations. In the U.S., the historical trend has been in the direction of increased regulation by the FDA. BRI believes that many pharmaceutical, biotechnology and medical device companies do not have the staff and/or the available expertise to comply with all of the regulations and standards, and this has contributed and will continue to contribute to the growth of the CRO industry.

         The services provided by BRI are ultimately subject to FDA regulation in the U.S. and comparable agencies in other countries. BRI is obligated to comply with FDA regulations governing such activities as selecting qualified investigators, obtaining required forms from investigators, verifying that patient informed consent is obtained, monitoring the validity and accuracy of data, verifying drug/device accountability, and instructing investigators to maintain records and reports. BRI must also maintain records for each study for specified periods for inspection by the study sponsor and the FDA during audits. If FDA audits document a failure by a CRO to adequately comply with federal regulations and guidelines, significant sanctions could follow. In addition, failure to comply with applicable regulations could result in termination of ongoing research or the disqualification of data.

         The industry standard for conducting pre-clinical research and development is embodied in the GCP guidelines, which set standards ensuring the quality and integrity of the clinical development and testing process and protect the rights and safety of clinical subjects. The GCP guidelines have not been formally adopted as regulations by the FDA or its counterpart regulatory agencies outside the U.S. However, such authorities may from time to time require that clinical development studies be conducted in compliance with GCP, and both the FDA and foreign authorities have incorporated certain provisions of GCP in their regulations.

         GLP represents the industry standard for conducting pre-clinical and laboratory testing. The U.S. FDA and the Environmental Protection Agency ("EPA") have formally adopted GLP as regulations, as have the Department of Health in the U.K. and other agencies around the world. GLP stipulates requirements for facilities, equipment, and professional staff, and sets forth standardized procedures for controlling studies, recording and reporting data and record retention.

POTENTIAL LIABILITY AND INSURANCE

         BRI monitors the testing of new drugs on human volunteers pursuant to study protocols in Phase 2, 3 and 4 trials. Clinical research involves a risk of liability for personal injury or death to subjects from adverse reactions to the study drug, many of whom are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in a trial. Additionally, although BRI's employees do not have direct contact with the participants in a clinical trial, BRI, on behalf of its clients, contracts with physicians who render professional services, including the administration of the substance being tested, to such persons. Although BRI does not believe it is legally accountable for the medical care rendered by such third party physicians, it is possible that BRI could be held liable for bodily injury, death, pain and suffering, loss of consortium, other personal injury claims and medical expenses arising from any professional malpractice of such physicians. BRI maintains insurance to cover malpractice liability of physicians who are employees or consultants of BRI.

         BRI believes that the risk of liability to subjects in clinical trials is mitigated by various regulatory requirements, including the role of institutional review boards ("IRBs") and the need to obtain each patient's informed consent. The FDA requires each human clinical trial to be reviewed and approved by the IRB at each study site. An IRB is an independent committee that includes both medical and non-medical personnel and is obligated to protect the interests of subjects enrolled in the trial. After the trial begins, the IRB monitors the protocol and the measures designed to protect subjects, such as the requirement to obtain informed consent.

         To reduce its potential liability, BRI seeks to obtain indemnity provisions in its contracts with clients and, in some cases, with investigators contracted by BRI on behalf of its clients. These indemnities generally do not, however, protect BRI against certain of its own actions such as those involving negligence or misconduct. Moreover, these indemnities are contractual arrangements that are subject to negotiation with individual clients, and the terms and scope of such indemnities vary from client to client and from trial to trial. BRI also, in some circumstances, indemnifies and holds harmless its clients and investigators against liabilities incurred by such parties due to the actions or inaction of BRI. Finally, since the financial performance of these indemnities is not secured, BRI bears the risk that an indemnifying party may not have the financial ability to fulfill its indemnification obligations. BRI could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or where the indemnity, although applicable, is not performed in accordance with its terms.

         BRI currently maintains an errors and omissions professional liabilities insurance policy in amounts it believes to be sufficient. There can be no assurance that this insurance coverage will be adequate, or that insurance coverage will continue to be available on terms acceptable to BRI.

INTELLECTUAL PROPERTY

         BRI believes that factors such as its ability to attract and retain highly-skilled professional and technical employees and its project management skills and experience are significantly more important to its performance than are any intellectual property rights developed by it. BRI has developed, and continually develops and updates, certain computer software related methodologies. BRI seeks to maintain its rights in the software it develops through a combination of contract, copyright and trade secret protection.

FACILITIES AND EMPLOYEES

         At August 31, 1996, BRI had approximately 509 employees.
Approximately 52% of BRI's employees are located in the U.S. and 48% are located in Europe. BRI believes that its relations with its employees are good.

         BRI's performance depends on its ability to attract and retain a qualified management, professional, scientific and technical staff. Competition from both BRI's clients and competitors for skilled personnel is high. While BRI has not experienced any significant problems in attracting or retaining qualified staff to date, there can be no assurance BRI will be able to avoid these problems in the future.

         BRI owns no real estate. BRI leases approximately 34,000 square feet in Arlington, Virginia for its headquarters operations. Additionally, BRI leases 14 facilities in the U.S. and five European countries. For the six months ended May 31, 1996, BRI incurred approximately $860,000 in facilities rent. BRI believes its current facilities are adequate for its existing operations.

LEGAL PROCEEDINGS

         As of August 2, 1996, BRI had been served with approximately 29 complaints, on behalf of 32 individuals who claim to have suffered injury resulting from spinal fixation surgery using a medical device known as the pedicle screw. The 29 complaints were among several hundred filed against numerous other defendants. Physicians around the country have used the pedicle screw in spinal fixation surgery since approximately 1990, and BRI believes that hundreds of lawsuits relating to the device have been filed against physicians and manufacturers. BRI was engaged by various manufacturers of the pedicle screw, including members of the Spinal Implant Manufacturers Group ("SIMG"), principally to analyze existing data which the manufacturers wished to present to the FDA for approval of a re-labeling of the pedicle screw to refer to its efficacy in spinal fixation. The claims against BRI allege that BRI conspired with the manufacturers of the pedicle screw in misrepresenting the effectiveness of the device, and thereby knowingly committed a "fraud on the marketplace."

         BRI understands that all of the cases against it involving the pedicle screw have been or will be consolidated in the Eastern District of Pennsylvania for pre-trial purposes pursuant to transfer orders from the federal Panel on Multi-District Litigation. On or about August 23, 1996, Judge Bechtle of the Eastern District of Pennsylvania dismissed without prejudice claims filed by the various plaintiffs against parties not involved in the design, manufacture or sale of the pedicle screw, including all the claims against BRI. Initially, the Court allowed plaintiffs until September 30, 1996 to restate their claims, and subsequently that deadline was extended an additional thirty (30) days. Therefore, while all claims against BRI currently stand dismissed, they may be re-filed.


         BRI's professional liability insurance carrier has been notified and has agreed to defend the cases subject to an express reservation of rights. In addition, BRI has asserted a claim for indemnification under its contract with SIMG. While BRI does not at this point believe the pedicle screw claims are likely to result in significant liability against it, the claims are in their earliest stages and there can be no assurance that the cases will not have a materially adverse result. See "RISK FACTORS--Risks of Certain Litigation Involving BRI."

         BRI is involved in various other legal proceedings in the ordinary course of its business which are not anticipated to have a materially adverse effect on BRI's financial condition or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRI INTERNATIONAL, INC.

         Overview

         BRI was founded in 1971 as a provider of clinical services to large, established pharmaceutical companies. Subsequently, BRI has continued to focus on the pharmaceutical industry but has also expanded its service offerings to include medical device development consulting, biotechnology product development consulting, and general quality control and regulatory consulting. Accordingly, BRI derives revenue from a diverse array of clients in the pharmaceutical, medical device and biotechnology industries. For fiscal 1995, BRI realized approximately 69% of net revenue from pharmaceutical and biotechnology clients, 21% from medical device clients and 10% from quality systems and regulatory affairs consulting. For the same period, BRI received approximately 72% of net revenue from its U.S. operations and 28% from international operations. No single client provides more than 10% of annual net revenue.

         BRI typically is awarded contracts based, among other things, upon its response to requests for proposal ("RFP") from pharmaceutical, biotechnology and medical device companies. A majority of contracts are time and materials, but the company also receives cost-plus and fixed-price contracts. The contracts are generally fixed-task, multi-year agreements that require a portion of the contract amount to be paid at or near the time the study or trial begins. BRI recognizes revenue from time and materials contracts as costs are incurred in amounts consistent with the agreed-upon billing rates, and from cost-plus and fixed-price contracts under the percentage-of-completion method of accounting. BRI generally bills its clients monthly in the case of time and materials and cost-plus contracts and upon the completion of negotiated performance requirements in the case of fixed-price contracts.
Costs and estimated profits are included in service revenue as work is performed and are calculated based on the relationship between cost incurred and total estimated cost.

         BRI also recognizes revenue from change orders to existing contracts initiated by project managers (with client approval) to accommodate additional tasks or requirements over the course of a contract. BRI does not require collateral for unpaid balances, but credit losses have consistently been within management's expectations and applicable reserves. Contracts generally are terminable with or without cause upon a specified notice period (typically 30 days). In the event of termination, BRI is typically entitled to all sums owed for work performed through the notice of termination and all costs associated with termination of the contract.

         On June 30, 1994, BRI acquired Brookwood Statistics Ltd. ("BSL"), a statistical CRO based in the U.K., in a non-cash, merger transaction. BRI issued 30,786 shares of its Common Stock in exchange for all the outstanding common stock of BSL. This transaction was accounted for as a pooling of interests and, accordingly, BRI's consolidated financial statements and related disclosures have been restated to include the results of operations of BSL for all periods presented. The discussion of results of operations that follows is based on the combined operations of BRI and BSL for all periods presented.

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         On October 18, 1994, BRI acquired Health Care Research and Statistical
Services N.V. ("HCR"), a Belgium-based CRO, for approximately $143,000 and 14,920 shares of BRI's Common Stock. The HCR acquisition was accounted for as a purchase and, accordingly, the operating results of HCR are included in BRI's consolidated statements of operations since the date of the acquisition.

         On February 28, 1996, BRI acquired Medical Technology Consultants Europe, Ltd. ("MTCE"), a medical device development CRO based in the U.K., in a non-cash, merger transaction. BRI issued 49,400 shares of its Common Stock in exchange for all of the outstanding common stock of MTCE. This transaction was accounted for as a pooling of interests. BRI's consolidated financial statements and related disclosures have not been restated to include the results of operations of MTCE for all periods presented up to and including November 30, 1995 as the operations of MTCE are not considered material to BRI.

         Results of Operations

    Six Months Ended May 31, 1996 Compared to Six Months Ended May 31, 1995

         Net revenue for the six months ended May 31, 1996 was $24.0 million as compared with $18.0 million for the corresponding six month period in 1995, an increase of 32.9%. This increase is due to growth in BRI's U.S. and European operations attributable to expanded service offerings, increased services on existing contracts, the acquisition of new contracts and clients, and a greater percentage of larger contracts.

         Direct costs increased 17.8% from $7.2 million for the six months ended May 31, 1995 to $8.5 million during the corresponding period of 1996. This increase is attributable to the increase in net revenue, which is partially offset by an improvement in direct margins. Direct costs as a percentage of net revenue decreased from 39.8% in the six months ended May 31, 1995 to 35.3% in the same period of 1996 as a result of changes in the composition of BRI's contracts, improved efficiencies in the provision of services to clients, and better controls over pricing and billing.

         General and administrative expenses increased from $9.3 million in the first half of fiscal 1995 to $13.1 million in the first half of fiscal 1996, an increase of 40.5%. As a percentage of net revenue, general and administrative expenses increased from 51.6% in the six months ended May 31, 1995 to 54.5% in the six months ended May 31, 1996. This increase is primarily due to expenses associated with the MTCE merger in February 1996 and to significantly higher expenditures for business development. Depreciation and amortization as a percentage of net revenue were unchanged.

         Operating income for the six months ended May 31, 1996 was $1.7 million as compared with $1.0 million for the first six months of fiscal 1995, a 72.4% increase. This increase is attributable to the increase in net revenue and the improvement in operating margins, as discussed above.

         Net other expense during the six-month periods ended May 31, 1995 and May 31, 1996 remained essentially unchanged.

         BRI's effective tax rate decreased from 52.9% for the six months ended May 31, 1995 to 37.5% for the six months ended May 31, 1996. This reduction occurred because foreign losses in 1995 did not qualify for tax benefit recognition. These foreign losses have been eliminated in 1996, and BRI has provided no tax on the resulting profits due to the benefit expected from the prior tax loss carryforwards.

         BRI's net income increased approximately $586,000 from $385,000 for the six months ended May 31, 1995 to $971,000 for the corresponding period in 1996, an increase of 152.2%. This increase is attributable to higher net revenue and operating margins coupled with a decrease in the Company's effective tax rate, as discussed above. Net income as a percentage of net revenue rose from 2.1% for the first half of fiscal 1995 to 4.1% for the first half of fiscal 1996.

                 Fiscal Year 1995 Compared to Fiscal Year 1994

         Net revenue for the fiscal year ended November 30, 1995 was $38.2 million as compared with $24.8 million for the fiscal year ended November 30, 1994. This represents a 54.2% increase and was due to growth in both domestic and European operations. Net revenue from U.S. operations increased due to the continued expansion of certain lines of service, acquisition of new contracts and increased net revenue from existing customers. European net revenue, exclusive of Belgian operations, increased primarily because of performance under new and larger contracts and growth in clinical operations. Net revenue from BRI's Belgian subsidiary, acquired in October 1994, increased due to the inclusion of these operations for the entirety of fiscal 1995 as compared with only one and one-half months of fiscal 1994.

         Direct costs increased 52.7% from $10.1 million in 1994 to $15.3 million in 1995. This increase was proportional to BRI's growth in net revenue. Direct costs as a percentage of net revenue decreased from 40.6% in fiscal 1994 to 40.2% in fiscal 1995.

         General and administrative expenses increased 43.4% from $13.3 million in 1994 to $19.1 million in 1995. As a percentage of net revenue, general and administrative expenses decreased from 53.7% in 1994 to 49.9% in 1995.
This decrease reflects BRI's efforts to control indirect (support) costs in order to achieve economies of scale on an increasing revenue base.
Depreciation and amortization as a percentage of net revenue increased by 0.7% due primarily to acquisitions of technology-related equipment intended to enhance operating efficiencies.

         Operating income for the year ended November 30, 1995 was $2.4 million as compared with $719,000 for the previous year. This represents a 239.9% increase and was attributable primarily to the growth in net revenue and containment of general and administrative expenses.

         Net other expenses increased by $130,000 from $189,000 in fiscal 1994 to $319,000 in fiscal 1995 due principally to increased interest costs related to the financing of BRI's accounts receivable and capital expenditures.

         The Company's effective tax rate was 52.9% in fiscal year 1995 as compared with 44.9% in fiscal year 1994. The higher effective rate in 1995 was due to foreign operating losses, primarily associated with an acquisition made near the end of 1994, for which no tax benefit was provided.

         The Company's net income increased by 242.8% to $1.0 million in fiscal year 1995 from $292,000 in fiscal 1994. This increase is attributable principally to the increase in revenue, as the savings resulting from lower general and administrative expenses as a percentage of net revenue were essentially offset by higher interest charges and the increased effective tax rate. Net income as a percentage of net revenue increased from 1.2% in fiscal 1994 to 2.6% in fiscal 1995.


                 Fiscal Year 1994 Compared to Fiscal Year 1993

         Net revenue for the fiscal year ended November 30, 1994 was approximately $24.8 million as compared with $17.8 million for fiscal year 1993, a 39.0% increase. This increase was due primarily to net revenue growth in U.S. operations resulting from expansion of certain relatively new areas of service, the acquisition of contracts in project operations and increased staffing and net revenue in consulting operations. Additionally, fiscal year 1994 net revenue included BRI's Belgian subsidiary, which was acquired in October 1994.

         Direct costs rose from $7.4 million in fiscal 1993 to $10.1 million in fiscal 1994. As a percentage of net revenue, direct costs fell to 40.5% in fiscal 1994 from 41.5% in fiscal 1993. This slight reduction was due to a change in the mix of BRI's contracts and the nature of the costs required to perform them, coupled with improved performance efficiencies.

         General and administrative expenses increased to $13.3 million in 1994 from $9.7 million in 1993. As a percentage of net revenue, general and administrative expenses fell slightly to 53.7% in the year ended November 30, 1994 from 54.1% in the previous year. Depreciation and amortization as a percentage of net revenue increased by 0.7%.

         Operating income for the year ended November 30, 1994 was approximately $719,000 as compared with $401,000 for fiscal year 1993. This 79.3% increase in operating income is attributable to the increase in net revenue and to savings realized from the reductions as a percentage of net revenue in direct costs and general and administrative expenses.

         Net other expenses increased by $37,000 from $152,000 in fiscal 1993 to $189,000 in fiscal 1994 due principally to increased cost relating to the financing of accounts receivable and capital expenditures.

         BRI's effective tax rate was 44.9% in fiscal year 1994 as compared with 28.5% in fiscal year 1993, primarily because of higher marginal income tax rates on a 112.9% increase in pre-tax earnings. In the year ended November 30, 1993, the Company recorded a charge related to a change in its methodology for recognizing deferred income taxes of approximately $158,000 in conjunction with the adoption of a recently promulgated accounting standard. There was no similar expense in fiscal year 1994.

         BRI's net income increased by approximately $272,000, or 1,360%, to $292,000 in fiscal 1994 from $20,000 in fiscal 1993. This increase is attributable to the higher net revenue and operating margins, coupled with the effect of the cumulative accounting change recorded in fiscal year 1993.

         Liquidity and Capital Resources

         BRI has financed its operations primarily through cash flow from operations, as well as through a line of credit and other borrowings. Cash flows from operations were approximately $927,000 for the six months ended May 31, 1996, arising primarily from net income, non-cash charges against income for depreciation and amortization, and advance contract funds received from clients. Net cash in-flows from operations were approximately $1.3 million in 1995. In 1994 and 1993, net cash out-flows from operations were approximately $1.0 million and $234,000, respectively.

         BRI had working capital of approximately $2.1 million at May 31, 1996, as compared with $200,000 at May 31, 1995. BRI's line of credit has been sufficient to cover any working capital deficits. BRI made capital expenditures totaling approximately $919,000 during the six months ended May 31, 1996, principally to upgrade its technology. BRI has financed its acquisitions primarily through the issuance of its common stock.

         BRI currently has a $4 million line of credit with Citizens Bank. The line of credit bears interest which is payable monthly at the bank's prime rate (currently 8.25%) and expires on June 30, 1997. The line of credit subjects BRI to certain covenants, including requirements to maintain a minimum consolidated tangible net worth of $4 million, minimum tangible net worth from U.S. operations of $3 million and a debt to worth ratio not to exceed 3.75 to
1. At May 31, 1996, BRI was in compliance with these covenants and $1,121,000 was outstanding under the line of credit. The line of credit is repayable on demand and is secured by substantially all the assets of BRI.

         In addition to the line of credit, BRI has outstanding bank debt consisting of: (i) a note payable in the amount of $354,000, bearing interest at prime plus 1% (currently 9.25%) and payable in monthly principal and interest installments of approximately $7,600 through May 2000, secured by substantially all assets of BRI; (ii) a revolving commercial loan of up to $900,000, of which $300,000 was outstanding as of May 31, 1996, bearing interest at the lender's prime rate (currently 8.25%), due in October 1996 and secured by substantially all assets of BRI; (iii) various notes payable in the total amount of $734,000, due in monthly principal installments of approximately $20,000 plus interest at prime plus 1% (currently 9.25%) through October 1999, secured by substantially all the assets of BRI; and (iv) a note payable in the amount of $863,000, due in monthly principal installments of $15,417 plus interest at the lender's prime rate (currently 8.25%), with a balloon payment of the remaining principal due July 1997. BRI also has other long-term debt obligations, the most significant of which are notes payable in the amount of $452,000 due in monthly principal and interest payments of various amounts through January 1999 and bearing interest at an average rate of 16.0%.

         BRI will depend on cash flow from operations and bank borrowings to meet its future working capital requirements. BRI believes the combination of cash flow from operations and its current credit facilities will be adequate to cover its short-term cash requirements. To the extent that BRI pursues acquisitions or geographic expansion, it may require additional cash beyond that provided by operations and current credit facilities.

         Foreign Currency Exchange

         Contracts between BRI and its clients may be denominated in a currency other than the currency local to BRI's operations. Exchange gains and losses, which are recognized in income currently, have not been material to the BRI's results of operations or cash flow.

         Inflation

         BRI does not believe that inflation has had a material effect on its results of operations during the past three years.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

         Ownership of Directors and Executive Officers


         The following table sets forth as of September 17, 1996 the number of shares of BRI Common Stock beneficially owned by each Director and Executive Officer named below:

                                             NUMBER OF COMMON SHARES
                                                   BENEFICIALLY                  PERCENTAGE OF TOTAL
         BENEFICIAL OWNERS                             OWNED                    SHARES OUTSTANDING (1)
         -----------------                   ------------------------           -------------------
Frank L. Hurley, Ph.D                                 65,916  (2)                     14.5%  (2)
James T. Ogle                                         19,268  (3)                      4.2%  (3)
Anne E. Wiles, MSc, CStat                             18,293  (4)                      4.0%  (4)
Paul Redstone                                         16,395  (5)                      3.6%  (5)
Alan J. Howard, Esq.                                  13,800                           3.0%
Edward Van Rompay                                      9,223  (6)                      2.0%  (6)
J. Stewart Marr                                        7,366  (7)                      1.6%  (7)
Rodney R. Munsey, Esq.                                 4,910  (8)                      1.1%  (8)
Robert J. Davis, Pharm.D.                              1,623  (9)                         *
Bruce Brennan                                          1,527 (10)                         *
Joseph P. Clancy                                         906                              *
John Villforth                                           895                              *
John Weidlein                                            876                              *
Louis Lasagna, M.D.                                      833                              *
Michael J. Beatrice                                      600 (11)                         *
Thomas M. Hogan                                          392                              *

All Directors and Executive Officers as a            162,823                          35.9%
Group
--------------------------------------

*     Indicates less than 1% of total shares outstanding
(1) Total shares outstanding includes all shares of BRI Common Stock held under the BRI Employees' 401(k) Stock Ownership Plan and all shares which may be acquired by the exercise of all options granted under the Biometric Research Institute, Inc. Stock Option Plan, the Biometric Research Institute, Inc. Amended and Restated Stock Option Plan, the Biometric Research Institute, Inc. Second Amended and Restated Stock Option Plan, and the BRI International, Inc. Incentive Stock Option Plan (collectively, the "Option Plans").
(2) Includes 5,959 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, 3,949 of which are currently vested and 2,000 of which will vest as a result of shareholder approval of the Merger.
(3) Includes 1,133 shares of BRI Common Stock held pursuant to the BRI Employees' 401(k) Stock Ownership Plan and 6,676 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, 4,676 of which are currently vested and 2,000 of which will vest as a result of shareholder approval of the Merger.
(4) Includes 2,178 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, 178 of which are currently vested and 2,000 of which will vest as a result of shareholder approval of the Merger. Also includes 6,000 shares of BRI Common Stock held by Richard Nigel Wiles and 6,000 shares held by Mr. and Mrs. Wiles as trustees.
(5) Includes 400 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, all of which will vest as a result of shareholder approval of the Merger.
(6) Includes 6,249 shares held in the name of Edward Van Rompay and Hilde DeDecker and 2,974 shares held by MDM, N.V., an entity in which Mr.
      Van Rompay has a controlling interest.
(7) Includes 174 shares of BRI Common Stock held pursuant to the BRI Employees' 401(k) Stock Ownership Plan and 6,563 shares of BRI Common Stock which may be acquired by the exercise of options granted under the

      Option Plans, 4,563 of which are currently vested and 2,000 of which will vest as a result of shareholder approval of the Merger.
(8) Includes 193 shares of BRI Common Stock held pursuant to the BRI Employees' 401(k) Stock Ownership Plan and 3,778 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, 3,578 of which are currently vested and 200 of which will vest as a result of shareholder approval of the Merger.
(9) Includes 206 shares of BRI Common Stock held pursuant to the BRI Employees' 401(k) Stock Ownership Plan and 1,413 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, 113 of which are currently vested and 1,300 of which will vest as a result of shareholder approval of the Merger.
(10) Includes 615 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, all of which are currently vested.
(11) Includes 500 shares of BRI Common Stock which may be acquired by the exercise of options granted under the Option Plans, all of which will vest as a result of shareholder approval of the Merger.


                 Ownership of Certain Other Beneficial Owners

                 The following chart names all beneficial owners (other than Directors and Executive Officers) of BRI's Common Stock known to BRI to own more than 5% of the Common Stock as of September 17, 1996:

                                                NUMBER OF COMMON SHARES
          NAME AND ADDRESS OF                        BENEFICIALLY                  PERCENTAGE OF TOTAL
          BENEFICIAL OWNERS                             OWNED                    SHARES OUTSTANDING (1)
          -------------------                   -----------------------          -------------------

BRI 401(k) ESOP Trust                                 31,166   (2)                      6.9%  (2)
1300 North 17th Street
Suite 300
Arlington, Virginia 22209

_____________________________________

(1) Total shares outstanding includes all shares of BRI Common Stock held under the BRI Employees' 401(k) Stock Ownership Plan and all shares which may be acquired by the exercise of all options granted under the Option Plans.
(2) Includes 1,706 shares listed above held for the benefit of certain directors and executive officers of BRI.

                      COMPARISON OF THE RIGHTS OF HOLDERS
                 OF QUINTILES COMMON STOCK AND BRI COMMON STOCK

         If the Merger is consummated, shareholders of BRI, a Virginia corporation, will become shareholders of Quintiles, a North Carolina corporation, and the rights of such shareholders will be governed by North Carolina law, including the North Carolina Business Corporation Act (the "NCBCA"), and by the Amended and Restated Articles of Incorporation and Bylaws of Quintiles, and will no longer be governed by Virginia law, including the Virginia Stock Corporation Act (the "VSCA"), or by the Articles of Incorporation or Bylaws of BRI. Although it is not practical to compare all the differences between North Carolina law and applicable Virginia law and between the governing documents of Quintiles and BRI, the following provides a summary of certain of those differences that may significantly affect the rights of BRI's shareholders. This summary is qualified in its entirety by reference to the VSCA and the NCBCA and by the governing corporate instruments of Quintiles and BRI, to which shareholders of BRI are referred.

AUTHORIZED CAPITAL STOCK; BLANK STOCK PROVISION

         Quintiles' charter authorizes 50,000,000 shares of Common Stock, $0.01 par value, which are of the same class. The charter also authorizes 25,000,000 shares of preferred stock, $0.01 par value, and grants broad authority to the Quintiles Board of Directors to determine the voting powers, designations, preferences and rights of classes or series of such preferred stock without shareholder approval. Quintiles has no preferred stock outstanding at the date of this Proxy Statement/Prospectus. Subject to the rights of any preferred stock issued in the future, as determined by the Board of Directors or otherwise provided under North Carolina law, the holders of Quintiles Common Stock have one vote per share on all matters on which holders of Common Stock are entitled to vote.

         BRI's articles of incorporation authorize 500,000 shares of common stock, $.10 par value per share, which are the same class and of which 375,448.04 are issued and outstanding as of September 16, 1996. BRI has no authorized or outstanding preferred stock. The holders of BRI Common Stock have one vote per share on all matters on which holders of BRI Common Stock are entitled to vote.

SIZE OF THE BOARD OF DIRECTORS

         Under North Carolina law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may: (i) increase or decrease the number of directors by not more than 30% during any 12-month period or (ii) fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. Quintiles' articles of incorporation set a range for Board size from nine (9) to fifteen (15) members, and the bylaws permit a majority of the Directors to approve changes in Board size within the range.

         The VSCA requires that each Virginia corporation have a board of directors consisting of one or more individuals, but does not require a specified number of directors. BRI's Bylaws set a range for board size from three (3) to fifteen (15), with the number of directors determined by the BRI Board of Directors within such range.

CLASSIFIED BOARD OF DIRECTORS

         A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. A North Carolina corporation may classify its board into two, three or four classes. A classified board makes changes in the board of directors, and thus potential changes in control of a corporation, a lengthier and more difficult process. The Quintiles Board of Directors currently is divided into three classes, each serving three year terms.

         Under the VSCA, a corporation's articles of incorporation may provide for staggering the terms of directors by dividing the total number of directors into two or three groups. The terms of the members of the BRI Board of Directors are not staggered.

CUMULATIVE VOTING

         Cumulative voting permits a shareholder to cumulate his total shareholder votes for a single candidate in an election of directors. Under North Carolina law, the right to cumulative voting depends upon the date of incorporation and a corporation's status as a public or private company. Quintiles' shareholders are not entitled to cumulate their votes.

         Although the VSCA permits corporations to authorize cumulative voting in their articles of incorporation, the BRI Articles of Incorporation do not grant cumulative voting rights.

REMOVAL OF DIRECTORS; FILLING VACANCIES

                 Pursuant to the Quintiles charter, the shareholders can remove a director only with the approval of two-thirds of the voting power of all shares entitled to vote in the election of directors, except that where a director was elected by the holders of one class or series of stock, or a group of such class or series, only the members of that voting group may participate to remove him. The Quintiles charter further specifies that only the Board of Directors may fill vacancies on the Board.

                 Under the VSCA, unless otherwise provided in the articles of incorporation, vacancies on the board of directors may be filled by the shareholders of the corporation, the directors or, if the directors remaining in office constitute fewer than a quorum of the board, the affirmative vote of a majority of the directors remaining in office. A director of BRI may be removed with or without cause at a shareholders' meeting called for that purpose.

AMENDMENT OF CHARTER AND BYLAWS

                 Quintiles' charter contains a provision that requires the approval of at least two-thirds of the shareholders who are entitled to vote in an election of directors in order to adopt an amendment to the charter. If, however, the proposed amendment is approved by a majority of the disinterested members of Quintiles' Board of Directors, then the amendment will only require the majority approval of the shareholders, or such greater percentage as required under North Carolina law. A disinterested director is defined as a member of the Board (1) who is not affiliated with a control person, was not nominated by a control person and was already on the Board when a control person acquired its controlling interest or (2) a successor to a disinterested director who is not affiliated with a control person, is not nominated by a control person and who is recommended by a majority of disinterested directors on the Board.

                 Quintiles' bylaws may be amended or repealed by two-thirds of the shares entitled to vote on such matter. The bylaws also permit the Board of Directors to amend or repeal the bylaws, except that (1) a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors unless they are authorized to do so by the charter or a bylaw adopted by the shareholders, (2) a bylaw that fixes higher quorum or voting requirements for the Board may not be adopted by less than the majority of the directors in office and may not later be amended by a vote or quorum less than required by that bylaw, (3) if a bylaw fixing higher voting or quorum requirements was originally adopted by the shareholders, only the shareholders may amend it unless the bylaws otherwise permit its amendment or repeal by the Board of Directors.

                 Under the VSCA, amendments to a corporation's articles of incorporation require the vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of incorporation so provide, a greater or lesser proportion, but not less than a majority of the outstanding shares of each class. The BRI articles of incorporation do not alter the two-thirds rule.

                 The VSCA provides generally that a Virginia corporation's board of directors may amend or repeal the corporation's bylaws except (a) to the extent such power is reserved to the shareholders by the articles of incorporation or bylaws, (b) the shareholders in adopting or amending a particular bylaw provided expressly that the board of directors could not amend or repeal such bylaw, and (c) the corporation's shareholders may amend or repeal bylaws even though the bylaws may be amended or repealed by the board of directors. The BRI bylaws provide that the BRI Board of Directors shall have the power to make, alter and repeal the bylaws and adopt new bylaws by an affirmative vote of a majority of the entire BRI Board of Directors.

POWER TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

                 Quintiles' bylaws provide that special meetings of the shareholders may be called only by the Board of Directors, the Chairman of the Board, the President or the holders of 25% or more of the voting power of the outstanding shares of Quintiles stock.

                 The VSCA and BRI's Bylaws provide that a special meeting of the shareholders may be called by the Chairman of the Board of Directors or the President, and must be called promptly by the President or the Secretary at the written request of the holders of more than fifty percent (50%) of BRI's voting shares or at the request of a majority of the Board of Directors.

SHAREHOLDER ACTION WITHOUT MEETING

                 North Carolina and Virginia law permit shareholders to act without meeting only by unanimous written consent.

SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

                 North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. As permitted by North Carolina law, Quintiles has opted-out of both these provisions. Quintiles' articles of incorporation provide that, in the absence of more restrictive requirements under applicable law, any "Business Combination" (as defined below) must be approved by either: (i) a majority of the Board of Directors, consisting of two-thirds of the full Board, or (ii) a supermajority of the shares, consisting of at least two-thirds of the shares entitled to vote thereon, and a majority of a quorum of the Board of Directors (but less than two-thirds of the full Board). This supermajority voting requirement is complemented by a "fair price" provision. Under the fair price provision in Quintiles' articles of incorporation, where a business combination is approved by a supermajority of the shareholders and a majority, but less than two-thirds, of the Board of Directors, shareholders who do not vote to approve the transaction can elect to sell their shares to the company for cash at a "fair price," as determined by a specified formula. "Business Combinations" that trigger the supermajority voting requirements generally include mergers, dispositions of all or substantially all of the corporation's assets, and transactions involving control persons, including combinations with control persons, other combination transactions entered at the behest of control persons or other transactions which would have the result of increasing a person's control of the corporation. A control person includes any person or entity which, together with its affiliates, owns or controls at least 10% of any class of Quintiles' equity (or securities convertible into equity), excluding those person who obtained that level of control prior to January 1, 1994.

                 Under the VSCA, a sale, lease, exchange or other disposal of all or substantially all of the property of a corporation other than in the usual or regular course of business, requires the approval by the holders of more than two-thirds of all the votes entitled to be cast on the transaction (unless the board of directors requires a higher vote or the articles of incorporation provide for a greater or lesser vote so long as the vote provided for is not less than a majority of all the votes cast on the transaction). Also under the VSCA, a plan of merger or share exchange generally must be approved by each voting group entitled to vote on the plan by more than two-thirds of all the votes entitled to be cast by that voting group (unless the board of directors requires a higher vote or the articles of incorporation provide for a greater or lesser vote so long as the vote provided for is not less than a majority of all the votes cast on the plan). The BRI Articles of Incorporation do not alter the shareholder vote requirement relating to such transactions.

         Under the Virginia Control Share Acquisition statute, a person (the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Virginia corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33-1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all shareholders, except the acquiror and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not apply to mergers approved by the board of directors of the Virginia corporation. The Control Share Acquisition statute permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or Bylaws, and does not apply to companies with less than 300 shareholders. The BRI Articles of Incorporation and Bylaws are silent with respect to the Virginia Control Share Acquisition statute, although BRI presently has less than 300 shareholders.

                 Virginia's Affiliated Transactions Statute provides that if a person acquires 10% or more of the stock of a Virginia corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation (including a merger and purchase or sale of greater than 5% of the corporation's assets or voting stock) for a period of three years, and then only with a specified supermajority shareholder vote, disinterested director approval or fair price and procedural protections. Virginia's statute includes certain exceptions to this prohibition; for example, if a majority of disinterested directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder, the prohibition does not apply. This statute also does not apply to companies with less than 300 shareholders.

                 Virginia law contains provisions explicitly permitting a corporation to take the steps necessary to implement a shareholder rights plan "poison pill" where all shareholders, except for the acquiror, have certain economically powerful rights that are activated upon an acquiror obtaining a 20% (or other percentage) stock ownership position. BRI has not implemented a "poison pill," and the BRI articles of incorporation do not provide for preferred stock (or other separate class of stock) as to which the Board of Directors has authority to determine the terms of such stock, which is generally a prerequisite to implementing a "poison pill."

DIRECTORS STANDARD OF CARE

                 The NCBCA requires that a director of a North Carolina corporation discharge his duties as a director (a) in good faith, (b) with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and (c) in a manner he reasonably believes to be the best interests of the corporation.

                 The VSCA requires that a director of a Virginia corporation discharge his duties as a director in accordance with his good faith business judgment of the best interests of the corporation.

INDEMNIFICATION AND LIMITATION OF LIABILITY

                 North Carolina law permits a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.
This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or
(2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the corporation's board of directors, a committee of directors, special legal counsel or the shareholders in accordance with the statute. A corporation may not indemnify a director under the statutory scheme in connection with the proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with the proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and separate and apart from the indemnification described above under the statutory scheme, North Carolina law permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Quintiles' bylaws provide for indemnification to the fullest extent permitted under North Carolina law, provided, however, that Quintiles will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. Accordingly, Quintiles may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

                 North Carolina law requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

                 Finally, North Carolina law provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. Quintiles currently maintains directors' and officers' insurance policies covering its directors and officers.

                 As permitted by North Carolina law, Quintiles' articles of incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director, provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with Quintiles' best interests, (ii) any liability for unlawful distributions under North Carolina law, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective.

                 The VSCA generally permits indemnification by a corporation of an individual made a party to a proceeding because he is or was a director or officer of such corporation against liability incurred in the proceeding, if the director or officer has acted in good faith and with the belief that his conduct was in the best interest of the corporation. The VSCA prohibits a corporation from indemnifying a director or officer in connection with a proceeding by or in the right of a corporation in which the director or officer was adjudged liable to the corporation. In addition, the VSCA prohibits indemnification in connection with a proceeding charging improper personal benefit to the director, whether or not in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The BRI Bylaws provide for the indemnification of BRI's directors and officers against all claims, liabilities, judgments, settlements, costs and expenses, including all attorney's fees imposed on or reasonably incurred by such director or officer in connection with or resulting from any action, suit, proceeding or claim to which such director or officer is or may be made a party by reason of being or having been a director or officer of BRI, unless the officer or director is adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duties as such director or officer.

                 The VSCA also provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation is authorized under the VSCA to indemnify such party. BRI currently maintains directors' and officers' insurance policies covering its directors and officers.

DIVIDENDS AND REPURCHASES OF SHARES

         North Carolina law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like.

         Under North Carolina law, a corporation may not make any distribution (including dividends, whether in cash or other property, and redemptions or repurchases of its shares) if it would result in either: (i) the corporation being unable to pay its debts when they become due or (ii) the corporation's assets being less than the sum of its liabilities plus any preferential liquidation rights of shareholders. A director of a North Carolina corporation may be personally liable to the corporation to the extent that the amount of the distribution exceeds such permissible amounts if it is established that he did not perform his duties as a director in good faith with reasonable care in a manner which he believes to be in the best interests of the corporation. A director held liable for unlawful distributions is entitled to contribution from other directors voting in favor of the distribution and reimbursement from each shareholder of the amount which the shareholder accepted with knowledge that the distribution was unlawful.

         Under the VSCA, the payment of dividends and the repurchase of a corporation's stock are generally permissible, except if, after giving effect to such payment, the corporation would not be able to pay its debts as they become due in the usual course of its business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved, to satisfy the preferential rights of holders of securities with rights superior to the corporation's common stock. The directors of a Virginia corporation may be personally liable to the corporation and its creditors to the extent that a dividend authorized by the directors exceeds such permissible amounts and is not repaid to the corporation, but may seek contribution from other directors voting in favor of the distribution and from the shareholders receiving the distribution.

APPRAISAL RIGHTS

         Under North Carolina law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. In North Carolina, appraisal rights are also available for certain amendments to a corporation's articles of incorporation.

         Under the VSCA, a shareholder of a Virginia corporation is entitled to dissent from, and to receive payment of the "fair value" of his shares in the event of, any of the following corporate transactions: (a) consummation of a merger to which the corporation is a party, provided that either (i) shareholder approval is required for the merger pursuant to the VSCA or the corporation's articles of incorporation and the shareholder is entitled to vote or (ii) the corporation is a subsidiary being merged with its parent pursuant to a particular VSCA provision for such transactions; (b) consummation of a plan of share exchange to which the corporation is a party as the party whose shares will be acquired, provided that the shareholder is entitled to vote on the plan; (c) consummation of the sale or exchange of all or substantially all the property of the corporation, if the shareholder is entitled to vote on the transaction or the transaction is in furtherance of a dissolution on which the shareholder is entitled to vote, and provided that the transaction is neither
(i) a transaction pursuant to court order nor (ii) a transaction for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year; or (d) any corporate action taken pursuant to a shareholder vote, to the extent that the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting and nonvoting shareholders are entitled to dissent and obtain payment for their shares. A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his shares must follow specific procedural requirements as set forth in the VSCA in order to maintain such right and obtain such payment. See "RIGHTS OF DISSENTING BRI SHAREHOLDERS."


                                 LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for Quintiles by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 First Union Capitol Center, Raleigh, North Carolina 27601.

                                    EXPERTS


         The consolidated financial statements of Quintiles incorporated by reference from its Annual Report on Form 10- K as of and for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Lewin- VHI as of and for the year ended December 31, 1995 included in Quintiles' Current Report on Form 8-K dated April 16, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


         The consolidated financial statements of BRI as of May 31, 1996 and for the six month period ended May 31, 1996 included in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein. The consolidated financial statements of BRI as of November 30, 1994 and 1995 and for each of the two years in the period ended November 30, 1995 included in this Proxy Statement/Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein. Such financial statements have been included herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

         The consolidated financial statements of Innovex included in Quintiles' Current Report on Form 8-K dated October 6, 1996 have been audited by KPMG, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


                           FORWARD LOOKING STATEMENTS


         Information set forth in this Proxy Statement/Prospectus under the captions "RISK FACTORS," "CERTAIN INFORMATION CONCERNING BRI -- Management's Discussion and Analysis of Financial Condition and Results of Operations," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF QUINTILES, BRI AND INNOVEX" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF QUINTILES AND INNOVEX" contains various "forward-looking statements" within the meaning of Section 27A of the 1933 Act, and Section 21E of the 1934 Act, which statements represent Quintiles' and BRI's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause Quintiles' and BRI's actual operating results and financial position to differ materially.


         Quintiles and BRI caution that any such forward-looking statements are further qualified by important factors that could cause Quintiles' and BRI's actual operating results to differ materially from those in the forward looking statements. Such factors include, without limitation, those set forth in this Proxy Statement/Prospectus under "RISK FACTORS" and the following: possible loss of existing relationships in the pharmaceutical, biotechnology and medical device industries and with specific large clients in those industries; potential loss of large contracts; greater than anticipated competition and CRO industry consolidation; possibility that expected synergies from the Merger would not be achieved; possible volatility of the Quintiles stock price; difficulties encountered in the integration of the operations of Quintiles and BRI; greater than anticipated costs of acquisitions and managing growth of the companies; unexpected malpractice or similar liabilities or an inability to maintain adequate liability insurance to cover legal claims; reforms in the healthcare industry; decreases in government regulatory requirements which lead companies to engage CROs; and dependence on key personnel. See "RISK FACTORS".

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                  PAGE
                                                                                                  ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF QUINTILES, BRI AND INNOVEX
  Introduction to Combined Condensed Pro Forma Financial Information                              F-2
  Pro Forma Combined Condensed Balance Sheet as of June 30, 1996 (unaudited)                      F-3
  Notes to Pro Forma Combined Condensed Balance Sheet (unaudited)                                 F-4
  Pro Forma Combined Condensed Statement of Income for the six months ended
    June 30, 1996 (unaudited)                                                                     F-5
  Pro Forma Combined Condensed Statement of Income for the six months ended
    June 30, 1995 (unaudited)                                                                     F-6
  Pro Forma Combined Condensed Statement of Income for the year ended
    December 31, 1995 (unaudited)                                                                 F-7
  Pro Forma Combined Condensed Statement of Income for the year ended
    December 31, 1994 (unaudited)                                                                 F-8
  Pro Forma Combined Condensed Statement of Income for the year ended
    December 31, 1993 (unaudited)                                                                 F-9

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF QUINTILES AND INNOVEX
  Introduction to Combined Condensed Pro Forma Financial Information                              F-10
  Pro Forma Combined Condensed Balance Sheet as of June 30, 1996 (unaudited)                      F-11
  Notes to Pro Forma Combined Condensed Balance Sheet (unaudited)                                 F-12
  Pro Forma Combined Condensed Statement of Income for the six months ended
    June 30, 1996 (unaudited)                                                                     F-13
  Pro Forma Combined Condensed Statement of Income for the six months ended
    June 30, 1995 (unaudited)                                                                     F-14
  Pro Forma Combined Condensed Statement of Income for the year ended
    December 31, 1995 (unaudited)                                                                 F-15
  Pro Forma Combined Condensed Statement of Income for the year ended
    December 31, 1994 (unaudited)                                                                 F-16
  Pro Forma Combined Condensed Statement of Income for the year ended
    December 31, 1993 (unaudited)                                                                 F-17

BRI INTERNATIONAL, INC.
  Report of Ernst & Young LLP, Independent Auditors                                               F-18
  Consolidated Balance Sheet as of May 31, 1996                                                   F-19
  Consolidated Statement of Operations for the six months ended
    May 31, 1996                                                                                  F-21
  Consolidated Statement of Stockholders' Equity for the six months
    ended May 31, 1996                                                                            F-22
  Consolidated Statement of Cash Flows for the six months ended
    May 31, 1996                                                                                  F-23
  Notes to Consolidated Financial Statements                                                      F-24

  Report of Coopers & Lybrand L.L.P., Independent Accountants                                     F-36
  Consolidated Balance Sheets as of November 30, 1995 and 1994                                    F-37
  Consolidated Statements of Operations for the years ended
    November 30, 1995 and 1994                                                                    F-39
  Consolidated Statements of Stockholders' Equity for the years
    ended November 30, 1995 and 1994                                                              F-40
  Consolidated Statements of Cash Flows for the years ended
    November 30, 1995 and 1994                                                                    F-41
  Notes to Consolidated Financial Statements                                                      F-42

  Balance Sheet as of November 30, 1993 (unaudited)                                               F-56
  Statement of Operations for the year ended
    November 30, 1993 (unaudited)                                                                 F-58
  Statement of Stockholders' Equity for the year
    ended November 30, 1993 (unaudited)                                                           F-59
  Statement of Cash Flows for the year ended
    November 30, 1993 (unaudited)                                                                 F-60
  Notes to Financial Statements                                                                   F-62

        UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF
                          QUINTILES, BRI AND INNOVEX


The following unaudited pro forma combined condensed financial statements are presented assuming the Mergers of Quintiles and BRI and Quintiles and Innovex had occurred at the beginning of each period presented on a pooling of interests basis.

The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of Quintiles and Innovex at June 30, 1996 and BRI at May 31, 1996. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1995, 1994 and 1993, and the six months ended June 30, 1996 and 1995 reflect historical operating results of Quintiles for such periods combined with historical operating results of BRI for the twelve months ended November 30, 1995, 1994 and 1993 (BRI's fiscal year) and the six months ended May 31, 1996 and 1995, respectively, and the historical operating results of Innovex for the twelve months ended March 31, 1996, 1995 and 1994 (Innovex's fiscal year) and the six months ended June 30, 1996 and June 30, 1995, respectively.

For all applicable periods presented in the pro forma combined condensed statements of operations, shares used in the computation of earnings per common and common equivalent share give effect to the appropriate exchange ratios.

The Innovex financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK, except for the redeemable preference shares which have been reclassified from shareholders' equity and are presented as a separate classification between debt and shareholders' equity on the June 30, 1996 unaudited proforma combined condensed balance sheet. The remaining net differences between UK and US GAAP are immaterial to Innovex's net income and shareholders' equity for all periods presented.

The pro forma financial statements are not necessarily indicative of the results that would have been obtained had the Mergers occurred on the dates indicated. The pro forma financial statements should be read in conjunction with the related historical financial statements and notes thereto of Quintiles, BRI and Innovex incorporated by reference or included hereto, respectively in this Proxy Statement/Prospectus.

              Unaudited Pro Forma Combined Condensed Balance Sheet
                                 June 30, 1996
                                 (In Thousands)




                                                    HISTORICAL
                                             ------------------------                           HISTORICAL
                                                                      PRO FORMA    PRO FORMA    -----------   PRO FORMA
                                             QUINTILES    BRI (1)    ADJUSTMENTS    SUBTOTAL    INNOVEX (2)  ADJUSTMENTS   PRO FORMA
                                             ---------------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash equivalents                   $130,213     $   267    $     -        $130,480    $  5,724    $(49,847)(7)    $ 86,357
 Accounts receivable and unbilled services     89,598      14,777          -         104,375      44,994           -         149,369
 Investments                                   35,422           -          -          35,422           -           -          35,422
 Other current assets                           8,744         847          -           9,591       2,016           -          11,607
                                             --------     -------    -------        --------    --------    --------        --------
Total current assets                          263,977      15,891          -         279,868      52,734     (49,847)        282,755

Property and equipment                         88,038       7,185          -          95,223      47,160           -         142,383
Less accumulated depreciation                  23,203       4,079          -          27,282      15,872           -          43,154
                                             --------     -------    -------        --------    --------    --------        --------
                                               64,835       3,106          -          67,941      31,288           -          99,229
Non-current assets:
 Investments                                   10,710           -          -          10,710           -           -          10,710
 Intangible and other assets                   52,276       2,673          -          54,949      14,970           -          69,919
                                             --------     -------    -------        --------    --------    --------        --------
Total non-current assets                       62,986       2,673          -          65,659      14,970           -          80,629

                                             --------     -------    -------        --------    --------    --------        --------
Total assets                                 $391,798     $21,670    $     -        $413,468    $ 98,992    $(49,847)       $462,613
                                             ========     =======    =======        ========    ========    ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses       $ 26,494     $ 5,084    $ 2,000 (3)    $ 33,578    $ 23,570    $ 12,000 (5)    $ 69,148
 Line of credit and current portion
  of long-term debt                               546       2,529          -           3,075      14,281     (14,281)(7)       3,075
 Unearned income                               25,791       5,441          -          31,232      24,137           -          55,369
 Income taxes and other current liabilities     7,667         747          -           8,414       7,821           -          16,235
                                             --------     -------    -------        --------    --------    --------        --------
Total current liabilities                      60,498      13,801      2,000          76,299      69,809      (2,281)        143,827

Long-term liabilities:
 Long-term debt, less current portion         140,355       1,749          -         142,104      35,395     (35,395)(7)     142,104
 Long-term obligation                          19,827         999          -          20,826       4,418           -          25,244
 Deferred income taxes                          2,687           -          -           2,687           -           -           2,687
                                             --------     -------    -------        --------    --------    --------        --------
                                              162,869       2,748          -         165,617      39,813     (35,395)        170,035
                                             --------     -------    -------        --------    --------    --------        --------
Total liabilities                             223,367      16,549      2,000         241,916     109,622     (37,676)        313,862

Redeemable preference shares                        -           -          -               -         171        (171)(7)           -

Shareholders' equity:
  Preferred Stock                                   -           -          -               -          66         (66)(6)           -
  Common Stock                                    218          37        (21)(4)         234         112         (12)(6)         334
  Additional paid-in-capital and other
    shareholders' equity                      129,616       1,318         21 (4)     130,955      16,896          78 (6)     147,929
  Retained earnings (accumulated deficit)      38,597       3,766     (2,000)(3)      40,363     (27,875)    (12,000)(5)         488
                                             --------     -------    -------        --------    --------    --------        --------
Total shareholders' equity                    168,431       5,121     (2,000)        171,552     (10,801)    (12,000)        148,751
                                             --------     -------    -------        --------    --------    --------        --------
Total liabilities and shareholders' equity   $391,798     $21,670    $   -          $413,468    $ 98,992    $(49,847)       $462,613
                                             ========     =======    =======        ========    ========    ========        ========



See accompanying notes.

         Notes to Unaudited Pro Forma Combined Condensed Balance Sheet







(1)  BRI's balance sheet is as of May 31, 1996.

(2) Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK, except for the redeemable preference shares which have been reclassified from shareholders' equity and are presented as a separate classification between debt and shareholders' equity. The remaining net differences between UK and US GAAP are immaterial to Innovex's net income and shareholders' equity for all periods presented.

(3) To reduce pro forma retained earnings for non-recurring costs (as currently estimated by management) directly associated with the acquisition of BRI, estimated at $2 million.

(4) To reflect the issuance of 1,614,915 shares of Quintiles common stock, $.01 par value, in exchange for the 375,448 shares of BRI common stock, $0.10 par value, using the agreed upon exchange ratio of 4.3013.

(5) To reduce pro forma retained earnings for non-recurring costs (as currently estimated by management) directly associated with the acquisition of Innovex, estimated at $12 million.

(6) To reflect the issuance of 10,000,000 shares of Quintiles common stock, $.01 par value, in exchange for the outstanding shares of Innovex common stock and preferred stock.

(7) In connection with the transaction, Quintiles will satisfy in full and retire approximately $60 million of Innovex's outstanding long-term credit facility, which was approximately $49.7 million as of June 30, 1996. The $171,000 of redeemable preference shares will also be redeemed in connection with the transaction.

           Unaudited Pro Forma Combined Condensed Statement of Income
                         Six months ended June 30, 1996
                     (In Thousands, Except Per Share Data)






                                           HISTORICAL                                HISTORICAL
                                     ---------------------   PRO FORMA   PRO FORMA   ----------    PRO FORMA
                                     QUINTILES     BRI(1)   ADJUSTMENTS  SUBTOTAL    INNOVEX(2)   ADJUSTMENTS    PRO FORMA
                                     ---------    --------  -----------  ---------   ----------   -----------    ---------
Professional fee income               $147,309    $26,701     $   -       $174,010    $95,663      $      -      $269,673
Less reimbursed costs:
 Investigator payments                  19,981      2,734         -         22,715          -             -        22,715
 Travel and other                        9,556          -         -          9,556          -             -         9,556
                                      --------    -------     -----       --------    -------      --------      --------
Net revenue                            117,772     23,967         -        141,739     95,663             -       237,402

Costs and expenses:
 Direct costs                           54,931      8,455         -         63,386      1,266             -        64,652
 General and administrative expense     45,000     13,073         -         58,073     80,378             -       138,451
 Depreciation and amortization           5,507        696         -          6,203      5,266             -        11,469
 Non-recurring costs relating
   to reorganization                         -          -         -              -      2,334             -         2,334
 Special pension contribution                -          -         -              -      2,291             -         2,291
                                      --------    -------     -----       --------    -------      --------      --------
                                       105,438     22,224         -        127,662     91,535             -       219,197
                                      --------    -------     -----       --------    -------      --------      --------
Income from operations                  12,334      1,743         -         14,077      4,128             -        18,205

Other income (expense), net              1,218       (190)        -          1,028     (1,832)            -          (804)
                                      --------    -------     -----       --------    -------      --------      --------
Income before income taxes              13,552      1,553         -         15,105      2,296             -        17,401
Income taxes                             4,291        582         -          4,873      1,016             -         5,889
                                      --------    -------     -----       --------    -------      --------      --------
Net income before non-equity
  interest dividends                     9,261        971         -         10,232      1,280             -        11,512

Non-equity interest dividends                -          -         -              -       (315)            -          (315)
                                      --------    -------     -----       --------    -------      --------      --------
Net income                            $  9,261    $   971     $   -       $ 10,232    $   965      $      -      $ 11,197
                                      ========    =======     =====       ========    =======      ========      ========

Weighted average shares outstanding     22,288                              24,014                                 33,228
                                      ========                            ========                               ========

Net income per share                  $   0.42                            $   0.43                               $   0.34 (3)
                                      ========                            ========                               ========

(1)  BRI's income statement is for the six month period ended May 31, 1996.

(2) Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the six months ended June 30, 1996.

(3) Pro forma net income per share would have been $0.45 per share for the six months ended June 30, 1996 if Innovex had not incurred the $2.3 million of non-recurring costs relating to its reorganization and the $2.3 million of special pension contributions.

           Unaudited Pro Forma Combined Condensed Statement of Income
                         Six months ended June 30, 1995
                     (In Thousands, Except Per Share Data)






                                           HISTORICAL                                HISTORICAL
                                     ---------------------   PRO FORMA   PRO FORMA   ----------     PRO FORMA
                                     QUINTILES     BRI(1)   ADJUSTMENTS  SUBTOTAL    INNOVEX(2)    ADJUSTMENTS    PRO FORMA
                                     ---------    --------  -----------  ---------   ----------    -----------    ---------
Professional fee income               $104,710    $18,598     $   -       $123,308    $49,883      $      -       $173,191
Less reimbursed costs:
 Investigator payments                  27,154        563         -         27,717          -             -         27,717
 Travel and other                        9,296          -         -          9,296          -             -          9,296
                                      --------    -------     -----       --------    -------      --------       --------
Net revenue                             68,260     18,035         -         86,295     49,883             -        136,178

Costs and expenses:
 Direct costs                           32,229      7,178         -         39,407      1,262             -         40,669
 General and administrative expense     26,145      9,305         -         35,450     41,959             -         77,409
 Depreciation and amortization           3,281        541         -          3,822      2,998             -          6,820
                                      --------    -------     -----       --------    -------      --------       --------
                                        61,655     17,024         -         78,679     46,219             -        124,898
                                      --------    -------     -----       --------    -------      --------       --------
Income from operations                   6,605      1,011         -          7,616      3,664             -         11,280

Other income (expense), net                678       (194)        -            484     (1,198)            -           (714)
                                      --------    -------     -----       --------    -------      --------       --------
Income before income taxes               7,283        817         -          8,100      2,466             -         10,566
Income taxes                             2,646        432         -          3,078        776             -          3,854
                                      --------    -------     -----       --------    -------      --------       --------
Net income                            $  4,637    $   385     $   -       $  5,022    $ 1,690      $      -       $  6,712
                                      ========    =======     =====       ========    =======      ========       ========

Weighted average shares outstanding     19,293                              20,766                                  29,944
                                      ========                            ========                                ========

Net income per share                  $   0.24                            $   0.24                                $   0.22
                                      ========                            ========                                ========

(1)  BRI's income statement is for the six months ended May 31, 1995.

(2) Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the six months ended June 30, 1995.

           Unaudited Pro Forma Combined Condensed Statement of Income
                          Year ended December 31, 1995
                     (In Thousands, Except Per Share Data)








                                          HISTORICAL                                  HISTORICAL
                                    ---------------------     PRO FORMA   PRO FORMA   ----------      PRO FORMA
                                    QUINTILES     BRI (1)    ADJUSTMENTS  SUBTOTAL    INNOVEX(2)     ADJUSTMENTS     PRO FORMA
                                    ---------     -------    -----------  ---------   ----------     -----------     ---------

Professional fee income               $228,143    $40,800         $-      $268,943     $129,055       $      -        $397,998
Less reimbursed costs:
  Investigator payments                 50,892      2,600          -        53,492            -              -          53,492
  Travel and other                      20,814          -          -        20,814            -              -          20,814
                                      --------    -------         --      --------     --------       --------        --------
Net revenue                            156,437     38,200          -       194,637      129,055              -         323,692

Costs and expenses:
  Direct costs                          73,429     15,349          -        88,778        3,182              -          91,960
  General and administrative expense    60,100     19,070          -        79,170      107,430              -         186,600
  Depreciation and amortization          7,514      1,337          -         8,851        8,053              -          16,904
  Non-recurring costs relating to
    reorganization                           -          -          -             -        2,373              -           2,373
  Special pension contribution               -          -          -             -        2,329              -           2,329
                                      --------    -------         --      --------     --------       --------        --------
                                       141,043     35,756          -       176,799      123,367              -         300,166
                                      --------    -------         --      --------     --------       --------        --------
Income from operations                  15,394      2,444          -        17,838        5,688              -          23,526

Other income (expense), net              1,768       (319)         -         1,449       (2,893)             -          (1,444)
                                      --------    -------         --      --------     --------       --------        --------
Income before income taxes              17,162      2,125          -        19,287        2,795              -          22,082
Income taxes                             5,903      1,124          -         7,027        1,154              -           8,181
                                      --------    -------         --      --------     --------       --------        --------
Net income                            $ 11,259    $ 1,001         $-      $ 12,260     $  1,641       $      -        $ 13,901
                                      ========    =======         ==      ========     ========       ========        ========

Weighted average shares outstanding     20,028                              21,506                                      30,705
                                      ========                            ========                                    ========

Net income per share                  $   0.56                            $   0.57                                    $   0.45 (3)
                                      ========                            ========                                    ========


(1)  BRI's income statement is for the year ended November 30, 1995.

(2) Innovex's income statement is for the year ended March 31, 1996. Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the year ended
     March 31, 1996.

(3) Pro forma net income per share would have been $0.58 per share for the year ended December 31, 1995 if Innovex had not incurred the $2.3 million of non-recurring costs relating to its reorganization and the $2.3 million of special pension contributions.

           Unaudited Pro Forma Combined Condensed Statement of Income
                          Year ended December 31, 1994
                     (In Thousands, Except Per Share Data)





                                         HISTORICAL                                HISTORICAL
                                     -------------------   PRO FORMA   PRO FORMA   ----------     PRO FORMA
                                     QUINTILES   BRI(1)   ADJUSTMENTS  SUBTOTAL    INNOVEX(2)    ADJUSTMENTS    PRO FORMA
                                     ---------  --------  -----------  ---------   ----------    -----------    ---------
Professional fee income               $141,185  $25,347       $-        $166,532     $81,063       $     -       $247,595
Less reimbursed costs:
  Investigator payments                 39,027      576        -          39,603           -             -         39,603
  Travel and other                      12,091        -        -          12,091           -             -         12,091
                                      --------  -------       --        --------     -------       -------       --------
Net revenue                             90,067   24,771        -         114,838      81,063             -        195,901

Costs and expenses:
   Direct costs                         41,612   10,053        -          51,665       2,764             -         54,429
   General and administrative
     expense                            34,418   13,300        -          47,718      68,578             -        116,296
   Depreciation and amortization         4,538      699        -           5,237       5,115             -         10,352
                                      --------  -------       --        --------     -------       -------       --------
                                        80,568   24,052        -         104,620      76,457             -        181,077
                                      --------  -------       --        --------     -------       -------       --------
Income from operations                   9,499      719        -          10,218       4,606             -         14,824

Other income (expense), net                679     (189)       -             490      (1,684)            -         (1,194)
                                      --------  -------       --        --------     -------       -------       --------
Income before income taxes              10,178      530        -          10,708       2,922             -         13,630
Income taxes                             3,506      238        -           3,744         841             -          4,585
                                      --------  -------       --        --------     -------       -------       --------
Net income                            $  6,672  $   292       $-        $  6,964     $ 2,081       $     -       $  9,045
                                      ========  =======       ==        ========     =======       =======       ========
Weighted average shares outstanding     17,557                            18,893                                   28,043
                                      ========                          ========                                 ========
Net income per share                  $   0.38                          $   0.37                                 $   0.32
                                      ========                          ========                                 ========

(1)  BRI's income statement is for the year ended November 30, 1994.

(2) Innovex's income statement is for the year ended March 31, 1995. Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the year ended
     March 31, 1995.

           Unaudited Pro Forma Combined Condensed Statement of Income
                          Year ended December 31, 1993
                     (In Thousands, Except Per Share Data)


                                         HISTORICAL                                HISTORICAL
                                     -------------------   PRO FORMA   PRO FORMA   ----------     PRO FORMA
                                     QUINTILES   BRI(1)   ADJUSTMENTS  SUBTOTAL    INNOVEX(2)    ADJUSTMENTS    PRO FORMA
                                     ---------  --------  -----------  ---------   ----------    -----------    ---------
Professional fee income               $79,289   $17,824       $-        $97,113      $62,395       $     -       $159,508
Less reimbursed costs:
 Investigator payments                 12,048         -        -         12,048            -             -         12,048
 Travel and other                       5,537         -        -          5,537            -             -          5,537
                                      -------   -------       --        -------      -------       -------       --------
Net revenue                            61,704    17,824        -         79,528       62,395             -        141,923

Costs and expenses:
 Direct costs                          28,386     7,401        -         35,787        4,380             -         40,167
 General and administrative expense    23,839     9,650        -         33,489       49,937             -         83,426
 Depreciation and amortization          3,469       372        -          3,841        3,982             -          7,823
                                      -------   -------       --        -------      -------       -------       --------
                                       55,694    17,423        -         73,117       58,299             -        131,416
                                      -------   -------       --        -------      -------       -------       --------
Income from operations                  6,010       401        -          6,411        4,096             -         10,507

Other income (expense), net              (188)     (152)       -           (340)      (2,549)            -         (2,889)
                                      -------   -------       --        -------      -------       -------       --------
Income before income taxes and
  change in accounting method           5,822       249        -          6,071        1,547             -          7,618
Income taxes                            1,980        71        -          2,051        1,221             -          3,272
                                      -------   -------       --        -------      -------       -------       --------
Net income before change in
  accounting method                     3,842       178        -          4,020          326             -          4,346

Change in accounting method                 -      (158)       -           (158)           -             -           (158)
                                      -------   -------       --        -------      -------       -------       --------
Net income                            $ 3,842   $    20       $-        $ 3,862      $   326       $     -       $  4,188
                                      =======   =======       ==        =======      =======       =======       ========

Weighted average shares outstanding    13,535                            14,851                                    23,972
                                      =======                           =======                                  ========

Net income per share                  $  0.28                           $  0.26                                  $   0.17
                                      =======                           =======                                  ========

(1)  BRI's income statement is for the year ended November 30, 1993.

(2) Innovex's income statement is for the year ended March 31, 1994. Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the year ended
     March 31, 1994.

        UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF
                            QUINTILES AND INNOVEX


The following unaudited pro forma combined condensed financial statements are presented assuming the Merger of Quintiles and Innovex had occurred at the beginning of each period presented on a pooling of interests basis.

The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of Quintiles and Innovex at June 30, 1996. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1995, 1994 and 1993, and the six months ended June 30, 1996 and 1995 reflect historical operating results of Quintiles for such periods combined with historical operating results of Innovex for the twelve months ended March 31, 1996, 1995 and 1994 (Innovex's fiscal year) and the six months ended June 30, 1996 and June 30, 1995, respectively.

For all applicable periods presented in the pro form combined condensed statements of operations, shares used in the computation of earnings per common and common equivalent share give effect to the appropriate exchange ratio.

The Innovex financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK, except for the redeemable preference shares which have been reclassified from shareholders' equity and are presented as a separate classification between debt and shareholders' equity on the June 30, 1996 unaudited pro forma combined condensed balance sheet. The remaining net differences between UK and US GAAP are immaterial to Innovex's net income and shareholders' equity for all periods presented.


The pro forma financial statements are not necessarily indicative of the results that would have been obtained had the Merger occurred on the dates indicated. The pro forma financial statements should be read in conjunction with the related historical financial statements and notes thereto of Quintiles and Innovex incorporated by reference or included hereto, respectively in this Proxy Statement/Prospectus.

             Unaudited Pro Forma Combined Condensed Balance Sheet
                                June 30, 1996
                                (In Thousands)

                                                                 Historical
                                                        -----------------------------       Pro Forma
                                                        Quintiles         Innovex (1)      Adjustments     Pro forma
                                                        ---------         -----------     --------------   ---------
ASSETS
Current assets:
   Cash and cash equivalents                            $130,213           $  5,724        $(49,847) (4)    $ 86,090
   Accounts receivable and unbilled services              89,598             44,994               -          134,592
   Investments                                            35,422                  -               -           35,422
   Other current assets                                    8,744              2,016               -           10,760
                                                        --------           --------        --------         --------
Total current assets                                     263,977             52,734         (49,847)         266,864

Property and equipment                                    88,038             47,160               -          135,198
Less accumulated depreciation                             23,203             15,872               -           39,075
                                                        --------           --------        --------         --------
                                                          64,835             31,288               -           96,123
Non-current assets:
   Investments                                            10,710                  -               -           10,710
   Intangible and other assets                            52,276             14,970               -           67,246
                                                        --------           --------        --------         --------
Total non-current assets                                  62,986             14,970               -           77,956
                                                        --------           --------        --------         --------

Total assets                                            $391,798           $ 98,992        $(49,847)        $440,943
                                                        ========           ========        ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                $ 26,494           $ 23,570        $ 12,000  (2)    $ 62,064
   Line of credit and current portion of
     long-term debt                                          546             14,281         (14,281) (4)         546
   Unearned income                                        25,791             24,137               -           49,928
   Income taxes and other current liabilities              7,667              7,821               -           15,488
                                                        --------           --------        --------         --------
Total current liabilities                                 60,498             69,809          (2,281)         128,026

Long-term liabilities:
   Long-term debt, less current portion                  140,355             35,395         (35,395) (4)     140,355
   Long-term obligation                                   19,827              4,418               -           24,245
   Deferred income taxes                                   2,687                  -               -            2,687
                                                        --------           --------        --------         --------
                                                         162,869             39,813         (35,395)         167,287
                                                        --------           --------        --------         --------
Total liabilities                                        223,367            109,622         (37,676)         295,313

Redeemable preference shares                                   -                171            (171) (4)           -

Shareholders' equity:
    Preferred Stock                                            -                 66             (66) (3)           -
    Common Stock                                             218                112             (12) (3)         318
    Additional paid-in-capital and other
       shareholders' equity                              129,616             16,896              78  (3)     146,590
    Retained earnings (accumulated deficit)               38,597            (27,875)        (12,000) (2)      (1,278)
                                                        --------           --------        --------         --------
Total shareholders' equity                               168,431            (10,801)        (12,000)         145,630
                                                        --------           --------        --------         --------
Total liabilities and shareholders' equity              $391,798           $ 98,992        $(49,847)        $440,943
                                                        ========           ========        ========         ========


See accompanying notes.

        Notes to Unaudited Pro Forma Combined Condensed Balance Sheet

(1) Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK, except for the redeemable preference shares which have been reclassified from shareholders' equity and are presented as a separate classification between debt and shareholders' equity. The remaining net differences between UK and US GAAP are immaterial to Innovex's net income and shareholders' equity for all periods presented.

(2) To reduce pro forma retained earnings for non-recurring costs (as currently estimated by management) directly associated with the acquisition of Innovex, estimated at $12 million.

(3) To reflect the issuance of 10,000,000 shares of Quintiles common stock, $.01 par value, in exchange for the outstanding shares of Innovex common stock and preferred stock.

(4) In connection with the transaction, Quintiles will satisfy in full and retire approximately $60 million of Innovex's outstanding long-term credit facility, which was approximately $49.7 million as of June 30, 1996. The $171,000 of redeemable preference shares will also be redeemed in connection with the transaction.

          Unaudited Pro Forma Combined Condensed Statement of Income
                        Six Months ended June 30, 1996
                    (In Thousands, Except Per Share Data)



                                                                 Historical
                                                       ------------------------------   Pro forma
                                                         Quintiles      Innovex (1)    Adjustments    Pro forma
                                                       -------------   --------------  -----------   -----------
Professional fee income                                 $147,309         $95,663        $     -      $242,972
Less reimbursed costs:
   Investigator payments                                  19,981               -              -        19,981
   Travel and other                                        9,556               -              -         9,556
                                                        --------         -------        -------      --------
Net revenue                                              117,772          95,663              -       213,435

Costs and expenses:
   Direct costs                                           54,931           1,266              -        56,197
   General and administrative expense                     45,000          80,378              -       125,378
   Depreciation and amortization                           5,507           5,266              -        10,773
   Non-recurring costs relating to
     reorganization                                            -           2,334              -         2,334
   Special pension contribution                                -           2,291              -         2,291
                                                        --------         -------        -------      --------
Income from operations                                   105,438          91,535              -       196,973
                                                        --------         -------        -------      --------
                                                          12,334           4,128              -        16,462

Other income (expense), net                                1,218          (1,832)             -          (614)
                                                        --------         -------        -------      --------
Income before income taxes                                13,552           2,296              -        15,848
Income taxes                                               4,291           1,016              -         5,307
                                                        --------         -------        -------      --------
Net income before non-equity interest dividends            9,261           1,280              -        10,541
Non-equity interest dividends                                  -            (315)             -          (315)
                                                        --------         -------        -------      --------
Net income                                              $  9,261         $   965        $     -      $ 10,226
                                                        ========         =======        =======      ========

Weighted average shares outstanding                       22,288                                       31,502
                                                        ========                                     ========

Net income per share                                    $   0.42                                     $   0.32 (2)
                                                        ========                                     ========




(1) Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the six months ended June 30, 1996.

(2) Pro forma net income per share would have been $0.45 per share for the six months ended June 30, 1996 if Innovex had not incurred the $2.3 million of non-recurring costs relating to its reorganization and the $2.3 million of special pension contributions.

          Unaudited Pro Forma Combined Condensed Statement of Income
                        Six months ended June 30, 1995
                    (In Thousands, Except Per Share Data)



                                                                 Historical
                                                       ------------------------------   Pro forma
                                                         Quintiles      Innovex (1)    Adjustments    Pro forma
                                                       -------------   --------------  -----------   -----------
Professional fee income                                 $104,710          $49,883        $      -     $154,593
Less reimbursed costs:
   Investigator payments                                  27,154                -               -       27,154
   Travel and other                                        9,296                -               -        9,296
                                                        --------          -------        --------     --------
Net revenue                                               68,260           49,883               -      118,143

Costs and expenses:
   Direct costs                                           32,229            1,262               -       33,491
   General and administrative expense                     26,145           41,959               -       68,104
   Depreciation and amortization                           3,281            2,998               -        6,279
                                                        --------          -------        --------     --------
                                                          61,655           46,219               -      107,874
                                                        --------          -------        --------     --------
Income from operations                                     6,605            3,664               -       10,269

Other income (expense), net                                  678           (1,198)              -         (520)
                                                        --------          -------        --------     --------
Income before income taxes                                 7,283            2,466               -        9,749
Income taxes                                               2,646              776               -        3,422
                                                        --------          -------        --------     --------
Net income                                              $  4,637          $ 1,690        $      -     $  6,327
                                                        ========          =======        ========     ========

Weighted average shares outstanding                       19,293                                        28,471
                                                        ========                                      ========

Net income per share                                    $   0.24                                      $   0.22
                                                        ========                                      ========





(1) Innovex's financial statements have been prepared on a basis of generally accepted accounting principles (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the six months ended June 30, 1995.

          Unaudited Pro Forma Combined Condensed Statement of Income
                         Year ended December 31, 1995
                    (In Thousands, Except Per Share Data)



                                                                 Historical
                                                       ------------------------------         Pro forma
                                                        Quintiles         Innovex(1)         Adjustments       Pro forma
                                                       -----------       ------------       -------------     ------------
Professional fee income                                 $228,143          $129,055            $      -           $357,198
Less reimbursed costs:
   Investigator payments                                  50,892                 -                   -             50,892
   Travel and other                                       20,814                 -                   -             20,814
                                                        --------          --------            --------           --------
Net revenue                                              156,437           129,055                   -            285,492

Costs and expenses:
   Direct costs                                           73,429             3,182                   -             76,611
   General and administrative expense                     60,100           107,430                   -            167,530
   Depreciation and amortization                           7,514             8,053                   -             15,567
   Non-recurring costs relating to reorganization              -             2,373                   -              2,373
   Special pension contribution                                -             2,329                   -              2,329
                                                        --------          --------            --------           --------
                                                         141,043           123,367                   -            264,410
                                                        --------          --------            --------           --------
Income from operations                                    15,394             5,688                   -             21,082

Other income (expense), net                                1,768            (2,893)                  -             (1,125)
                                                        --------          --------            --------           --------
Income before income taxes                                17,162             2,795                   -             19,957
Income taxes                                               5,903             1,154                   -              7,057
                                                        --------          --------            --------           --------
Net income                                              $ 11,259          $  1,641            $      -           $ 12,900
                                                        ========          ========            ========           ========

Weighted average shares outstanding                       20,028                                                   29,226
                                                        ========                                                 ========

Net income per share                                    $   0.56                                                 $   0.44 (2)
                                                        ========                                                 ========


(1) Innovex's income statement is for the year ended March 31, 1996 and has been prepared on a basis of generally accepted accounting principles
     (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the year ended March 31, 1996.

(2) Pro forma net income per share would have been $0.57 per share for the year ended December 31, 1995 if Innovex had not incurred the $2.3 million of non-recurring costs relating to its reorganization and the $2.3 million of special pension contributions.

          Unaudited Pro Forma Combined Condensed Statement of Income
                         Year ended December 31, 1994
                    (In Thousands, Except Per Share Data)



                                                                 Historical
                                                       ------------------------------         Pro forma
                                                        Quintiles         Innovex(1)         Adjustments       Pro forma
                                                       -----------       ------------       -------------     ------------
Professional fee income                                  $141,185          $81,063           $      -            $222,248
Less reimbursed costs:
   Investigator payments                                   39,027                -                  -              39,027
   Travel and other                                        12,091                -                  -              12,091
                                                         --------          -------           --------            --------
Net revenue                                                90,067           81,063                  -             171,130

Costs and expenses:
   Direct costs                                            41,612            2,764                  -              44,376
   General and administrative expense                      34,418           68,578                  -             102,996
   Depreciation and amortization                            4,538            5,115                  -               9,653
                                                         --------          -------           --------            --------
                                                           80,568           76,457                  -             157,025
                                                         --------          -------           --------            --------
Income from operations                                      9,499            4,606                  -              14,105

Other income (expense), net                                   679           (1,684)                 -              (1,005)
                                                         --------          -------           --------            --------
Income before income taxes                                 10,178            2,922                  -              13,100
Income taxes                                                3,506              841                  -               4,347
                                                         --------          -------           --------            --------
Net income                                               $  6,672          $ 2,081           $      -            $  8,753
                                                         ========          =======           ========            ========

Weighted average shares outstanding                        17,557                                                  26,707
                                                         ========                                                ========

Net income per share                                     $   0.38                                                $   0.33
                                                         ========                                                ========


(1) Innovex's income statement is for the year ended March 31, 1995 and has been prepared on a basis of generally accepted accounting principles
     (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the year ended March 31, 1995.

          Unaudited Pro Forma Combined Condensed Statement of Income
                         Year ended December 31, 1993
                    (In Thousands, Except Per Share Data)



                                                                 Historical
                                                       ------------------------------         Pro forma
                                                        Quintiles         Innovex(1)         Adjustments       Pro forma
                                                       -----------       ------------       -------------     ------------
Professional fee income                                  $79,289           $62,395          $      -            $141,684
Less reimbursed costs:
   Investigator payments                                  12,048                 -                 -              12,048
   Travel and other                                        5,537                 -                 -               5,537
                                                         -------           -------          --------            --------
Net revenue                                               61,704            62,395                 -             124,099

Costs and expenses:
   Direct costs                                           28,386             4,380                 -              32,766
   General and administrative expense                     23,839            49,937                 -              73,776
   Depreciation and amortization                           3,469             3,982                 -               7,451
                                                         -------           -------          --------            --------
                                                          55,694            58,299                 -             113,993
                                                         -------           -------          --------            --------
Income from operations                                     6,010             4,096                 -              10,106

Other income (expense), net                                 (188)           (2,549)                -              (2,737)
                                                         -------           -------          --------            --------
Income before income taxes                                 5,822             1,547                 -               7,369
Income taxes                                               1,980             1,221                 -               3,201
                                                         -------           -------          --------            --------
Net income                                               $ 3,842           $   326          $      -            $  4,168
                                                         =======           =======          ========            ========

Weighted average shares outstanding                       13,535                                                  22,656
                                                         =======                                                ========

Net income per share                                     $  0.28                                                $   0.18
                                                         =======                                                ========


(1) Innovex's income statement is for the year ended March 31, 1994 and has been prepared on a basis of generally accepted accounting principles
     (GAAP) in the UK. The net differences between UK and US GAAP are immaterial to Innovex's net income for the year ended March 31, 1994.

                         Report of Independent Auditors

To the Board of Directors
  of BRI International, Inc.

         We have audited the accompanying consolidated balance sheet of BRI International, Inc., formerly Biometric Research Institute, Inc., ("the Company") as of May 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BRI International, Inc. as of May 31, 1996, and the consolidated results of its operations and its cash flows for the six months then ended in conformity with generally accepted accounting principles.

                                        ERNST & YOUNG LLP



Raleigh, North Carolina
August 2, 1996

                            BRI INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET
                                as of May 31, 1996

                                      ------

                                     ASSETS

Current assets:

    Cash                                                                                                    $267,276
    Accounts receivable                                                                                   14,776,802
    Note receivable - related party                                                                          110,000
    Prepaid expenses                                                                                         374,269
    Deferred income taxes                                                                                    362,614
                                                                                                         -----------
         Total current assets                                                                             15,890,961
                                                                                                         -----------


Property and equipment:

    Equipment, furniture and fixtures                                                                      6,627,069
    Leasehold improvements                                                                                   558,139
                                                                                                         -----------
                                                                                                           7,185,208
    Less accumulated depreciation and amortization                                                        (4,078,959)
                                                                                                         -----------
         Net property and equipment                                                                        3,106,249
                                                                                                         -----------

Other assets:

    Excess of purchase price over net assets of acquired business                                          1,119,167
    Non-compete agreements                                                                                   548,542
    Deferred income taxes                                                                                    341,118
    Other                                                                                                    664,457
                                                                                                         -----------
         Total other assets                                                                                2,673,284
                                                                                                         -----------

         Total assets                                                                                    $21,670,494
                                                                                                         ===========

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET
                              as of May 31, 1996

                              ---------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Line of credit                                                                                        $ 1,121,000
    Accounts payable and accrued liabilities                                                                5,083,633
    Advance billings to clients                                                                             5,440,711
    Client deposits                                                                                           457,780
    Income taxes payable                                                                                       26,323
    Liability under stock option plan                                                                          74,720
    Long-term debt, current portion                                                                         1,407,525
    Liability under non-compete agreements, current portion                                                   189,651
                                                                                                          -----------

         Total current liabilities                                                                         13,801,343

Long-term debt, less current portion                                                                        1,748,505
Liability under non-compete agreements, less current portion                                                  192,184
Deferred rent                                                                                                 806,935
                                                                                                          -----------
         Total liabilities                                                                                 16,548,967
                                                                                                          -----------
Commitments and contingencies

Stockholders' equity:

    Common stock, $.10 par value, 500,000 shares authorized,
    374,405 shares issued and outstanding                                                                      37,441
    Additional paid-in capital                                                                              2,165,372
    Retained earnings                                                                                       3,765,912
    Cumulative foreign currency translation adjustment                                                         16,135
    Unearned shares of common stock held by ESOP                                                             (863,333)
                                                                                                          -----------
         Total stockholders' equity                                                                         5,121,527
                                                                                                          -----------
         Total liabilities and stockholders' equity                                                       $21,670,494
                                                                                                          ===========


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     for the six months ended May 31, 1996

                               -------------



Revenue:

    Professional fees                                     $26,700,860
    Less reimbursed costs                                  (2,734,439)
                                                          -----------
         Net revenue                                       23,966,421


Operating costs and expenses:

    Direct costs                                            8,454,736
    General and administrative expenses                    13,073,350
    Depreciation and amortization                             695,944
                                                          -----------
         Income from operations                             1,742,391


Other expense (income):
    Interest expense                                          216,789
    Other                                                     (27,063)
                                                          -----------
         Income before provision for income taxes           1,552,665

Provision for income taxes                                    582,124
                                                          -----------
         Net income                                       $   970,541
                                                          ===========



                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     for the six months ended May 31, 1996

                                  --------


                                                                                        Cumulative
                                                                                         Foreign
                                             Common Stock       Additional               Currency
                                       ----------------------     Paid-in    Retained   Translation    Unearned
                                           Shares     Amount      Capital    Earnings   Adjustment   ESOP Shares      Total
                                       ------------   ------    ----------  ----------- -----------  -----------   ----------
Balance at November 30, 1995,
as previously reported                     323,809     $32,381  $1,996,708   $2,187,471     $16,614    $(955,833)  $3,277,341

Adjustment to restate for MTCE
pooling                                     49,400       4,940     101,052      607,900         287         -         714,179
                                           -------     -------  ----------   ----------     -------    ---------   ----------

Balance at November 30, 1995
as restated                                373,209     $37,321  $2,097,760   $2,795,371     $16,901    $(955,833)  $3,991,520

Issuance of common stock for
compensation                                   747          75      42,452       -             -            -          42,527

Purchase and cancellation of
stock at $69.58 per share                     (531)        (53)    (36,894)      -             -            -         (36,947)

Reduction of liability under
stock option plan, net of tax                 -           -          6,356       -             -            -           6,356

Retirement of ESOP-related
debt                                          -           -          -           -             -          92,500       92,500

Issuance of common stock in
settlement of accrued liabilities              980          98      55,698       -             -            -          55,796

Foreign currency translation
adjustments                                   -           -          -           -             (766)        -            (766)

Net income                                    -           -          -          970,541        -            -         970,541
                                           -------     -------  ----------   ----------     -------  -----------   ----------

Balance at May 31, 1996                    374,405     $37,441  $2,165,372   $3,765,912     $16,135  $  (863,333)  $5,121,527
                                           =======     =======  ==========   ==========     =======  ===========   ==========


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     for the six months ended May 31, 1996

                                    ------

Operating activities:
   Net income                                                                                                $970,541
   Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                                         695,944
        Compensation expense under stock option plan                                                          (14,535)
        Issuance of stock for compensation                                                                     42,527
        Allowance for doubtful accounts                                                                         4,623
        Deferred income taxes                                                                                  26,699
        Increase (decrease) in cash due to changes in operating assets and liabilities:

             Accounts receivable                                                                           (2,869,599)
             Note receivable - related party                                                                  (75,000)
             Prepaid expenses                                                                                 (10,756)
             Other assets                                                                                    (424,221)
             Income taxes payable                                                                            (101,653)
             Accounts payable and accrued liabilities                                                        (335,786)
             Deferred rent                                                                                     11,403
             Advance billings to clients                                                                    3,009,783
             Client deposits                                                                                   (3,265)
                                                                                                            ---------
                 Net cash provided by operating activities                                                    926,705
                                                                                                            ---------

Investing activities:
   Purchases of property and equipment                                                                       (919,447)
                                                                                                            ---------
                 Net cash used by investing activities                                                       (919,447)
                                                                                                            ---------

Financing activities:
   Borrowings on line of credit, net                                                                         (246,000)
   Cash overdraft                                                                                            (467,626)
   Borrowings on notes payable                                                                                906,039
   Payments on notes payable                                                                                 (349,744)
   Payments under non-compete agreements                                                                     (100,539)
   Purchase of treasury stock                                                                                 (36,947)
                                                                                                            ---------
                                                                                                             (294,817)
                                                                                                            ---------
                 Net cash used by financing activities

Effect of exchange rate changes on cash                                                                          (766)
                                                                                                            ---------
Net decrease in cash                                                                                         (288,325)


Cash at beginning of period                                                                                   555,601
                                                                                                            ---------
Cash at end of period                                                                                       $ 267,276
                                                                                                            =========


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  ----------

1.       Summary of significant accounting policies

         The Company

         BRI International, Inc., formerly known as Biometric Research Institute, Inc., ("BRI" or "the Company") is a full-service contract research organization specializing, on a global basis, in the design and evaluation of preclinical and clinical research for the pharmaceutical, biotechnology and medical device industries.

         Principles of consolidation

         The accompanying consolidated financial statements include the accounts of BRI International, Inc. and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

         Revenue recognition

         Revenue from time and material contracts is recognized as costs are incurred at amounts consistent with the agreed-upon billing rates.

         Revenue from cost-plus and fixed-price contracts is recognized under the percentage-of-completion method of accounting, with costs and estimated profits included in service revenue as work is performed, calculated based on the relationship between costs incurred and total estimated costs. The Company's exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable balance. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract.

         Unbilled receivables and advance billings


         In general, prerequisites for billings are established by contractual provisions, including predetermined payment schedules, the achievement of contractual milestones or submission of appropriate billing detail. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned income represents prebilling for services that have not yet been rendered.

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------


         The Company requires an advance deposit in the form of a retainer on some of its contracts. The retainer generally is applied as follows: against outstanding invoices over sixty days past due, at the option of the Company; against charges incurred in the final month for which services are rendered; or, if not so applied, it is returned in full when the contract is complete.

         Investigator payments

         Investigator payments are recognized as expense when payments are made based upon predetermined contractual arrangements. The Company has excluded from the accompanying balance sheet cash held for investigator payments in the amount of $362,590, that pursuant to agreements with certain clients, remains property of the clients.

         Property and equipment

         Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which range from three to ten years. Leasehold improvements are amortized over the period of the lease or the useful life of the improvements, whichever is shorter.

         Upon disposition of property and equipment, the cost and related depreciation or amortization are removed from the accounts and any gain or loss is recognized currently.

         Intangible assets

         Cost in excess of the net asset value of a purchased subsidiary is being amortized over 10 years using the straight-line method. The Company annually evaluates the recoverability of this intangible asset utilizing qualitative factors. At such time as an impairment in value is identified, the impairment will be quantitatively measured using a discounted cash flow methodology and charged to expense. Accumulated amortization of the excess of purchase price over fair value of net assets acquired was $210,170 at May 31, 1996.

         Non-compete agreements relating to certain acquisitions are being amortized on a straight-line basis over the term of the agreements, ranging from three to four years. Accumulated amortization totaled $288,528 at May 31, 1996.

         Use of accounting estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

         reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

         Deferred rent

         Total non-contingent minimum lease payments due under noncancelable long-term operating leases, including future non-contingent increases, are recognized as rent expense over the term of the lease on a straight-line basis. The excess of such accruals over payments due under the terms of the lease is included in deferred rent in the accompanying balance sheet.

         Income taxes

         The Company utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than proposed changes in the tax law or rates. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the tax rate change is enacted.

         The Company does not provide for withholding and income taxes on undistributed foreign earnings. Such earnings amounted to approximately $1,148,000 through May 31, 1996, cumulatively, and are intended to be permanently invested in those operations. The ultimate tax liability related to repatriation of such earnings is dependent upon future tax planning opportunities and is not estimable at the present time.

         Translation of non-U.S. financial statements

         Assets and liabilities of non-U.S. operations are translated at the period-end rates of exchange, and the statement of operations is translated at the average rates of exchange for the period. Gains or losses from translating non-U.S. dollar financial statements are accumulated as a separate component of stockholders' equity. Transaction gains and losses, which are recognized in income currently, are immaterial in the six months ended May 31, 1996.

         Transactions with related parties

         On May 17, 1996, the Company issued a loan to a related party in the amount of $110,000 at an interest rate of 8.75%. The note is payable in full, principal and interest, at the maturity date of May 17, 1997. The note receivable balance at May 31, 1996 was $110,000. Subsequent to the balance sheet date, the Company issued two loans to a related

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

         party in the aggregate amount of $140,000 at an interest rate of 8.75%. The notes dated June 1996 and July 1996, each in the amount of $70,000, are payable in full, principal and interest, in June and July 1997, respectively.

         Recently issued accounting standards

         In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("FASB 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimated to be generated by those assets is less than the assets' carrying amount. FASB 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FASB 121 is effective for organizations with fiscal years beginning after December 15, 1995. The Company has not elected early adoption of FASB 121, but does not believe the effect of adoption will be material to the financial statements.

         In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"). FASB 123 encourages companies to adopt the fair value method for expense recognition of employee stock options. FASB 123 also allows companies to continue to account for stock options and stock based awards using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and to make pro forma disclosures of net income and net income per share as if the fair value method had been applied. FASB 123 is effective for fiscal years beginning after December 15, 1995. The Company has decided not to elect early adoption of FASB 123. The Company currently uses APB 25 and does not believe the effect of adoption of FASB 123 would be material to the financial statements.


2.       Acquisitions

         Effective February 28, 1996, the company issued 49,400 shares of common stock in exchange for all of the outstanding common stock of Medical Technology Consultants Europe Limited ("MTCE"). MTCE previously used a calendar year basis for preparing its financial statements. This transaction was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements and related disclosures include the accounts and results of operations of MTCE for the period from January 1, 1996 through May 31, 1996. MTCE's results of operations for the month of December 1995 are not considered material to the Company's consolidated financial
         statements.   MTCE had net revenue of $789,170 and net income of
         $123,256 for the period January 1, 1996 through the date of the merger.

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------


3.       Accounts receivable

         Accounts receivable consist of billed and unbilled amounts under contracts in progress, principally with commercial clients. All billed and unbilled amounts are expected to be collected during the next twelve months.

         Accounts receivable consisted of the following at May 31, 1996 (in thousands):

                  Billed                          $12,236
                  Unbilled                          2,554
                  Allowance                          (213)
                                                  -------
                                                   14,577
                  Other                               200
                                                  -------
                                                  $14,777
                                                  =======

         All accounts receivable are pledged to Citizens Bank as collateral for certain borrowings (Note 5).


4.       Accounts payable and accrued liabilities

         Accounts payable and accrued liabilities at May 31, 1996 consisted of the following amounts (in thousands):

                   Accounts payable                          $1,646
                   Accrued wages                              1,137
                   Accrued commissions and bonuses              559
                   Other accrued expenses                       931
                   Cash overdraft                               811
                                                             ------
                                                             $5,084
                                                             ======

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

5.       Line of credit

         The Company has a line of credit arrangement ("the Line of Credit") with Citizens Bank. During the six months ended May 31, 1996, interest under the Line of Credit was payable monthly at Citizens Bank's prime rate plus 0.5% (8.75%). The maximum borrowings available under the Line of Credit at May 31, 1996 were $3,000,000. The Line of Credit is a demand note and is collateralized by substantially all the assets of the Company. Further, all borrowings are personally guaranteed by certain shareholders of the Company. At May 31, 1996, the Company had drawn down $1,121,000 under the Line of Credit.

         In July 1996, the Company obtained an increase in the Line of Credit to a maximum of $4,000,000 and a reduction in the interest rate to the bank's prime rate. The July 1996 Line of Credit agreement also removed the requirement for personal guarantees. The Line of Credit is set to expire June 30, 1997.

         The revised terms of the Line of Credit and other debt with Citizens Bank subject the Company to certain covenants, the most restrictive of which require the Company to maintain a minimum consolidated tangible net worth of $4,000,000, minimum tangible net worth from U.S. operations of $3,000,000, and a debt to worth ratio not to exceed 3.75 to 1.0. At May 31, 1996, the Company was in compliance with these covenants.


6.       Long-term debt

         At May 31, 1996, long-term debt consisted of the following:

                           Note payable,  bearing interest  at prime  plus 1%  (9.25% at  May 31,
                                   1996), due in monthly  principal and interest  installments of approximately $7,600 through  May 2000, collateralized by  all corporate  assets  and  the  personal  guarantees  of  certain
                                   shareholders.                                                        $354,000

                           Revolving commercial loan note  in the amount up to  $900,000, bearing interest at the lender's prime rate  (8.25% at May 31,  1996), due in  October 1996, collateralized  by all corporate  assets
                                   and the personal guarantees of certain shareholders.                  300,000

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

                           Various notes  payable,  due  in  monthly  principal  installments  of approximately  $20,000 plus interest  at prime  plus 1% (9.25%
                                   at  May 31, 1996) through October 1999,  collateralized by all corporate  assets  and  the  personal  guarantees  of  certain
                                   shareholders.                                                         733,994

                           Note payable  in connection with  establishment of the  Employee Stock
                                   Ownership    Plan   ("ESOP"),   due   in   monthly   principal
                                   installments  of  $15,417,  with  a  balloon  payment  of  the
                                   remaining principal due July 1997.   The note requires monthly
                                   interest payments  at the  lender's prime rate  (8.25% at  May
                                   31, 1996),  and is collateralized  by the personal  guarantees
                                   of certain shareholders.                                              863,333

                           Notes payable,  at an average interest  rate of 16.0%,  due in monthly payments  of  various  amounts  of  principal  plus  interest,
                                   through January 1999.                                                 451,820

                           Notes payable  to two officers of  a subsidiary of the  Company, at an
                                   interest rate of 10.0%, due upon demand.                              187,305

                           Other long-term debt                                                          265,578
                                                                                                     -----------
                           Total                                                                       3,156,030

                           Less current portion                                                       (1,407,525)
                                                                                                     -----------
                           Long-term portion                                                         $ 1,748,505
                                                                                                     ===========


         In July 1996, the requirement for personal guarantees was removed from the first three debt instruments listed above.

         At May 31, 1996, the scheduled future principal maturities for long-term debt were as follows:

                 Year ending May 31,
                 ------------------
                            1997                           $1,407,525
                            1998                            1,261,167
                            1999                              345,505
                            2000                              141,833
                                                           ----------
                            Total                          $3,156,030
                                                           ==========

7.       Leases

         The Company leases its facilities under noncancelable operating leases which include renewal and escalation clauses. Total rent expense was approximately $864,000 during the six

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

         months ended May 31, 1996. In addition, the Company leases some of its office equipment under operating leases which expire at various dates over the next five years. Future minimum lease commitments due under noncancelable operating leases are as follows:


                     Year ending May 31,
                     ------------------
                             1997                         $1,739,853
                             1998                          1,854,584
                             1999                          1,590,478
                             2000                          1,270,601
                             2001                          1,264,379
                             Thereafter                    1,445,381
                                                          ----------
                                                          $9,165,276
                                                          ==========

8.       Equity transactions

         Stock option plans

         The Company has a non-qualified stock option plan ("the Non-Qualified Plan") for company executives, key employees and other persons or entities and has reserved for issuance under the plan 85,000 shares of authorized, but unissued, common stock. The Non-Qualified Plan is administered by a committee of the Board of Directors which determines the number of shares to be granted. An option entitles the holder to purchase shares of the Company's common stock at a price per share immediately preceding such grant as determined by the annual valuation of the Company for purposes of the ESOP. Under their normal terms, non-qualified stock options are exercisable upon issuance but expire in five years from the date of grant if they are not exercised.

         As of May 31, 1996, holders of options for 2,000 non-qualified stock options had the right, on or before the option expiration date, to sell some or all of their stock options to the Company. Under the terms of these options, the Company pays the option holder the difference between the exercise price and the current fair market value as determined by the most recent annual stock valuation. The Company recognizes a current liability associated with these outstanding options, representing the amount which the holders would realize upon sale of their options to the Company. The Company no longer offers options which contain the right to sell such options to the Company. For the six months ended May 31, 1996, the expense related to the option buy-back feature was not material.

         In addition, the Company has previously followed the practice of offering to its executives and certain key employees the right to elect to take their annual bonuses in a number of alternative forms including cash, common stock or options to acquire common stock. If

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

         options are elected, they are considered options issued under the Non-Qualified Plan, subject to all the same terms and conditions described above.

         The following table summarizes option activity under the Non-Qualified Plan during the six months ended May 31, 1996:


                                                                               Number      Option Price
                                                                             of Shares      per Share
                                                                            ----------    -------------
             Shares under option at November 30, 1995                          63,605     $27.75-$56.93
             Options granted                                                      466         $56.93
                                                                            ---------
             Shares under option at May 31, 1996                               64,071     $27.75-$56.93
                                                                            =========

         At May 31, 1996, there were 85,000 shares authorized in the Plan, 64,071 shares under option and 20,929 shares available.

         In December 1995, the Company introduced an Incentive Stock Option Plan ("the ISO Plan"). Under the ISO Plan, 50,000 shares of authorized, but unissued, common stock have been reserved for issuance to company executives and key employees. The options are exercisable at prices determined in a manner consistent with the establishment of exercise prices under the Non-Qualified Plan and expire at the end of 5 years. Unlike non- qualified options, however, options granted under the ISO Plan become exercisable at the rate of one third per year commencing on the first anniversary of the grant date, provided that the fair market value of the underlying common stock has attained certain specified levels as of the time of exercise, but are fully exercisable without restriction within the last 30 days prior to expiration or upon a change in control of the Company. The following table summarizes option activity under the ISO Plan through May 31, 1996:

                                                            Number      Option Price
                                                          of Shares      per Share
                                                         ----------    -------------
             Options granted                                14,825       $56.93-$69.69
             Options canceled                                 (300)         $56.93
                                                         ----------
             Shares under option at May 31, 1996             14,525      $56.93-$69.69
                                                         ==========

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

         Stockholder's agreement

         Under the terms of a stockholder's agreement ("the Agreement") signed by the Company and the Company's Chairman in February, 1994, the Company is obligated to purchase all of the Shares owned by the Chairman as of the date of his death, and shall have the option, but not the obligation, to purchase any of the Shares previously transferred by the Chairman and governed by the provisions of the Agreement. The purchase price for the Shares shall be the fair value determined by the annual stock valuation for the ESOP. At May 31, 1996, 60,457 shares valued at $4,213,248 (per the most recent annual stock valuation) were owned directly by the Chairman. The Agreement terminates with respect to any of the Shares which become registered for sale to the public pursuant to the Securities Act of 1933.

         The Agreement, as amended in 1996, gives the Chairman the right to require the Company annually to redeem shares with an aggregate fair value of not more than $300,000. The Chairman has not exercised this right for 1996.


9.       Retirement plan

         The Company has a retirement plan for the benefit of its employees consisting of two portions. The Employee Stock Ownership Plan ("the ESOP Portion") is a stock bonus plan. The second portion ("the 401(k) Portion") constitutes a cash or deferred arrangement.

         The 401(k) Portion provides the opportunity for participants to elect to make contributions of up to 20% of annual gross compensation.
         These funds are invested in Lincoln National Pension funds, as directed by the participant. Participants are fully vested in these funds. There is no employer match for the 401(k) Portion of the Plan.

         The ESOP Portion is designed to invest primarily in Company stock. The ESOP initially acquired shares of stock from a founder and former officer of the Company utilizing principally the proceeds of a $1,850,000 bank loan made to the Company. The Company considers the loan repayments as its minimum contribution to the ESOP, and allocates shares held by the ESOP to employees' accounts in proportion to loan repayments. Unallocated (unearned) ESOP shares are recorded as a separate reduction of stockholders' equity. As of May 31, 1996, the ESOP held 91,643 shares of common stock of the Company, of which approximately 65% had been allocated to employees' accounts and approximately 35% remained unallocated. The Plan provides for additional Company contributions at the discretion of the Board of
         Directors.   Participants become vested in the employer contributions
         at the rate of 20% per year starting after year two; thus, employees are fully vested in the Company's contributions after six years of employment. Contributions to the ESOP Portion of the plan were $92,500 for the six months ended May 31, 1996.

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

10.   Income taxes

      Income before taxes for the six months ended May 31, 1996 was as follows:

           U.S.                                                      $1,167,322
           Non-U.S.                                                     385,343
                                                                     ----------
                                                                     $1,552,665
                                                                     ==========

         The provision for income taxes charged to operations during the six months ended May 31, 1996 was as follows:

            Current:
                U.S. Federal                                         $353,771
                State and local                                        84,365
                Foreign                                               117,289
                                                                     --------
                Total current                                         555,425
                                                                     --------
            Deferred:

                U.S. Federal                                           21,558
                State and local                                         5,141
                Foreign                                                 -
                                                                     --------
                Total deferred                                         26,699
                                                                     --------
            Total provision for income taxes                         $582,124
                                                                     ========
         The Company's deferred income tax expense results from:

                Allowance for doubtful accounts                      $ 37,149
                Client deposits                                        16,424
                Amortization                                          (24,503)
                Other                                                  (2,371)
                                                                     --------
                Deferred tax expense                                 $ 26,699
                                                                     ========


         The actual provision for income taxes as a percentage of pre-tax income varies from the U.S. Federal statutory income tax rate for the following reasons:

                 U.S. Federal statutory tax rate                      34.0%
                 State income taxes, net of Federal
                     income tax benefits                               4.6
                 Other                                                (1.1)
                                                                      ----
                                                                      37.5%
                                                                      ====

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

         Deferred tax assets (liabilities) are comprised of the following at may 31, 1996:

            Allowance for doubtful accounts                     $ 43,151
            Depreciation                                         (11,911)
            Accruals                                             120,807
            Deferred rent                                        282,131
            Non-compete amortization                             160,011
            Stock option plan                                     28,543
            Client deposits                                       70,898
            Other                                                 10,102
                                                                --------
            Net deferred tax asset                              $703,732
                                                                ========

11.      Supplemental disclosures of cash flow information

         Supplemental disclosures of cash flow information for the six months ended May 31, 1996 are as follows:


                 Federal and state income taxes paid                    $533,000
                 Interest paid                                           237,493

         Supplemental disclosures of non-cash financing activities for the six months ended May 31, 1996 are as follows:

                 Retirement of ESOP-related debt                        $ 92,500
                 Issuance of common stock in settlement
                  of accrued liabilities                                  55,796


                       Report of Independent Accountants

To the Board of Directors
  of BRI International, Inc.

         We have audited the accompanying consolidated balance sheet of BRI International, Inc., formerly Biometric Research Institute, Inc., (the Company) as of November 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BRI International, Inc. as of November 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

         Certain stockholders' equity amounts as of November 30, 1993 have been restated to give effect to the pooling of interests described in Note 3 and to correct for prior period adjustments described in Note 12.


                                    Coopers & Lybrand L.L.P.



Rockville, Maryland
May 15, 1996

                            BRI INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET
                        as of November 30, 1995 and 1994

                                    ------

                                     ASSETS

                                                                                    1995                1994
                                                                                 -----------        -----------
Current assets:

    Cash                                                                         $   330,587        $   490,717

    Accounts receivable                                                           10,712,862          7,904,188

    Prepaid expenses                                                                 317,527            324,250

    Deferred income taxes                                                            407,298            635,204
                                                                                 -----------        -----------
         Total current assets                                                     11,768,274          9,354,359
                                                                                 -----------        -----------


Property and equipment:

    Equipment, furniture and fixtures                                              5,337,400          4,218,237

    Leasehold improvements                                                           358,885            135,257
                                                                                 -----------        -----------

                                                                                   5,696,285          4,353,494

    Less accumulated depreciation and amortization                               (3,311,820)        (2,266,621)
                                                                                 -----------        -----------

         Net property and equipment                                                2,384,465          2,086,873
                                                                                 -----------        -----------


Other assets:

    Excess of purchase price over net assets of acquired business                  1,159,917          1,312,720

    Non-compete agreements                                                           352,266            490,817

    Deferred income taxes                                                            323,133            246,479

    Other                                                                            230,808            134,830
                                                                                 -----------        -----------

         Total other assets
                                                                                   2,066,124          2,184,846
                                                                                 -----------        -----------





                                                                                 $16,218,863        $13,626,078
         Total assets                                                            ===========        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                               1995               1994
                                                                                           ------------       ------------
Current liabilities:

    Line of credit                                                                         $ 1,367,000        $ 1,300,000
    Long-term debt, current portion                                                            849,052            687,424

    Liability under non-compete agreements, current portion                                     94,134            284,115

    Accounts payable and accrued liabilities                                                 5,122,591          4,344,702

    Advance billings to clients                                                              2,517,450            722,952
    Client deposits                                                                            461,045            521,144

    Income taxes payable                                                                        29,070            399,299

    Liability under stock option plan                                                           95,602          1,128,047
                                                                                           -----------        -----------
         Total current liabilities                                                          10,535,944          9,387,683

Long-term debt, less current portion                                                         1,584,395          2,031,792

Liability under non-compete agreements, less current portion                                    94,134            188,790

Deferred rent                                                                                  727,049            703,601
                                                                                           -----------        -----------
         Total liabilities                                                                  12,941,522         12,311,866
                                                                                           -----------        -----------


Commitments and contingencies

Stockholders' equity:

    Common stock, $.10 par value, 500,000 shares authorized,
    323,809 and 322,774 shares issued and outstanding                                           32,381             32,277

    Additional paid-in capital                                                               1,996,708          1,280,237
    Retained earnings                                                                        2,187,471          1,186,820

    Cumulative foreign currency translation adjustment                                          16,614             38,760

    Unearned shares of common stock held by ESOP                                             (955,833)        (1,223,882)
                                                                                           -----------        -----------
         Total stockholders' equity
                                                                                             3,277,341          1,314,212
                                                                                           -----------        -----------


         Total liabilities and stockholders' equity                                        $16,218,863        $13,626,078
                                                                                           ===========        ===========


                            BRI INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 for the years ended November 30, 1995 and 1994

                                     ------



                                                                                             1995               1994
                                                                                        ------------         -----------
Revenue:

    Professional fees                                                                   $ 40,799,957         $25,346,728

    Less reimbursed costs                                                                 (2,600,164)           (576,416)
                                                                                        ------------         -----------
         Net revenue                                                                      38,199,793          24,770,312


Operating costs and expenses:
    Direct costs                                                                          15,348,464          10,052,720

    General and administrative expenses                                                   19,070,433          13,300,701

    Depreciation and amortization                                                          1,336,553             698,764
                                                                                        ------------         -----------
         Income from operations                                                            2,444,343             718,127



Other expense (income):
    Interest expense                                                                         372,614             213,390

    Other                                                                                    (52,786)            (24,872)
                                                                                        ------------         -----------
         Income before provision for income taxes                                          2,124,515             529,609


Provision for income taxes                                                                 1,123,864             237,525
                                                                                        ------------         -----------


         Net income                                                                     $  1,000,651         $   292,084
                                                                                        ============         ===========





                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY for the years ended November 30, 1995 and 1994

                                 -----------


                                                                               Cumulative
                                                                                 Foreign
                                  Common Stock        Additional                Currency
                             ----------------------    Paid-in     Retained    Translation    Unearned
                                 Shares      Amount    Capital     Earnings    Adjustment    ESOP Shares     Total
                             --------------  ------  -----------  ---------   ------------   -----------  -----------
Balance at November 30,
1993, as previously
reported and restated for
the BSL pooling (Note 3)
(unaudited)                     308,753     $30,875   $  635,003  $1,328,463    $  -        $(1,310,417)   $  683,924

Prior period adjustments,
net of tax (Note 12)              -           -           -         (433,727)      -              -          (433,727)
                              ---------     -------   ----------  ----------    -------     -----------    ----------
Balance at November 30,
1993, as adjusted
(unaudited)                     308,753      30,875      635,003     894,736       -         (1,310,417)      250,197

Sale of common stock at
$46.07 per share                  1,010         101       46,430      -            -              -            46,531

Issuance of common stock
for compensation                  1,800         180       83,448      -            -              -            83,628

Issuance of common stock
in connection with the HCR
acquisition (Note 3)             14,920       1,492      685,872      -            -              -           687,364

Purchase and cancellation
of stock at $46.07 per
share                            (3,709)       (371)    (170,516)      -            -              -         (170,887)

Additional debt incurred
to purchase shares for
ESOP                              -           -           -           -            -           (150,000)     (150,000)

Retirement of ESOP-related
debt                              -           -           -           -            -            236,535       236,535

Foreign currency
translation adjustments           -           -           -           -          38,760           -            38,760

Net income                        -           -           -          292,084       -              -           292,084
                              ---------     -------   ----------  ----------    -------     -----------    ----------
Balance at November 30,
1994                            322,774      32,277    1,280,237   1,186,820     38,760      (1,223,882)    1,314,212

Issuance of common stock
for compensation                  1,569         157       72,127      -            -              -            72,284

Purchase and cancellation
of stock at $56.93 per
share                            (2,346)       (234)    (133,323)      -            -              -         (133,557)

Reduction of liability
under stock option plan,
net of tax (Note 9)               -           -          692,914      -            -              -           692,914

Retirement of ESOP-related
debt                              -           -           -           -            -            268,049       268,049

Issuance of common stock
in settlement of accrued
liabilities                       1,812         181       84,753      -            -              -            84,934

Foreign currency
translation adjustments           -           -           -           -         (22,146)          -           (22,146)

Net income                        -           -           -        1,000,651       -              -         1,000,651
                              ---------     -------   ----------  ----------    -------     -----------    ----------
Balance at November 30,
1995                            323,809     $32,381   $1,996,708  $2,187,471    $16,614     $  (955,833)   $3,277,341
                              ---------     -------   ----------  ----------    -------     -----------    ----------






                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 for the years ended November 30, 1995 and 1994

                                     ------

                                                                                                1995              1994
                                                                                             ----------        ----------
Operating activities:
   Net income                                                                               $ 1,000,651        $  292,084
   Adjustments to reconcile net income to net cash provided (used) by operating activities:
       Depreciation and amortization                                                          1,336,553           698,764
       Compensation expense under stock option plan                                              32,558           591,000
       Issuance of stock for compensation                                                        72,284            83,628
       Allowance for doubtful accounts                                                           32,938           146,637
       Deferred income taxes                                                                   (130,893)         (689,108)
       Increase (decrease) in cash due to changes in operating assets and liabilities, net of effects of acquisition:
         Accounts receivable                                                                 (2,841,612)       (3,715,421)
         Prepaid expenses                                                                         6,723          (122,187)
         Other assets                                                                           (95,978)           86,884
         Income taxes payable                                                                  (404,371)          402,118
         Accounts payable and accrued liabilities                                               541,288           779,312
         Deferred rent                                                                           23,448            23,644
         Advance billings to clients                                                          1,794,498           432,446
         Client deposits                                                                        (60,099)          (44,966)
                                                                                            -----------       -----------
           Net cash provided (used) by operating activities                                   1,307,988        (1,035,165)
                                                                                            -----------       -----------

Investing activities:
   Cash paid for acquisition, net of cash acquired                                              -                (242,290)
   Purchase of property and equipment                                                        (1,342,791)       (1,154,234)
                                                                                            -----------       -----------
           Net cash used by investing activities                                             (1,342,791)       (1,396,524)
                                                                                            -----------       -----------


Financing activities:
   Borrowings on line of credit, net                                                            67,000            951,204
   Cash overdraft                                                                              313,906            964,488
   Borrowings on notes payable                                                                 568,243          1,355,163
   Payments on notes payable                                                                  (585,963)          (531,106)
   Payments under non-compete agreements                                                      (284,637)           (70,059)
   Purchase of treasury stock                                                                 (133,557)           (10,000)
   Proceeds from issuance of common stock                                                        -                 46,531
   Cash paid in settlement of stock options                                                    (48,173)            -
                                                                                           -----------        -----------
           Net cash provided (used) by financing activities                                   (103,181)         2,706,221
                                                                                           -----------        -----------

Effect of exchange rate changes on cash                                                        (22,146)            38,760
                                                                                           -----------        -----------
Net increase (decrease) in cash                                                               (160,130)           313,292

Cash at beginning of year                                                                      490,717            177,425
                                                                                           -----------        -----------

Cash at end of year                                                                        $   330,587        $   490,717
                                                                                           ===========        ===========





                     The accompanying notes are an integral
                part of these consolidated financial statements.

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------

1.       Organization

         BRI International, Inc., formerly known as Biometric Research Institute, Inc., (the Company) was incorporated on June 2, 1975 under the laws of the District of Columbia. During the year ended November 30, 1993, the Company reincorporated and reorganized under the laws of the Commonwealth of Virginia. The Company is a full-service contract research organization specializing, on a global basis, in the design and evaluation of preclinical and clinical research for the pharmaceutical, biotechnology and medical device industries.

2.       Accounting policies

         Principles of consolidation

         The accompanying financial statements include the accounts of BRI International, Inc. and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

         Translation of non-U.S. financial statements

         Assets and liabilities of non-U.S. operations are translated at the period-end rates of exchange, and the statement of operations is translated at the average rates of exchange for the period. Gains or losses from translating non-U.S. dollar financial statements are accumulated as a separate component of stockholders' equity. Transaction gains and losses are recognized currently and are immaterial in 1995 and 1994.

         Revenue recognition

         Revenue from time and material contracts is recognized as costs are incurred at amounts consistent with the agreed-upon billing rates.

         Revenue from cost-plus and fixed-price contracts is recognized under the percentage-of-completion method of accounting, with costs and estimated profits included in service revenue as work is performed, calculated based on the relationship between costs incurred and total estimated costs. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract.

         Use of accounting estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------


         of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates involve judgments with respect to, among other things, various future economic factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

         Property and equipment

         Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which range from three to ten years. Leasehold improvements are amortized over the period of the lease or the useful life of the improvements, whichever is shorter.

         Upon disposition of property and equipment, the cost and related depreciation or amortization are removed from the accounts and any gain or loss is recognized currently.

         Client deposits

         The Company requires an advance deposit in the form of a retainer on some of its contracts. The retainer generally is applied as follows: against outstanding invoices over sixty days past due, at the option of the Company; against charges incurred in the final month for which services are rendered; or, if not so applied, it is returned in full when the contract is complete.

         Deferred rent

         Total non-contingent minimum lease payments due under noncancelable long-term operating leases, including future non-contingent increases, are recognized as rent expense over the term of the lease on a pro rata basis. The excess of such accruals over payments due under the terms of the lease is included in deferred rent in the accompanying balance sheet.

         Unbilled receivables and advance billings

         Unbilled receivables and advance billings to clients result primarily from contract billing or payment schedules which differ from the Company's measure of the progress achieved toward contract completion as of the balance sheet date.

         Intangible assets

         Cost in excess of the net asset value of a purchased subsidiary is being amortized over 10 years using the straight-line method. The Company annually evaluates the recoverability of this intangible asset utilizing qualitative factors. At such time as an impairment in value is

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------


         identified, the impairment will be quantitatively measured using a discounted cash flow methodology and charged to expense. Accumulated amortization of the excess of purchase price over fair value of net assets acquired was $169,420 and $16,617 at November 30, 1995 and 1994, respectively.

         Non-compete agreements arising from certain acquisitions are being amortized on a straight-line basis over the term of the agreements, ranging from three to four years. Accumulated amortization totaled $190,698 and $52,147 at November 30, 1995 and 1994, respectively.

         Income taxes

         The Company utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than proposed changes in the tax law or rates. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the tax rate change is enacted.

         The Company does not provide for withholding and income taxes on undistributed foreign earnings. Such earnings amounted to approximately $281,000 through November 30, 1995, cumulatively, and are intended to be permanently invested in those operations. The ultimate tax liability related to repatriation of such earnings is dependent upon future tax planning opportunities and is not estimable at the present time.

3.       Acquisitions

         Effective June 30, 1994, the Company issued 30,786 shares of common stock in exchange for all of the outstanding common stock of Brookwood Statistics Limited (BSL). This transaction was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements and related disclosures include the accounts and results of operations of BSL for the entire period presented. A reconciliation of results of operations previously reported by the separate entities prior to the merger and as restated for the combined company is as follows (unaudited):

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------




                                       BRI              BSL              Combined
                                 ----------------  --------------     -------------
             For the period
               December 1, 1993 to
               June 30, 1994:
                     Net revenue      $11,489,358      $1,594,756       $13,084,114
                     Net income           616,282         221,955           838,237

         In connection with the BSL transaction, the Company entered into non-compete agreements with the two former stockholders of BSL (now officers of the Company), which expire in 1998. The agreements require payments totaling approximately $470,000 over three years.

         Effective October 18, 1994, the Company purchased all of the outstanding stock of Health Care Research and Statistical Services N.V. (HCR) in exchange for 14,920 shares of the Company's common stock plus $143,000. Transaction expenses totaling approximately $251,000 and net cash acquired of approximately $8,000 were also included as part of the purchase price.

         The HCR acquisition was accounted for under the purchase method of accounting. The total net purchase price of $929,655 was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date. The purchase price allocation was as follows:

             Current assets                                             $  250,869
             Current liabilities assumed                                  (795,347)
             Long-term liabilities assumed                                (160,713)
             Equipment, furniture and fixtures                             189,791
             Other non-current assets                                      115,718
             Excess of purchase price over net assets acquired           1,329,337
                                                                        ----------
                                                                        $  929,655
                                                                        ==========

         The results of operations of HCR since the date of acquisition are included in the accompanying consolidated statement of operations.

         In connection with the HCR acquisition, the Company entered into a non-compete agreement with a former stockholder of HCR (now an officer of the Company), which expires in 1997. This agreement requires payments totaling approximately $70,000 over three years.

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------

4.       Accounts receivable

         Accounts receivable consist of billed and unbilled amounts under contracts in progress, principally with commercial clients. All billed and unbilled amounts are expected to be collected during the next fiscal year.

         Accounts receivable consisted of the following at November 30, 1995 and 1994, respectively:

                                                     1995            1994
                                                 -----------      ----------
                 Billed                          $ 9,139,169      $7,151,038
                 Unbilled                          1,692,449         867,097
                 Allowance                          (208,338)       (175,400)
                                                 -----------      ----------
                                                  10,623,280       7,842,735
                 Other                                89,582          61,453
                                                 -----------      ----------
                                                 $10,712,862      $7,904,188
                                                 ===========      ==========



         All accounts receivable are pledged to Citizens Bank of Maryland (Citizens Bank) as collateral for certain borrowings (Note 6).

5.       Accounts payable and accrued liabilities

         Accounts payable and accrued liabilities at November 30, 1995 and 1994 consisted of the following amounts:

                                                     1995           1994
                                                  ----------      ----------
                 Accounts payable                 $1,533,980      $1,389,178
                 Accrued wages                     1,362,432         927,142
                 Accrued commissions and bonuses     776,907         513,296
                 Other accrued expenses              170,878         550,598
                 Cash overdraft                    1,278,394         964,488
                                                  ----------      ----------
                                                  $5,122,591      $4,344,702
                                                  ==========      ==========


6.       Line of credit

         The Company has a line of credit arrangement (the Line of Credit) with
         Citizens Bank.   During 1995 and 1994, interest under the Line of
         Credit was payable monthly at Citizens Bank's prime rate plus 1% (9.75% and 9.5% at November 30, 1995 and 1994, respectively). The maximum borrowings available under the Line of Credit at November 30, 1995 were

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------


         $2,000,000. The Line of Credit is a demand note and is collateralized by substantially all assets of the Company. Further, all borrowings have been personally guaranteed by certain shareholders of the Company. At November 30, 1995, the Company had drawn down $1,367,000 under the Line of Credit.

         In December 1995, the Company obtained an increase in the Line of Credit to a maximum of $3,000,000 and a reduction in the interest rate to the bank's prime rate plus 0.5%. The Line of Credit is set to expire June 30, 1996.

         The revised terms of the Line of Credit and other debt with Citizens Bank subject the Company to certain covenants, the most restrictive of which require the Company to maintain a minimum consolidated tangible net worth of $2,000,000, minimum tangible net worth from U.S. operations of $1,500,000, and a debt to worth ratio (excluding the unearned shares of common stock held by the ESOP) not to exceed 3.75 to 1.0. At November 30, 1995, the Company was in compliance with these covenants. The Company is currently re-negotiating the Line of Credit agreement with Citizens Bank and anticipates renewing the agreement under similar terms and conditions.

7.       Long-term debt

         At November 30, 1995 and 1994, long-term debt consisted of the following:

                                                                                             1995             1994
                                                                                          ---------         --------
               Note payable, bearing interest at 7.55% per annum, due in monthly principal and interest installments of approximately $9,000 through January 1998, collateralized by all corporate assets and the personal guarantees of certain shareholders.
                                                                                           $107,852         $272,651

               Various  notes  payable,  due  in  monthly  principal  installments  of approximately $20,000  plus interest  at prime  plus 1%  (9.75%
                       and 9.5% at  November 30, 1995 and 1994, respectively)  through
                       October 1999,  collateralized by  all corporate assets  and the
                       personal guarantees of certain shareholders.                         856,563          913,368

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ------

               Note payable in connection with establishment of the Employee Stock
                       Ownership Plan (ESOP), due in monthly principal installments of $15,417, with a balloon payment of the remaining principal due July 1997.  The note requires monthly interest payments at the lender's prime rate (8.75% and 8.5% at November 30, 1995 and 1994, respectively), and is collateralized by the personal
                       guarantees of certain shareholders.                                   955,833        1,140,833

               Note payable to an officer in connection with the purchase of additional shares for the ESOP, bearing interest at 7.25%, due in monthly principal plus interest payments of $14,136 through
                       May 1995.                                                               --              83,049

               Notes payable to former shareholders in connection with the purchase of treasury stock, due in monthly principal payments of
                       various amounts plus interest at the prime rate (8.75% and
                       8.5% at November 30, 1995 and 1994, respectively) through
                       January 1998, collateralized by the shares of stock purchased.         86,769          136,522

               Notes payable, at an average interest rate of 12.2%, due in monthly payments of various amounts of principal plus interest,
                       through November 1998.                                                288,809           74,270

               Other long-term debt                                                          137,621           98,523
                                                                                          ----------       ----------
               Total                                                                       2,433,447        2,719,216

               Less current portion                                                         (849,052)        (687,424)
                                                                                          ----------       ----------
               Long-term portion                                                          $1,584,395       $2,031,792
                                                                                          ==========       ==========



         At November 30, 1995, the scheduled future principal maturities for long-term debt are as follows:

              Year ending November 30,
              -----------------------
                       1996                     $  849,052
                       1997                      1,166,998
                       1998                        281,128
                       1999                        136,269
                                                ----------
                       Total                    $2,433,447
                                                ==========

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------

8.       Leases

         The Company leases its facilities under noncancelable operating leases which include renewal and escalation clauses. Total rent expense was approximately $1,344,000 and $1,088,000 for the years ended November 30, 1995 and 1994, respectively. In addition, the Company leases some of its office equipment under operating leases which expire at various dates over the next five years. Future minimum lease commitments due under noncancelable operating leases are as follows:

                 Year ending November 30,
                 -----------------------
                        1996                         $1,481,767
                        1997                          1,564,082
                        1998                          1,557,291
                        1999                          1,175,095
                        2000                          1,031,687
                        Thereafter                    1,846,161
                                                     ----------
                                                     $8,656,083
                                                     ==========

9.       Equity transactions

         Stock option plans

         The Company has a non-qualified stock option plan (the Non-Qualified
         Plan) for company executives, key employees and other persons or entities and has reserved for issuance under the plan 85,000 shares of authorized, but unissued, common stock. The Non-Qualified Plan is administered by a committee of the Board of Directors which determines the number of shares to be granted. An option entitles the holder to purchase shares of the Company's common stock at a price per share immediately preceding such grant as determined by the annual valuation of the Company for purposes of the ESOP. Except as described below, non-qualified stock options are exercisable upon issuance but expire in five years from the date of grant if they are not exercised.

         As of November 30, 1994, all holders of non-qualified stock options had the right, on or before the option expiration date, to sell some or all of their stock options to the Company. In such cases, the Company pays the option holder the difference between the exercise price and the current fair market value as determined by the most recent annual stock valuation. During 1995, the Company allowed existing option holders a one-time election to modify the terms of their outstanding non-qualified stock options, by relinquishing the right to sell them to the Company in exchange for a three-year extension of the exercise period, the ability to transfer them to other stock or option holders of the Company and a continuation of the exercise period beyond termination of employment. Holders of options to purchase 43,864

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 ------------

         shares elected to modify and retain their outstanding options, while holders of options to purchase 6,877 shares elected to transfer them to other individuals, subject to the revised terms. Conversely, options for 2,491 shares were retained by their holders under their original terms and were outstanding at November 30,1995. The Company recognizes a current liability associated with all unmodified outstanding options, representing the amount which the holders would realize upon sale of their options to the Company. As a result of the modifications to and transfers of non-qualified stock options during 1995, $1,009,201 of the liability under stock option plan, less a tax effect of $316,287, was added to additional paid-in capital. Included in expenses are $33,000 and $591,000 for 1995 and 1994, respectively, related to the option buy-back feature.

         In addition, the Company has previously followed the practice of offering to its executives and certain key employees the right to elect to take their annual bonuses in a number of alternative forms including cash, common stock or options to acquire common stock. If options are elected, they are considered options issued under the Non-Qualified Plan, subject to all the same terms and conditions described above. All options issued in satisfaction of 1995 annual bonus awards incorporated the modified terms described above.

         The following table summarizes option activity under the Non-Qualified Plan through November 30, 1995:

                                                                           Number        Option Price per
                                                                         of Shares             Share
                                                                         ----------       ----------------
             Shares under option at November 30, 1993                        42,978       $27.75-$46.46

                 Options granted                                             12,991        46.07-46.46
                 Options repurchased                                         (1,549)       27.75-38.41
                                                                           --------
             Shares under option at November 30, 1994                        54,420        27.75-46.46
                 Options granted                                             11,134        46.07-56.93
                 Options repurchased                                         (1,913)          27.75
                 Options canceled                                               (36)          46.46
                                                                           --------
             Shares under option at November 30, 1995                        63,605       $27.75-$56.93
                                                                           ========

             Shares authorized in the Plan as of November 30, 1993
                                                                             60,000
             Shares added to the Plan during the year ended                  25,000
                                                                           --------
                 November 30, 1994
             Total shares authorized in the Plan as of                       85,000
                 November 30, 1994 and 1995
             Options outstanding                                            (63,605)
                                                                           --------

             Shares available in the Plan as of November 30, 1995            21,395
                                                                           ========

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------


         In December 1995, the Company introduced an Incentive Stock Option Plan (the ISO Plan). Under the ISO Plan, 50,000 shares of authorized, but unissued, common stock have been reserved for issuance to company executives and key employees. The options are exercisable at prices determined in a manner consistent with the establishment of exercise prices under the Non-Qualified Plan and expire at the end of 5 years. Unlike non-qualified options, however, options granted under the ISO Plan become exercisable at the rate of one third per year commencing on the first anniversary of the grant date, provided that the fair market value of the underlying common stock has attained certain specified levels as of the time of exercise, but are fully exercisable without restriction within the last 30 days prior to expiration or upon a change in control of the Company. During the first quarter of 1996, options to purchase 6,900 shares of common stock were issued under the ISO Plan.


         Stockholder's agreement

         In February 1994, the Company and the Company's Chairman entered into a revised stockholder's agreement (the Agreement) under which the Chairman agreed to certain restrictions on his shares of the Company's common stock (the Shares) in consideration for the Company's agreement to purchase the Shares in certain circumstances. The Agreement terminates with respect to any of the Shares which become registered for sale to the public pursuant to the Securities Act of 1933.

         Under the terms of this Agreement, the Company is obligated to purchase all of the Shares owned by the Chairman as of the date of his death, and shall have the option, but not the obligation, to purchase any of the Shares previously transferred by the Chairman and governed by the provisions of the Agreement. The purchase price for the Shares shall be the fair value determined by the annual stock valuation for the ESOP. At November 30, 1995, 92,837 shares valued at $5,285,210 (per the most recent annual stock valuation) were owned directly by the Chairman.

         The Agreement also gives the Chairman the right to require the Company annually to redeem shares with an aggregate fair value of not more than $150,000. During 1994, the Chairman exercised this right; such shares were purchased by the Company and contributed to the ESOP in exchange for a note with a face value of $150,000. The note is included in long-term debt as of November 30, 1994 (Note 7), and was repaid in full during 1995. The Chairman has not exercised this right for 1995.

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------


10.      Retirement plan

         The Company has a retirement plan for the benefit of its employees consisting of two portions. The Employee Stock Ownership Plan (the ESOP Portion) is a stock bonus plan. The second portion (the 401(k) Portion) constitutes a cash or deferred arrangement.

         The 401(k) Portion provides the opportunity for participants to elect to make contributions of up to 20% of annual gross compensation.
         These funds are invested in Lincoln National Pension funds, as directed by the participant. Participants are fully vested in these funds. There is no employer match for the 401(k) Portion of the Plan.

         The ESOP Portion is designed to invest primarily in Company stock. The ESOP initially acquired shares of stock from a founder and former officer of the Company utilizing principally the proceeds of a $1,850,000 bank loan made to the Company. The Company considers the loan repayments as its minimum contribution to the ESOP, and allocates shares held by the ESOP to employees' accounts in proportion to loan repayments. Unallocated (unearned) ESOP shares are recorded as a separate reduction of stockholders' equity. As of November 30, 1995, the ESOP held 91,643 shares of common stock of the Company, of which 59,611 had been allocated to employees' accounts and 32,032 remained unallocated. The Plan provides for additional Company contributions
         at the discretion of the Board of Directors.   Participants become
         vested in the employer contributions at the rate of 20% per year starting after year two; thus, employees are fully vested in the Company's contributions after six years of employment. Contributions to the ESOP Portion of the plan were approximately $330,000 annually for 1995 and 1994.

11.      Income taxes

         Income (loss) before taxes for the years ended November 30, 1995 and 1994 was as follows:

                                                      1995            1994
                                                  ----------        --------
                       U.S.                       $2,146,900        $224,633
                       Non-U.S.                      (22,385)        304,976
                                                  ----------        --------
                                                  $2,124,515        $529,609
                                                  ==========        ========

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------


         The provision for (benefit from) income taxes charged (credited) to operations during the years ended November 30, 1995 and 1994 was as follows:

                                                           1995            1994
                                                        ----------       ---------
             Current:
                U.S. Federal                            $  898,758      $  638,005
                State and local                            168,698         131,488
                Foreign                                    187,301         157,140
                                                        ----------      ----------
                Total current                            1,254,757         926,633
                                                        ----------      ----------

             Deferred:
                U.S. Federal                               (55,989)       (574,277)
                State and local                            (74,904)       (114,831)
                Foreign                                      -               -
                                                        ----------      ----------
                Total deferred                            (130,893)       (689,108)
                                                        ----------      ----------
             Total provision for income taxes           $1,123,864      $  237,525
                                                        ==========      ==========


         The actual provision for income taxes as a percentage of pre-tax income varies from the U.S. Federal statutory income tax rate for the following reasons:


                                                                 1995             1994
                                                                ------           ------
             U.S. Federal statutory tax rate                      34.0%           34.0%
             State income taxes, net of Federal income tax
                benefits                                           4.6             6.5
             Foreign losses for which no benefit has been                          -
                recognized                                        11.5
             Other                                                 2.8             4.3
                                                                 ------          ------
                                                                  52.9%           44.8%
                                                                 ======          ======

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------


         Deferred tax assets (liabilities) are comprised of the following at November 30, 1995 and 1994:

                                                             1995            1994
                                                          ---------       ----------
             Allowance for doubtful accounts              $ 73,909        $  67,216
             Depreciation                                  (11,911)         (34,881)
             Accruals                                      120,807          116,826
             Deferred rent                                 278,074          270,048
             Cash to accrual adjustment                       -            (179,140)
             Stock option plan                              36,510          432,287
             Client deposits                               176,073          199,711
             Other                                          56,969            9,616
                                                          --------        ---------
             Net deferred tax asset                       $730,431        $ 881,683
                                                          ========        =========


12.      Prior period adjustments

         During 1994, the Company performed a detailed evaluation of its existing stock option plan and its accounting for its branch operation in Belgium. As a result of these procedures, the following adjustments to the November 30, 1993 retained earnings were recorded:


            To correct for unrecorded liability related to stock
               option buy-back provision                                      $(537,047)
            To correct for errors in the elimination of intercompany
               balances with Belgium branch office                             (177,582)
            Future tax benefits resulting from prior period
               adjustments                                                      280,902
                                                                              ---------
                                                                              $(433,727)
                                                                              =========

13.      Subsequent event

         Effective February 28, 1996, the company issued 49,400 shares of common stock in exchange for all of the outstanding common stock of Medical Technology Consultants Europe Limited (MTCE). This transaction will be accounted for as a pooling of interests. The results of operations of the separate entities, presented on a pro forma basis as if consolidated during the periods covered by the accompanying financial statements, are as follows (unaudited):

                            BRI INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     ------




                                                     BRI                MTCE          Combined
                                                 -----------        -----------      -----------
                 For the year ended
                    November 30,1994:
                         Net revenue             $24,770,312        $3,848,768       $28,619,080
                         Net income                  292,084           473,835           765,919

                 For the year ended
                     November 30, 1995:
                       Net revenue               $38,199,793        $4,438,468       $42,638,261
                       Net income                  1,000,651           155,023         1,155,674


         In connection with the MTCE transaction, the Company entered into non-compete agreements with six former stockholders of MTCE, which expire in 1999, requiring total consideration of approximately $98,000 per year for three years.

14.      Supplemental disclosures of cash flow information

         Supplemental disclosures of cash flow information for the years ended November 30, 1995 and 1994 are as follows:

                                                                             1995             1994
                                                                          ----------        --------
                     Federal and state income taxes paid                  $1,653,795        $327,299
                     Interest paid                                           406,731         192,945
                     Issuance of common stock in connection with
                        acquisition                                           -              687,364
                     Issuance of notes payable for non-compete
                        agreements                                            -              542,964

                     Issuance of notes payable for purchase of
                        treasury stock                                        -              160,887

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                          Balance Sheet (Unaudited)
                              November 30, 1993

                                  ----------

                                    ASSETS

CAPTION>
                                                                  (in 000's)
CURRENT ASSETS
  Cash                                                              $  177
  Accounts receivable - contracts, less allowance for doubtful
   accounts of $29                                                   4,253
  Other current assets                                                 203
                                                                    ------
    Total Current Assets                                             4,633
                                                                    ------

Property and Equipment                                               2,750
  Less accumulated depreciation                                      1,376
                                                                    ------
    Total Property and Equipment - Net                               1,374
                                                                    ------
Intangibles and Other Assets                                           167
                                                                    ------

TOTAL ASSETS                                                        $6,174
                                                                    ======









  The accompanying notes are an integral part of these financial statements.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                          Balance Sheet (Unaudited)
                              November 30, 1993

                                  ----------

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  (in 000's)
CURRENT LIABILITIES
  Line of credit and current portion of long-term debt             $   326
  Current portion of guaranteed ESOP debt                              185
  Current portion of capital lease obligations                          87
  Accounts payable and accrued expenses                              1,716
  Unearned Income                                                      860
  Income taxes and other current liabilities payable                   223
                                                                   -------
    Total Current Liabilities                                        3,397
                                                                   -------

LONG-TERM LIABILITIES
  Long-term debt less current portion                                  143
  Accrued rent payable                                                 680
  Guaranteed ESOP debt                                               1,125
  Capital lease obligation                                             156
                                                                   -------
    Total Other Liabilities                                          2,104

COMMITMENTS AND CONTINGENCIES                                            -
                                                                   -------
    Total Liabilities                                                5,501
                                                                   -------

STOCKHOLDERS' EQUITY
  Common stock                                                          28
  Additional paid in capital                                           648
  Treasury stock                                                       (10)
  Retained earnings                                                  1,317
                                                                   -------
    Total                                                            1,983
  Less: Debt guarantee for ESOP                                     (1,310)
                                                                   -------
    Total Stockholders' Equity                                         673
                                                                   -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 6,174
                                                                   =======

  The accompanying notes are an integral part of these financial statements.

                      BIOMETRIC RESEARCH INSTITUTE, INC.
                      STATEMENT OF OPERATIONS (Unaudited)
                     FOR THE YEAR ENDED NOVEMBER 30, 1993


                                 ------------


                                                    (in 000's)
CONTRACT REVENUE                                     $17,824

DIRECT COSTS                                           7,401
                                                     -------
GROSS MARGIN ON REVENUE                               10,423
                                                     -------
OTHER EXPENSES
  Overhead                                             5,460
  Selling, General and Administrative                  4,190
  Depreciation and amortization                          372
                                                     -------
     Total                                            10,022
                                                     -------

INCOME FROM OPERATIONS                                   401
                                                     -------

  OTHER INCOME (EXPENSE)
   Interest expense                                     (162)
   Miscellaneous income                                   10
                                                     -------
      Total                                             (152)
                                                     -------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                           249

PROVISION FOR INCOME TAXES                                71
                                                     -------

NET INCOME BEFORE CUMULATIVE
 EFFECT OF A CHANGE IN
 ACCOUNTING PRINCIPLE                                    178

CUMULATIVE EFFECT ON PRIOR
 YEARS TO NOVEMBER 30, 1992
 OF CHANGING METHOD OF RECOG-
 NITION OF DEFERRED INCOME
 TAXES                                                   158
                                                     -------

NET INCOME                                           $    20
                                                     =======


The accompanying notes are an integral part of these financial statements.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                Statement of Stockholders' Equity (Unaudited)
                     For the Year Ended November 30, 1993

                                 ------------


(in 000's)

                               Common       Additional                                      Debt
                                Stock         Paid in       Retained        Treasury      Guaranteed
                               Class A        Capital       Earnings         Stock         for ESOP           Total
                               -------       --------      ----------       ---------     -----------       --------
BALANCE, NOVEMBER 30, 1992       $27           $278          $1,297          $  -          $(1,495)          $107

ISSUANCE OF 8,140 SHARES
  OF COMMON STOCK                  1            370               -             -                -            371

PURCHASE OF 219 SHARES
  OF TREASURY STOCK                -              -               -           (10)               -            (10)

ESOP PAYMENTS                      -              -               -             -              185            185

NET INCOME                         -              -              20             -                -             20
                                 ---           ----          ------          ----          -------           ----

BALANCE, NOVEMBER 30, 1993       $28           $648          $1,317           (10)         $(1,310)          $673
                                 ===           ====          ======          ====          =======           ====

   The accompanying notes are an integral part of these financial statements.

                      BIOMETRIC RESEARCH INSTITUTE, INC.
                     STATEMENT OF CASH FLOWS (Unaudited)
                     FOR THE YEAR ENDED NOVEMBER 30, 1993

                                 -----------


                                                      (in 000's)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                            $  20
  Adjustments to reconcile net income
    to net cash used in operating
    activities
  Depreciation and amortization                           372
  Issuance of stock for compensation                       84
  (Increase) decrease in assets
  Accounts receivable                                    (627)
  Other receivables                                        (8)
  Prepaid expenses                                       (139)
  Deferred tax charge                                    (107)
  Increase (decrease) in liabilities
  Income taxes payable                                   (235)
  Accounts payable, accrued expenses
    and payroll                                          (107)
  Accrued rent payable                                    415
  Customer deposits                                       220
  Deferred income taxes payable                          (122)
                                                        -----
      Net Cash Used In Operating
        Activities                                       (234)
                                                        -----

CASH FLOWS FROM INVESTING ACTIVITIES
  Other loan advances                                      (5)
  Collection of other loan receivable                      13
  Purchase of fixed assets                               (701)
  Deposits placed                                         (26)
  Deposit repayments                                       18
  Loan origination fees
                                                        -----
      Net Cash Used In Investing
        Activities                                       (701)
                                                        -----

CASH FLOWS FROM FINANCING ACTIVITIES
  Advances on notes payable
   - line of credit                                       240
  Borrowing on notes payable                              262
  Payments on notes payable                               (63)
  Purchase of treasury stock                              (10)
  Proceeds from issuance of common stock                  371
  Dividends Paid                                          (30)
                                                        -----
      Net Cash Provided By Financing Activities           770
                                                        -----

NET DECREASE IN CASH                                     (165)

CASH, BEGINNING OF YEAR                                   342
                                                        -----

CASH, END OF YEAR                                       $ 177
                                                        =====


The accompanying notes are an integral part of these financial statements.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                     Statement of Cash Flows (Unaudited)
                     For the Year Ended November 30, 1993

                                 ------------

                                                                 (in 000's)
SUPPLEMENTAL CASH FLOW INFORMATION
  Actual Cash Payments For
   Federal and State Income Taxes                                   $ 427
                                                                    =====

   Interest                                                         $ 158
                                                                    =====

  Reduction of Debt For ESOP payment
    Debt Guaranteed For ESOP (Equity)                               $ 185
    Guaranteed ESOP Debt (Liability)                                 (185)
                                                                    =====

  Net Cash Payment                                                  $   -
                                                                    =====

  Issuance of Stock For Compensation                                $  84
                                                                    =====

  Issuance of Stock For Payment on ESOP Contribution Obligation     $ 250
                                                                    =====


  Purchase of Property and Equipment Under Capital Leases           $ 131
                                                                    =====


   The accompanying notes are an integral part of these financial statements.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                 ------------

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  (A)  Organization

  Biometric Research Institute, Inc. was incorporated on June 2, 1975 under the laws of the District of Columbia. During the year ended November 30, 1993, Biometric Research Institute, Inc. reincorporated and reorganized under the laws of the Commonwealth of Virginia. Biometric Research Institute, Inc. is a scientific research consulting firm specializing in the design and evaluation of preclinical and clinical research on a contractual basis in the health care industry.

  (B)  Accounting Method

  The Company uses the accrual method of accounting for both financial reporting and income tax return reporting purposes. Under the accrual method of accounting, revenue is recognized when earned and expenses are recognized when incurred.

  (C)  Revenue Recognition

  Revenue from time and material contracts is recognized as costs are incurred at amounts represented by the agreed upon billing amounts.

  Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable indirect costs and an allocable portion of a fixed fee.

  Revenue from fixed-price type contracts is recognized under the percentage-of-completion method of accounting, with costs and estimated profits included in contract revenue as work is performed. If actual and estimated costs to complete a contract indicate a loss, provision is made currently for the loss anticipated on the contract.

  (D)  Accounts Receivable

  The Company uses the specific identification method for reflecting an allowance for bad debts. Accounts receivable have been adjusted for all known uncollectible accounts and the net balance at November 30, 1993, is deemed by management to be fully collectible.

  (E)  Property and Equipment

  Property and equipment are recorded at the original cost to the Company. They are depreciated over predetermined and estimated useful lives of five years using the straight line method. Assets acquired after 1990 are being depreciated under the modified ACRS method defined by the Internal Revenue Code over predetermined lives of five to seven years. Depreciation expense using the ACRS method was not deemed to be materially different from such expense determined using economic lives as required by generally accepted accounting principles.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                 ------------

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  (E)  Property and Equipment (continued)

  Leasehold improvements are amortized over the period of the lease or the useful life of improvements, whichever is shorter.

  Costs of repairs and maintenance of the property and equipment are expensed as incurred.

  (F)  Loan Origination Fee

  The loan origination fee is being amortized on the straight-line method over the five year life of the loan.

  (G)  Customer Retainers

  The Company requires an advance deposit in the form of a retainer on some of its contracts which generally equals ten percent of the total contract value. The retainer is applied as follows: against an outstanding invoice amount over sixty days past due, at the option of the Company; against charges incurred in the final month for which services are rendered; or, if not so applied, it is returned in full when the contract is complete.

  (H)  Accrued Rent Payable

  Total non-contingent minimum lease payments due under noncancellable long-term operating leases, including future non-contingent increases, are recognized as rent expense over the term of the lease on a pro rata basis. The excess of such accruals over payments due under the terms of the lease is included in accrued rent payable in the accompanying Balance Sheets.

  (I)  Income Taxes

  To the extent that items of revenue and expense are recognized in different periods for income tax and financial reporting purposes, deferred income taxes are provided to give effect to these temporary differences which are principally due to the limitations on deductions of accrued vacation, different methods of depreciation and the net deferred revenue from change in accounting for tax purposes from the cash basis to the accrued basis. Transactions, primarily accounts receivable, accounts payable, customer retainers and accrued expenses, will affect different periods for financial statement and income tax reporting purposes. Deferred Federal and state income taxes are provided for these temporary differences.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                 ------------

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  (J) Classification of Expenses

  The Company classifies expenses into two categories: direct contract costs and overhead (which includes fringe benefits, overhead expenses, general and administrative expenses, corporate development expenses, and marketing and proposal expenses). The classifications are in accordance with agreements reached with Health and Human Services Administration (HHS) as to the rate structure the Company uses in billing out government contracts.

NOTE 2 -- ACCOUNTS RECEIVABLE

  The accounts receivable consist of billed and unbilled accounts under contracts in progress, with governmental and principally commercial units. All billed and unbilled amounts are expected to be collected during the next fiscal year.

  All accounts receivable are pledged to Citizens' Bank of Maryland as security for the facility.

NOTE 3 -- NOTE PAYABLE

  (A)  Line of Credit

  For the year ended November 30, 1993, the Company had a line of credit arrangement with a bank. Interest under the arrangement is payable monthly at the bank's prime rate plus 1%. The maximum available under the line of credit at November 30, 1993 was $1,000,000. The line of credit is a demand note and is secured by all corporate assets, the personal guarantees of certain shareholders, and by a fist lien on all accounts receivable and other assets of the Company. At November 30, 1993, the Company had an outstanding note payable of $240,000 to the bank.

  (B) Guarantee of ESOP Debt

  The Company is owned in part by an Employee Stock Ownership Plan which purchased shares of stock from the Company principally utilizing the proceeds of a ten year $1,850,000 bank loan which requires a balloon payment after five years, and bears interest at the bank's prime rate. The Company has guaranteed repayment of the bank loan and will make annual contributions to the trust sufficient for the trust to make its debt payments. The recipient of the initial stock acquisition proceeds is also a guarantor of the loan. During the year ended November 30, 1993, annual principle payments of $185,000 were made. For financial statement purposes at December 31, 1993, the ESOP loan is reflected as long-term debt of $1,125,000, net of current portion of $185,000, and the corresponding guarantee is recorded as a separate reduction of stockholders' equity.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                 ------------

NOTE 4 -- LONG-TERM DEBT

  At November 30, 1993, long term debt consisted of (in thousands):


  Notes payable to National Westminster Bank Plc                 97

  Note payable, due in monthly installments of $3,796
  including principal and interest at 8.5%, secured by all
  corporate assets and the personal guarantee of certain
  shareholders.  Final payment due in January 1997              132
                                                               ----

      Total                                                     229
  Less:  Current Portion                                        (86)
                                                               ----
      Long Term Portion                                        $143
                                                               ====


  At November 30, 1993, the scheduled future principle maturities for the long-term obligation is as follows:

                Year Ending
                November 30                 Amount
                -----------                 ------
                                          (in 000's)
                  1994                         86
                  1995                         90
                  1996                         45
                  1997                          8
                                             ----
                 Total                       $229
                                             ====

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                 ------------

NOTE 5 -- INCOME TAXES

  Through fiscal year 1991, the Company filed its tax returns using the cash method of accounting. As a result of the provisions of the Tax Reform Act of 1986, the Company is required to file Federal income tax returns using the accrual method of accounting beginning in fiscal year 1992. The total Federal income tax liability at November 30, 1991, which resulted principally from temporary differences between the cash and accrual methods of accounting, will be paid, adjusted for possible changes in the tax rates, over a four-year period which begins in 1992. The classification of deferred taxes is based on their expected reversal date; accordingly, the portion of deferred taxes expected to reverse in the current year has been classified as current in the accompanying Balance Sheets.

  For the year ended November 30, 1993, the components of the provision for income taxes consisted of:

  At November 30, 1993, income taxes consisted of (in thousands):


  Current
    Federal                                                   $ 348
    State                                                        62
                                                              -----
      Total Current Portion                                     410
                                                              -----
  Deferred (benefit)
    Federal                                                    (287)
    State                                                       (52)
                                                              -----
      Total Deferred Portion                                   (339)
                                                              -----
    Provision For Income Taxes                                $  71
                                                              =====

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                 ------------

NOTE 5 -- INCOME TAXES (CONTINUED)

  The deferred income taxes payable at November 30, 1993, resulted from financial statement income that was not recognized for income tax purposes. The components of such temporary differences included the change in tax method of accounting, non deductible fringe benefit expenses, accelerated depreciation and other items.

  During the year ended November 30, 1993 the company changed its method of recognition of deferred income taxes from that which was required by APB 11 to that which is required by SFAS 96 and SFAS 109. This change resulted in a cumulative offset of years prior to November 30, 1992 of $158,000 and is reflected in the income statement for the year ended November 30, 1993 as a current deduction.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                ______________


NOTE 6 -- RETIREMENT PLAN

  The Company has a retirement plan for the benefit of its employees consisting of two portions. The first portion (the "ESOP Portion") is a stock bonus plan. The second portion (the "401(k) portion") constitutes a cash or deferred arrangement.

  The 401(k) portion provides the opportunity for participants to elect to make salary reduction contributions of up to 20% of annual gross compensation. The maximum individual contribution allowed was $8,728, as indexed for inflation. These funds are invested in Lincoln National Pension funds, as directed by the participant. Participants are fully vested in these funds.

  The ESOP portion is designed to invest primarily in Company stock. The plan provides for corporate contributions to be determined annually by the Board of Directors with a minimum payment per the terms of the ESOP loan
  (Note 3). Participants become vested in the employer contribution as follows: 20% per year starting in year two, thus employees are fully vested in the Company's contribution after six years of employment. Contributions to the ESOP portion of the plan for the year ended November 30, 1993 were $335,000.


NOTE 7 -- OPERATING LEASES

  The Company is obligated under noncancellable operating leases for its office space in Virginia, Belgium and California. A lease for its Virginia office was entered into effective beginning on September 1, 1992 and expires in August 2002. The California facility lease expires November 30, 1997. These leases contain annual escalation clauses for both increases in the property taxes and general operating and maintenance costs of the landlord and minimum rent increases through either fixed escalations or adjustments based on movements in the Consumer Price Index. In addition, both leases provide for rent abatement, incentives and the Virginia lease includes a cash payment incentive. The Belgium lease payments are at a fixed rate throughout the lease term.

  In addition, the Company leases some of its office equipment under operating leases that expire at various dates over the next three years.

  In most cases, the Company expects that in the normal course of business, operating leases will be renewed or replaced by other operating leases.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                ______________


NOTE 7 -- OPERATING LEASES (CONTINUED)

  The following is a schedule by years of future minimum rental payments required under the operating leases that have an initial or remaining noncancellable lease term in excess of one year at November 30, 1993 (in thousands):


      Year Ending           Office
      November 30,          Space     Equipment   Total
      ------------          ------    ---------  ------
          1994              $  678      $32      $  710
          1995                 650       30         680
          1996                 664       17         681
          1997                 742        5         747
          1998                 715                  715
        Thereafter           2,951        -       2,951
                            ------      ---      ------
     Total Minimum
       Rental Payments      $6,400      $84      $6,484
                            ======      ===      ======

  Total rental expense of operating leases for the year ended November 30, 1993 was $657,000.


NOTE 8 -- OBLIGATIONS UNDER CAPITAL LEASE

  The Company leases office equipment under long-term lease arrangements which expire at various dates over the next five years. These leases are classified as capital leases. The following is a schedule by years of future minimum lease payments under capital leases together with the net present value of the minimum lease payment as of November 30, 1993:

                 Year Ending
                 November 30,                        Amount
                 ------------                        ------
                                                    (in 000's)
                    1994                              $122
                    1995                                99
                    1996                                75
                    1997                                 -
                    1998                                10
                                                      ----
   Total future minimum lease payments                 306
   Less: Amount representing interest                  (64)
                                                      ----
   Net present value of future minimum
     lease payments                                   $242
                                                      ====

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                ______________


NOTE 8 -- OBLIGATIONS UNDER CAPITAL LEASE (CONTINUED)

  The amount necessary to reduce the minimum lease payments to their net present value is calculated at the lessor's implicit interest rates. The net present value of the minimum lease payments and other balances related to capitalized leases are included in the accompanying financial statements as follows:


                                                 (in 000's)
  Capitalized lease obligations
  Current portion of long term debt                $  87
  Long term debt, net of current portion             156
                                                   -----
  Total capitalized lease obligation               $ 243
                                                   =====
  Equipment under capital leases
  Original asset values                            $ 508
  Less: accumulated amortization                    (279)
                                                   -----
  Net Balance At End Of Year                       $ 229
                                                   =====


NOTE 9 -- COMMITMENTS AND CONTINGENCIES

  (A)  Contract Status - Government Contracts

  The Company has authorized but uncompleted government contracts and subcontracts on which work is in progress at November 30, 1993 approximately as follows:

                                                  (in 000's)
  Total contract price of initial contract
    awards, including exercised options &
    approved change orders (modifications)         $ 6,627
  Completed & Billed to date                        (6,118)
                                                   -------
  Authorized Backlog                               $   509
                                                   =======


                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                ______________


NOTE 9 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

  (B)  Provisional Indirect Cost Rates

  Billings under cost-based government contracts are calculated using provisional rates which permit recovery of certain indirect costs. These rates are subject to audit on an annual basis by the government agencies' cognizant audit agency. The cost audit will result in the negotiation and determination of the final indirect cost rates which the Company may use for the period(s) audited. The final rates, if different from the provisional rates, may create an additional overhead receivable or over-applied rate liability.

  As of November 30, 1993, the Company has no final settlements on
  indirect rates.   The Company's first cost-based contract began in the year
  ended November 30, 1990. The Company periodically reviews its cost estimates and experience rates, and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost-based contracts for the open years will not have a material effect on the Company's financial position or results of operations for the period.


  (C)  Stock Option Plan

  The Company has a non-qualified stock option plan for company executives, key employees and other persons or entities and reserved for issuance under the plan 50,000 shares of authorized, but unissued common stock. The plan is administered by a committee of the Board of Directors which determines the number of shares to be granted. An option entitles the holder to purchase shares of the company's stock at a price per share as determined by the annual valuation of the Company for purposes of the Employee Stock Ownership Plan immediately preceding such grant. Options are exercisable upon issuance but expire in five years from the date of grant, if they are not exercised.

  An option holder may, on or before the option expiration date, exercise their option and then sell some or all of his or her stock option to the Company. In such case, the Company will pay the option holder the difference between his or her exercise price and the current fair market value as determined by the most recent annual valuation.

  In addition, the Company offers to company executives and certain key employees the right to elect to take their annual bonus, if awarded, in a number of alternative forms including cash, common stock and options to acquire common stock. If options are elected under the alternatives, they are considered options issued under the non-qualified option plan and as such are subject to all the same terms and conditions.

                      BIOMETRIC RESEARCH INSTITUTE, INC.

                  Notes to Financial Statements (Unaudited)
                              November 30, 1993

                                ______________


NOTE 9 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

  The following table summarizes the option activity:


                                            Number of        Option Price
                                             Shares            per Share
                                            ---------        ------------
  Shares under option at 11/30/92            43,365
    Options granted                           4,141          $      46.46
    Options repurchased                      (4,467)         $      46.46
    Options released or freed up                (61)         $27.75-38.41
                                             ------
  Shares under option at 11/30/93            42,978
                                             ======


  RECONCILIATION OF SHARES IN THE PLAN

                                                       Number of
                                                         Shares
                                                       ---------
  Shares authorized for the plan as of 11/30/92          50,000
  Shares added to the plan FYE 11/30/93                  10,000
                                                        -------
  Total shares authorized in the plan                    60,000
  Options outstanding                                   (42,978)
                                                        -------
  Shares available in plan                               17,022
                                                        =======

                                   Appendix A

                                Merger Agreement

================================================================================


                                MERGER AGREEMENT

                        Dated as of September 16, 1996,

                                  by and among

                         QUINTILES TRANSNATIONAL CORP.

                                      and

                             BRI ACQUISITION CORP.

                                      and

                            BRI INTERNATIONAL, INC.


================================================================================

                              TABLE OF CONTENTS

ARTICLE I

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         1.1.    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2.    Payments Into Escrow; Stockholders' Representative . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.4.    Transaction Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5


ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         2.1.    Ownership of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2.    Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3.    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4.    Power and Authority of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5.    Subsidiaries and Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.6.    Financial Statements; No Material Changes; Budget and Projections  . . . . . . . . . . . . . . . . .   9
         2.7.    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.8.    Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.9.    Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.10.   Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.11.   Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.12.   Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.13.   No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.14.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.15.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.16.   Independent Contractor Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.17.   Liabilities; Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.18.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.19.   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.20.   Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.21.   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.22.   Working Capital; Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.23.   Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.24.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.25.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.26.   Interests in Clients, Suppliers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.27.   Bank Accounts, Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.28.   No Changes Since Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.29.   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.30.   Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.31.   Matters Affecting Key Employees or Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.32.   Copies of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.33.   Absence of Certain Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.34.   Information for Registration Statement and Prospectus  . . . . . . . . . . . . . . . . . . . . . . .  27
         2.35.   FDA Debarment and Disqualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.36.   Client Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.37.   Opinion of the Company's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         3.1.    Existence and Good Standing of Purchaser and Acquisition; Power and Authority  . . . . . . . . . . .  29
         3.2.    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.3.    Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.4.    Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.5.    Information for Registration Statement and Prospectus. . . . . . . . . . . . . . . . . . . . . . . .  31
         3.6.    SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.7.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.8.    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IV

CONDUCT OF BUSINESS; EXCLUSIVE DEALING; REVIEW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         4.1.    Conduct of Business of the Company and Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.2.    Exclusive Dealing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.3.    Review of Properties, Books and Records; Response to Inquiries . . . . . . . . . . . . . . . . . . .  36


ARTICLE V

CONDITIONS TO PURCHASER'S AND ACQUISITION'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         5.1.    Opinion of the Company's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.2.    Good Standing and Other Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.3.    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.4.    Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.5.    Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.6.    Financial Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.7.    No Pending Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.8.    Pooling Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.9.    Opinions of Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.10.   Affiliates Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.11.   Governmental and Other Approvals and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.12.   Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.13.   Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.14.   Intra-Company Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.15.   Current Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.16.   Excessive Dissent; Stockholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.17.   Registration Statement; NASDAQ Listing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40


ARTICLE VI

CONDITIONS TO THE COMPANY'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         6.1.    Opinion of Purchaser's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.2.    Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.3.    Governmental and Other Approvals and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


         6.4.    Excessive Dissent; Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.5.    Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.6.    Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.7.    Registration Statement; NASDAQ Listing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.8.    No Pending Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.9.    Opinions of Accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.10.   Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.11.   Tax Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         7.1.    Non-Competition; Non-Interference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.2.    Stock Transfer Restrictions and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.3.    Approval of Transactions; Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         7.4.    Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.5.    No Solicitation of Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.6.    ESOP Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.7.    401(k) Spin Off. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47


ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         8.1.    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         8.2.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE IX

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

         9.1.    Materiality Standard . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         9.2.    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         9.3.    Exclusivity of Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         9.4.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         9.5.    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.6.    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.7.    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.8.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.9.    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.10.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.11.   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.12.   Construction of Certain Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.13.   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.14.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.15.   Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.16.   Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53


EXHIBITS

         A       Plan of Merger
         B       Stockholder and Exchange Information
         C       Form of Escrow Agreement
         D       Form of Company's Counsel's Legal Opinion
         E       Form of Affiliates' Letter
         F       Form of Purchaser's Counsel Legal Opinion

SCHEDULES

         2.1     Ownership of Stock
         2.3     Capital Stock
         2.5     Subsidiaries and Investments
         2.7     Books and Records
         2.8     Title to Properties; Encumbrances
         2.9     Tangible Assets
         2.11    Leases
         2.12    Contracts
         2.13    No Conflict
         2.14    Litigation
         2.16    Independent Contractors
         2.17    Indebtedness
         2.18    Insurance
         2.19    Intellectual Properties
         2.20    Licenses
         2.23    Employees
         2.24    Employee Benefit Plans
         2.25    Environmental Matters
         2.26    Interests in Clients, Suppliers, Etc.
         2.27    Bank Accounts; Powers of Attorney
         2.30    Broker's or Finder's Fees
         2.31    Key Employees
         2.36    Client Relations
         5.11    Required Consents
         5.14    Intra-Company Debt


                                MERGER AGREEMENT


         THIS MERGER AGREEMENT (the "Agreement") is made and dated as of September 16, 1996, by and among QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the "Purchaser"), BRI ACQUISITION CORP., a North Carolina corporation and wholly-owned subsidiary of the Purchaser ("Acquisition"), and BRI INTERNATIONAL, INC., a Virginia corporation (the "Company").

                                  WITNESSETH:

         WHEREAS, the parties hereto desire for Acquisition and the Company to engage in, and the Boards of Directors of the Purchaser, Acquisition and the Company have approved, the merger of the Company with and into Acquisition (the "Merger") upon the terms and subject to the conditions set forth herein and in the related Plan of Merger attached as Exhibit A hereto (the "Plan of Merger"); and

         WHEREAS, the Company and the Purchaser intend and desire for the Merger to constitute a "pooling of interests" for accounting purposes and a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), for income tax purposes;

         NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the Purchaser, Acquisition and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1      The Merger.

                 (a) Upon the performance of all covenants and obligations of the parties contained herein and upon the fulfillment of all conditions to the obligations of the parties contained herein (other than such covenants, obligations and conditions as shall have been waived in accordance with the terms hereof), and in accordance with the North Carolina Business Corporation Act, as amended (the "NCBCA"), and the Virginia Stock Corporation Act, as amended (the "Virginia Code"), at the Effective Time (as defined in subsection
(b), below), the Company shall be merged with and into Acquisition in accordance with the Plan of Merger and this Agreement, the separate existence of the Company shall cease, and Acquisition shall be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of North Carolina. The name of the Surviving Corporation shall be "BRI Acquisition Corp."

                 (b) The Merger shall be effected by the filing of articles of merger with the Secretary of State of the State of North Carolina and the State Corporation Commission of the Commonwealth of Virginia in accordance with the provisions of Article 11 of the NCBCA and Section 13.1-720 of the Virginia Code, respectively. The merger shall become effective at the time set forth in the articles of merger, which shall be filed contemporaneously with the closing conducted pursuant to Section 1.3 below. The time and date when the Merger shall become effective is hereinafter referred to as the "Effective Time".

                 (c)      (i)     For purposes of exchanging shares of the
         common stock of the Company (issued and outstanding shares of common stock of the Company are referred to herein as "Company Stock"; holders of Company Stock are referred to herein as "Stockholders") for shares of Common Stock of the Purchaser, pursuant to the Plan of Merger, each share of the Company Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and, except for shares of Company Stock held by a Stockholder who exercised dissenter's rights under the Virginia Code and shares of

         Company Stock held in the Company's treasury, shall be converted into
         4.3013 shares of the Common Stock of the Purchaser (the "Exchange Ratio").

                          (ii) For purposes of exchanging options to obtain Company Stock ("Company Options") for options to obtain shares of Common Stock of the Purchaser ("Purchaser Options"), pursuant to the Plan of Merger, each Company Option to obtain one share of the Company Stock shall be converted into the right to receive a Purchaser Option to receive a number of shares of Common Stock of the Purchaser equal to 4.3013. The per share exercise price for any Purchaser Options received under this clause (ii) shall equal the per share exercise price of the Company Options exchanged for such Purchaser Options divided by 4.3013.

                 (d) In the event that, between the date of this Agreement and the Effective Time, the Purchaser changes the number of shares of Common Stock of the Purchaser that are issued and outstanding, as a result of a stock split, stock dividend, or similar recapitalization, the Exchange Ratio shall be proportionately adjusted.

                 (e) The Purchaser and the Company intend for the transactions contemplated by this Agreement to qualify for "pooling of interests" treatment for purposes of the Purchaser's accounting.


         1.2. Payments Into Escrow; Stockholders' Representative. (a) When making the issuances required by Section 1.1 above and pursuant to the Plan of Merger, and notwithstanding any provision therein to the contrary, the Purchaser shall withhold from each Stockholder and deliver to the Escrow Agent (as defined in the Escrow Agreement referred to below) ten percent (10%) of the shares of the Purchaser's Common Stock issuable pursuant to Section 1.1(c)(i) above and the Plan of Merger, to be held and distributed by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement attached as Exhibit C hereto (the "Escrow Agreement"; such escrow sometimes referred to herein as the "Escrow Fund"). All such shares of the Purchaser's Common Stock shall be issued in the name of the Escrow Agent as escrow agent under the Escrow Agreement, which shall transfer such shares to the former Stockholders entitled thereto upon any release of such shares from deposit under the Escrow Agreement. The Escrow Agent shall hold such shares for the accounts of the Stockholders in accordance with the Escrow Agreement, and shall (to the extent legally permissible and provided that written instructions in form and substance satisfactory to the Escrow Agent have been provided by the Stockholder) vote such shares in accordance with the written instructions of the Stockholder for whose account such shares are held. Any cash or other taxable dividends paid with respect to such shares shall be paid to the Stockholders in accordance with each Stockholder's respective proportionate interest in the shares being held in escrow.


                 (b) Stockholder's Representative. James T. Ogle shall, by virtue of the Merger and the resolutions to be adopted at the Shareholder Meeting described in Section 7.3(a), be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of Article VIII as they relate to the Stockholders generally, the Escrow Agreement, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, to act as the representative of the Stockholders to review and authorize all claims authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with the Purchaser any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement (the above named representative, as well as any subsequent representative of the Company's Stockholders appointed by him or after his death or incapacity elected by vote of holders of a majority of Company Stock outstanding immediately prior to the Effective Time being referred to herein as the "Stockholder's Representative"). The Stockholder's Representative shall not be liable to any Stockholder, the Purchaser, the Surviving Corporation or their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Stockholder's Representative under or in connection with this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholder's Representative; provided, however, the Stockholders' Representative shall not be liable to any Stockholder in the event that in the exercise of the Stockholders' Representative reasonable judgment he believes there will not be adequate resources available to cover his potential costs and expenses to contest a claim made by Purchaser against the Escrow Fund. Each of the Purchaser and Acquisition shall be entitled to rely on such appointment and treat such Stockholder's Representative as the duly appointed attorney-in-fact of each Stockholder. Each Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Stockholder who receives shares of the Purchaser's Common Stock





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

in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest.

                 (c)      Reimbursement.   Pursuant to the Escrow Agreement,
the Stockholders' Representative shall be reimbursed out of the Escrow Fund for all costs and expenses, not exceeding $250,000 in the aggregate, (the "Escrow Expense Basket") incurred by him or her in connection with serving as representative of the Stockholders hereunder and under the Escrow Agreement. Certain costs and expenses of the Escrow Agent ("Escrow Agent Expenses") also are payable by the Stockholders, first out of the Escrow Expense Basket. In the event that the Stockholders' Representative reasonably believes that he will not have adequate resources available to cover his potential costs and expenses, or that the Escrow Expense Basket will be inadequate to cover Escrow Agent Expenses, he will consult with the Stockholders who hold a majority of Company Stock as of the date hereof in order to make alternative arrangements for the costs and expenses of the Stockholders' Representative or the Escrow Agent. Absent an agreement to the contrary, obligations of the Stockholders to pay costs and expenses of the Escrow Agent in excess of the Escrow Expense Basket are in accordance with each Stockholder's pro rata interest of the Escrow Fund as determined on the Closing Date.

         1.3. Closing. Consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger (the "Closing") shall take place at 10:00 a.m. at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. as soon as practicable after the satisfaction (or waiver, if permissible) of the conditions set forth in this Agreement, or at such other time and date as the Purchaser and the Company shall designate by written instrument (such specified or other time and date, the "Closing Date").

         1.4 Transaction Documents. As used in this Agreement, the term "Transaction Documents" shall mean, collectively, this Agreement, the Plan of Merger (and the articles of merger), the Escrow Agreement, and all agreements, instruments, certificates and other documents executed or delivered in accordance with the terms of this Agreement or any Transaction Document. "Employment Agreements" shall mean those agreements entered into by the Key Employees prior to or contemporaneously with the execution of this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Purchaser and Acquisition, solely for the benefit of the Purchaser and Acquisition, and agrees as follows:

         2.1. Ownership of Stock. As of the date of this Agreement, except as set forth in Schedule 2.1 attached hereto, each Stockholder is the lawful owner of the number of shares of Stock listed opposite such Stockholder's name in Exhibit B hereto as "Number of Company Shares Held," free and clear of all liens, encumbrances, restrictions and claims of every kind. At Closing, the Company shall use reasonable efforts to deliver to the Purchaser certificates from the Stockholders (other than dissenting Stockholders) certifying that, as of the Closing Date, such Stockholders are the lawful owners of the Company Shares to be transferred by such Stockholders, free and clear of all liens, encumbrances, restrictions and claims of every kind (except for liens set forth on Schedule 2.1 attached hereto, which liens shall be removed prior to or upon Closing, and which the Company shall cause to be transferred immediately upon Closing to the Purchaser Common Stock that is issued in exchange for the Company Stock that is subject to such liens), and such shares owned by such Stockholders shall represent not less than ninety and one-tenth percent (90.1%) of all issued and outstanding Company Stock as of the Closing Date. Notwithstanding any failure of the Company to obtain all or any of such certificates from Stockholders, however, and notwithstanding the inability of the Company to verify the statements made in any such certificates, the parties hereby agree that, solely for purposes of Article VIII of this Agreement (and any liability that may at any time arise thereunder), the Company shall be deemed to have represented and warranted to the Purchaser and Acquisition that:
(i) as of the Closing Date, the Stockholders will be the lawful owners of the Company Shares to be transferred, free and clear of all liens, encumbrances, restrictions and claims of every kind (except for liens set forth on Schedule
2.1 attached hereto, which liens shall be removed prior to or upon Closing, and which the Company shall cause to be transferred immediately upon Closing to the Purchaser Common Stock that is issued in exchange for the Company Stock that is subject to such liens), and such shares owned by the Stockholders shall represent not less than ninety and one-tenth percent (90.1%) of all issued and outstanding Company Stock as of the Closing Date, (ii) each Stockholder has the full legal right, power and authority to enter into and deliver any Transaction

Documents to which such Stockholder is a party, perform such Stockholder's obligations thereunder and consummate the transactions contemplated thereby, and (iii) any Transaction Documents to which any Stockholder is a party constitute the valid and legally binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms. The delivery to the Purchaser of the Company Stock for cancellation pursuant to the provisions of this Agreement and the Plan of Merger will constitute the surrender of all of the capital stock of the Company, except for shares of Company Stock held by a Stockholder who exercises dissenter's rights under the Virginia Code and shares of Company Stock held in the Company's treasury, free and clear of all liens, encumbrances, restrictions and claims of every kind. Each Stockholder is a resident of the state or country set forth adjacent to such Stockholder's name in Exhibit B.

         2.2. Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the power to own its property and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary under applicable law.

         2.3. Capital Stock. The Company has an authorized capitalization consisting of 500,000 shares of Common Stock, $.10 par value per share. As of the date of this Agreement, 375,448.04 shares of the Company's Stock are issued and outstanding and are held by the persons and in the amounts set forth in
Schedule 2.3 attached hereto as "Shares Held as of Date of Agreement" and no other shares of the Company's capital stock are issued or outstanding. As of the Closing Date, 375,448.04 shares of the Company Stock, plus such additional shares of the Company Stock as may be issued in the ordinary course of business upon the exercise of Company Options between the date of this Agreement and the Closing Date, will be issued and outstanding and no other shares of the Company's capital stock will be issued or outstanding. All such outstanding shares so designated have been and will be on the designated dates duly authorized and validly issued and are and will be on the designated dates fully paid and nonassessable. Except as shown on Schedule 2.3 as "Rights Outstanding as of Date of Agreement", there are and will be on the Closing Date no outstanding options, warrants, rights (pre-emptive or otherwise), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

         2.4. Power and Authority of the Company. The Company has all requisite power and authority to enter into and deliver this Agreement, the Plan of Merger and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company's execution, delivery and performance of this Agreement, the Plan of Merger and the other Transaction Documents to which it is party and the Company's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action required of the Company by applicable law, its articles of incorporation or bylaws (other than the approval and adoption of this Agreement, the Plan of Merger and the Merger, by the affirmative vote of the Stockholders in accordance with the Virginia Code and the Company's articles of incorporation and bylaws). This Agreement, the Plan of Merger and the other Transaction Documents to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         2.5.    Subsidiaries and Investments.

                 (a) The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity except as set forth in Schedule 2.5 attached hereto (each entity set forth in Schedule 2.5 being referred to herein as a "Subsidiary"; collectively, the "Subsidiaries").

                 (b) Neither the Company nor any Subsidiary is a party to any joint venture or partnership agreement except as disclosed in Schedule 2.5. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has the power and authority to own, lease and operate its assets and conduct its business, and is duly qualified to do business in each jurisdiction in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification or where the failure so to qualify would have a material adverse affect on its business. The authorized capital stock of each Subsidiary is described in Schedule 2.5. All issued and outstanding shares of Common Stock of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or other right of any person to acquire securities of any Subsidiary and, except as disclosed in Schedule 2.5, constitute in the aggregate all the issued and outstanding shares of all classes of capital stock of the Subsidiaries. There is no outstanding option, convertible security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Common Stock of any Subsidiary. The Company has, and will continue to have, to and including the Closing Date, good, marketable and indefeasible title to all of the shares of Common Stock of the Subsidiaries held by the Company and the absolute right to sell, assign, transfer and deliver such shares (subject to compliance with applicable securities laws). Except as set forth on Schedule 2.5, no Common Stock of any Subsidiary is held by any entity other than the Company or one or more other Subsidiaries. Schedule 2.5 indicates all indebtedness of any Subsidiaries to the Company or any affiliate of the Company.

         2.6.    Financial Statements; No Material Changes; Budget and
Projections.
                 (a) The Company heretofore furnished the Purchaser with the consolidated balance sheets of the Company and the Subsidiaries as of November 30, 1995 and November 30, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended, all audited by Coopers & Lybrand L.L.P. The Company also has furnished the Purchaser with the consolidated balance sheet of the Company and the Subsidiaries as of May 31, 1996 (the "Balance Sheet") and the related consolidated statements of income, shareholders' equity and cash flows for the six months then ended, all audited by Ernst & Young LLP. Further, the Company will provide prior to the Closing Date to the Purchaser, internally prepared and unaudited, a consolidated balance sheet and statement of income for the Company and the Subsidiaries for each of the one month periods ending June 30, 1996, July 31, 1996, August 31, 1996 and September 30, 1996, each of which will be prepared on a basis consistent with the aforementioned financial statements audited by Ernst & Young LLP. All such financial statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and are correct, complete, and consistent with the Company's books and records (which are correct and complete). The Balance Sheet and all such other balance sheets fairly present in all material respects the financial condition of the Company and the Subsidiaries on a consolidated basis at the respective dates thereof, and reflect all claims against and all debts and liabilities of the Company and the Subsidiaries, fixed or contingent, required to be set forth in the Balance Sheet or such other balance sheets, as the case may be, as at the respective dates thereof; and the related statements of income, shareholders' equity and cash flows fairly present the results of the operations of the Company and the

Subsidiaries on a consolidated basis and the changes in their financial position for the periods indicated. There are no material intercompany transactions between the Company or any Subsidiary and any Stockholder or Subsidiary (or any affiliate of any thereof) which are not disclosed in such financial statements or the Schedules to this Agreement. The Company's consolidated net worth (determined in accordance with generally accepted accounting principles) as of the date of this Agreement is not less than $5,200,000, and as of the Closing Date shall not be less than $5,200,000.

                 (b) Since May 31, 1996 (the "Balance Sheet Date") there has been (x) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of the Company and the Subsidiaries, taken as a whole, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (y) no change in the assets, liabilities or equity, or in the business or condition, financial or otherwise, or in the results of operations or prospects of the Company or any Subsidiary except in the ordinary course of business which, in the aggregate, would cause the Company's consolidated net worth to fall below $5,200,000.

                 (c) The Company has represented to the Purchaser that its good faith estimate is that the anticipated consolidated net revenue to be collected by the Company and the Subsidiaries for the fiscal year ending November 30, 1996 will be at least $48,600,000, and its good faith estimate is that the anticipated consolidated operating profit to be achieved by the Company and the Subsidiaries (pre-tax and pre-interest) for the fiscal year ending November 30, 1996 will be at least $4,050,000. The aforementioned projections by the Company of anticipated consolidated net revenues and net operating profit are reasonable and consistent with the Company's current and historical financial performance and were prepared in accordance with generally accepted accounting principles.

         2.7. Books and Records. Except as set forth on Schedule 2.7, the minute books of the Company and the Subsidiaries, as previously made available to the Purchaser and its representatives, contain accurate records of all meetings of and corporate action taken by the shareholders and Board of Directors (including committees thereof). Neither the Company nor any Subsidiary has any of its records, systems, controls, data or information (other than certain work papers held by accountants) recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or such Subsidiary, as the case may be.

         2.8.    Title to Properties; Encumbrances.  Except as set forth in
Schedule 2.8 attached hereto and except for properties and assets reflected in the Balance Sheet or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, the Company and each Subsidiary has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including without limitation all of the properties and assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (b) all of the properties and assets purchased by the Company or such Subsidiary since the Balance Sheet Date; in each case subject to no encumbrance, lien, security interest, mortgage, pledge, charge or other restriction of any kind or character, except for (i) liens reflected in the Balance Sheet, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not detract from the value of, or impair the use of, such property by the Company or such Subsidiary in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iv) liens described in Schedule 2.8 (liens of the types described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

         2.9. Tangible Assets. Schedule 2.9 attached hereto contains an accurate and complete list, as of May 31, 1996, of all tangible assets of the Company and each Subsidiary, whether owned or leased (as so indicated), having a value (individually or in the aggregate with other like items) in excess of $10,000. The tangible assets listed in Schedule 2.9 are in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and constitute all of the tangible assets (having such value) used in or necessary to conduct the Company's or Subsidiary's business, as the case may be, as currently conducted.

         2.10. Real Property. Except as described in Schedule 2.11 attached hereto in respect of Section 2.11 below, neither the Company nor any Subsidiary owns, in whole or in part, any interest in any real property.

         2.11. Leases. Schedule 2.11 attached hereto contains an accurate and complete list and summaries of the terms of each lease to which the Company or any Subsidiary is a party (as lessee or lessor). Each lease set forth in
Schedule 2.11 (or required to be set forth in Schedule 2.11) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder, and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither the Company nor any Subsidiary has violated any of the terms or conditions under any lease set forth in Schedule
2.11 (or required to be set forth in Schedule 2.11) in any material respect, and there is no reason to believe there will be a violation by the Company or any Subsidiary in the future; provided, however, the parties acknowledge and agree that no action or inaction by the Purchaser or the Surviving Corporation after the Closing shall be grounds to assert a breach of this representation by the Company or any Subsidiary. The Company and each Subsidiary is in good relations with each other party thereto, and all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company and the Subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

         2.12. Contracts. Except as set forth in Schedule 2.12 attached hereto, neither the Company nor any Subsidiary has or is bound by (a) any agreement, contract or commitment relating to the performance by the Company or such Subsidiary of services for or on behalf of any person or entity pursuant to which the counterparty or counterparties thereto have an aggregate payment obligation of more than Fifty Thousand Dollars ($50,000) during any twelve (12) month period, (b) any agreement, contract or commitment relating to the engagement as an independent contractor or employment of any person by the Company or any Subsidiary, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (c) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of the Company's capital stock, (d) any agreement, contract or commitment relating to capital expenditures, (e) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (f) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (g) any management service, consulting or any other similar type contract, (h) any agreement, contract or commitment limiting the freedom of the Company or any Subsidiary to engage in any line of business or any geographic area, or to compete with any Person, (i) any agreement, contract or commitment which involves $20,000 or more or (j) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Company or any Subsidiary. Each contract or agreement set forth in Schedule 2.12 (or required to be set forth in Schedule 2.12) is in full force and effect, and there exists no, and neither the Company nor any Subsidiary has received any notice or other communication asserting the actual or alleged existence of any, default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither the Company nor any Subsidiary has violated any of the terms or conditions of any contract or agreement set forth in Schedule 2.12 (or required to be set forth in Schedule 2.12, or which would at any time within the past six years have been required to be set forth in a schedule listing the types of agreements and instruments set forth in Schedule 2.12) in any material respect, and there is no reason to believe there will be a violation by the Company or any Subsidiary in the future; provided, however, the parties acknowledge and agree that no action or inaction by the Purchaser or the Surviving Corporation after the Closing shall be grounds to assert a breach of this representation by the Company or any Subsidiary. Except as indicated in Schedule 2.12 attached hereto, the Company or the applicable Subsidiary is in good relations with each other party thereto, and all of the covenants to be performed by any other party thereto have been fully performed. The Company and each Subsidiary is in good relations with and has not experienced, and does not anticipate, any dispute with any supplier, vendor, contractor, or customer with which the Company or such Subsidiary has conducted business during the one year period ending with the date of this

Agreement; provided, however, the parties acknowledge and agree that no action or inaction by the Purchaser or the Surviving Corporation after the Closing shall be grounds to assert a breach of this representation by the Company or any Subsidiary.

         2.13. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (a) conflict with or violate the articles of incorporation or bylaws of the Company, (b) subject to (i) obtaining the requisite approval and adoption of this Agreement by the holders of Company Stock in accordance with the Virginia Code and the Company's articles of incorporation and bylaws; (ii) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental authority pursuant to the applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities laws and the rules and regulations thereunder ("Blue Sky Laws"), the National Association of Securities Dealers, Inc. (the "NASD"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the filing and recordation of appropriate transaction documents as required by the NCBCA and the Virginia Code; and (iii) obtaining the consents, approvals, authorizations or permits described in Schedule 2.13 hereto, conflict with or violate any laws, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company is a party.

         2.14. Litigation. Except as set forth in Schedule 2.14 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding or investigation by or before any governmental or other instrumentality or agency pending, threatened, or which might be threatened, against or affecting the Company, any Subsidiary or any affiliate of the Company or any of their respective properties or rights which could affect the right or ability of the Company or any Subsidiary to carry on its business as now conducted, or which could affect the condition, whether financial or otherwise, or properties of the Company or any Subsidiary; and the Company is not aware of any basis for any such action, proceeding or investigation. Neither the Company nor any of its Subsidiaries or other affiliates is subject to any judgment, order or decree entered in any lawsuit or proceeding which may affect any of the Company's or any Subsidiary's operations or business practices, or the ability of the Company or any Subsidiary to acquire any property or conduct business in any area.

         2.15. Taxes. The Company and each Subsidiary has filed or caused to be filed, within the times and manners prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company or such Subsidiary. True and complete copies of all such returns have been provided to the Purchaser. Such returns and reports reflect accurately all liability for taxes of the Company and the Subsidiaries for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by or due from the Company or any Subsidiary have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company or Subsidiary, as applicable. The federal income tax liability of the Company has been finally determined for all fiscal years to and including the fiscal year ended November 30, 1992. No examination of any tax return of the Company or any Subsidiary is currently in progress, and no basis for any assessment exists. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or any Subsidiary.

         2.16. Independent Contractor Status. Schedule 2.16 attached hereto sets forth a complete list of the Persons, including without limitation all investigators and monitors or clinical research associates and other study personnel, engaged by the Company or any Subsidiary at any time within the two years preceding the Closing Date to render management, consulting, research, investigative or similar services to the Company or any Subsidiary as an independent contractor (collectively, the "the Company Contractors"). The Company has provided to the Purchaser true and complete copies of all agreements entered into between the Company or any Subsidiary and any Company Contractor requested by the Purchaser. Each Company Contractor is and at all times has been, and each person who at any prior time would have been required to be included in a schedule listing the types of persons set forth in Schedule
2.16 at all times was, an independent contractor to, and not an employee of, the Company or the applicable Subsidiary for purposes of all applicable federal and state income tax withholding requirements and otherwise.

         2.17.   Liabilities; Indebtedness.
                 (a) There are no liabilities, obligations or indebtedness of or claims against the Company or any Subsidiary, whether known or unknown, due or not yet due, asserted or unasserted (whether or not probable of assertion), actual or potential, choate or inchoate, fixed, contingent, or otherwise, arising from, or in connection with, or based upon acts, omissions, events, things, facts, conditions, matters or occurrences existing, occurring or taking place on or before the Closing Date, whether or not discovered, known, asserted, expected or contemplated by any party or third party, or in any way choate on the Closing Date and the Purchaser shall not suffer or be subject to any Losses (as defined in Section 8.2(a), below) arising from the foregoing, whether such Losses occur before or after the Closing Date, except:
(i) those liabilities as set forth in the Balance Sheet or referred to in the notes thereto, and (ii) liabilities incurred subsequent to the Balance Sheet Date and prior to Closing in the ordinary course of business to the extent that all such liabilities when applied to the balance sheet of the Company as of the Closing Date, do not in the aggregate cause the Company's consolidated net worth to fall below $5,200,000. Neither the Company nor any Subsidiary is in default in respect of the terms or conditions of any indebtedness.

                 (b) Schedule 2.17 attached hereto is a complete and correct listing of all (i) existing indebtedness for money borrowed of the Company and the Subsidiaries, (ii) guarantees of the Company or any Subsidiary and (iii) letters of credit and other credit enhancements extended to the Company or any Subsidiary (all obligations described by (i) through (iii) being referred to herein as "Indebtedness"). The Company and each Subsidiary has performed and is in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and, except as indicated on
Schedule 2.17 attached hereto, no default or event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such a default or event of default, exists with respect to any such Indebtedness. The sum of the Indebtedness of the Company and the Subsidiaries, taken as a whole, does not exceed Eight Million Dollars ($8,000,000).

         2.18.   Insurance.
                 (a) Set forth in Schedule 2.18 attached hereto is a complete list of insurance policies which the Company or any Subsidiary maintains with respect to its business, properties and employees, together with a description of all claims made at any time thereon in excess of $300,000, and at any time since the date two years prior to the date of this Agreement in excess of $20,000. Such policies are in full force and effect and, except to the extent provided in the terms and conditions of such policies, are free from any right of termination on the part of the applicable insurance carriers.
Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company and the Subsidiaries and their respective property and assets are normally exposed in the operation of their respective businesses, including without limitation professional liability, and do not require the payment of any unusual premium, surcharge, or other increase above customary insurance rates available to other companies engaged in similar businesses, as a result of the nature of the Company's or the Subsidiaries' businesses or the manner in which such businesses have been conducted, including but not limited to past loss or claim experience or risks of operations pertinent to insurability. There are no outstanding unpaid premiums except in the ordinary course of business, and neither the Company nor any Subsidiary has received any notice of cancellation or non-renewal of any such policy. Except as set forth in Schedule 2.18, neither the Company nor any Subsidiary is aware of any risks, situations, occurrences or other matters which have not been disclosed, but were required to be disclosed, to insurance carriers or brokers in connection with any applications for insurance. Since January 31, 1995, there has not been any material adverse change in the relationship of the Company or any Subsidiary with its insurers or in the premiums payable pursuant to such policies. There exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition would become a default or occasion a premium increase under any such policy or give rise to, and the Company has no anticipation of, any termination or cancellation thereof or premium increase therefor. The Company and all Subsidiaries have been adequately covered by policies of insurance of the types described in Schedule 2.18 for the periods indicated in Schedule 2.18.

                 (b) Pursuant to contractual relations, at all times following the date of this Agreement until the Closing Date, the Company shall require all investigators selected by the Company or any Subsidiary to maintain appropriate levels of insurance coverage. At no time has the Company suffered any Losses (as defined in Section 8.2) due to the failure of any investigator, contract monitor or other independent monitor selected by the Company or any Subsidiary, or of any persons employed by such Persons to perform any study project or other assignment at all times when performing services for the Company or any Subsidiary, to maintain appropriate levels of medical malpractice insurance coverage or otherwise to be adequately insured by appropriate contract endorsements or other means, and any such Losses incurred by (i) the Company from and after the date hereof and prior to Closing, as a result of such failure existing prior to the date hereof, or (ii) the Purchaser or the Surviving Corporation from and after Closing as a result of such failure existing prior to the Closing Date, shall be deemed a breach of this representation and warranty. In connection with all studies or other services performed by the Company or any Subsidiary with respect to the testing of any products (including without limitation any devices), the Company and the Subsidiaries request to be fully indemnified by the sponsor or other party requesting such studies or other services, although the Company has not obtained such indemnification coverage in all cases. Notwithstanding the facts recited in the preceding sentence, any Losses (as defined in Section 8.2) incurred by Purchaser or the Surviving Corporation from and after Closing due to the failure of the Company or any Subsidiary to be fully indemnified prior to the Closing Date by the sponsor or any other party requesting such studies or other services shall be deemed a breach of this representation and warranty. Nothing herein shall obligate the Purchaser or the Surviving Corporation to require any investigator, contract monitor or other independent monitor, or person employed by any of such Persons, to purchase or maintain insurance, and any such failure by the Purchaser or the Surviving Corporation shall not relieve the Company of any of its obligations pursuant to this Section 2.18.

         2.19. Intellectual Property. To the best of the knowledge of the Company, the lawful operation of the business of the Company and the Subsidiaries as currently conducted and as currently planned to be conducted requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed in Schedule 2.19 attached hereto and rights granted to the Company or any Subsidiary pursuant to agreements listed in Schedule 2.19. To the best of the knowledge of the Company, within the six year period immediately prior to the date of this Agreement, neither the Company nor any Subsidiary has made use of any Intellectual Property rights other than rights under Intellectual Property listed in Schedule 2.19 and rights granted to the Company or the Subsidiaries pursuant to agreements listed in Schedule 2.19. Except as otherwise set forth in Schedule 2.19, the Company or its Subsidiaries own all right, title and interest in the Intellectual Property listed in Schedule 2.19, including without limitation exclusive rights to use and license the same. Without limiting the foregoing, and except as otherwise set forth in Schedule 2.19, the Company or its Subsidiaries own all right, title and interest (including without limitation exclusive rights to use and license the same) in all compilations of data concerning the Company's and the Subsidiaries' business and services, and has not disclosed the same to any person or entity not subject to a legally binding obligation to the Company or a Subsidiary to maintain the same in confidence. Each item of Intellectual Property listed in
Schedule 2.19 has been duly registered with, filed in, or issued by a domestic or foreign governmental agency to the extent specified in Schedule 2.19, and, to the best of the knowledge the Company, each such registration, filing and issuance remains in full force and effect. To the best of the knowledge of the Company, no claim adverse to the interests of the Company or any Subsidiary in the Intellectual Property or agreements listed in Schedule 2.19 has been made in litigation and no such claim has been threatened or asserted, no basis or alleged basis exists for any such claim, and no Person has infringed or otherwise violated the Company's or any Subsidiary's right in any of the Intellectual Property or agreements listed in Schedule 2.19. To the best of the knowledge of the Company, neither the Intellectual Property listed in
Schedule 2.19 nor the Company's or any Subsidiary's use thereof infringes or has infringed at any time upon the valid Intellectual Property rights of another, and no litigation is pending wherein the Company or any Subsidiary is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property; no such claim has been asserted or threatened against the Company or any Subsidiary, nor is the Company aware of any facts that would give rise to such a claim. For purposes of this Section 2.19, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, registered and unregistered copyrights, computer programs and databases, trade secrets and proprietary information.

         2.20. Licenses. Schedule 2.20 attached hereto contains an accurate and complete list of all licenses, franchises, permits, rights and other authorizations (collectively, "Licenses") used, or anticipated to be used, in the operation of the business of the Company or any Subsidiary or otherwise held by the Company or any Subsidiary. The Company and its Subsidiaries own or otherwise lawfully use each License necessary or required by applicable law to conduct their respective businesses as conducted as of the date of this Agreement, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the Licenses are in full force and effect, not subject to any current default or right of cancellation, termination or revocation.

         2.21. Compliance with Laws. The Company and each Subsidiary is, will be as of the Closing Date, and at all times has been in compliance with all applicable laws, regulations, orders, judgments and decrees. There exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition would constitute a violation of any applicable law, regulation, order, judgment or decree. None of the Company, any Subsidiary, or any of their respective affiliates, nor any Person acting for or on behalf of any thereof has at any time made or participated in any bribe, kickback or illegal payment.

         2.22. Working Capital; Accounts Receivable. The current working capital of the Company is sufficient for the purposes of the Company's operations over the next twelve (12) months, as currently conducted by the Company. The amount of all accounts receivable, both billed and unbilled, invoices and other debts due and recorded in the respective financial statements or records and books of account of the Company as being due to the Company as at the Closing Date (less the amount of all provisions or reserves therefor made in the respective records and books of account of the Company) are good and collectible in full in the ordinary course of business and in any event not later than two hundred forty (240) days after the Closing Date; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due the Company or the allowances with respect thereto, or accounts payable of the Company, from that reflected in the Balance Sheet.

         2.23. Employee Relations. Schedule 2.23 attached hereto contains an accurate list of all of the Company's and each Subsidiary's employees, showing for each his or her position, date of employment, most recent annual compensation, and current annualized salary. The Company and the Subsidiaries are in substantial compliance with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board or any other governmental authority. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any Subsidiary. No representation question exists respecting the employees of the Company or any Subsidiary. Except as set forth on Schedule 2.14, no grievance which might have an adverse effect upon the Company or any Subsidiary or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted. No collective bargaining agreement is currently being negotiated by the Company or any Subsidiary. Except as set forth in Schedule 2.14, neither the Company nor any Subsidiary has experienced any unfair labor practice complaint, labor strike, dispute, slowdown or stoppage or grievance which might have an adverse effect on the Company or any Subsidiary during the last three years. The Company is not aware of any employee or group of employees the loss of which could have a material adverse effect on the business or financial condition of the Company or any Subsidiary who have expressed or communicated to the Company or any Subsidiary any current grievance or any intent to leave or contemplation of leaving the Company's or any Subsidiary's employ. There has not been as of the date of this Agreement any material adverse change in relations with employees of the Company or any Subsidiary as a result of any announcement of the transactions contemplated by this Agreement. Set forth on Schedule 2.23 is a list, as of the date of this Agreement, of all "affiliates" of the Company as that term is used in SEC Accounting Series Release Nos. 130 and 135 and SEC Rule 145 (such list may be updated by the Company on the Closing Date).

         2.24.   Employee Benefit Plans.
                 (a) Set forth in Schedule 2.24 attached hereto is an accurate and complete list of all employee benefit plans of any variety whatsoever (the "Employee Benefit Plans"), including without limitation any within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA") (whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA), established, maintained or contributed to by or with respect to the Company or any Subsidiary at any time. The Company has provided the Purchaser with true and complete copies of all documents governing or relating to each such Employee Benefit Plan.

                 (b) Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions, if any, of ERISA and the Internal Revenue Code of 1986, as amended (the "Code").

All reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any government agency or distributed to any Employee Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any government agency, and no termination proceedings or other claims, suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability to the Company or any Subsidiary or such Employee Benefit Plan, other than routine claims for benefits pursuant to the terms of such Employee Benefit Plans. All of the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified; the Employee Benefit Plans and the trusts related thereto are exempt from Federal income taxes; no such determination letter has been revoked and revocation has not been threatened; and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or increase its cost. No Employee Benefit Plans have been terminated; there have not been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto; and no Employee Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code or any unfunded liability of any kind.

         2.25.   Environmental Matters.
                 (a) For purposes of this Section 2.25, the following terms shall have the following meanings: (A) "Facilities" shall mean any and all buildings, structures and properties of any sort owned, leased, operated or occupied by the Company or any Subsidiary at any time; (B) "Hazardous Materials" shall mean any solid or liquid substance, waste, or material characterized, defined or listed as "hazardous" or "toxic" or regulated under Environmental Laws (as defined below), including any and all constituents of such substance, waste, or material. The term "Hazardous Materials" shall include, without limitation, solid or liquid raw materials, wastes, petroleum and petroleum products, and source, special nuclear or by-product material as defined by the Atomic Energy Act of 1954, as amended; (C) "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; (D) "RCRA" shall mean the Resource Conservation and Recovery Act, as amended; (E) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against the Company or any Subsidiary; and (F)

"Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, judicial decisions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or requirements relating to the environment or hazardous or toxic materials or substances, the protection of human health and the environment, or the release of any materials or substances into the environment, whether existing or hereafter enacted or issued which govern behavior, activities or conditions with respect to the Facilities prior to the Closing Date.

                 (b) Compliance with Environmental Laws. To the best of its knowledge, the Company has heretofore provided to the Purchaser all material information relating to the following items: (i) the nature, quantities and ultimate disposal locations of any Hazardous Materials generated, transported, treated or disposed of by the Company or any Subsidiary, together with a description of the location of each such activity, and (ii) a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at any site or facility owned, operated or occupied presently or at any previous time by the Company or any Subsidiary.
To the best of the knowledge of the Company, the Company and each Subsidiary is in compliance with all applicable Environmental Laws, including without limitation those relating to product registration, pollution control and environmental contamination and those governing the generation, use, collection, discharge, or disposal of Hazardous Materials and record keeping, notification and reporting requirements respecting Hazardous Materials. Except as disclosed in Schedule 2.25 attached hereto, to the best of the knowledge of the Company, neither the Company nor any Subsidiary has violated or been alleged to have violated any Environmental Law, nor has the Company or any Subsidiary been subject to any administrative or judicial proceeding pursuant to any Environmental Law at any time. Except as disclosed in Schedule 2.25, to the best of the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any Claim against the Company or any Subsidiary relating to environmental matters, including without limitation any Claim arising from past or present environmental practices asserted under CERCLA or RCRA or any other Environmental Law, which might have an adverse effect on the business, results of operations, financial condition or prospects of the Company or any Subsidiary.

                 (c) Asbestos, Urea Formaldehyde, and Underground Storage Tanks. To the best of the knowledge of the Company, there is not and never has been constructed, placed, deposited, stored, disposed of nor located on or at any Facility any asbestos or asbestos-containing-materials or any insulating materials containing urea formaldehyde in any form, and no underground treatment or storage tanks (excluding non-industrial waste septic tanks) or sumps are or have ever been located on or at the Facilities, except as listed in Schedule 2.25.

                 (d) Investigations. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession or control of the Company or any Subsidiary in relation to the Facilities.

                 (e) Liens. To the best of the knowledge of the Company, there are no liens arising under or pursuant to any Environmental Laws on the Facilities and no actions by any governmental authority have been taken or are in process which likely would subject the Facilities to such liens, and neither the Company nor any Subsidiary would be required to place any notice or restriction relating to the presence of any Hazardous Materials at the Facilities or in any deed to the Facilities.

         2.26.   Interests in Clients, Suppliers, Etc.  Except as described in
Schedule 2.26 attached hereto, none of the Company, any Subsidiary, nor any executive officer or director of the Company or any Subsidiary possesses, directly or indirectly, any financial, equity or controlling interest in any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor of the Company or any Subsidiary, other than (i) investments in mutual or other funds that own less than 10% of any such entity, and (ii) ownership of less than one percent (1%) of the outstanding stock of any such entity whose stock is publicly traded.

         2.27. Bank Accounts, Powers of Attorney. Set forth in Schedule 2.27 attached hereto is an accurate and complete list showing (a) the name and address of each bank in which the Company or any Subsidiary has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney (including without limitation with respect to tax matters) from the Company or any Subsidiary and a summary statement of the terms thereof.

         2.28. No Changes Since Balance Sheet Date. Since the Balance Sheet Date, except with the prior written consent of the Purchaser or as otherwise disclosed in the Schedules to this Agreement, neither the Company nor any Subsidiary has (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except in the ordinary course of business in an amount less than $25,000, (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens), (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business for an amount less than $25,000, (d) made any capital expenditure or commitment therefor except in the ordinary course of business in an amount less than $25,000, (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (f) made any bonus or profit sharing distribution or payment of any kind, (g) increased its indebtedness for borrowed money such that the aggregate indebtedness for borrowed money of the Company and the Subsidiaries, taken as a whole, exceeds $8,000,000, or made any loan to any Person, except for advances and loans made to employees and Subsidiaries in the ordinary course of business, (h) written off as uncollectible any notes or accounts receivable except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate exceeds $25,000, (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except for increases granted in the ordinary course of business, none of which individually exceeded $10,000 (except for no more than two individuals receiving raises in excess of $20,000), (j) cancelled or waived any claims or rights, (k) made any change in any method of accounting or auditing practice, (l) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business (any transactions valued in excess of $10,000 shall not be deemed to be in the ordinary course for this purpose) or (m) agreed, whether or not in writing, to do any of the foregoing.

         2.29. Disclosure. None of this Agreement, the financial statements referred to in Section 2.6 hereof (including the notes thereto), or any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. All information concerning the Company or any Subsidiary which is material to the transactions contemplated hereby has been provided to the Purchaser, including without limitation any and all appraisals, valuations, estimates or other projections concerning the Company or its securities or any Subsidiary prepared within the past two years. There is no fact known to the Company which adversely affects the business, prospects, valuation or financial condition of the Company or any Subsidiary or their respective properties or assets which has not been set forth in this Agreement, the financial statements referred to in Section 2.6 hereof (including the notes thereto), or any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

         2.30. Broker's or Finder's Fees. Except as indicated on Schedule 2.30, attached hereto, no agent, broker, person or firm acting on behalf of any Stockholder or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

         2.31. Matters Affecting Key Employees or Stockholders. None of the employees listed in Schedule 2.31 attached hereto (each a "Key Employee") is subject to any agreement, law, regulation, judgment, decree or obligation which adversely affects or which might adversely affect such Key Employee's ability to act as an employee of the Purchaser following consummation of the transactions contemplated by this Agreement. Each Key Employee has all requisite power and authority to enter into and deliver the Employment Agreements and the other Transaction Documents to which such Key Employee is a party, to perform such Key Employee's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Employment Agreements and the other Transaction Documents to which each Key Employee or Stockholder is a party constitute the valid and legal binding obligations of such Key Employee or Stockholder, as the case may be, enforceable against such Key Employee or Stockholder in accordance with their respective terms. The representations and warranties of each Key Employee contained in the Employment Agreement to which such Key Employee is a party are true and correct.

         2.32. Copies of Documents. The Company has caused to be made available for inspection and copying by the Purchaser and its advisers true, complete and correct copies of all documents referred to in this Article II or in any schedule attached to this Agreement.

         2.33. Absence of Certain Conditions. There exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition would constitute a breach of or cause any of the representations and warranties in this Article II to become untrue.

         2.34. Information for Registration Statement and Prospectus. No information furnished by or on behalf of the Company or any of its employees, accountants or representatives which will be included in the Registration Statement (as defined in Section 7.3(b)) or the prospectus referenced therein will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Registration Statement will meet and comply in all material respects with all applicable rules under the Securities Act of 1933 (the "Securities Act") as it relates to the Company.

         2.35.   FDA Debarment and Disqualification.
                 (a) (i) None of the Company, any Subsidiary, or any of their respective employees has been debarred by the U.S. Food and Drug Administration (the "FDA") pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et. seq.; referred to herein as the "Drug Enforcement Act"), and
(ii) to the best of the knowledge of the Company, none of the Company, any Subsidiary, or any of their respective employees is under investigation by the FDA for debarment action pursuant to the Drug Enforcement Act.

                 (b) To the best of the knowledge of the Company, no subcontractor utilized by the Company or any Subsidiary, no investigator selected by the Company or any Subsidiary and no person employed by any such investigator to perform any study project or other assignment is under investigation by the FDA for debarment action or has been debarred pursuant to the Drug Enforcement Act.

                 (c) To the best of the knowledge of the Company, the Company, each Subsidiary, all Company and Subsidiary employees, any subcontractors utilized by the Company or any Subsidiary, any investigators selected by the Company or any Subsidiary and any persons employed by such investigators to perform any study project or other assignment, are in good standing with the FDA and all other governmental agencies regulating the Company, the Subsidiaries or their respective businesses.

                 (d) The Company maintains a process by which the Company and the Subsidiaries monitor debarment actions affecting individuals or entities utilized by the Company or the Subsidiaries in the provision of client services.

         2.36. Client Relations. Set forth in Schedule 2.36 attached hereto is (i) a list of the twenty (20) clients of the Company and the Subsidiaries which accounted for the largest percentage of the net revenue of the Company and the Subsidiaries, taken as a whole, for the fiscal year ended November 30, 1995 (including unaudited revenue rankings), and (ii) a client backlog report indicating services to be rendered and the estimated revenues to be derived from such services. None of the clients listed in Schedule 2.36 has registered any material complaint regarding the services rendered by the Company or any Subsidiary, indicated any desire or intention to reduce the level of services under any contract with the Company or any Subsidiary, or stated verbally or in writing any intention to terminate any contract with the Company or any Subsidiary.

         2.37. Opinion of the Company's Financial Advisor. The Board of Directors of the Company has received the opinion of Smith Barney Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Stock.

         The subject matter covered by any section, subsection or provision of this Article II shall not be exclusive as to such subject matter to the extent covered by another section, subsection or provision of this Article II, and the specificity of any representation or warranty or other provision or part thereof shall not affect or limit the generality of any other representation or warranty or other provision or part thereof.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser and Acquisition jointly and severally represent and warrant to the Company and agree as follows:

         3.1. Existence and Good Standing of Purchaser and Acquisition; Power and Authority.
                (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Purchaser has the corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of the Purchaser. The Purchaser has all requisite power and authority to enter into and deliver this Agreement and the other Transaction Documents, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The Purchaser's execution, delivery and performance of this Agreement and the other Transaction Documents and the Purchaser's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate, shareholder and other action required of the Purchaser by applicable law, its articles of incorporation or bylaws. This Agreement and the other Transaction Documents to which the Purchaser is a party constitute the valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

                 (b) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Acquisition has all requisite power and authority to enter into and deliver this Agreement, the Plan of Merger and the other Transaction Documents and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Acquisition's execution, delivery and performance of this Agreement, the Plan of Merger and the other Transaction Documents and Acquisition's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate, shareholder and other action required of Acquisition by applicable law, its Articles of Incorporation or Bylaws. This Agreement, the Plan of Merger and the other Transaction Documents to which Acquisition is a party constitute the valid and legally binding





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

obligations of Acquisition, enforceable against Acquisition in accordance with their respective terms.

         3.2.    Capital Stock.
                 (a) The Purchaser has an authorized capitalization consisting of 50,000,000 shares of Common Stock, $.01 par value per share. As of the date of this Agreement, 21,770,412 shares of the Purchaser's Common Stock are issued and outstanding, and no other shares of the Purchaser's Common Stock are issued or outstanding. The shares of the Purchaser's Common Stock issuable on conversion of the Company Stock in the Merger, when issued in accordance with the terms of this Agreement and the Plan of Merger, or upon the exercise of Purchaser Options, will be validly issued, fully paid, nonassessable and not subject to preemptive rights. The Purchaser shall (i) on or prior to the Closing Date, take all action necessary to reserve for issuance the number of shares of Common Stock of the Purchaser that will become issuable upon the exercise of Purchaser Options and (ii) promptly after the Closing Date, issue to each holder of an outstanding Purchase Option a document evidencing the assumption by the Purchaser of the Company's obligations with respect thereto.

                 (b)      (i)     Acquisition has an authorized capitalization
consisting of 100,000 shares of common stock, One Dollar ($1.00) par value per share, of which 1,000 shares are issued and outstanding and are held by the Purchaser. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

                          (ii)    Acquisition was formed solely for the purpose
of engaging in the transactions contemplated by this Agreement.

                          (iii)   As of the Effective Time, all of the
outstanding capital stock of Acquisition will be owned directly by the Purchaser. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquisition is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquisition or obligating Acquisition to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquisition, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquisition to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquisition.





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


                          (iv)    As of the date hereof and the Effective Time,
except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquisition has not and will not have incurred any obligations or liabilities or engaged in any business activities or entered into any agreements or arrangements with any person except as contemplated by this Agreement and the other Transaction Documents.

         3.3. Restrictive Documents. Except for obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental authority pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD, the HSR Act, and the filing and recordation of appropriate transaction documents as required by the NCBCA and the Virginia Code, neither the Purchaser nor Acquisition is subject to any charter, bylaw, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which would be violated by, prevent or impair materially (whether by acceleration of any liability, creation of any lien or encumbrance or otherwise) or require any declaration, filing, registration, notice, approval or consent to, with or of any person or entity in connection with consummation of the transactions contemplated by this Agreement or compliance by the Purchaser or Acquisition with the terms, conditions and provisions hereof.

         3.4. Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchaser or Acquisition is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         3.5 Information for Registration Statement and Prospectus. No information furnished by and with respect to the Purchaser or Acquisition which will be included in the Registration Statement (as defined in Section 7.3(b), or the prospectus referenced therein, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Registration Statement will meet and comply in all material respects with all applicable rules under the Securities Act of 1933 (the "Securities Act") as it relates to the Purchaser or Acquisition or their respective affiliates.





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

         3.6     SEC Reports.
                 (a) Since January 1, 1993, the Purchaser has filed all forms, financial statements, documents and reports with the SEC required to be filed by it pursuant to Federal securities laws and the SEC rules and regulations thereunder (the "SEC Reports"). The SEC Reports were prepared in all material respects in accordance with the requirements of applicable law, including the Securities Act and the Exchange Act (as hereinafter defined) and rules and regulations thereunder and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (b) The Purchaser has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect.

         3.7. Taxes. The Purchaser and each of its subsidiaries has filed or caused to be filed, within the times and manners prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Purchaser or such subsidiary. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by or due from the Purchaser or any of its subsidiaries have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Purchaser or its subsidiaries, as applicable. To the Purchaser's knowledge, no audit of any tax return of the Purchaser or any of its subsidiaries is currently in progress.

         3.8. Disclosure. None of this Agreement, or any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Purchaser or Acquisition in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.





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

         The subject matter covered by any section, subsection or provision of this Article III shall not be exclusive as to such subject matter to the extent covered by another section, subsection or provision of this Article III, and the specificity of any representation or warranty or other provision or part thereof shall not affect or limit the generality of any other representation or warranty or other provision or part thereof.

                                   ARTICLE IV

                 CONDUCT OF BUSINESS; EXCLUSIVE DEALING; REVIEW

         4.1. Conduct of Business of the Company and Subsidiaries. During the period from the date of this Agreement to the Closing Date, the Company and each Subsidiary shall conduct its operations only according to its ordinary and usual course of business and preserve intact its business organization, make reasonable efforts to keep available the services of its officers and employees, make reasonable efforts to maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the Company or any Subsidiary, and perform in all material respects all of the Company's and the Subsidiaries' obligations under all contracts and agreements to which the Company or any Subsidiary is a party or by which it or any of its assets or properties are bound. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Purchaser or as is otherwise permitted or required by this Agreement, the Company and each Subsidiary shall cause (a) the Company's and each Subsidiary's articles incorporation (or other organizational documents) and bylaws to be maintained in their forms on the date of this Agreement, (b) the compensation payable or to become payable by the Company and each Subsidiary to each officer, employee or agent of the Company or such Subsidiary to be maintained at their levels on the date of this Agreement (subject to changes in the ordinary course of business not to exceed $10,000 for any individual), (c) the Company and each Subsidiary to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued on or prior to the Closing Date in the ordinary course of business and consistent with past practices, (d) the Company and each Subsidiary to refrain from entering into any contract or commitment having a value of more than $50,000, except for (i) contracts, which may require a payment of $75,000 or less, for "tail" insurance coverage, effective as of the Effective Time, for the benefit of the existing officers and directors of the Company and the

Subsidiaries who are currently covered by officers' and directors' liability insurance, and (ii) other contracts or commitments reviewed and approved by the Purchaser prior to the effectiveness thereof, (e) the Company and each Subsidiary to refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of the Company or such Subsidiary, (f) the Company and each Subsidiary to refrain from issuing or selling, or issuing any rights to purchase or subscribe for, or subdividing or otherwise changing in any respect any shares of the Company's or any Subsidiary's capital stock, except for any issuances of Company Stock upon the exercise of any Company Options, and (g) the Company and each Subsidiary to refrain from taking any of the actions referred to in Section 2.28 hereof. The Company agrees not to take or omit to take any action which would cause the representations and warranties contained in Article II hereof to be or become untrue or incorrect. During the period from the date of this Agreement to the Closing Date, the Company and the Subsidiaries shall confer on a regular and frequent basis with one or more designated representatives of the Purchaser to report operational matters and to report the general status of ongoing operations. The Company and each Subsidiary shall notify the Purchaser of any unexpected emergency or other change in the normal course of the Company's or the Subsidiary's business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any property of the Company or any Subsidiary, and keep the Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

         4.2.    Exclusive Dealing.
                 (a) Unless and until this Agreement shall have been terminated in accordance with its terms, the Company and its officers, directors and affiliates shall refrain from taking any action directly or indirectly to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than the Purchaser concerning any proposal for (i) the sale of all or substantially all of the assets, or a majority of the voting common stock of the Company, whether by merger or other business combination involving the Company; or (ii) the issuance of an additional number of shares of common stock of the Company such that immediately after such issuance (or series of issuances), any Person, together with Persons controlled by or under common control with such Persons, shall own, in the aggregate, a majority of the voting common stock of the Company (any such proposal being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Section 4.2 shall be deemed to prohibit or restrict the ability of the Company to consummate a public offering of its securities. The Company shall notify the Purchaser immediately of any Acquisition Proposals, or if any request for confidential information regarding the Company in connection with any Acquisition Proposal is received, and shall provide to the Purchaser such information regarding any such Acquisition Proposal or request as the Purchaser shall request; provided, however, that nothing in this Section 4.2 shall require the Company to violate any binding confidentiality agreements entered into with third parties and effective prior to July 1, 1996, so long as the Company shall immediately reject any Acquisition Proposal or request for information required to be held confidential by any such confidentiality agreements and shall comply with the remaining terms of this Agreement.

                 (b) Subject to subsection (c), below, if the Stockholders or the Company enter into any transaction pursuant to any Acquisition Proposal within two years from the date of this Agreement, other than the transactions contemplated by this Agreement, and (A) this Agreement is terminated or abandoned as a result of the failure of the Stockholders to approve the Merger at the Shareholders Meeting, or (B) this Agreement is terminated as a result of the dissent of Stockholders representing in excess of nine and nine-tenths percent (9.9%) of the issued and outstanding Company Stock, or (C) this Agreement is terminated by the Purchaser as a result of (1) any intentional and material breach by the Company of any binding agreement contained in Articles I, IV, VII or VIII of this Agreement, or (2) the intentional and material breach by the Company of any representation or warranty contained in this Agreement, or (3) the intentional failure of the Company to satisfy or cause the satisfaction of any condition stated in Article V, then the Company shall pay to the Purchaser, immediately upon the consummation of such transaction, an overbid fee of $3,500,000. Any payment of an overbid fee pursuant to this subsection (b) shall be deemed to fully satisfy all obligations of the Company to the Purchaser and Acquisition arising solely from the events described in this Section 4.2.

                 (c) Notwithstanding the foregoing, the Company shall not be liable under this Section 4.2 for any event described in subsection (a) or
(b) above which shall occur following: (x) a termination of this Agreement by the Company due to the material breach by Purchaser or Acquisition of any of their respective obligations under this Agreement, (y) a termination of this Agreement by the Purchaser or the Company due to failure to receive any necessary regulatory approval (provided that the Company shall have made all reasonable efforts to obtain such approval) or (z) a termination of this Agreement by the Purchaser or Acquisition based upon one or more breaches of this Agreement by the Company which, in the aggregate, are not reasonably likely to diminish the value of the Company as part of the Surviving Corporation by an amount in excess of $250,000.

         4.3. Review of Properties, Books and Records; Response to Inquiries. The Purchaser may, prior to the Closing Date, through its representatives, review the properties, books and records of the Company and each Subsidiary and their respective financial and legal conditions as they deem necessary or advisable to familiarize themselves with such properties and other matters; such review, and any information known to the Purchaser, shall not, however, affect the binding nature of representations and warranties made by the Company hereunder or the remedies of the Purchaser for breaches of those representations and warranties. The Company and each Subsidiary shall permit the Purchaser and its representatives to have, after the date of execution of this Agreement, full access to the premises, personnel, accountants and all books and records of the Company and each Subsidiary and cause the officers of the Company and each Subsidiary to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as the Purchaser shall from time to time reasonably request. In the event of termination of this Agreement without consummation of the transactions contemplated hereby, the Purchaser shall keep confidential any material information obtained from the Company or the Subsidiaries concerning the Company's and the Subsidiaries' properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and, at the request of the Company, shall return to the Company all copies of any schedules, statements, documents or other written information obtained in connection therewith. The Purchaser will make reasonable efforts to respond to all requests made by the Company, through its representatives, prior to the Closing Date, to review the properties, books and records of the Purchaser and its financial and legal condition (to the extent that such matters are not disclosed in the SEC reports referred to in Section 3.6, above).

                                   ARTICLE V

            CONDITIONS TO PURCHASER'S AND ACQUISITION'S OBLIGATIONS

         The Purchaser's and Acquisition's obligations pursuant to this Agreement are conditioned upon satisfaction, on or prior to the Closing Date, of each of the following conditions:

         5.1. Opinion of the Company's Counsel. The Company shall have furnished the Purchaser with favorable opinions, dated the Closing Date, of (i) Sherman, Meehan & Curtin, P.C., substantially in the form of Exhibit D-1 attached hereto, (ii) Hogan & Hartson L.L.P. substantially in the form of Exhibit D-2 attached hereto, and (iii) Kent & McBride, in form and substance substantially similar to the opinion, dated August 12, 1996, and supplemented on September 11, 1996, to Mr. James Bongiorno of Ernst & Young LLP.

         5.2. Good Standing and Other Certificates. The Company shall have delivered to the Purchaser (a) a copy of the Company's and each Subsidiary's articles of incorporation (or other organizational documents), including all amendments thereto, certified as of the Closing Date (or the closest date prior thereto practicable under the circumstances and acceptable to the Purchaser) by the State Corporation Commission of Virginia (or other applicable governmental authority for non-Virginia Subsidiaries), (b) certificates from the State Corporation Commission and other applicable governmental authorities to the effect that the Company and each U.S. Subsidiary is in good standing in the jurisdiction of its organization and listing all charter documents of the Company or such Subsidiary on file as of the Closing Date (or the closest date prior thereto practicable under the circumstances and acceptable to the Purchaser), (c) a certificate from the Secretary of State or other appropriate official in each state or other jurisdiction in which the Company or any U.S. Subsidiary is qualified to do business to the effect that the Company or such Subsidiary is in good standing in such state as of the Closing Date, (d) to the extent issued by the applicable state, a certificate as to the tax status of the Company and each U.S. Subsidiary from the appropriate officials in Virginia and each state in which the Company or any U.S. Subsidiary is qualified to do business, each as of the Closing Date (or the closest date prior thereto practicable under the circumstances and acceptable to the Purchaser), and (e) a copy of the bylaws of the Company and each Subsidiary, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date. The Company shall have provided such certificates or other official documents as the Purchaser may reasonably request with respect to the organization, existence and good standing of the Company's non-U.S. Subsidiaries.

         5.3. No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, or the results of operations, or prospects of the Company and the Subsidiaries, taken as a whole, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect. For purposes of this
Section 5.3, and notwithstanding the provisions of Section 9.1 of this Agreement, no adverse change shall be deemed to be material unless the effect of such change shall be reasonably likely to diminish the value of the Company as part of the Surviving Corporation by an amount in excess of $250,000.

         5.4. Truth of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any schedule attached hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         5.5. Performance of Agreements. All of the agreements of the Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         5.6. Financial Performance. The actual financial performance of the Company and the Subsidiaries as of the Closing Date shall be substantially consistent with the minimum projected consolidated net revenue and minimum consolidated operating profit (pre-tax and pre-interest) for the Company and the Subsidiaries set forth in Section 2.6(c).

         5.7. No Pending Litigation. No action or proceedings shall have been instituted against the Company before a court or other government body or by any public authority, and no claim shall have been asserted, to restrain or prohibit any of the transactions contemplated hereby, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

         5.8. Pooling Letter. The Company shall have executed and delivered to the Purchaser's accountants a letter relating to "pooling of interests" accounting in a form mutually agreeable to the Company and the Purchaser.

         5.9. Opinions of Accountants. The Purchaser shall have received letters, dated the Closing Date, from Coopers & Lybrand L.L.P., accountants for the Company, and Ernst & Young LLP, accountants to the Purchaser, each in form and substance satisfactory to the Purchaser, regarding the appropriateness of pooling of interests accounting for the transactions contemplated by this Agreement.

         5.10. Affiliates Letter. The Purchaser shall have received a letter, signed by all persons who were, at the record date for the Shareholders Meeting called by the Company in connection with the Merger, "affiliates" of the Company as that term is used in SEC Accounting Series Release Nos. 130 and 135 and SEC Rule 145, in the form of Exhibit E attached hereto (such signatories are set forth on Schedule 2.23).

         5.11. Governmental and Other Approvals and Consents. All (a) governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, and (b) necessary consents to transfer the contracts or agreements listed in Schedule
5.11 shall have been received (provided, that the failure to obtain any such consents that, in the aggregate, are reasonably likely to diminish the value of the Company as part of the Surviving Corporation by an amount less than $200,000, shall not constitute a failure to satisfy this condition), and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or otherwise been terminated satisfactorily to the Purchaser.

         5.12. Escrow Agreement. The Company, the Stockholder's Representative and the Escrow Agent (as defined therein) shall have entered into an escrow agreement substantially in the form of that attached as Exhibit C hereto (the "Escrow Agreement," as defined in Section 1.2 above).

         5.13. Resignations. The Purchaser shall have received a written resignation, satisfactory in form and substance to the Purchaser, from each officer and director of the Company and any Subsidiary requested by the Purchaser to resign on or prior to the Closing Date.

         5.14. Intra-Company Debt. Except for any intra-Company debt indicated on Schedule 5.14 attached hereto, all indebtedness of the directors, officers and employees of the Company or any Subsidiary to the Company or any Subsidiary, other than travel and similar advances outstanding in the ordinary course of business, shall have been repaid in full.

         5.15. Current Employees. No employee or group of employees the departure of which could be likely to have a material adverse effect on the business or financial condition of the Company or any Subsidiary shall have expressed or communicated to the Company or any Subsidiary any grievance or any intent to leave or contemplation of leaving the Company's or the Subsidiary's employ, as the case may be.

         5.16 Excessive Dissent; Stockholder Approval. As of the Closing Date, Stockholders representing in excess of nine and nine-tenths percent (9.9%) of the issued and outstanding Company Stock shall not have demanded or otherwise purported to exercise their dissenters' rights, if any, pursuant to
Section 13.1-730 et seq. of the Virginia Code, and the Stockholders shall have approved and adopted this Agreement and the Plan of Merger.

         5.17    Registration Statement; NASDAQ Listing.
                 (a) The Registration Statement shall have been declared effective by the Securities and Exchange Commission (the "SEC") under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and be continuing.

                 (b) All shares of Common Stock of the Purchaser to be issued in connection with the Merger shall be quoted on the NASDAQ National Market.

                                   ARTICLE VI

                    CONDITIONS TO THE COMPANY'S OBLIGATIONS

         The Company's obligations pursuant to this Agreement are conditioned upon satisfaction, on or prior to the Closing Date, of each of the following conditions:

         6.1. Opinion of Purchaser's Counsel. The Purchaser shall have furnished the Company with an opinion, dated the Closing Date, of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., substantially in the form of Exhibit F attached hereto.

         6.2. Truth of Representations and Warranties. The representations and warranties of the Purchaser and Acquisition contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

         6.3. Governmental and Other Approvals and Consents. All governmental and other consents and approvals concerning the Purchaser or Acquisition, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated satisfactorily to the Company.

         6.4. Excessive Dissent; Stockholder Approval. As of the Closing Date, Stockholders representing in excess of nine and nine-tenths percent (9.9%) of the issued and outstanding Company Stock shall not have demanded or otherwise purported to exercise their dissenters' rights, if any, pursuant to
Section 13.1-730 et seq. of the Virginia Code, and the Stockholders shall have approved and adopted this Agreement and the Plan of Merger.

         6.5. Employment Agreements. Acquisition shall have entered into each of the Employment Agreements with the Key Employees.

         6.6. Performance of Agreements. All of the agreements of the Purchaser and Acquisition to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

         6.7.    Registration Statement; NASDAQ Listing.
                 (a) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and be continuing.

                 (b) The Company shall have received from the Purchaser or NASDAQ/NMS evidence reasonably satisfactory to the Company that all shares of Common Stock of the Purchaser to be issued in connection with the Merger shall be quoted on the NASDAQ National Market immediately after the Effective Time.

         6.8. No Pending Litigation. No action or proceedings shall have been instituted against Purchaser or Acquisition before a court or other government body or by any public authority, and no claim shall have been asserted to restrain or prohibit any of the transactions contemplated hereby, and the Purchaser and Acquisition shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

         6.9. Opinions of Accountants. The Company shall have received letters, dated the Closing Date, from Coopers & Lybrand L.L.P., accountants for the Company, and Ernst & Young LLP, accountants to the Purchaser, each in form and substance satisfactory to the Company, regarding the appropriateness of pooling of interests accounting for the transactions contemplated by this Agreement.

         6.10. Escrow Agreement. The Purchaser and the Escrow Agent (as defined therein) shall have entered into an escrow agreement substantially in the form of that attached as Exhibit C hereto (the "Escrow Agreement," as defined in Section 1.2 above).

         6.11.   Tax Opinions.    The Company shall have received a written
opinion from the Company's accountants, Coopers & Lybrand L.L.P., in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Tax Code and that no gain or loss will be recognized by the Stockholders upon their receipt of Common Stock of the Purchaser in the Merger in exchange for Company Stock.

                                  ARTICLE VII

                CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

         7.1. Non-Competition; Non-Interference. The Company acknowledges and agrees that as of the date hereof, Acquisition and the Key Employees each have entered into an Employment Agreement containing noncompetition and noninterference provisions (the "Noncompetition Provisions"). Subject to the limitations on indemnification set forth in Article VIII, in the event that any Key Employee breaches in any material respect the terms of such Key Employee's Noncompetition Provision, the Purchaser shall have the right to seek indemnification from the Escrow Fund for any Losses incurred by the Purchaser as a result of such breach; provided, however, that (a) the Purchaser has made written demand on such Key Employee to cease such breach and for Losses incurred by the Purchaser or Acquisition as a result of such breach and such demand has not been satisfied or otherwise resolved for a period of ninety (90) days thereafter, and (b) in the event that any amounts are paid to the Purchaser from the Escrow Fund pursuant to this Section 7.1, the Stockholder's Representative (on behalf of all Stockholders) shall have all rights to (i) subrogation which may arise in connection with the guarantee of such Key Employee's performance of the Noncompetition Provision (whether contractual, under common law or otherwise), and (ii) contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Key Employee (and each Noncompetition Provision shall so provide).

         7.2.    Stock Transfer Restrictions and Related Matters.
                 (a) Pooling of Interests Accounting. Neither Purchaser, Acquisition, the Company nor any of their respective officers, directors or shareholders shall take any action which would disqualify the transactions contemplated by this Agreement from pooling of interests accounting treatment by the Purchaser.

                 (b) Tax-Free Reorganization. Neither Purchaser, Acquisition nor the Company shall take any action which would disqualify the transactions contemplated by this Agreement from treatment as a tax-free reorganization of the Company within the meaning of Section 368(a) of the Code.

         7.3.    Approval of Transactions; Registration Statement.
                 (a) The Company shall cause a special meeting of the shareholders of the Company (the "Shareholder Meeting") to be duly called and held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of approving and adopting this Agreement, the Plan of Merger and the other Transaction Documents and all other actions contemplated hereby or thereby which require the approval of the Company's shareholders. The Company shall use best efforts to cause each of the Stockholders to vote all Company Stock owned by such Stockholder in favor of the Merger.

                 (b) As promptly as reasonably practicable following the execution of this Agreement, the Purchaser will prepare and file with the SEC, and the Company will cooperate with the Purchaser in the preparation and such filing of, a registration statement on Form S-4 relating to the transactions contemplated by this Agreement (the "Registration Statement"), which shall contain a prospectus relating to the shares of the Purchaser's Common Stock to be issued in connection with the Merger and other matters (the "Prospectus"). The Company shall furnish to the Purchaser, as promptly as is practicable after the date hereof, such data and information relating to the Company and the Subsidiaries and such financial statements of the Company and opinions of independent certified public accountants relating thereto, and fairness opinions, as, in the opinion of counsel for the Purchaser, shall be required by law, including the applicable rules and regulations of the SEC, or desirable for the preparation of, or to be included in, the Registration Statement or the Prospectus. The Purchaser shall provide all drafts of the Registration Statement to the Company promptly following the preparation thereof. The Company shall approve all disclosures concerning the Company, the Subsidiaries, or the Stockholders in the Registration Statement (or shall notify the Purchaser of any changes requested in such disclosures) promptly following receipt of the request of the Purchaser for such approval. In the event that the Company shall not have responded as promptly as reasonably practicable to any request by Purchaser for approval of disclosures made in the Registration Statement, the Company shall be deemed to have approved any disclosures concerning the Company, the Subsidiaries or the Stockholders in the Registration Statement contemporaneously with its mailing to shareholders of the Company. If, at any time prior to the Shareholder Meeting, any event should occur relating to the Company or any Subsidiary which should be set forth in an amendment of, or a supplement to, the Registration Statement, the Company will promptly inform the Purchaser. Whenever any event occurs which should be set forth in an amendment of, or a supplement to, the Registration Statement, the Purchaser, with the cooperation of the Company, will, upon learning of such event, promptly prepare, file and, if required, mail any such required amendment or supplement to the Registration Statement to the Company's shareholders. The Purchaser, with the assistance of the Company, will use reasonable best efforts in good faith to respond to the comments of the SEC, to cause the Registration Statement to become effective under the Securities Act and to assist in mailing same to the Company's shareholders, all as soon as is reasonably practicable.

                 (c) The Purchaser shall file a registration statement on Form S-8 for the shares of Common Stock of the Purchaser issuable with respect to the Purchaser Options no later than ten (10) business days after the Closing Date, and the Purchaser shall use best efforts to cause such registration statement to become effective promptly thereafter, and to remain effective for as long as the Purchaser Options are outstanding.

                 (d) As promptly as practicable after the date of this Agreement, the Purchaser and the Company shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement.

                 (e) The Purchaser shall also use its reasonable best efforts to cause the shares of its Common Stock to be issued in the Merger to be approved for listing on the NASDAQ National Market.

         7.4.    Hart-Scott-Rodino.
                 (a) The Purchaser and Acquisition, if required to file a "Notification and Report Form for Certain Mergers and Acquisitions" under the HSR Act in connection with the Merger, shall promptly file such form and take all such other actions as may be necessary, desirable or convenient to obtain the required approval under the HSR Act and the rules of the Federal Trade Commission (the "FTC") thereunder and will comply at the earliest practicable date with any request for additional information received by it from the FTC or the Antitrust Division of the Department of Justice ("Justice") pursuant to the HSR Act and shall use all reasonable efforts to assist the Company in making any such required filings.

                 (b) The Company, if required to file a "Notification and Report Form for Certain Mergers and Acquisitions" under the HSR Act in connection with the Merger, shall promptly file such form and take all such other actions as may be necessary, desirable or convenient to obtain the required approval under the HSR Act and the rules of the FTC thereunder and will comply at the earliest practicable date with any request for additional information received by it from the FTC or Justice pursuant to the HSR Act and shall use all reasonable efforts to assist the Purchaser in making any such required filings.

         7.5. No Solicitation of Employees. The Purchaser and the Company agree that between the date of this Agreement and the earlier to occur of the Effective Time and the date on which this Agreement is terminated pursuant to its terms, neither party shall solicit, induce or recruit any of the other party's employees to leave their employment.

         7.6 ESOP Merger. The Company acknowledges that the Purchaser intends, at Purchaser's discretion, to cause a merger of the Company's ESOP with and into the Purchaser's ESOP. The Company covenants and agrees with Purchaser to take any actions reasonably requested by the Purchaser to facilitate such merger, including without limitation, obtaining consents and approval, providing notices, and making any filings as may be necessary or desirable.

         7.7     401(k) Spin Off.   At the request of the Purchaser, the
Company will make reasonable efforts to spin off the cash or deferred arrangement ("CODA") under its Employee Stock Ownership Plan identified in
Schedule 2.24 attached hereto in accordance with Section 414(l) of the Tax Code, including the portions of all participant accounts attributable to such CODA, into a separate qualified plan which satisfies the requirements of Sections 401(a) and 401(k) of the Tax Code.

                                  ARTICLE VIII

                     SURVIVAL OF REPRESENTATIONS; INDEMNITY

         8.1. Survival of Representations. The respective representations and warranties of the Company, the Purchaser and Acquisition contained in this Agreement or in any schedule attached hereto shall survive the consummation of the Merger and the other transactions contemplated hereby and shall remain in full force and effect notwithstanding any investigation or examination of, or knowledge with respect to, the subject matter thereof by or on behalf of the Company, the Purchaser or Acquisition, as the case may be, until the date three hundred and sixty-five (365) days following the Closing Date (the period ending on such date being referred to herein as the "Representations Period"). No claim for indemnification pursuant to Section 8.2(a) below may be brought after the expiration of the Representations Period, except for claims made in good faith in writing prior to such expiration setting forth in reasonable detail the basis for such claims (whether or not any action or proceeding is instituted with respect to such claims prior to the expiration of the Representations Period) (it being understood, without limitation, that any and all Losses arising after the expiration of the Representations Period shall be recoverable upon notice properly given prior to the expiration of the Representations Period in accordance with this Section 8.1).

         8.2.    Indemnification.
                 (a) From and after the Closing, the Purchaser, Acquisition and their affiliates (including the Surviving Corporation and the Subsidiaries), and all of their respective officers, directors, employees (other than the Key Employees), agents and shareholders (other than Stockholders) (each, an "Indemnitee") shall be defended, indemnified and held harmless pursuant to this Agreement and the Escrow Agreement to the full extent permitted in law or equity, from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including attorneys' fees and expenses) (collectively, "Losses") relating to or arising from or in connection with (i) any misrepresentation, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement by the Company contained in or made pursuant to this Agreement or any of the other Transaction Documents or in any other agreement, officer's certificate or other certificate delivered to the Purchaser or Acquisition in connection with this Agreement, (ii) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company (or any affiliate controlled by the Company) prior to the Closing Date, (iii) any matter (collectively, the "Acknowledged Claims") described on Schedules 2.7 or
2.14 and (iv) the enforcement by the Purchaser of its rights pursuant to this
Section 8.2, or any litigation, proceeding or investigation relating to any of the foregoing. In addition, each Indemnitee shall be advanced or reimbursed out of the Escrow Fund on demand and prior to a final determination pursuant to the this Agreement and the Escrow Agreement, for any and all expenses reasonably incurred by such Indemnitee in investigating, preparing for, defending or taking any other action in respect of any such Loss or any proceeding related thereto, whether or not such Indemnitee is a party to such proceeding; provided, that any amounts so advanced or reimbursed will be returned by such Indemnitee upon the actual and final determination by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification hereunder and under the Escrow Agreement.

                 (b)      Notwithstanding the foregoing provisions of this
Section 8.2, (i) the maximum aggregate recourse by the Indemnitees pursuant to subsection (a) above shall not exceed the aggregate value (calculated with reference to closing prices on the Closing Date) of the Common Stock of the Purchaser issued in connection with the Merger and deposited in escrow pursuant to the Escrow Agreement (the "Indemnity Cap"), (ii) the Indemnitees shall not be entitled to indemnification under Section 8.2(a) above for any amount unless and until the aggregate of all amounts for which the Indemnitees would otherwise be entitled to be indemnified exceeds $250,000 (in the aggregate), all amounts in excess for which the Indemnitees shall be indemnified in full up to the Indemnity Cap, and (iii) the sole recourse of any Indemnitee shall be from, out of, and to the extent of the Common Stock of the Purchaser deposited with the Escrow Agent pursuant to the Escrow Agreement. For purposes of determining whether the aggregate of all amounts for which the Purchaser and its affiliates would otherwise be entitled to be indemnified exceeds $250,000, the amount of each indemnifiable claim and the aggregate amount of all indemnifiable claims shall not be limited by the definition of "material" in Section 9.1 of this Agreement, or the use of the term "material" or its related forms in any representations or warranties, or by the establishment of any dollar threshold in any representation or warranty for inclusion of any event or matter therein. Accordingly, indemnifiable claims may consist of Losses (whether or not arising from a breach of an individual representation, warranty, covenant or indemnity) that individually or in the aggregate do not constitute material amounts or amounts in excess of specified thresholds, provided such amounts in the aggregate exceed $250,000.

                 (c) Prior to Closing, and from and after any termination of this Agreement pursuant to Section 9.16 hereof, the Company shall be liable for any Losses arising from the circumstances or events described in subsections (i), (ii) (iii) and (iv) of subsection (a), above. Following Closing, the Company shall have no liability under this Section 8.2, and no Stockholder shall threaten or bring any claim or action whatsoever against the Company for contribution to any amounts payable under or with respect to this
Section 8.2 by such Stockholder.

                 (d) The Indemnitee's right of indemnification pursuant to this Section 8.2 shall survive the consummation of the transactions contemplated by this Agreement and shall be secured by the shares of Common Stock of the Purchaser deposited with the Escrow Agent, pursuant to the Escrow Agreement, and shall be the exclusive right and remedy available to the Indemnitees.

                 (e) From and after Closing, the Purchaser shall indemnify and hold harmless the officers, directors and shareholders of the Company to the full extent permitted by law or equity, from and against any and all losses, claims, actions, damages, liabilities, costs and expenses ("Company Losses") relating to or arising out of, or based on any breach by the Purchaser of any representation or warranty made in Section 3.5 of this Agreement, provided that the Purchaser shall not be liable in any such case to the extent that any such Company Losses arise out of, or are based on, any untrue statement or alleged untrue statement or omission (or alleged omission) based upon information furnished to the Purchaser by the Company or its officers, directors, employees, agents or representatives for inclusion in the Registration Statement, and that the aggregate liability of the Purchaser for Company Losses under this Section 8.2(e) and for any other losses, claims, actions, damages, liabilities, costs or expenses that may be incurred by the

Company or any Stockholders due to any one or more breaches by the Purchaser of its obligations under this Agreement shall not exceed ten percent (10%) of the aggregate value (calculated with reference to closing prices on the Closing
Date) of the Common Stock of the Purchaser issued in connection with the Merger (except nothing herein shall purport to limit any anti-fraud common law or statutory rights any officer, director or shareholder of the Company may have).

                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1. Materiality Standard. For purposes of this Agreement when the term "material" is used, a matter shall be deemed "material" if the matter involves or affects an amount in excess of $20,000 individually or $50,000 in the aggregate with all other matters. Notwithstanding the foregoing, the parties hereto acknowledge and agree that for purposes of Section 4.2, Article V, Article VI and Section 9.16, when the term "material" is used, a matter shall not be deemed "material" unless and until the Losses reasonably likely to be associated with such matter exceed Two Hundred Fifty Thousand Dollars ($250,000).

         9.2. Expenses. Each party hereto shall pay all of its own expenses relating to the transactions contemplated by this Agreement, including without limitation the fees and expenses of its respective counsel.

         9.3. Exclusivity of Remedies. Prior to the Closing and in the event that this Agreement shall have been terminated in accordance with its terms, nothing in this Agreement shall limit or restrict in any manner any rights or remedies any party hereto may have against any other party hereto at law, in equity or otherwise, except as set forth in Section 4.2. From and after the Closing, the indemnification provided in Article VIII and the Escrow Agreement shall be the Indemnitee's sole and exclusive remedy for the matters set forth in Sections 8.2(a)(i)-(iv), and the Escrow Fund shall be the sole and exclusive source of such indemnification.

         9.4. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of North Carolina, without regard to the choice of law provisions thereof.

         9.5. Further Assurances. In addition to the actions, documents and instruments specifically required by this Agreement or any other Transaction Document to be taken or delivered on or before the Closing Date or from time to time thereafter, each of the parties to this Agreement shall, before and after the Closing Date, without further consideration, take such other actions and execute and deliver such other documents and instruments as another party hereto reasonably may request in order to effect and perfect the transactions contemplated by this Agreement and the other Transaction Documents.

         9.6. Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         9.7. Publicity. Except as otherwise required by applicable law, no party and no affiliate of any party shall issue any press release or make any other public statement relating to, connected with or arising out of this Agreement or the matters contained herein without the other parties' prior written approval of the contents and the manner of presentation and publication thereof.

         9.8. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex, telecopy or by registered or certified mail or by recognized overnight courier, postage prepaid, addressed as follows:

         If to the Purchaser, to:

                 Quintiles Transnational Corp.
                 4709 Creekstone Drive, Riverbirch Building, Suite 300 Durham, North Carolina 27703
                 Attention:  Gregory D. Porter, Esq.
                 Telecopy No.: (919) 941-2090

                 with a copy to its counsel,

                 Smith, Anderson, Blount, Dorsett, Mitchell &
                   Jernigan, LLP
                 Post Office Box 2611
                 Raleigh, North Carolina 27602-2611
                 Attention:  Gerald F. Roach, Esq.
                 Telecopy No.: (919) 821-6800

         If to the Company, to:

                 BRI International, Inc.
                 International Headquarters
                 1300 North 17th Street, Suite 300
                 Arlington, Virginia 22209
                 Attention:  Frank L. Hurley, Ph.D.
                 Telecopy No.: (703) 522-2970

                 with a copy to its counsel,

                 Hogan & Hartson L.L.P.
                 21 Garlick Hill
                 London, EC4V 2AU, England
                 Attention:  Daniel H. Maccoby, Esq.
                 Telecopy No.: (202) 637-5910

                 Hogan & Hartson L.L.P.
                 8300 Greensboro Drive
                 McLean, Virginia 22102
                 Attention:  Richard Horan, Esq.
                 Telecopy No.: (703) 448-7650


or to such other address or number as shall be furnished in writing by any such party in such manner, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier, telex or mailed.

         9.9. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the other parties' prior written consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         9.10. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         9.11. Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
All exhibits and schedules referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement.

         9.12. Construction of Certain Disclosures. No information disclosed in any schedule to this Agreement shall be deemed to be disclosed for purposes of any other section hereof or schedule hereto unless otherwise specifically stated therein. The representations and warranties set forth in Articles II and III above, respectively, are cumulative. The subject matter covered by any section of either such article shall not be exclusive as to such subject matter to the extent covered by another section of such article, and the specificity of any representation or warranty shall not affect or limit the generality of any other representation or warranty made or given by the same party.

         9.13. Amendments. This Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the parties hereto.

         9.14. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         9.15. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto, except as follows: (a) the Indemnitees shall have the benefit of Section 8.2, and (b) the Stockholders and the officers and directors of the Company shall have the benefit of Section 8.2(e).

         9.16.   Termination of Agreement.
                 (a) The parties hereto shall be entitled to terminate this Agreement as follows, provided that no such termination shall limit or terminate any liability of one party to another for any breach hereof, and provided further that the provisions of Sections 7.1(c) (confidentiality), 8.2 (indemnification) and 9.7 (publicity) shall survive any such termination:

                          (i)     the parties hereto may terminate this
Agreement by mutual written consent at any time;

                          (ii)    (A)      the Purchaser may terminate this
Agreement by written notice to the Company on or prior to the Closing Date if the Company shall have breached in any material respect any representation, warranty or covenant contained in this Agreement or if the consummation of the transactions contemplated hereby shall not have occurred on or before December 31, 1996, and (B) the Company may terminate this Agreement by written notice to the Purchaser and Acquisition on or prior to the Closing Date if the Purchaser or Acquisition shall have breached in any material respect any representation, warranty or covenant contained in this Agreement or if the consummation of the transactions contemplated hereby shall not have occurred on or before December 31, 1996;

                          (iii)   any party may terminate this Agreement by
written notice to the other parties hereto on or prior to the Closing Date if any court or other governmental instrumentality of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

                 (b) Notwithstanding approval of this Agreement and the Plan of Merger by the shareholders of Acquisition and the Company, the parties hereto agree that termination of this Agreement shall constitute mutual termination and abandonment of the Plan of Merger and that, upon any such termination, neither Acquisition nor the Company shall have any further rights or obligations under or arising out of the Plan of Merger.

         IN WITNESS WHEREOF, the Purchaser, Acquisition and the Company have caused their respective corporate names to be hereunto subscribed by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                        QUINTILES TRANSNATIONAL CORP.



                                        By:      /s/ Greg Connors
                                                 -------------------------
                                                 Name:  Greg Connors
                                                 Title: Vice President


                                        BRI ACQUISITION CORP.


                                        By:      /s/ Greg Connors
                                                 -------------------------
                                                 Name:  Greg Connors
                                                 Title: Vice President



                                        BRI INTERNATIONAL, INC.



                                        By:      /s/ Frank L. Hurley, Ph.D.
                                                 --------------------------
                                                 Name:  Frank L. Hurley, Ph.D.
                                                 Title: Chairman and Chief
                                                        Scientific Officer

                                   Appendix B


                             Form of Plan of Merger

                                 PLAN OF MERGER


         THIS PLAN OF MERGER (this "Plan of Merger") is made and dated as of __________, 1996 by and among BRI Acquisition Corp., a North Carolina Corporation (referred to herein as "Acquisition" or the "Surviving Corporation"), Quintiles Transnational Corp., a North Carolina corporation and the sole shareholder of Acquisition ("Quintiles"), and BRI International, Inc., a Virginia corporation (the "Company").

         WHEREAS, Quintiles, Acquisition and the Company desire to effect the merger of the Company with and into Acquisition upon the terms set forth herein; and

         WHEREAS, Quintiles, Acquisition and the Company have entered into a Merger Agreement, dated as of _________, 1996 (the "Merger Agreement"), setting forth certain representations, warranties, covenants and agreements in connection with the transactions therein and herein contemplated; and

         WHEREAS, the boards of directors of Quintiles, Acquisition and the Company, and Quintiles as sole shareholder of Acquisition, by resolution duly approved the Merger Agreement and this Plan of Merger, and the board of directors of the Company has directed that the Merger Agreement and this Plan of Merger be submitted to the shareholders of the Company for approval and adoption.

         NOW, THEREFORE, the parties hereto do hereby approve and adopt this Plan of Merger for the purpose of setting forth the terms and conditions of the merger referred to above and the means of carrying the same into effect.


                                   ARTICLE I

                                 THE MERGER

         1.1 Merger. The Company shall be merged with and into Acquisition (the "Merger") pursuant to Article 11 of the North Carolina Business Corporation Act, as amended (the "NCBCA"), and Chapter 13.1-720 et seq. of the Virginia Stock Corporation Act, as amended (the "Virginia Code").

         1.2 Effective Time. The Merger shall be effected by the filing of articles of merger with the Secretary of State of the State of North Carolina and the State Corporation Commission of the Commonwealth of Virginia in accordance with the provisions of Article 11 of the NCBCA and Section 13.1-720 et seq. of the Virginia Code, respectively. The Merger shall become effective upon the later to occur of the filing of the articles of merger with the North Carolina Secretary of State or the Virginia State Corporation Commission, both of which shall be filed contemporaneously with the closing conducted pursuant to Section 1.3 of the Merger Agreement. The time and date when the Merger shall become effective is herein referred to as the "Effective Time".

         1.3 Effect of the Merger. At the Effective Time, the separate corporate existence of the Company shall cease, and Acquisition, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of North Carolina and shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises of each of the Company and Acquisition; all of the property, real, personal and mixed, and every other asset of each of Acquisition and the Company shall vest in the Surviving Corporation without further act or deed; the Surviving Corporation shall assume and be liable for all the liabilities and obligations of each of Acquisition and the Company; and all other effects of the Merger specified in
Section 55-11-06 of the NCBCA and Section 13.1-721 of the Virginia Code shall result therefrom.


                                   ARTICLE II

                       CONVERSION AND ISSUANCE OF SHARES

         2.1     Conversion of Shares.

                 (a) Each share of common stock of the Company (the "Company Common Stock", holders of Company Stock, the "Stockholders") issued and outstanding immediately prior to the Effective Time (other than (i) shares held by any Stockholder of the Company who elects to exercise rights under Sections 13.1-730 et seq. of the Virginia Code and (ii) shares held in the Company's treasury) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of Common Stock of Quintiles, par value $0.01 per share (the "Quintiles Common Stock"), determined according to the Exchange Ratio defined in Section 2.1(b) below upon surrender of the certificate representing such share.

                 (b) For purposes of exchanging shares of Company Common Stock for Quintiles Common Stock, each share of Company Common Stock shall be converted into 4.3013 shares of Quintiles Common Stock (as adjusted correspondingly for the remaining period if, during the period commencing on the date hereof and ending at the Effective Time, Quintiles shall have changed the number of shares of Quintiles Common Stock issued and outstanding as a result of a stock split, stock dividend, or similar recapitalization) (such ratio being referred to herein as the "Exchange Ratio").

                 (c) No fractional shares of Quintiles Common Stock shall be issuable by Quintiles upon the conversion of shares of Company Common Stock in the Merger. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Quintiles Common Stock shall be entitled to receive instead an amount in cash equal to such fraction multiplied by the value of a share of Quintiles Common Stock as of the Closing Date.

                 (d) Prior to the Effective Time, Quintiles and the Company shall take such action as may be necessary or appropriate for Quintiles to assume or to issue a substitute option with respect to each outstanding unexpired and unexercised option to purchase shares of the outstanding Company Common Stock; (existing options to purchase Company Common Stock being referred to as "Company Options") under the Company's Incentive Stock Option Plan, dated October 25, 1991, as amended, or the Company's Second Amended and Restated Stock Option Plan, dated October 10, 1995, as amended (the "Company Stock Option Plans"), so that at the Effective Time each Company Option will become or be replaced by an option (a "Purchaser Option") to purchase a number of whole shares of Quintiles Common Stock equal to (i) the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under the Company Option, multiplied by (ii) the Exchange Ratio (and eliminating any fractional share). The per share exercise price of the Purchaser Option shall be equal to (x) the per-share option exercise price specified in the Company Option divided by (y) the Exchange Ratio. Each Purchaser Option shall otherwise be subject to the same terms and conditions as apply to the related Company Option, provided, however, that all such Purchaser Options shall be fully vested and immediately exercisable as of the Effective Time, as provided in the related Company Options. The date of grant of each substituted Purchaser Option for purposes of such terms and conditions shall be deemed to be the date on which the corresponding Company Option was granted. Each assumed Company Option shall be assumed by Quintiles at the Effective Time, and (1) all references to the Company in the stock option agreements and the Company Stock Option Plans with respect to such Company Options shall be deemed to refer to Quintiles; (2) Quintiles shall assume all of the Company's obligations with respect to the related Company Option; and (3) Quintiles shall issue to each holder of a Company Option a document evidencing the foregoing assumption by Quintiles. It is the purpose and intention of the parties that, subject to applicable law, the assumption of Company Options by Quintiles and the substitution of Purchaser Options for Company Options by Quintiles, shall meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended, and that each assumed Company Option and substituted Purchaser Option shall qualify immediately after the Effective Time as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to the extent that the related Company Option so qualified immediately before the Effective Time. This Section 2.1(d) shall be interpreted to further such purpose and intention of the parties.

                 (e) Each share of Common Stock of Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become exchangeable for one fully-paid and nonassessable share of Common Stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate which theretofore represented shares of common stock of Acquisition shall be deemed for all purposes to evidence ownership of and to represent the number of shares common stock of the Surviving Corporation into which such shares of common stock of Acquisition shall have been converted.

                 (f) In the event any certificate representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of affidavit setting forth that fact by the person claiming such certificate to be lost, stolen or destroyed and granting indemnity against any claim that may be made against Quintiles with respect to such certificate, Quintiles shall issue in exchange for such lost, stolen or destroyed certificate, the Quintiles Common Stock, and cash in lieu of any fractional shares, deliverable in respect thereof pursuant to this Plan or Merger.

         2.2     Exchange of Certificates.

                 (a) At the Effective Time, certificates representing all of the issued and outstanding shares of Company Common Stock (other than any dissenting or treasury shares) shall be cancelled, and, simultaneously with such cancellation, Quintiles shall issue two certificates with respect to the cancelled Company Common Stock for each Stockholder. One such certificate (the "Balance Certificate") shall be registered in the name of the Stockholder and shall represent Ninety Percent (90%) of the total Quintiles Common Stock issuable pursuant to the Merger in respect of shares of Company Stock held by such Stockholder (such total amount being referred to as the "Stockholder's Share Amount"); the second certificate, representing the remaining Ten Percent (10%) of such Stockholder's Share Amount (the "Escrow Certificate"), shall be issued in the name of the Escrow Agent, as escrow agent, to be held and disbursed pursuant to the Escrow

Agreement to be entered into among Quintiles, Acquisition, the Company, the escrow agent named therein and the representative of the Stockholders named therein.

                 (b) Promptly after the Effective Time, Quintiles (or its transfer agent) shall mail to each Stockholder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Quintiles Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Quintiles (or its transfer agent ) and shall be in such form and have such other provisions as Quintiles may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Quintiles Common Stock. Upon surrender of the Certificates for cancellation to Quintiles (or its transfer agent), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Stockholder shall be entitled to receive in exchange therefor the Balance Certificate, plus cash in lieu of fractional shares in accordance with Section 2.1, to which such Stockholder is entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 1.2 of the Merger Agreement, Quintiles shall cause to be distributed to the Escrow Agent the Escrow Certificates. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Quintiles Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an among in cash in lieu of the issuance of any fractional shares in accordance with Section 2.1

         2.3 Dissenting Shareholders. Subject to the terms and conditions hereof, at and after the Effective Time, any holder of shares of Company Common Stock who complies with Sections 13.1-730 et seq. of the Virginia Code shall be entitled to obtain payment from the Surviving Corporation of the fair value of such Stockholder's shares of Company Common Stock, as determined pursuant to Sections 13.1-730 et seq. of the Virginia Code.


                                  ARTICLE III

           ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS

         3.1 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be identical to the Articles of Incorporation and Bylaws of Acquisition in effect immediately prior to the Effective Time, until thereafter amended as provided by law.

         3.2     Directors and Officers.   The directors of the Surviving
Corporation shall be Dennis B. Gillings and Gregory D. Porter, each of whom shall hold office until his or her respective successor shall have been elected and qualified as provided in the bylaws of the Surviving Corporation or by law. The officers of the Surviving Corporation shall be as listed below, each holding office until his or her respective successor has been duly elected and qualified as provided in the bylaws of the Surviving Corporation or by law:

                 Dennis B. Gillings                Chief Executive Officer and President
                 Gregory D. Porter                 Vice President and Secretary
                 Martha Henderson                  Assistant Secretary
                 Tom Perkins                       Assistant Secretary



                                   ARTICLE IV

             SUBMISSION TO STOCKHOLDERS; TERMINATION AND AMENDMENT

         4.1 Approval by Stockholders. This Plan of Merger shall be submitted to the Stockholders of the Company for their approval and shall have no force or effect unless approved by the Stockholders of the Company in the manner provided by the NCBCA and the Virginia Code.

         4.2 Termination. This Plan of Merger shall terminate automatically, whether before or after approval by the Stockholders of the Company, if the Merger Agreement shall be terminated pursuant to Section 9.16 thereof.

         4.3 Amendment. This Plan of Merger may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval hereof by the Stockholders of the Company, but, after any such approval, no amendment shall be made which shall reduce the amount or change the form of the consideration to be received by the Stockholders of the Company without the further approval of such Stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                   ARTICLE V

                                 MISCELLANEOUS

         5.1 Headings. The article and section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan of Merger.

         5.2 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Plan of Merger or the matters contained herein, without obtaining the prior approval of Quintiles and the Company to the contents and the manner of presentation and publication thereof.

         5.3 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquisition acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement and the Plan of Merger.

         5.4 Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which taken together shall constitute one instrument.


         IN WITNESS WHEREOF, Quintiles, Acquisition, and the Company have caused their respective corporate names to be hereunder subscribed by their respective officers thereunto duly authorized, all as of the day and year first above written.


                                   QUINTILES TRANSNATIONAL CORP.


                                   By:
                                           -------------------------------------
                                   Name:
                                           -------------------------------------
                                   Title:
                                           -------------------------------------


                                   BRI ACQUISITION CORP.


                                   By:
                                           -------------------------------------
                                   Name:
                                           -------------------------------------
                                   Title:
                                           -------------------------------------


                                   BRI INTERNATIONAL, INC.


                                   By:
                                           -------------------------------------
                                   Name:
                                           -------------------------------------
                                   Title:
                                           -------------------------------------

                                   Appendix C


                            Form of Escrow Agreement

                                ESCROW AGREEMENT



         THIS ESCROW AGREEMENT (the "Agreement") is made and dated as of ___________, 1996 by and among Quintiles Transnational Corp., a North Carolina corporation (the "Purchaser"), Quintiles BRI, Inc. (formerly BRI Acquisition Corp.), a North Carolina corporation ("Acquisition"), Branch Banking and Trust Company, a North Carolina banking corporation (the "Escrow Agent"), and James T. Ogle, acting by virtue of the Merger Agreement (as hereinafter defined) and the resolutions adopted at the Shareholders Meeting (as defined in the Merger Agreement) as the attorney-in-fact and representative of the Stockholders of the BRI International, Inc., a Virginia corporation (the "Company") (the "Representative").


                                  WITNESSETH:

         WHEREAS, the Purchaser, Acquisition and the Company have entered into a Merger Agreement dated as of September 12, 1996 (the "Merger Agreement"; capitalized terms used and not defined herein have the meanings assigned to such terms in the Merger Agreement), providing for the merger of the Company with and into Acquisition, in connection with which the Stockholders shall receive as consideration a number of shares of registered Common Stock of the Purchaser (the "Purchaser's Stock") determined pursuant to Article I of the Merger Agreement, allocated among the Stockholders as provided in the Merger Agreement;

         WHEREAS, pursuant to Section 1.2(b) of the Merger Agreement, the Representative has been appointed by the Stockholders as their attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of the Merger Agreement, this Escrow Agreement, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and thereby;

         WHEREAS, pursuant to the Merger Agreement, the Purchaser, Acquisition and the Company have agreed that the Indemnitees' rights of indemnification under Article VIII of the Merger Agreement shall survive the consummation of the transactions contemplated by the Merger Agreement, and shall be secured, pursuant to this Agreement, by the shares of the Purchaser's Stock (together with any accumulations thereto as provided herein, the "Escrow Shares"), to be initially issued in the name of the Escrow Agent, as escrow agent hereunder, and deposited in escrow with the Escrow Agent pursuant to Section 1.2 of the Merger Agreement; and

         WHEREAS, the Escrow Agent is willing to act in the capacity of Escrow Agent hereunder subject to, and upon the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, and as an inducement for the execution and delivery of the Merger Agreement, the Purchaser, Acquisition, the Escrow Agent, and the Representative hereby agree as follows:

                                   ARTICLE I

                 DESIGNATION OF ESCROW AGENT AND CAPITAL SHARES
                               SUBJECT TO ESCROW



         1.1. Designation of Escrow Agent. The Purchaser and the Stockholders (by and through the Representative) hereby mutually designate and appoint Branch Banking and Trust Company, a North Carolina banking corporation having an office and place of business located at 223 West Nash Street, Wilson, North Carolina 27893 as Escrow Agent for the purposes set forth herein. The Escrow Agent hereby accepts such appointment and agrees to act in furtherance of the provisions of the Merger Agreement, but only upon the terms and conditions provided in this Agreement.


         1.2.    Capital Stock Subject to Escrow.  In accordance with Section
1.2 of the Merger Agreement, upon execution of this Agreement and subject to compliance by the Company with the provisions of the Merger Agreement, the Purchaser shall on the Closing Date (as defined in the Merger Agreement) issue and deliver, or cause to be delivered, to the Escrow Agent stock certificates (the "Escrow Certificates"), each of which shall be in the name of the Escrow Agent as escrow agent hereunder, representing ten percent (10%) of the Purchaser's Stock issued in consummation of the merger provided for by the Merger Agreement, calculated as provided therein. The Escrow Agent shall hold and distribute the Escrow Certificates and Escrow Shares in accordance with the terms hereof.


         1.3. Value of Escrow Shares. For all purposes pursuant to this Agreement, including without limitation the distribution of Escrow Shares, the value of each Escrow Share shall be equal to the closing price of the Purchaser's Stock on the Nasdaq National Market on the Closing Date, as certified to the Escrow Agent and the Representative by the Purchaser.


         1.4. Powers of Stockholders' Representative. Pursuant to the Merger Agreement, the Stockholders have irrevocably appointed the Representative as their true and lawful agent and attorney-in-fact with respect to all matters arising in connection with this Agreement, including but not limited to the power and authority on behalf of each Stockholder (other than in his or her own right) to do any one or all of the following:

                 (a) give any written notices or consents and seek any declaratory judgments, damages or other appropriate relief from a court or other tribunal that the Representative may consider necessary or appropriate;

                 (b) give any written direction to the Escrow Agent as the Representative may consider necessary or appropriate;

                 (c) make, execute and deliver such amendments of and supplements to this Agreement or any other agreements, instruments or documents relating hereto that the Representative may consider necessary or appropriate and not materially adverse to the Stockholders' interests hereunder, such authority to be conclusively evidenced by the execution and delivery thereof; and

                 (d) take all actions and do all things, including but not limited to the execution and delivery of all documents necessary or proper, required, contemplated or deemed advisable by the Representative, including the execution, delivery and surrender of the

         Escrow Certificates and accompanying stock powers, and generally to act for and in the name of each such Stockholder with respect to this Agreement.


                                   ARTICLE II

                  TREATMENT OF ACCUMULATIONS TO ESCROW SHARES

         2.1.    Duration of Escrow.       The Escrow Agent shall hold the
Escrow Shares as provided in this Agreement until complete distribution thereof in accordance with the applicable provisions of Article III or Article IV hereof.

         2.2. Additional Property Subject to Escrow. At any time after the date hereof and prior to the distribution of the Escrow Shares either (i) by delivery to the Stockholders in accordance with Article III hereof or (ii) by delivery to the Purchaser in accordance with Article IV hereof, or by a combination of (i) and (ii), if any of the Stockholders shall become entitled to receive or shall receive in connection with the Escrow Shares any (i) non-taxable distribution of securities of the Purchaser or of any other entity including, without limitation, any certificate in connection with any increase or reduction of capital, reclassification, recapitalization, merger, business combination, consolidation, sale of assets, stock split-up or spin-off; or (ii) any non-taxable distribution of stock options, warrants or rights, whether as an addition to or in substitution of or exchange for any of the Escrow Shares; or (iii) non-taxable stock dividend or other non-taxable distribution payable in securities or property of any description, all of the shares of capital stock, or other property resulting from any such distribution, stock option, warrant, right or stock dividend shall be deemed to be Escrow Shares and shall be subject to the terms hereof to the same extent as the original Escrow Shares. Any cash dividends and any taxable stock dividends paid with respect to the Escrow Shares shall be paid to the Stockholders in accordance with their respective proportionate interests in the Escrow Shares and any taxable stock dividends. Each of the Stockholders shall recognize as income on a current basis all of the cash dividends to which such Stockholder is entitled to receive through the Representative and for any non-cash dividend and any other non-taxable distribution shall, through the Representative, execute stock powers or other appropriate instruments of transfer for all shares, options, warrants or rights as required for transfer.


         2.3. Retained Voting and Other Rights. The Escrow Agent shall hold the Escrow Shares and any additional property acquired with respect thereto pursuant to Section 2.2 above in safekeeping and dispose thereof only in accordance with the terms of this Agreement. The Escrow Agent may treat the Representative as the duly authorized agent and representative of the Stockholders with respect to any additional property related to the Escrow Shares. The Escrow Agent shall hold the Escrow Shares in accordance with this Agreement and shall (to the extent legally permissible and provided that written instructions in form and substance satisfactory to the Escrow Agent have been provided by the Stockholder) vote the Escrow Shares in accordance with the written instructions of the Stockholder for whose account such Escrow Shares are held.


         2.4 Expense Basket. A portion of the Escrow Shares equal to $250,000 as determined by the closing price of the Purchaser's stock on the Nasdaq National Market on the Closing Date (the "Expense Basket") shall be set aside by the Escrow Agent to satisfy obligations of the Stockholders hereunder (other than as to Losses) and to reimburse permitted expenses of the Representative hereunder. The Representative shall instruct the Escrow Agent and the Purchaser as to the use of the Expense Basket. If the Expense Basket is exhausted, no claim against the Escrow Shares may be made for obligations and expenses covered by the Expense Basket and the

Stockholders shall be responsible for any excess expenses of the Escrow Agent according to their pro rata share in the Escrow Fund as determined on the Closing Date.


                                  ARTICLE III

        DISTRIBUTION OF ESCROW SHARES UPON TERMINATION OF THE AGREEMENT


         3.1. Deadline For Claims and Termination of Agreement. The Purchaser shall not be entitled to assert any claim against the Escrow Shares after [Insert date that is 356 days after the Effective Time of the Merger] (the "Claims Deadline"); provided, however, that any claim made in good faith and in writing on or prior to the Claims Deadline (whether or not formal legal action shall yet have been commenced based upon such claim) shall continue, subject to final resolution as provided herein. This Agreement shall terminate upon complete distribution of the Escrow Shares in accordance with this Agreement.


         3.2.    Distribution of the Escrow Funds Upon Termination of the
                 Agreement.

                 (a) Within five (5) business days after the Claims Deadline, the Escrow Agent shall deliver to the Stockholders that portion of the Escrow Shares (the "Distribution Proceeds") not previously distributed or otherwise subject to claims pursuant to
         Article IV, in proportion to the initial deposits of shares made on their behalf by the Purchaser. Thereafter, the balance of the Escrow Shares shall continue to be held by the Escrow Agent in accordance with the terms of this Agreement until all claims asserted against the Escrow Shares have been finally resolved in accordance with Article IV below; whereupon, the balance of the Escrow Shares shall be distributed to the Stockholders as provided above in full discharge of the Escrow Agent's obligations under this Agreement.


                 (b) Notwithstanding the foregoing, in the event that, under any of the provisions contained herein, the Escrow Agent would be required to deliver fractional interests in Escrow Shares to the Stockholders, the Purchaser shall be entitled at its option to purchase from the Escrow Agent such a number of Escrow Shares (or fractional interests therein) as shall be necessary to eliminate such fractional interests, at a purchase price equal to the closing price of the Purchaser's Stock on the Nasdaq National Market on the Closing Date as certified to the Escrow Agent by the Purchaser. In such event, the Escrow Agent shall distribute to the Stockholders who otherwise would have been entitled to fractional interests in shares of Purchaser Stock, the cash equivalent of such fractional shares (based on the purchase price as described above).


                                   ARTICLE IV

           DELIVERY OF CAPITAL STOCK AND OTHER PROPERTY OUT OF ESCROW

         4.1. Claims Against Escrow Shares. If, at any time on or prior to the Claims Deadline, the Purchaser (on its own behalf or on behalf of any other Indemnitee) shall assert a claim for indemnification pursuant to Article VIII of the Merger Agreement, the Purchaser shall submit to the Escrow Agent and to the Representative a written claim in good faith signed by an executive officer of the Purchaser stating: (i) that an Indemnitee has incurred or reasonably believes it may incur Losses and the reasonable estimate of the amount of any such Losses; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of the Merger

Agreement alleged as the basis or bases for the claim; and (iii) if the Losses have actually been incurred, the number of Escrow Shares to which such Indemnitee is entitled with respect to such Losses which shall be determined by dividing the amount thereof by the Closing price of the Purchaser's Stock on the Nasdaq Market on the Closing Date. If the claim is for Losses which the Indemnitee reasonably believes it may incur, the written claim of the Purchaser shall state the reasonable estimate of such Losses, in which event a claim shall be deemed to have been asserted against the Escrow Shares on behalf of the Purchaser in the amount of such estimated Losses, but no payment or distribution shall be made by the Escrow Agent out of the Escrow Shares until such Losses have actually been incurred and the Purchaser submits a notice to the Escrow Agent and the Representative in accordance with Section 4.2(ii), whether or not the Losses are incurred prior to the Claims Deadline.


         4.2. Resolution of Asserted Claims Against the Escrow Shares. If, within twenty-five (25) business days after (i) the Purchaser gives notice to the Escrow Agent and the Representative of an asserted claim pursuant to Section
4.1 above that the Indemnitee has incurred Losses, or (ii) with respect to any claim which, when asserted under Section 4.1 above, covered Losses the Indemnitee reasonably believed it may incur, the Purchaser shall have delivered to the Escrow Agent and the Representative notice indicating that the Indemnitee has incurred Losses and the amount of such Losses, the Representative shall fail to notify the Escrow Agent and the Purchaser, in writing, that the Representative disputes, in good faith, the right of the Purchaser to indemnity in respect of the asserted claim, then the Escrow Agent, at the expiration of such twenty-five (25) business day period shall make immediate payment to the Purchaser, out of the Escrow Shares, of the amount of the asserted claims. The Representative hereby waives any objection to, and acknowledges and agrees that the Purchaser shall have a right of indemnification for, Losses which arise from Acknowledged Claims (as defined in the Merger Agreement), and acknowledges and agrees that no further notice need be given under Section 4.1 hereof with respect to Acknowledged Claims except and until a Loss has occurred with respect to any such Acknowledged Claim, at which time Purchaser shall, in order to be indemnified for such Losses out of the Escrow Fund, submit notice pursuant to
Section 4.2(ii) with respect to such Losses and at which time the Representative shall have the right to submit a notice to the Escrow Agent and the Purchaser contesting in good faith whether the Losses are related to any Acknowledged Claim and the amount of such Losses. The Purchaser and Representative further acknowledge and agree that none of the Escrow Shares are to be released by the Escrow Agent to the Stockholders until the Purchaser and the Representative shall agree that no claim or potential claims remain against the Company, the Purchaser, the Surviving Corporation or any other Indemnitee as to any Acknowledged Claims and the Purchaser and the Representative shall have notified the Escrow Agent in writing of such agreement (provided that the Purchaser and the Representative shall each act reasonably and in good faith in evaluating whether any such claims or potential claims remain). If any such claims or potential claims do remain, the number of Escrow Shares which shall remain in escrow shall be based on the Purchaser's good faith determination of the amount of the potential Losses which are alleged or could be alleged with respect to such claims or potential claims, and not upon a determination of the likelihood of actual Losses. The Purchaser shall notify the Escrow Agent and the Representative of the number of Escrow Shares to remain in escrow pursuant to the preceding sentence. On or prior to the Claims Deadline, the Purchaser also shall be entitled to assert a claim pursuant to Section 4.1 above with respect to matters other than Acknowledged Claims and the Escrow Shares subject to such claims shall not be released until any dispute with respect to the release has been resolved as provided herein.


         4.3. Resolution of Disputed Claims Against Escrow Shares. If, within the twenty-five (25) business day period after notice of an asserted claim is given to the Escrow Agent and the Representative under Section 4.1 above, the Representative shall notify the Escrow Agent and the Purchaser, in writing, that the Representative reasonably disputes or denies in good faith the asserted claim made by the Purchaser against the Escrow Shares, then the Representative and the Purchaser shall use their respective reasonable best efforts to effect a settlement and compromise of such asserted claim. Any liability, loss, damage or expense established by reason of any such settlement and compromise shall be certified in writing to the Escrow Agent by the Representative and the Purchaser, and the Escrow Agent shall pay to the Purchaser by transfer to the Purchaser of a number of Escrow Shares set forth in the certification received from the Purchaser and the Representative any amount due and owing to the Purchaser by reason of such settlement and compromise in Escrow Shares. If any such settlement and compromise so certified to the Escrow Agent establishes that no amount shall be due and owing to the Purchaser under the asserted claim, then the Escrow Agent shall treat the asserted claim as rejected by mutual agreement of the parties, and the asserted claim shall be totally disregarded by the Escrow Agent as if never the subject of assertion against the Escrow Shares.


         4.4. Unresolved Claims Against Escrow Shares. If the Purchaser and the Representative are unable to settle and compromise any disputed claim asserted against the Escrow Shares, the Escrow Agent shall not make any payment or distribution out of the Escrow Shares with respect to such unresolved asserted claim unless and until the Escrow Agent shall have received either:

                 (a) a certificate signed on behalf of the Purchaser and the Representative certifying the amount of the asserted claim in dispute and directing payment thereof; or

                 (b) a certified copy of an award of an arbitrator referred to in Article VII hereof determining the amount of the asserted claim in dispute; or


                 (c) a certified copy of a final judgment of a court of competent jurisdiction determining the amount of the asserted claim in dispute certified by the party providing such copy as being binding and nonappealable.


Upon receipt of any such certification, the claim shall be treated as a resolved asserted claim pursuant to Section 4.2 above and the Escrow Agent shall pay and distribute Escrow Shares in the manner described in Section 4.2.



                                   ARTICLE V

                  RESPONSIBILITIES AND DUTIES OF ESCROW AGENT

         5.1. Rights, Duties, Liabilities and Immunities of Escrow Agent. The Purchaser and the Stockholders (by and through the Representative) hereby agree as follows with respect to the rights, duties, liabilities and immunities of the Escrow Agent:


                 (a) The Escrow Agent shall act as a depository only and shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the Escrow Shares deposited with it, or any part thereof. The Escrow Agent shall have no implied duties or obligations, and shall not be charged with knowledge or notice of any fact except as specifically provided herein.


                 (b) The Escrow Agent shall be protected in acting upon any written certificate, notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained which the Escrow Agent in good faith believes to be genuine and what it purports to be.

                 (c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or steps taken or made by it in good faith, or for any mistake of fact or law, or for any things which it may do or refrain from doing in connection herewith, except due to the Escrow Agent's own gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages, except due to the Escrow Agent's own gross negligence or willful misconduct.


                 (d) The Escrow Agent may consult with and obtain advice from legal counsel in the event of any question as to any of the provisions of this Agreement or its duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. Subject to the provisions of Section 5.3 hereof, the cost of such services shall be added to and shall become a part of the Escrow Agent's compensation hereunder.

                 (e) The Escrow Agent shall have no duties except those expressly set forth herein, and shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in a writing received by it, and, if its duties herein are affected, unless it shall have given its prior written consent thereto.

                 (f) The Escrow Agent is not a party to and is not bound by the Merger Agreement, nor is it a party to or bound by or charged with notice of any other agreement (other than this Agreement) out of which the Escrow Shares might arise or to which they may relate.

                 (g) In the event of any disagreement between any of the parties to this Agreement or between them or any one of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of this Agreement, or in the event the Escrow Agent in good faith shall be in doubt as to what action it should take hereunder, the Escrow Agent shall thereupon have the right
         (i) to refrain from complying with any claims or demands asserted on it as the Escrow Agent or (ii) to refuse to take any other action hereunder, so long as such disagreement continues or exists, and in either such event, the Escrow Agent shall not be or become liable in any way to any person for the Escrow Agent's failure to act, and the Escrow Agent shall be entitled to continue to refrain from acting, until (x) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction or (y) all differences shall have been adjusted and all doubts resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof by a writing signed by all such persons. The rights of the Escrow Agent under this subsection (g) are cumulative of all other rights which it may have by law or otherwise.


                 (h) From and at all times after the date of this Escrow Agreement, the Purchaser and the Stockholders (collectively, the "Indemnifying Parties") shall, to the fullest extent permitted by law, jointly and severally indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) ("Losses") incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, any Indemnifying Party, whether threatened or initiated, asserting a claim for any legal or equitable remedy under any statute or regulation, including, but not limited to, any federal or state securities law, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnifying Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Stockholders (in accordance with their pro rata interest in the Escrow Shares) and the Purchaser shall be jointly and severally liable to the Escrow Agent for the obligations under this subsection (h); provided however that as between the Purchaser and the Stockholders, 50% of the indemnified amount shall be paid from the Expense Basket, if any remains (and otherwise pursuant to Section 2.5 hereof), and 50% shall be paid by Purchaser.



                 (i) The Escrow Agent is authorized, in its discretion, to comply with orders issued or process entered by any court with respect to the Escrow Shares, without determination by the Escrow Agent of such court's jurisdiction in the matter.



                 (j) If, at any time, there shall exist any dispute with respect to the holding or disposition of any portion of the Escrow Shares or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Shares or the Escrow Agent's proper actions with respect to its obligations hereunder, or if the Purchaser and the Representative have not within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 5.4 hereof, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions upon written notice to Purchaser and the
         Representative:



                         (i)      Hold and decline to make further
                 disbursements of the Escrow Shares that the Escrow Agent would otherwise be obligated to make hereunder until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be);



                         (ii) Petition (by means of an interpleader action or any other appropriate method) the Superior Court for Wake County, North Carolina, or if said Court should be without subject matter jurisdiction or should decline to exercise jurisdiction, any other state or federal court of competent jurisdiction in North Carolina, for instructions with respect to such dispute or uncertainty, and pay into such court all Escrow Shares for holding and disposition in accordance with the instructions of such court.



The Escrow Agent shall have no liability to the Purchaser, the Stockholders or any other person with respect to any such actions taken pursuant to this
Section 5.1(j), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Shares or any delay in or with respect to any other action required or requested of the Escrow Agent, except for any Losses resulting from the gross negligence or willful misconduct of the Escrow Agent.

         5.2. Copies of Certifications, Notices and Other Documentation. Promptly after receipt by the Escrow Agent from the Representative or the Purchaser of any written certificate, notice, request, waiver, consent, receipt or other document, the Escrow Agent shall furnish a copy of any of such items to the Representative or the Purchaser as the case may be. Upon receipt by the Escrow Agent of the Escrow Shares to be held in escrow pursuant to this Agreement, the Escrow Agent shall deliver a written receipt therefor to the Purchaser and the Representative.


         5.3. Compensation. The Escrow Agent shall receive a fee of $2,000 per year for its services hereunder. The first year's fee shall be payable upon the execution of this Agreement and such fee shall not be subject to proration in the event that the escrow arrangement terminates before the end of a year. The Escrow Agent shall also be entitled to reimbursement for all reasonable expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by the Escrow Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), exclusive of any such expense, disbursement or advance that may arise from its own gross negligence or willful misconduct. All such compensation and reimbursement of the Escrow Agent under the provisions of this Section 5.3 shall be paid by the Stockholders and the Purchaser. The Purchaser shall have the option at any time to pay any compensation and reimbursement due to the Escrow Agent in satisfaction of the Stockholders' obligations hereunder, and upon any such payment, the Purchaser may treat the amount of such payment as an immediate liquidated claim against the Escrow Shares pursuant to Section 4.2, above. The Purchaser shall be severally liable for 50% of such compensation and reimbursement and the Stockholders shall be liable (in accordance with their pro rata interest in the Escrow Fund) for 50% of such compensation and reimbursement. The Stockholders' portion shall be paid from the Expense Basket, if any remains. If not timely compensated and reimbursed pursuant to this
Section 5.3, the Escrow Agent shall have the option to set aside or hold a sufficient number of Escrow Shares necessary to satisfy the amount of such unpaid compensation or reimbursement, and the Escrow Agent shall have the right to hold such Escrow Shares until such compensation or reimbursement is paid.



         5.4. Successor Escrow Agent. The Escrow Agent or any successor to it hereafter appointed may at any time resign by giving notice in writing to the Representative and the Purchaser, and the Escrow Agent shall be discharged from its duties hereunder upon the earlier of (i) appointment of a successor Escrow Agent as hereinafter provided and (ii) upon the expiration of thirty (30) days after such notice is given. In the event of any such resignation, a successor Escrow Agent shall be appointed by written consent of the Representative and the Purchaser. Any successor Escrow Agent shall deliver to the Representative and the Purchaser a written instrument accepting the appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive all assets then held by the predecessor Escrow Agent hereunder.



                                   ARTICLE VI

                               THE REPRESENTATIVE

         6.1. General. The Representative may be removed and a new Representative or Representatives may be appointed at any time and from time to time by the written agreement of all of the Stockholders. Any such removal and appointment shall be effective upon receipt by the Escrow Agent and the Purchaser of a duly executed copy of the instrument appointing the new Representative. In the event that the Representative shall resign or otherwise cease to act as the Representative, the Stockholders shall immediately proceed to select a successor Representative to act hereunder.

         6.2. Responsibility. The Representative shall have no liability to the Stockholders with respect to any action taken by him or her under this Agreement, except with respect to the

Representative's gross negligence or willful misconduct. The Representative shall not be liable to any Stockholder in the event that in the exercise of the Representative's reasonable judgment he believes there will not be adequate resources available to cover his potential costs and expenses to contest a claim made by Purchaser or any Indemnitee hereunder. The Representative may act in reliance upon the advice of counsel in reference to any matter in connection with this Agreement and shall not incur any liability to the other Stockholders or any one of them, for any action taken in good faith in accordance with such advice. All Stockholders (inclusive of the Representative) shall jointly and severally indemnify the Representative, ratably according to the respective number of shares of Purchaser Stock to be received by each Stockholder, from and against any and all damages, losses, demands, claims, costs, liabilities, judgments, deficiencies or expenses incurred in connection with the Representative's actions under this Agreement or by virtue of acting in his capacity as the Representative, except to the extent resulting from the Representative's negligence or willful misconduct. The Representative shall be reimbursed out of the Expense Basket for all costs and expenses incurred by him in connection with serving as representative of the Stockholders hereunder and under the Merger Agreement. The Escrow Agent shall from time to time sell such amount of the Escrow Shares as necessary to pay such Representative's costs and expenses, to the extent required by the preceding sentence. In the event that the Stockholders' Representative reasonably believes that he will not have adequate resources available to cover his potential costs and expenses, he will consult with the Stockholders who hold a majority of Company Stock as of the date hereof in order to make alternative arrangements for the costs and expenses of the Stockholders' Representative.

                                  ARTICLE VII

                                  ARBITRATION

         7.1. Resolution of Disputed Claims. Any unresolved dispute under this Agreement with respect to any matter that is the subject of an asserted claim against the Escrow Shares shall be submitted to and settled by binding arbitration in accordance with the Commercial Rules, existing at the date thereof, of the American Arbitration Association. The dispute shall be submitted by the Representative (on behalf of any Stockholders) or the Purchaser to one arbitrator agreed to by the Representative and the Purchaser or, if the Representative and the Purchaser cannot agree on one arbitrator, by three arbitrators selected in accordance with said Rules, and shall be heard in Raleigh, North Carolina. Each arbitrator must be experienced in the subject matter in dispute.


                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.1. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Stockholders (by and through the Representative), the Purchaser, Acquisition and the Escrow Agent, and their respective successors and assigns, whether so expressed or not.

         8.2 Waiver of Consent. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

         8.3. Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         8.4. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex, telecopy or by registered or certified mail or by recognized overnight courier, postage prepaid, addressed as follows:

         If to the Purchaser or Acquisition, to:

                 Quintiles Transnational Corp.
                 Post Office Box 13979
                 Research Triangle Park, North Carolina 27709-3979
                 Attention:  Gregory D. Porter, Esq.

         with a copy to its counsel,

                 Smith, Anderson, Blount, Dorsett,
                   Mitchell & Jernigan, L.L.P.
                 Post Office Box 2611
                 Raleigh, North Carolina 27602-2611
                 Attention:  Gerald F. Roach, Esq.

         if to the Escrow Agent, to:


                 Branch Banking and Trust Company
                 223 West Nash Street
                 Wilson, North Carolina 27893
                 Attention:  Corporate Trust Department


         if to the Representative, to:

                 James T. Ogle
                 1300 North 17th Street
                 Suite 300
                 Arlington, Virginia 22209-3801

         with a copy to:

                 Hogan & Hartson L.L.P.
                 21 Garlick Hill
                 London, EC4V 2AU, England
                 Attention:  Daniel H. Maccoby, Esq.
                 Telecopy No.: (202) 637-5910

                 Hogan & Hartson, L.L.P.
                 8300 Greensboro Drive
                 Suite 1100
                 McLean, Virginia 22102
                 Attention:  Richard T. Horan, Jr.

and if to any Stockholder, to such Stockholder at such Stockholder's address appearing in the Purchaser's books and records or to such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier, telex or mailed.

         8.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.


         8.6. Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of North Carolina, without regard to the choice of law provisions thereof. The non-prevailing party in any dispute arising hereunder between the Purchaser and the Stockholders (or the Representative acting on their behalf) shall bear and pay the costs and expenses (including without limitation reasonable attorneys' fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.


         8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         8.8. Exclusive Remedy. From and after the Closing, the indemnification provided in Article VIII of the Merger Agreement shall be the Indemnitees' sole and exclusive remedy for the matters set forth in Sections 8.2(a)(i)-(iv) of the Merger Agreement and the Escrow Shares shall be the sole and exclusive resource for such indemnification.

         IN WITNESS WHEREOF, the Purchaser, Acquisition and the Escrow Agent have caused their corporate names to be hereunto subscribed by their respective officers thereunto duly authorized, and the Representative has executed this Agreement, all as of the day and year first above written.



                                   QUINTILES TRANSNATIONAL CORP.


                                   By:
                                            ---------------------------------
                                            Name:
                                            Title:


                                   QUINTILES BRI, INC.



                                   By:
                                            ---------------------------------
                                            Name:
                                            Title:


                                   ESCROW AGENT:

                                   BRANCH BANKING AND TRUST COMPANY



                                   By:
                                            ---------------------------------
                                            Name:
                                            Title:

                                   REPRESENTATIVE:




                                   ------------------------------------------
                                   James T. Ogle

                                   Appendix D

                          Opinion of Smith Barney Inc.

[SMITH BARNEY LETTERHEAD]


September 16, 1996

The Board of Directors
BRI International, Inc.
1300 North 17th Street
Arlington, Virginia 22209

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to BRI International, Inc. ("BRI") of the consideration to be received by the holders of the common stock of BRI pursuant to the terms and subject to the conditions set forth in the Merger Agreement, dated as of September 16, 1996 (the "Merger Agreement"), by and among Quintiles Transnational Corp. ("Quintiles"), BRI Acquisition Corp., a wholly owned subsidiary of Quintiles ("Acquisition"), and BRI. As more fully described in the Merger Agreement,
(i) BRI will be merged with and into Acquisition (the "Merger") and (ii) each outstanding share of the common stock, par value $0.10 per share, of BRI (the "BRI Common Stock") will be converted into the right to receive 4.3013 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Quintiles (the "Quintiles Common Stock"), subject to adjustment as specified in the Merger Agreement.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of BRI and certain senior officers of Quintiles concerning the businesses, operations and prospects of BRI and Quintiles. We examined certain publicly available business and financial information relating to Quintiles and certain business and financial information relating to BRI as well as certain financial forecasts and other information and data for BRI and Quintiles which were provided to or otherwise discussed with us by the respective managements of BRI and Quintiles, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Quintiles Common Stock; the historical and projected earnings and other operating data of BRI and Quintiles; and the capitalization and financial condition of BRI and Quintiles. We considered, to the extent publicly available, the financial terms of similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of BRI and Quintiles. We also evaluated the potential pro forma financial impact of the Merger on Quintiles. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of BRI and Quintiles that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of BRI and Quintiles and the strategic implications and operational benefits anticipated

The Board of Directors
BRI International, Inc.
September 16, 1996
Page 2



to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of BRI and Quintiles. We are not expressing any opinion as to what the value of the Quintiles Common Stock actually will be when issued to BRI stockholders pursuant to the Merger or the price at which the Quintiles Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BRI or Quintiles nor have we made any physical inspection of the properties or assets of BRI or Quintiles. We were not requested to, and did not, participate in the negotiation or structuring of the Merger. In connection with our engagement, we were requested on a limited basis to approach and hold discussions with third parties to solicit indications of interest in a possible acquisition of BRI. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to BRI with respect to this opinion and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Quintiles for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Quintiles unrelated to the Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with BRI and Quintiles.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of BRI in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of BRI Common Stock.

Very truly yours,



SMITH BARNEY INC.

                                  APPENDIX E

                    Opinion of Coopers & Lybrand, L.L.P.

October 4, 1996



Mr. J. Stewart Marr
BRI International, Inc.
1300 North 17th Street
Suite 300
Arlington, Virginia 22209

Dear Mr. Marr:

We have reviewed the transaction in which BRI International, Inc. ("BRI") will statutorily merge into BRI Acquisition ("BRI Acquisition"), a wholly owned subsidiary of Quintiles Transnational Corporation ("Quintiles"), whereby BRI shareholders will exchange 100 percent of their ownership in BRI for a predetermined number of shares of Quintiles common stock. Based on the representations of BRI and Quintiles, as documented in their respective Representation Letters for Tax Opinion dated October 4, 1996, which representations are being relied upon in rendering our conclusions and opinions, and on the facts as enumerated below, it is our opinion that the transaction should qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Therefore, neither BRI nor the BRI shareholders should recognize gain or loss for federal income tax purposes on receipt of Quintiles shares by BRI shareholders, or on the assumption of BRI's liabilities by BRI Acquisition in exchange for the transfer of shares by BRI shareholders to BRI Acquisition, except for the treatment of cash paid in lieu of fractional shares. Furthermore, the BRI shareholders' bases in their Quintiles stock will be the same as their bases in their BRI stock (adjusted as may be necessary for cash paid in lieu of fractional shares). In addition, no gain or loss should be recognized by either Quintiles or its shareholders on the exchange of Quintiles stock by BRI Acquisition for BRI stock. Further, the holding period for the Quintiles stock should be tacked to the holding period of the exchanged BRI stock for tax purposes. We express no opinion as to the character of any gain, resulting from payment of cash in lieu of fractional shares.

Notwithstanding the forgoing, this letter is not a guarantee, and we provide no assurance that the interpretations and conclusions in this letter would be followed if the issues became the subject of judicial or administrative proceedings. Realization of certain of the tax results described herein, including the characterization of the transaction as a tax free reorganization, may be

October 4, 1996
Page 2


subject to the risk that the Internal Revenue Service may challenge the tax treatment and that a court may sustain that challenge. Because the taxpayers bear the burden of proof required to support claimed tax treatment, any opinion by Coopers & Lybrand L.L.P. as to the likelihood of realization of various tax benefits, including the characterization of the transaction as a tax free reorganization, will assume that Quintiles or its shareholders will undertake the effort and expense to present fully the case in support of any matters the Internal Revenue Service may challenge.

Finally, except as set forth in this document, we do not express any opinion regarding any tax consequences of or relating to the merger. This opinion is solely for the benefit of Quintiles, BRI Acquisition, and BRI. Further, the opinion is not intended for the use of any persons other than the aforementioned parties and, as such, no representations or opinions are extended to third parties.

Very truly yours,


Coopers & Lybrand L.L.P.

October 4, 1996
Page 3
                             SUPPORTING ANALYSIS

   FACTS AND ASSUMPTIONS

    BRI International Inc., Inc. ("BRI") will statutorily merge 100 percent into BRI Acquisition ("BRI Acquisition"), a wholly owned subsidiary of Quintiles Transnational Corporation ("Quintiles"), whereby BRI shareholders will exchange 100 percent of their ownership in BRI stock for Quintiles stock, receiving 4.3013 shares of Quintiles stock for every 1 share of BRI stock. The transaction will be effectuated whereby BRI Acquisition will exchange shares of Quintiles, which are duly registered and traded on the NASDAQ exchange, for the shares of BRI held by BRI shareholders. Upon completion of the exchange, BRI will merge into BRI Acquisition, a wholly owned subsidiary of Quintiles. Finally, the merger is to be completed under the terms of the "merger agreement" and the North Carolina and Virginia corporate codes.

    Further, the assumptions relied on, as contained in the BRI and Quintiles representation letters, include:

1. The Merger will be consummated in compliance with the material terms of the Merger Agreement and all related agreements.

2. The ratio for the exchange of shares of stock of BRI for common stock of Quintiles in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Quintiles common stock to be received by BRI stockholders in the Merger will be approximately equal to the fair market value of the BRI stock surrendered by such stockholders in exchange therefor.

3. The management of Quintiles or BRI knows of no plan or intention by any stockholder of BRI to sell, exchange, transfer by gift or otherwise dispose of any of the shares of common stock of Quintiles to be received by them in the Merger that would reduce BRI shareholders' ownership of the Quintiles stock to a number of shares having a value, as of the date of transaction, of less than 50% of the value of all of the formerly outstanding stock of BRI as of the same date. In addition, the management of Quintiles is not aware of any transfers of BRI stock by any holders thereof prior to the Effective Date which were made in contemplation of the Merger.

4. As a result of the Merger, BRI will transfer to BRI Acquisition at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of BRI held by it immediately prior to the Merger. For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by BRI immediately prior to the Merger will be considered as assets held by BRI immediately prior to the Merger. The management of Quintiles is not aware of BRI having redeemed any of the BRI stock, having made any distribution with respect to any of the BRI stock, or having disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of BRI by BRI Acquisition.

October 4, 1996
Page 4


5. Prior to the Merger, Quintiles will be in control of BRI Acquisition within the meaning of Internal Revenue Code Section 368(c).

6. Quintiles has no plan or intention to cause BRI Acquisition after the Merger to issue additional shares of the stock of BRI Acquisition that would result in Quintiles losing control of BRI Acquisition within the meaning of Internal Revenue Code Section 368(c).

7. Quintiles has no plan or intention to reacquire any of its stock issued in the Merger.

8.  Quintiles is the owner of all of the outstanding stock of BRI
Acquisition. Quintiles has no plan or intention after the Merger to liquidate BRI Acquisition, to merge BRI Acquisition into another corporation; to make any extraordinary distribution in respect of its stock in BRI Acquisition; to sell or otherwise dispose of the stock of BRI Acquisition or to cause BRI Acquisition to sell or otherwise dispose of any of the assets of BRI acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Internal Revenue Code Section 368(a)(2)(C) of the Code.

9. The assumption by BRI Acquisition of the liabilities of BRI pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of BRI to BRI Acquisition pursuant to the Merger.

10. The liabilities of BRI assumed by BRI Acquisition and the liabilities to which the transferred assets of BRI are subject were incurred by BRI in the ordinary course of its business. No liabilities of any person other than BRI will be assumed by BRI Acquisition or Quintiles in the Merger, and none of the shares of BRI to be surrendered in exchange for Quintiles common stock in the Merger will be subject to any liabilities.

11. Immediately after the Merger, Quintiles intends to cause BRI
Acquisition to continue the historic business of BRI or use a significant portion of the historic business assets of BRI in a business.

12. Quintiles, BRI Acquisition and BRI will pay their respective expenses,
if any, incurred in connection with the Merger.   None of Quintiles, BRI
Acquisition, and BRI will pay any of the expenses of the stockholders of BRI incurred in connection with the Merger.

13. There is no intercorporate indebtedness existing between Quintiles and BRI or between BRI Acquisition and BRI that was issued, acquired, or will be settled at a discount.

14. Quintiles or BRI is not an investment company as defined in Internal Revenue Code Section 368(a)(2)(F)(iii) and (iv).

October 4, 1996
Page 5



15. BRI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Internal Revenue Code Section 368(a)(3)(A).

16. On the date of the Merger, the fair market value of the assets of BRI will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

17. No stock of BRI Acquisition will be issued in the Merger.

18. The payment of cash in lieu of issuing fractional shares of stock of Quintiles was not separately bargained for consideration and is being made for the purpose of saving Quintiles the expense and inconvenience of issuing fractional shares.

19. None of the compensation received by any stockholder-employee of BRI pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of BRI stock. None of the shares of common stock of Quintiles received by any stockholder-employee of BRI pursuant to the Merger (other than any such shares received in connection with the termination in the Merger of certain stock options to purchase BRI common stock) are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of BRI pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

20. BRI or its shareholders will retain all rights of ownership in any reserved or escrowed Quintiles shares received in the transaction, including the right to receive dividends and the right to vote such shares.

21. BRI shareholders will not control, as defined in Internal Revenue Code
Section 304(c), Quintiles immediately after the merger.


     IMPACT ON BRI CORPORATION

    Internal Revenue Code Section 361(a) provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization. In order for the transaction to qualify as a tax free reorganization, it must meet one of the definitions enumerated in Internal Revenue Code Section 368(a)(1). Section 368(a)(1)(A) provides that the term reorganization includes a statutory merger or consolidation. While Section 368(a)(2)(D) provides that the acquisition by one corporation, in exchange for stock of a corporation (referred to in this subparagraph as "controlling corporation") which is in control of the acquiring corporation, of substantially all of the

October 4, 1996
Page 6


properties of another corporation ("target") shall not disqualify a transaction under paragraph 368(a)(1)(A) if no stock of the acquiring corporation is used and such transaction would have qualified under paragraph 368(a)(1)(A) had the merger been with and into the controlling corporation. The controlling corporation, pursuant to section 368(c), is deemed to be in control of the acquiring corporation if the controlling corporation owns at least 80% of the acquiring corporation's total combined voting power and at least 80% of the total number of shares of all other classes of stock of the acquiring corporation. Also, "substantially all" is deemed to have the same meaning as used in section 368(a)(1)(C) which is that the transfer must be at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the target immediately prior to the transfer. Rev. Rul. 57-518, 1957-2 C.B. 253; Rev. Proc. 86-42, 1986-2 C.B. 722.

      The Regulations issued pursuant to section 368 provide that to qualify under section 368(a)(1)(A), the requirements of (1) a valid business purpose,
(2) continuity of the business enterprise, and (3) continuity of interest must be satisfied. The continuity of the business enterprise can be satisfied if the acquiring corporation continues the target corporations historic business or continues to use a significant line of the target corporations business. Regs.
Section 1.368-1(d)(2). The continuity of interest requirement requires that 50% of the consideration received by the the target shareholders be in the form of the acquiring corporations stock and not cash or debt. Rev. Proc. 77-37, 1977-2 C.B. 568.

      Finally, the parties need to be parties to the reorganization. The Internal Revenue Code section 368(b) provides that a party to a reorganization includes the resulting corporation and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another including the subsidiary in a Forward Triangular Merger.

        THE TRANSACTION IN QUESTION WOULD SATISFY THE ABOVE REQUIREMENTS. PURSUANT TO THE REPRESENTATION LETTERS PROVIDED BY BRI AND QUINTILES, QUINTILES OWNS 100% OF ALL OUTSTANDING STOCK OF BRI ACQUISITION AND, THEREFORE, IS A CONTROLLING CORPORATION UNDER SECTION 368(C); QUINTILES SHOULD MEET THE SUBSTANTIALLY ALL REQUIREMENTS UNDER REVENUE RULING 57-518 SINCE IT WILL ACQUIRE, THROUGH BRI ACQUISITION, 100% OF THE ASSETS OF BRI; AND QUINTILES
WILL NOT CAUSE ANY SHARES OF BRI ACQUISITION TO BE ISSUED IN THE TRANSACTION. IN ADDITION, PURSUANT TO THE REPRESENTATION LETTERS OF BRI AND QUINTILES, THIS TRANSACTION HAS A VALID BUSINESS PURPOSE AND QUINTILES WILL CONTINUE THE HISTORIC BUSINESS OF BRI. ALSO, PURSUANT TO THE MERGER AGREEMENT, GREATER THAN 50% PERCENT OF THE CONSIDERATION RECEIVED BY BRI SHAREHOLDERS WILL BE IN THE FORM OF QUINTILES STOCK AND, THEREFORE, SHOULD SATISFY THE CONTINUITY OF INTEREST REQUIREMENT. FURTHERMORE, BY DEFINITION, PURSUANT TO SECTION 368(B), QUINTILES, BRI ACQUISITION, AND BRI ARE ALL PARTIES TO THE REORGANIZATION. CONSEQUENTLY, THE TRANSACTION SHOULD MEET THE REQUIREMENTS OF SECTION 368(A)(1)(A) AND SECTION 368(A)(2)(D) AND SHOULD BE DEEMED A REORGANIZATION.

October 4, 1996
Page 7


         AS A RESULT OF BEING DEEMED A REORGANIZATION, BRI SHOULD RECOGNIZE NO GAIN OR LOSS PURSUANT TO SECTION 361(A). FIRST, THE MERGER MEETS THE STATUTORY DEFINITION OF A REORGANIZATION AS ANALYZED ABOVE. SECOND, BRI IS A CORPORATION AS ORGANIZED UNDER VIRGINIA CORPORATE LAW. THIRD, BRI IS A PARTY TO THE REORGANIZATION, AS DEFINED IN SECTION 368(B). FINALLY, THE MERGER WILL BE EFFECTED PURSUANT TO THE TERMS OF A PLAN OF REORGANIZATION ADOPTED BY THE PARTIES TO A REORGANIZATION.


     IMPACT ON BRI SHAREHOLDERS

     Section 354(a) of the Code provides, in pertinent part, that no gain or loss shall be recognized by shareholders of a corporation if stock or securities in a corporation which is a party to a reorganization are, in pursuance of a plan of reorganization, exchanged solely for stock or securities in another corporation which is a party to the reorganization. Further, Revenue Ruling 66-365, 1966-2 C.B. 116, provides that the receipt of cash for a fractional share will not destroy the "solely for stock" requirement of section 354(a).

     The basis of the Quintiles stock held by the BRI shareholders received in exchange for their BRI stock will be the same as that of the exchanged BRI stock (with possible adjustments for fractional shares), since based on the representations received, the BRI shares will be exchanged solely for Quintiles shares. I.R.C. Section 358(a).

     Finally, the BRI shareholders' holding period for their Quintiles stock should be tacked to the holding period of the exchanged BRI stock. I.R.C.
Section 1223(1).

     EXCEPT FOR CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OR CASH RECEIVED PURSUANT TO DISSENTERS RIGHTS, THE BRI SHAREHOLDERS SHOULD RECOGNIZE NO GAIN OR LOSS UNDER SECTION 354(A). THE STOCK IS BEING ISSUED BY QUINTILES WHICH IS A PARTY TO THE REORGANIZATION, AS PROVIDED IN SECTION 368(B), AND SOLELY STOCK WAS RECEIVED BY THE BRI SHAREHOLDERS IN THE TRANSACTION. THE CONCLUSION IS REACHED DESPITE THE FACT THAT CASH WAS RECEIVED FOR THE FRACTIONAL SHARES SINCE, AS THE REVENUE RULING PROVIDES, THE CASH PAID WAS SIMPLY AN ADMINISTRATIVE CONVENIENCE TO SIMPLIFY THE PROBLEMS PRESENTED BY THE ACTUAL ISSUANCE OF FRACTIONAL SHARES, AND THUS SHOULD NOT DESTROY THE "SOLELY FOR STOCK" REQUIREMENT. IN ADDITION, BRI'S SHAREHOLDERS WOULD HAVE A BASIS IN THEIR QUINTILES STOCK EQUAL TO THEIR BASIS IN THEIR FORMER BRI STOCK ADJUSTED, IF ANY, BY CASH PAID IN LIEU OF FRACTIONAL SHARES. FINALLY, THE BRI SHAREHOLDERS SHOULD TACK THE HOLDING PERIOD OF THEIR FORMER BRI STOCK TO THE QUINTILES STOCK ACQUIRED.

     IMPACT ON BRI ACQUISITION CORPORATION

     On December 20, 1995 the Internal Revenue Service issued final regulations concerning the treatment of a subsidiary in a Forward Triangular Merger. The regulations provide that the subsidiary will not recognize gain or loss when it uses parent stock to complete a Forward Triangular Merger unless the stock used is stock owned by the subsidiary which was not obtained pursuant to the plan of reorganization. Regs. Section 1.1032-2(c).

October 4, 1996
Page 8


        PURSUANT TO THE ABOVE REGULATION, BRI ACQUISITION SHOULD NOT RECOGNIZE ANY GAIN IN ISSUING QUINTILES STOCK IN EXCHANGE FOR BRI STOCK SINCE, BASED ON THE MERGER AGREEMENT AND REPRESENTATION LETTERS, BRI ACQUISITION OBTAINED ITS QUINTILES STOCK PURSUANT TO THE PLAN OF REORGANIZATION.



   IMPACT ON QUINTILES CORPORATION
   A parent corporation in a Forward Triangular Merger does not recognize gain or loss on the issuance of stock in a reorganization. I.R.C.
   Section 1032. PURSUANT TO THE ABOVE LAW, NO GAIN WILL BE RECOGNIZED BY QUINTILES IN THE TRANSACTION.


   CONCLUSION
   1) The merger should qualify as a reorganization within the meaning of
   Section 368(a)(1)(A) by reason of Section 368 (a)(2)(D). Quintiles, BRI Acquisition, and BRI each should be considered parties to the reorganization under Section 368(b). Accordingly, BRI should not recognize any gain or loss on the merger.

   2) Neither Quintiles nor BRI Acquisition should recognize gain or loss on the acquisition by BRI Acquisition of BRI's assets in exchange for issuance of Quintiles common stock, and the assumption of BRI's liabilities.

   3) Each BRI shareholder will recognize no gain or loss on the exchange of their shares solely for the stock of Quintiles. No opinion is expressed on the character of gain, if any, with regard to cash paid in lieu of fractional shares received in the transaction.

   4) The basis of the Quintiles stock received by the BRI shareholders in exchange for their BRI stock will be the same as the basis of their BRI stock adjusted as may be necessary for the receipt of cash in lieu of fractional shares.

   5) The holding period for shares of Quintiles stock received in the merger by a BRI shareholder should include the holding period for the BRI shares exchanged.

                                   Appendix F

                         Virginia Stock Corporation Act
                         Sections 13.1-730 through 741

                         VIRGINIA STOCK CORPORATION ACT

                                   CHAPTER 9

                                   ARTICLE 15

                               DISSENTERS' RIGHTS


         Section  13.1-729.  DEFINITIONS.--In this article:

"Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving corporation by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

"Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 13.1-730 and who exercises that right when and in the manner required by Section Section 13.1-732 through 13.1-739.

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

"Shareholder" means the record shareholder or the beneficial shareholder.

         Section 13.1-730. RIGHT TO DISSENT.--A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                 1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 13.1-719;

                 2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                 4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

                 1. The articles of incorporation of the corporation issuing such shares provide otherwise;

                 2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                          a.      Cash;

                          b.      Shares or membership interests, or shares or
membership
interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                          c.      A combination of cash and shares or
membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

                 3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in Section 13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

                 1. The proposed corporate action is abandoned or rescinded;

                 2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                 3. His demand for payment is withdrawn with the written consent of the corporation.

         Section 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                 1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                 2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Section 13.1-732. NOTICE OF DISSENTERS' RIGHTS.--A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under Section 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 13.1-734.

         Section 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT.--A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

         Section 13.1-734. DISSENTERS' NOTICE.--A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of Section 13.1-733.

         B.      The dissenters' notice shall:

                 1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

                 2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

                 4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

                 5.       Be accompanied by a copy of this article.

     Section 13.1-735. DUTY TO DEMAND PAYMENT.--A. A shareholder sent a dissenters' notice described in Section 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of Section 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         Section 13.1-736. SHARE RESTRICTIONS.--A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         Section 13.1-737. PAYMENT.--A. Except as provided in Section 13.1-738, within thirty days after receipt of a payment demand made pursuant to
Section 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.      The payment shall be accompanied by:

                 1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                 2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

                 3. A statement of the dissenters' right to demand payment under Section 13.1-739; and

                 4.       A copy of this article.

         Section 13.1-738. AFTER-ACQUIRED SHARES.--A. A corporation may elect to withhold payment required by Section 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 13.1-739.

         Section 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 13.1-737), or reject the corporation's offer under Section
 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under Section 13.1-737 or offered under Section 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

         Section  13.1-740.  COURT ACTION.--A.  If a demand for payment under
Section 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 13.1-738.

         Section 13.1-741. COURT COSTS AND COUNSEL FEES.--A. The court in an appraisal proceeding commenced under Section 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under
Section  13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

                 1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Section Section 13.1-732 through 13.1-739; or

                 2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of Section 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                REVOCABLE PROXY

                            BRI INTERNATIONAL, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned shareholder of BRI International, Inc. ("BRI") hereby appoints Frank L. Hurley, James T. Ogle and J. Stewart Marr, or any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned shareholder at the Special Meeting of Shareholders to be held at 4:00 p.m., local time, on November 21, 1996, at 1300 North 17th Street, Suite 300, Arlington, Virginia 22209, and at any adjournments thereof, upon the following matters:



PROPOSAL:        Approval and adoption of the Merger Agreement (the "Merger
                        Agreement") including the Plan of Merger (the "Plan of Merger"), attached as Exhibit A thereto, dated as of September 16, 1996, among Quintiles Transnational Corp., a North Carolina corporation ("Quintiles"), Quintiles BRI, Inc. (formerly known as BRI Acquisition Corp.), a North Carolina corporation which has not engaged in any material operations since its incorporation and is a wholly-owned subsidiary of Quintiles ("Acquisition"), and BRI, and the transactions contemplated thereunder, including a merger (the "Merger") pursuant to which BRI would be merged with and into Acquisition, with Acquisition being the surviving corporation in the Merger.


                 [ ]  FOR          [ ]  AGAINST         [ ]  ABSTAIN


         This proxy will be voted as directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of BRI either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of notice of the Special Meeting and Proxy Statement/Prospectus dated ___________, 1996 and hereby revokes any proxy or proxies heretofore given.

             (Continued and to be dated and signed on reverse side)




                          (Continued from other side)

         If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.


[ ]      I PLAN TO ATTEND THE NOVEMBER 21, 1996 SPECIAL SHAREHOLDERS MEETING


                                           Date:              , 1996
                                                  ------------


                                           ---------------------------------
                                           (Signature of Shareholder or
                                            Authorized Representative)



                                           ---------------------------------

                                           (Print name)

                                           Please date and sign exactly as
                                           name appears hereon.  Each executor,
                                           administrator, trustee, guardian,
                                           attorney-in-fact and other fiduciary
                                           should sign and indicate his or her
                                           full title.  In the case of stock
                                           ownership in the name of two or
                                           more persons, both persons should
                                           sign.



PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE SPECIAL MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. FAILURE TO RETURN THIS PROXY WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with the proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with the proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Quintiles' bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that Quintiles will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of Quintiles. Accordingly, Quintiles may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

         Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

         Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. Quintiles' directors and officers are currently covered under directors' and officers' insurance policies maintained by Quintiles.

         As permitted by North Carolina law, Article XI of Quintiles' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of Quintiles,
(ii) any liability for unlawful distributions under N.C. Gen. Stat. Section 55-8- 33, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective.

ITEM 21  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.



Exhibit
  No.            Description
-------          -----------
2.01             Merger Agreement dated as of September 16, 1996 by and among Quintiles, Acquisition and BRI included as
                 Appendix A of the Proxy Statement/Prospectus

2.02             Form of Plan of Merger, included as Appendix B of the Proxy Statement/Prospectus

4.01(1)          Specimen Common Stock Certificate

4.02(2)          Amended and Restated Articles of Incorporation

4.03(3)          Amended and Restated Bylaws

4.04(4)          Indenture, dated as of May 17, 1996, between Quintiles and Marine Midland Bank, as Trustee, with respect to Quintiles' 4.25% Convertible Subordinated Notes due May 31, 2000

4.05(4)          Form of Quintiles' 4.25% Convertible Subordinated Notes, included in Exhibit 4.04 above

4.06(4)          Registration Rights Agreement, dated as of May 17, 1996, between and among Quintiles, Goldman Sachs
                 International and Smith Barney Inc.

5.01             Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

10.01            Form of Escrow Agreement, dated __________, 1996, by and among Quintiles, Acquisition, the Shareholder's
                 Representative and Branch Banking and Trust Company, included as Appendix C of the
                 Proxy Statement/Prospectus

23.01            Consent of Ernst & Young LLP

23.02            Consent of Coopers & Lybrand L.L.P.

23.03            Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.01 hereto)

23.04            Consent of KPMG

24.01*           Powers of Attorney


-----------------------------------------
(1) Exhibit to Quintiles' Registration Statement on Form S-1 as filed by Quintiles with the Securities and Exchange Commission (Registration No. 33-75766) effective April 20, 1994 and incorporated herein by reference.

(2) Exhibit to Quintiles' Annual Report on Form 10-K as filed by Quintiles with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.

(3) Exhibit to Quintiles' Annual Report on Form 10-K as filed by Quintiles with the Securities and Exchange Commission on March 25, 1996 and incorporated herein by reference.

(4) Exhibit to Quintiles' Quarterly Report on Form 10-Q as filed by Quintiles with the Securities and Exchange Commission on August 14, 1996 and incorporated herein by reference.

*    Previously Filed

ITEM 22  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file during, any period in which offers and sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on October 11, 1996.


                                      QUINTILES TRANSNATIONAL CORP.



                                      By: /s/ DENNIS B. GILLINGS
                                          --------------------------------------
                                              Dennis B. Gillings
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons on October 11, 1996 in the capacities indicated.




         SIGNATURE                         TITLE
         ---------                         -----
/s/ DENNIS B. GILLINGS                     Chairman of the Board of Directors, President and Chief Executive
--------------------------------           Officer
Dennis B. Gillings

             *                             President, Chief Operating Officer and Director
--------------------------------
Santo J. Costa

/s/ RACHEL R. SELISKER                     Chief Financial Officer, Vice President Finance, Treasurer
--------------------------------           and Director (Principal Accounting and Financial Officer)
Rachel R. Selisker

            *                              Director
---------------------------
William A. Sollecito

            *                              Director
--------------------------------
Ludo J. Reynders

            *                              Director
--------------------------------
Sara B. Creagh

            *                              Director
-------------------------
Richard H. Thompson

            *                              Director
------------------------
Chester W. Douglass

            *                              Director
--------------------------------
John G. Fryer

                                           Director
--------------------------------
Eric J. Souetre

            *                              Director
----------------------------
Arthur M. Pappas

            *                              Director
--------------------------------
Robert C. Bishop

            *                              Director
--------------------------------
Lawrence Lewin


*By: /s/ RACHEL R. SELISKER
     --------------------------------------
     Rachel R. Selisker as Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                                              SEQUENTIALLY
EXHIBIT          DESCRIPTION                                                                    NUMBERED
NUMBER           OF EXHIBIT                                                                      PAGE
-------          -----------                                                                  ------------
2.01             Merger Agreement dated as of September 16, 1996 by and among
                 Quintiles, Acquisition and BRI, included as Appendix A
                 of the Proxy Statement/Prospectus

2.02 Form of Plan of Merger, included as Appendix B of the Proxy Statement/Prospectus

4.01(1)          Specimen Common Stock Certificate

4.02(2)          Amended and Restated Articles of Incorporation

4.03(3)          Amended and Restated Bylaws

4.04(4) Indenture, dated as of May 17, 1996, between Quintiles and Marine Midland Bank, as Trustee, with respect to Quintiles' 4.25% Convertible Subordinated Notes due
                 May 31, 2000

4.05(4) Form of Quintiles' 4.25% Convertible Subordinated Notes included in the Indenture, filed as Exhibit 4.04 above

4.06(4)          Registration Rights Agreement between and among Quintiles,
                 Goldman Sachs International and Smith Barney Inc.

5.01             Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                 Jernigan, L.L.P.

10.01            Form of Escrow Agreement, dated _________, 1996, by and among
                 Quintiles, Acquisition, the Shareholder's Representative and Branch Banking and Trust Company, included as Appendix C of the Proxy Statement/Prospectus.

23.01            Consent of Ernst & Young LLP

23.02            Consent of Coopers & Lybrand L.L.P.

23.03            Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                 Jernigan, L.L.P. (included in Exhibit 5.01 hereto)

23.04            Consent of KPMG

24.01*           Powers of Attorney


-------------------------------------

(1) Exhibit to the Registration Statement on Form S-1 as filed by Quintiles with the Securities and Exchange Commission (Registration No. 33-75766) effective April 20, 1994 and incorporated herein by reference.

(2) Exhibit to the Annual Report on Form 10-K as filed by Quintiles with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.

(3) Exhibit to the Annual Report on Form 10-K as filed by Quintiles with the Securities and Exchange Commission on March 25, 1996 and incorporated herein by reference.

(4) Exhibit to the Quarterly Report on Form 10-Q as filed by Quintiles with the Securities and Exchange Commission on August 14, 1996 and incorporated herein by reference.

*    Previously filed.